As filed with the Securities and Exchange Commission on June 10, 2005

Registration No. 333-123909

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
AMENDMENT NO. 2 TO FORM S-4 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (With respect to the Common Shares being issued in the Exchange Offer)
AMENDMENT NO. 2 TO FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (With respect to the Common Shares being issued upon subscription and to certain Standby Purchasers)
WHITE RIVER CAPITAL, INC. (Exact name of registrant as specified in its charter)
Indiana (State or other jurisdiction of incorporation or organization)	6141 (Primary Standard Industrial Classification Code Number)	20-2315685 (I.R.S. Employer Identification Number)
250 North Shadeland Avenue Indianapolis, Indiana 46219 (317) 806-2166 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mark R. Ruh
WHITE RIVER CAPITAL, INC.
250 North Shadeland Avenue
Indianapolis, Indiana 46219
(317) 806-2166, ext. 6468
(317) 806-2166
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Eric R. Moy, Esq. Julie A. Russell, Esq. Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, Indiana 46204 (317) 236-1313

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and after all conditions under the share exchange agreement are satisfied or waived.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INTRODUCTORY NOTE

        This combined registration statement on Form S-4 and Form S-1 contains a proxy statement/prospectus for the following related offerings:

o	Exchange Offer: White River Capital, Inc., or White River, is offering shares of its common stock to shareholders of Union Acceptance Corporation, or UAC, in exchange for their shares of UAC common stock; and

o	Subscription Offering: White River is offering shares of its common stock to shareholders of UAC (who will become shareholders of White River following the share exchange) and certain standby purchasers. The subscription offering will be commenced upon initial distribution of this proxy statement/prospectus and will provide funding for the acquisition of Coastal Credit, LLC, or Coastal Credit, and the UAC creditor buyout described in the proxy statement/prospectus.

        The exchange offer and the subscription offering are presented in a combined proxy statement/prospectus to assist UAC shareholders in understanding the terms of each offering and their interrelationship as a series of transactions in a restructuring transaction designed to create White River as a new holding company and the parent company of both UAC and Coastal Credit.

        This registration statement also contains a form of prospectus supplement to be provided to standby purchasers in the subscription offering. The prospectus supplement immediately follows the proxy statement/prospectus.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

UNION ACCEPTANCE CORPORATION
250 NORTH SHADELAND AVENUE
INDIANAPOLIS, INDIANA 46219
(317) 816-2166

To Be Held on Thursday, July 14, 2005

        We will hold a special meeting of shareholders of Union Acceptance Corporation, or UAC, an Indiana corporation, at the Barnes & Thornburg Conference Center, 5th Floor, Barnes & Thornburg Building, 11 South Meridian Street, Indianapolis, Indiana 46204, on hursday, July 14, 2005 at 9:00 a.m. local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt an agreement and plan of share exchange with White River Capital, Inc., or White River, a recently-formed Indiana corporation. In the share exchange, the outstanding shares of common stock of UAC will be exchanged for shares of common stock of White River, at an exchange rate of one share of White River common stock for 100 shares of UAC common stock. White River will become the parent holding company of UAC.

2.	To consider and vote upon a proposal to approve a purchase agreement among White River, Coastal Credit, LLC, or Coastal Credit, and Coastal Credit's members, which provides for the sale by the members of Coastal Credit of their equity interests in Coastal Credit to White River at an aggregate price of approximately $50 million in cash.

3.	To consider and act upon a proposal to ratify the issuance by White River to private equity funds managed by Castle Creek Capital LLC, or Castle Creek, of warrants to acquire 150,000 shares of White River common stock for $10.00 per share, with a term of three years and 90 days and first exercisable three years after issuance. The Castle Creek funds have advanced or agreed to advance approximately $1.9 million to White River for payment of expenses incurred in connection with the proposed plan of share exchange, acquisition of Coastal Credit, subscription offering and creditor buyout described in the accompanying proxy statement/prospectus, and Castle Creek has assisted in developing, structuring and implementing the transactions. White River proposes to issue the warrants for these services and for the risks borne by the Castle Creek funds due to the uncertainty in closing the transactions.

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        This notice is accompanied by a form of proxy and a proxy statement/prospectus. These items of business are more fully described in the proxy statement/prospectus. Our board of directors has fixed Wednesday, June 8, 2005, as the record date to determine the shareholders entitled to receive notice of and to vote at the special meeting. Only those shareholders of record as of the close of business on that date will be entitled to vote at the special meeting or at any adjournments or postponements thereof.

        In connection with the share exchange (but not the other proposals or the subscription offering), you are entitled to assert dissenters' rights as set forth in Chapter 44 of the Indiana Business Corporation Law. For more information, please see "Meeting Proposal 1: The Share Exchange-Rights of Dissenting Shareholders" in the accompanying proxy statement/prospectus.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IF YOU ARE A HOLDER OF SHARES OF UAC COMMON STOCK, PLEASE COMPLETE, DATE, SIGN AND MAIL THE PROXY CARD IN THE ACCOMPANYING RETURN ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING BY DELIVERING TO UAC A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

        Please note, however, that if your shares are held in the name of a broker, bank, or other nominee and you wish to attend and vote at the annual meeting, you must obtain a proxy issued in your name from that broker, bank or other nominee.

        Please do not send any certificate for your UAC common stock at this time. If the share exchange is completed, you will receive a letter of transmittal and instructions regarding the surrender of your certificates.

        Your vote is important. We urge you to complete, sign and submit your proxy so that your shares will be voted at the special meeting.

Explanatory Note Regarding the Subscription Offering

        At this time, White River is commencing a subscription offering of shares of its common stock. This subscription offering is not a proposal being submitted to you for your vote at the special meeting of shareholders. Rather, White River is making the subscription offering available to you as described more fully in the accompanying materials. Holders of record of shares of UAC common stock as of Wednesday, June 8, 2005 (who will become shareholders of White River following the share exchange), will be entitled to subscribe for shares of White River in the subscription offering as described in the accompanying proxy statement/prospectus. The subscription offering is ongoing and scheduled to expire on July 26, 2005. You may choose to submit your subscription in the subscription offering at the same time that you submit your proxy card for the special meeting if you wish. You may choose to subscribe later at any time prior to expiration of the subscription offering. You need not subscribe at all.

By Order of the Board of Directors, /s/ John M. Eggemeyer, III John M. Eggemeyer, III Chairman and Chief Executive Officer

The information in this proxy statement/prospectus may change. We may not complete the exchange offer and issue these securities or sell securities in the subscription offering until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 10, 2005

UNION ACCEPTANCE CORPORATION	WHITE RIVER CAPITAL, INC.

Proxy Statement/Prospectus for

310,191 Common Shares of White River Capital, Inc. in a Share Exchange for Common Shares of Union Acceptance Corporation	3,500,000 Common Shares of White River Capital, Inc. in a Subscription Offering to Shareholders of Union Acceptance Corporation and Certain Standby Purchasers

        The Shareholder Meeting Proposals (including the Share Exchange). We are furnishing this proxy statement/prospectus in connection with a special meeting of the shareholders of Union Acceptance Corporation, or UAC. At the special meeting, you will be asked to consider and vote on proposals –

o	To approve and adopt an agreement and plan of share exchange with White River Capital, Inc., or White River, providing for the exchange of outstanding shares of common stock of UAC for shares of common stock of White River, at an exchange rate of one share of White River common stock for 100 shares of UAC common stock.

o	To approve a purchase agreement providing for the sale by the members of Coastal Credit, LLC, or Coastal Credit, of their equity interests in Coastal Credit to White River at an aggregate price of approximately $50 million in cash.

o	To ratify the issuance by White River to private equity funds managed by Castle Creek Capital LLC, or Castle Creek, of warrants to acquire 150,000 shares of White River common stock for $10.00 per share, with a term of three years and 90 days and first exercisable three years after issuance.

        UAC’s board of directors unanimously recommends that you vote FOR each of the proposals.

        Affiliated Status of Parties to Transaction. The executive officers of White River (who are also executive officers of UAC) are both officers of Castle Creek. Castle Creek manages private equity funds that have substantial investments in UAC common stock and, accordingly, will have substantial interests in White River. Similarly, the private equity funds managed by Castle Creek hold, directly or indirectly, approximately 51.5% of the interests in Coastal Credit that are being sold to White River. See “Certain Relationships and Related Party Transactions” for a detailed discussion of these relationships.

        The Subscription Offering. We are also furnishing this proxy statement/prospectus in connection with the offering by White River of up to 3,500,000 additional shares of common stock of White River at a price of $10.00 per share to UAC shareholders (who will become shareholders of White River following the share exchange) and to certain standby purchasers.

        The subscription offering will be conducted solely by White River’s officers and directors without additional compensation for such selling activities.

	Per Share	Total
Offering Price	$10.00	$35,000,000
Underwriting Discounts (1)	$0	$0
Proceeds, before expenses (2)	$10.00	$35,000,000

(1)	No placement fee or commission is being paid to any person for assistance in attracting subscriptions in this offering.
(2)	Before estimated expenses of approximately $1.9 million.

        Standby Purchase Arrangements. White River expects to obtain commitments from standby purchasers (including $11.6 million from affiliates and management) to purchase a majority of the subscription offering to the extent not fully subscribed. The standby arrangements are described in “The Subscription Offering – The Offering – Early Subscribers and Standby Purchasers.”

        UAC common stock is currently traded over the counter and reported in the Pink Sheets under the symbol “UACA.” The average of the high bid and asked price for the UAC common stock as of June 8, 2005 was $0.15.

        In connection with the share exchange (but not the other proposals or the subscription offering), you are entitled to assert dissenters' rights as set forth in Chapter 44 of the Indiana Business Corporation Law. For more information, please see "Meeting Proposal 1: The Share Exchange-Rights of Dissenting Shareholders" in the accompanying proxy statement/prospectus.

        Shareholders' Deficit: At March 31, 2005, UAC had a shareholders' deficit of ($7.1 million) or ($0.23) per share.

        You should consider carefully the risk factors set forth under the caption “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is _________________, 2005, and it is first being mailed to shareholders on or about _____________, 2005.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING PROPOSALS FOR THE SPECIAL MEETING AND ABOUT THE SUBSCRIPTION OFFERING	1
About the Special Meeting	1
About the Share Exchange	3
About the Subscription Offering	5
About the Proposed Acquisition of Coastal Credit	6
About the Castle Creek Proposal	8
About Voting	8
SUMMARY	10
RISK FACTORS	26
The Acquisition of Coastal Credit	26
White River and the Share Exchange	31
The Subscription Offering	33
FORWARD-LOOKING STATEMENTS	34
CAPITALIZATION	35
UNION ACCEPTANCE CORPORATION SELECTED HISTORICAL FINANCIAL INFORMATION	39
COASTAL CREDIT, LLC SELECTED HISTORICAL FINANCIAL INFORMATION	41
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	43
MARKET FOR UAC AND WHITE RIVER COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	54
OUR BUSINESS: WHITE RIVER CAPITAL, INC. AND UNION ACCEPTANCE CORPORATION	55
White River Capital, Inc.	55
Union Acceptance Corporation	55
UNION ACCEPTANCE CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS	65
THE SPECIAL MEETING OF UAC SHAREHOLDERS	87
BACKGROUND OF THE TRANSACTIONS	88
MEETING PROPOSAL 1: THE SHARE EXCHANGE	90
The Share Exchange	90
Certain Terms of the Agreement and Plan of Share Exchange	93
Preservation of Net Operating Loss Carryforwards	95
Rights of Dissenting Shareholders	102
MEETING PROPOSAL 2: THE ACQUISITION OF COASTAL CREDIT	105
The Proposed Acquisition	105
Projected Financial Information	115
Business of Coastal Credit	118
Coastal Credit Management's Discussion and Analysis of Financial Condition and Results of Operations	127
Certain Terms of the Purchase Agreement	144
MEETING PROPOSAL 3: RATIFICATION OF WARRANTS TO BE ISSUED TO CASTLE CREEK FUNDS	146
THE SUBSCRIPTION OFFERING	148
Use of Proceeds	148
The Offering	148
MANAGEMENT	159
PRINCIPAL SHAREHOLDERS	163
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	165
i

DESCRIPTION OF THE CAPITAL STOCK OF WHITE RIVER	167
COMPARISON OF RIGHTS OF UAC SHAREHOLDERS AND WHITE RIVER SHAREHOLDERS	170
DILUTION	172
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION	172
LEGAL MATTERS	172
EXPERTS	173
WHERE YOU CAN FIND MORE INFORMATION	173
FINANCIAL STATEMENT INDEX	F-1
Union Acceptance Corporation Financial Statements	F-2
Coastal Credit, LLC Financial Statements	F-40
White River Capital, Inc., Balance Sheet	F-66
ANNEX INDEX	A-1
ANNEX A — Agreement and Plan of Share Exchange	A-2
ANNEX B — Coastal Credit Purchase Agreement	A-9
ANNEX C — Piper Jaffray Opinion	A-64
ANNEX D — KPMG Section 382 Opinion	A-70
ANNEX E — Certain Provisions of White River's Articles of Incorporation	A-72
ANNEX F — Certain Provisions of White River's By-Laws	A-77
ANNEX G — Certain Provisions of UAC's By-Laws	A-80
ANNEX H — Chapter 44 of the IBCL - Dissenters' Rights	A-85

ii

QUESTIONS AND ANSWERS
ABOUT THE MEETING PROPOSALS FOR THE SPECIAL MEETING
AND ABOUT THE SUBSCRIPTION OFFERING

ABOUT THE SPECIAL MEETING

What is Union Acceptance Corporation?

        Union Acceptance Corporation, or UAC, is a specialized finance company that, prior to its bankruptcy case commenced in October 2002, was engaged in the business of acquiring and servicing automobile retail installment sales contracts and installment loan agreements. Since confirmation of UAC’s bankruptcy Plan of Reorganization in August 2003, UAC has continued to administer the receipt and distribution of the cash flows from the bankruptcy estate and to carry out the Plan of Reorganization. UAC’s current principal activities include the following:

o	overseeing collection and distribution of cash flows from receivable portfolios and other assets in accordance with the Plan of Reorganization;
o	providing certain administrative services for all outstanding securitizations;
o	executing refinancing transactions related to the clean-up call of available outstanding securitizations;
o	supporting deficiency account collections; and
o	holding portfolios of automobile receivables that it had initially acquired prior to the bankruptcy.

What is Union Acceptance Corporation proposing?

        UAC is proposing a series of transactions that UAC believes will enable it to combine with another auto finance business, resolve substantially all remaining claims under its Plan of Reorganization, and carry its combined company forward under a new holding company structure. The transactions include:

o	a share exchange in which shareholders of record of UAC will exchange their shares of UAC common stock for shares of common stock of White River Capital, Inc., or White River, at an exchange rate of one share of White River common stock for each 100 shares of UAC common stock held by a particular shareholder of record. Following the share exchange, White River will be the sole shareholder and parent of UAC;
o	the acquisition of Coastal Credit, LLC, or Coastal Credit, a subprime automobile finance business based in Virginia Beach, Virginia. Coastal Credit will become a new operating subsidiary of White River;
o	the purchase by White River from UAC’s creditors of outstanding claims under UAC’s Plan of Reorganization, pursuant to a memorandum of understanding with the Plan Committee established under the Plan; and
o	a subscription offering to raise sufficient capital to complete the acquisition and the UAC creditor buyout.

UAC is asking its shareholders to approve the share exchange and White River’s acquisition of Coastal Credit. UAC is also asking its shareholders to ratify White River’s issuance to private equity funds managed by Castle Creek Capital LLC, or Castle Creek, of warrants to purchase White River common stock. The Castle Creek funds have advanced or agreed to advance approximately $1.9 million to White River for the payment of expenses incurred in connection with the transactions, and Castle Creek has assisted in developing, structuring and implementing the transactions. White River is proposing to issue the warrants for these services and for the risks borne by Castle Creek due to the uncertainty in closing the transactions.

Why is UAC proposing the transactions?

        It appears that no cash flows from the remaining assets of UAC’s bankruptcy estate will be available to shareholders under UAC’s bankruptcy Plan of Reorganization. However, the transactions UAC is proposing will allow UAC to resolve substantially all remaining claims under its Plan of Reorganization and to carry its business forward by acquiring another auto finance business under a new holding company structure. If completed, these transactions will allow UAC to substantially resolve its Plan of Reorganization and to afford its existing shareholders the potential to realize some value from their existing investment as well as a new investment opportunity presented by the subscription offering.

        The primary objective for the share exchange is to create a holding company structure for UAC to segregate the assets and liabilities of UAC from assets and liabilities of White River, while allowing White River to operate UAC and new businesses, such as Coastal Credit. The share exchange will further permit UAC to implement transfer restrictions on the White River shares for the purpose of preserving UAC’s consolidated net operating loss carryforwards for federal income tax purposes. We call these “NOLs.”

        White River is pursuing the subscription offering to raise the necessary capital to acquire Coastal Credit and to complete the UAC creditor buyout. UAC believes that acquisition of an established, profitable operating business within UAC’s historical line of business is the best strategic alternative for UAC and its shareholders. Coastal Credit has demonstrated low delinquency and charge-off rates relative to the credit quality of the borrowers on which it focuses, disciplined underwriting and consistent profitability.

        After careful consideration, UAC’s board of directors has unanimously determined that the terms of the share exchange and the acquisition of Coastal Credit are fair to UAC and in the best interests of UAC and White River. UAC’s financial advisor, Piper Jaffray & Co., has issued a written opinion, dated March 8, 2005, that as of such date, and based on and subject to the assumptions, factors and limitations set forth in the opinion, the purchase price of approximately $50 million in cash to be paid in the Coastal Credit acquisition was fair from a financial point of view to UAC’s existing shareholders (other than Castle Creek Capital, L.L.C. and its affiliates).

What will be the effect of the transactions on shareholders who choose not to subscribe?

        The current shareholders of UAC will receive one share of White River common stock for every 100 shares of UAC common stock they currently own in the share exchange. Assuming the issuance of 3,500,000 shares of White River common stock in the subscription offering, UAC shareholders who choose not to invest in the subscription offering will see 91.9% dilution of their current equity interests. While this dilution is substantial, White River management believes that the opportunity afforded by these transactions will allow current shareholders an opportunity to recover a portion of their original investment in UAC. The table below provides a comparison of historical values per share of UAC common stock with pro forma per share values of White River common stock to illustrate the potential effect of these transactions on current UAC shareholders:

	As of and for the Years Ended December 31,
	2004	2004	2004	2003	2002
	White River Pro Forma (1)	White River Pro Forma Adjusted(2)	UAC Actual	UAC Actual	UAC Actual
	(values per share)

Book Value	$8.76	$0.09	($0.27)	($0.10)	($0.34)
Tangible Book Value	($1.24)	($0.01)	($0.27)	($0.10)	($0.34)
Earnings (loss)	$1.44	$0.01	($0.23)	$0.18	($5.92)

(1)	Pro forma values are derived from the White River unaudited pro forma combined financial statements. See “Unaudited Pro Forma Combined Financial Statements”.
(2)	Pro forma values are derived from White River unaudited pro forma combined financial statements, adjusted solely for illustrative purposes to reverse the effect of the 1-for-100 share exchange to provide more direct comparability with the per share values of UAC common stock indicated. See “Unaudited Pro Forma Combined Financial Statements.”

What dilution, in terms of book value per share relative to the subscription price per share, will I incur if I do invest in the subscription offering?

        As indicated above, White River’s pro forma book value per share as of December 31, 2004, giving effect to the transactions described herein would be $8.76. Relative to the subscription price of $10.00 per share, this represents dilution of $1.24 per share for each share purchased in the subscription offering as of such date.

When do you expect the transactions to be completed?

        If approved by the UAC shareholders, the closing of the share exchange will take place on the date of the shareholder meeting, or as promptly after that date as all conditions to the share exchange have been satisfied or waived. We plan to close the share exchange before closing the subscription offering.

        The closing of the purchase of Coastal Credit will take place simultaneously with the closing of the subscription offering on the second business day following the date on which the conditions described in the purchase agreement are satisfied or waived, or at any other time as White River, Coastal Credit and each selling member of Coastal Credit may mutually agree. We expect to close the subscription offering approximately one month after the share exchange.

        We expect the purchase by White River of UAC’s outstanding restructured notes from UAC’s creditors in the creditor buyout will be completed on or before June 30, 2005. If not already completed, the purchase will be completed with, or within three business days after, the closing of the subscription offering.

What is the time and place of the special meeting?

        The special meeting of shareholders of UAC will be held at the Barnes & Thornburg Conference Center, 5th Floor, Barnes & Thornburg Building, 11 South Meridian Street, Indianapolis, Indiana 46204, on Thursday, July 14, 2005 at 9:00 a.m. local time.

What is the record date?

        Our board of directors has fixed Wednesday, June 8, 2005 as the record date to determine the shareholders entitled to receive notice of and to vote at the special meeting. Only the shareholders of record as of the close of business on that date will be entitled to vote at the special meeting or at any adjournments or postponements thereof.

        The same record date will also determine the shareholders of UAC to whom White River is offering the opportunity to invest in White River in the subscription offering.

ABOUT THE SHARE EXCHANGE

What will happen to UAC after the share exchange?

        UAC will be largely unaffected. Following the share exchange, White River will own all of the outstanding shares of UAC, and UAC will continue its operations as a wholly owned subsidiary of White River. UAC will continue to comply with its Plan of Reorganization approved by the court in its bankruptcy proceeding, and to collect and distribute to the holders of allowed claims all funds to which they are properly entitled. The formation of White River as UAC’s parent holding company will allow UAC to carry its business forward with a clear segregation of the assets and liabilities of UAC from the assets and liabilities of White River, while allowing White River to operate UAC and new businesses, such as Coastal Credit.

        We expect the proceeds of the subscription offering will be approximately $33.1 million. We also expect White River to receive $14.9 million in a note placement, for a total of $48.0 million. White River will use $45.0 million of the proceeds to pay the initial purchase price for Coastal Credit, $0.5 million to capitalize White River, and up to $2.5 million to repay an expected advance from the Castle Creek funds to effect the White River’s purchase of claims in the UAC creditor buyout before June 30, 2005. After the creditor buyout, White River will own substantially all outstanding claims under UAC’s Plan of Reorganization. This may enable UAC to close its bankruptcy case earlier than it otherwise would.  Following the share exchange and before completion of the subscription offering, UAC will convert from a corporation to an Indiana limited liability company.

What will I receive in exchange for my UAC common stock?

        Pursuant to the share exchange, each 100 shares of UAC common stock outstanding and held by a particular shareholder of record at the effective time will be exchanged automatically for one share of White River common stock. No fractional shares of White River common stock will be issued. Instead, each shareholder who would otherwise be entitled to receive a fractional share will receive an amount in cash for the fractional share in accordance with the terms of the share exchange agreement. The amount of cash will be based on the subscription price of $10.00 per share of White River common stock. For example, if you own of record 240 shares of UAC common stock, you will receive two shares of White River common stock and $4.00 in cash.

What are the differences between my UAC common stock and the White River common stock I will receive in the share exchange?

        A significant difference between your UAC common stock and the White River common stock is that the White River common stock is subject to certain transfer restrictions. In general, White River has enacted restrictions designed to provide it with some information and control over those share transfers and acquisitions that could impair the ability of White River and members of its consolidated group to carry forward and use the NOLs for the combined company’s financial benefit. These transfer restrictions prohibit:

o	transfers that cause a “prohibited ownership percentage,” which is defined by federal tax laws and regulations that determine when a person is considered a 5% shareholder of White River,
o	transfers that increase the ownership percentage of any person already a 5% shareholder by a prohibited amount, and
o	transfers that create new “public groups” (another concept defined by reference to federal tax laws and regulations).

        UAC recently adopted a by-law requiring its shareholders to provide beneficial ownership information for 4.5% or greater shareholders and limiting accumulation of additional shares in excess of either 4.9% of UAC’s stock or, if greater, a shareholder’s current percentage. The transfer restrictions in White River’s charter are more restrictive than the new UAC by-law provision.

How does the UAC board of directors recommend I vote on the share exchange proposal?

        UAC’s board of directors recommends that you vote FOR approval of the share exchange agreement.

Will the White River common stock be publicly traded?

        White River expects that its common stock initially will be traded over the counter and reported on the Pink Sheets. At the time the subscription offering is completed, White River expects to register its common stock under the Securities Exchange Act of 1934. At that time, White River common stock should be eligible for trading on the OTC Bulletin Board. However, White River’s common stock may not, in fact, begin trading on the OTC Bulletin Board. Depending on the financial performance of the Coastal Credit subsidiary and of the White River common stock, White River’s objective is to apply to list the shares of White River common stock on the Nasdaq SmallCap Market at some time in the future. However, the White River common stock may not be able to satisfy the listing criteria of Nasdaq or of any other stock exchange. We cannot predict when or whether White River shares may be listed for trading on any system or exchange.

If I decide to vote against the share exchange, what will happen to my UAC common stock?

        If the share exchange is approved by the UAC shareholders and completed, all shares of UAC common stock will be exchanged for White River common stock, even if you voted against the share exchange. However, as a holder of UAC common stock you are entitled to dissenters’ rights under Indiana law. To exercise dissenters’ rights and demand payment of fair value for your shares, you, among other things, must not vote in favor of the share exchange and must strictly follow the procedures specified in Chapter 44 of the Indiana Business Corporation Law, a copy of which is included as Annex H to this proxy statement/prospectus. See “Meeting Proposal 1: The Share Exchange–Rights of Dissenting Shareholders.” UAC reserves the right not to close the share exchange if holders of more than 5% of UAC common stock purport to exercise dissenters’ rights.

What was the market value of my UAC common stock as of a recent date before announcement of the share exchange?

        The average of the bid and asked prices for the UAC common stock as of April 5, 2005 was $0.16, as reported in the over-the-counter market.

Should I send in my stock certificates now?

        No. You should not submit your stock certificates for exchange until you have received a letter of transmittal and instructions from UAC. When you deliver your UAC stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your UAC stock certificates will be canceled, and you will receive White River stock certificates representing the number of whole shares of White River common stock to which you are entitled under the exchange agreement, plus any cash for a fractional share.

What are the federal tax consequences of the share exchange?

        Our counsel, Barnes & Thornburg LLP, has issued its opinion that the share exchange will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Holders of UAC common stock who exchange their stock solely for White River common stock in the share exchange will not recognize gain or loss for United States federal income tax purposes. Shareholders who receive cash for a fractional share of White River common stock will recognize gain or loss for United States federal income tax purposes with respect to the fractional share deemed sold.

        We strongly urge you to consult your tax advisor as to the specific tax consequences to you of the share exchange, including the applicability and effect of federal, state, local and foreign income and other tax laws in your particular circumstances.

What vote is required to approve the share exchange?

        Assuming a quorum is present at the special meeting, approval of the share exchange agreement requires the affirmative vote of the holders of at least a majority of UAC common stock outstanding and entitled to vote at the special meeting.

ABOUT THE SUBSCRIPTION OFFERING

What is the subscription offering?

        In addition to the shares of White River common stock that White River will issue to you in the share exchange, you are also entitled to subscribe for additional shares of White River common stock at the subscription price of $10.00 per share. White River is conducting the subscription offering to raise the capital necessary to fund the acquisition of Coastal Credit, to fund a portion of the UAC creditor buyout and to capitalize White River.

How many shares of White River may I subscribe for?

        Your basic subscription amount allows you to subscribe for up to the same pro rata share of the subscription offering as your pro rata share of UAC common stock as of the record date for the subscription offering. For example, if you have a 2% interest in UAC, you may subscribe for any number of whole shares of White River common stock up to 2% of the shares being offered to shareholders in White River’s subscription offering.

        You may also be able to subscribe for an oversubscription amount in excess of your basic subscription amount, on a pro rata basis with other shareholders making that election. The oversubscription amount only applies to the extent (1) any shares remain available after the shareholders have subscribed or declined to subscribe for their basic subscription amounts and after White River has satisfied its obligations to certain standby purchasers who make advance purchase commitments; and (2) you have not already reached and would not exceed the subscription limit. Without the express permission of the board of directors of White River, subscribers (other than standby purchasers) are subject to a subscription limit of the greater of 4.9% of the outstanding stock (after the offering), or a percent equal to the shareholder’s ownership percentage in UAC common stock on the record date for the subscription offering. These limits were set by White River’s board of directors to help preserve UAC’s NOLs by limiting ownership shifts occurring for federal tax purposes as a result of the offering.

When will the subscription offering expire?

        The subscription offering will commence on the date of this proxy statement/prospectus and will continue until it expires on July 26, 2005, unless the board of directors of White River terminates it prior to that time or extends the expiration date. The subscription offering will terminate and will not close if the UAC shareholders do not approve the share exchange or if the acquisition of Coastal Credit cannot or will not be closed in connection with the closing of the subscription offering.

Am I being asked to vote on the subscription offering?

       No.  The offering of additional shares of White River does not require UAC shareholder approval. You may choose to submit your subscription agreement for the subscription offering at the same time you submit your proxy card for the special meeting if you wish. You may choose to subscribe later at any time prior to termination of the subscription offering. You need not subscribe at all.

What are the standby purchase arrangements?

        White River expects to obtain advance commitments from standby purchasers to purchase a majority of the shares in the subscription offering to the extent it is not fully subscribed. The standby purchase arrangements are expected to be in the following categories with estimated commitments in the amounts indicated (which amounts include anticipated purchase of basic subscription amounts of $12.8 million):

Standby Purchasers	Maximum Standby Commitment Amount	Maximum Standby Commitment (shares including basic rights)	Basic Subscription Rights (shares)	Minimum Allocation (shares)

Castle Creek affiliates	$ 7.2 million	720,686	546,855	90,000
John M. Eggemeyer, III	0.6 million	64,104	14,104	25,000
White River management group	3.8 million	384,200	1,400	384,200
Unaffiliated shareholders	14.4 million	1,442,532	717,032	362,750
Unaffiliated standby purchasers	6.3 million	634,500	N/A	317,250

Total	$32.3 million	3,246,022	1,279,391	1,179,200

What will happen if I choose not to purchase additional shares of White River in the subscription offering?

        You will experience substantial dilution of your percentage of equity ownership interest and voting power in White River if you do not purchase your Basic Subscription Amount. Even if you purchase your Basic Subscription Amount in full, you will nevertheless experience dilution in your voting rights and in your proportional interest in White River’s future net earnings to the extent standby purchasers entitled to priority allocations purchase White River common stock to satisfy their minimum subscription rights. At the same time, this investment involves risks. You should consider carefully the risk factors set forth under the heading “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

        White River’s pro forma book value per share as of December 31, 2004, giving effect to the transactions described herein would be $8.76. Relative to the subscription price of $10.00 per share, this represents dilution of $1.24 per share for each share purchased in the subscription offering as of such date.

ABOUT THE PROPOSED ACQUISITION OF COASTAL CREDIT

What is Coastal Credit, LLC?

        Coastal Credit is a specialized subprime finance company engaged primarily in (1) acquiring retail installment sales contracts from both franchised and independent automobile dealers which have entered into contracts with purchasers of used and, to a much lesser extent, new cars and light trucks, and (2) servicing the contract portfolio. Coastal Credit commenced operations in Virginia in 1987 and was restructured as a limited liability company under the laws of the Commonwealth of Virginia in 1997. It conducts business in sixteen states – California, Delaware, Florida, Georgia, Louisiana, Maryland, Mississippi, Nevada, North Carolina, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Virginia and Washington – through its fourteen branch locations. Coastal Credit recognized total revenues of $23.8 million and net income of $6.7 million for the year ended December 31, 2004. Coastal Credit recognized total revenues of $23.3 million and net income of $6.1 million for the year ended December 31, 2003. At March 31, 2005, its total assets were $69.9 million. Coastal Credit's historical consolidated financial information reflects its status as a limited liability company taxed as a partnership.

        Coastal Credit provides financing programs to automobile dealers whose purchasers meet Coastal Credit’s credit standards, but who may not meet the credit standards of traditional lenders, such as banks and credit unions. Unlike these traditional lenders, Coastal Credit acquires contracts from dealers for vehicle purchases made by borrowers who typically have limited or impaired credit history or who are purchasing older model and higher mileage automobiles. This is typically referred to as the subprime automobile finance market.

What are the terms on which White River plans to buy Coastal Credit?

        White River has entered into a purchase agreement with Coastal Credit and the members of Coastal Credit, pursuant to which White River will purchase all of the outstanding equity interests in Coastal Credit. Coastal Credit will become a wholly owned subsidiary of White River. White River will pay an aggregate purchase price of approximately $50 million in cash, of which $5 million will be held back after closing until March 31, 2006, subject to set off in the event of claims against the selling members for breaches or misrepresentations, but payable with interest at a rate of 10% per annum. Each selling member will receive a portion of the cash consideration based on its percentage interests. The purchase agreement will terminate and the acquisition will not close if White River does not close the subscription offering.

How will White River fund the acquisition?

        White River will fund the $45 million of the purchase price due at closing with a portion of the approximately $33.1 million in net proceeds it will receive in the subscription offering and with approximately $14.9 million in net proceeds from a private placement of a secured note with a third party accredited investor. White River will pay the remaining $5 million of the purchase price on March 31, 2006, subject to set off in the event of claims for breaches or misrepresentations, but payable with interest at a rate of 10% per annum.

What are the most significant conditions to completion of the proposed acquisition of Coastal Credit?

        White River will not be obligated to close the acquisition of Coastal Credit unless certain conditions of the purchase agreement are satisfied. The most significant of these conditions are:

o	The share exchange must be approved by the UAC shareholders and completed.
o	White River’s placement of a secured note with a third party accredited investor must close.
o	The subscription offering must close, and White River’s board of directors must determine that the proceeds of the subscription offering and the note placement are sufficient in amount to pay the purchase price for the acquisition of Coastal Credit and to fund the UAC creditor buyout. We expect the net proceeds from the subscription offering to be $33.1 million and from the note placement to be $14.9 million. We believe these, together with a $3.6 million advance from Coastal Credit, will be sufficient to pay the initial purchase price for Coastal Credit of $45.0 million and the expected funds required for the creditor buyout of $6.1 million. See “The Subscription Offering – Use of Proceeds.”
o	Any conditions to the obligations of the holders of UAC’s outstanding restructured senior notes, restructured subordinated notes and accrual notes to tender their notes to White River in connection with the creditor buyout must be met.
o	The registration statement, of which this proxy statement/prospectus is a part, for the shares of the common stock to be issued pursuant to the share exchange and in the subscription offering must be declared effective by the Securities and Exchange Commission.
o	Any other required consents or approvals must be obtained.

o	Coastal Credit’s consolidated net worth must be at least $13.5 million and its loan loss reserves as a percentage of loans must be at least 6.0%.
o	Coastal Credit must advance to White River up to $6.0 million to facilitate closing of the transactions described in this proxy statement/prospectus.
o	Coastal Credit must amend its existing subordinated debentures or issue new subordinated debentures such that at least $7.7 million in principal amount of subordinated debentures remain outstanding following the closing of the acquisition with a final maturity date of at least two years and six months after the closing, and such subordinated notes must be subordinated to Coastal Credit’s guaranty of White River’s secured note.

How does the UAC board of directors recommend I vote on the acquisition proposal?

        Our board of directors recommends that you vote FOR approval of the purchase agreement.

What vote is required to approve the proposed acquisition?

        Approval of White River’s acquisition of Coastal Credit requires that the number of votes cast in favor of the acquisition proposal exceeds the number of votes cast in opposition to the proposal.

Am I entitled to dissenters’ rights with respect to the proposed acquisition?

         No.  Indiana law does not provide for dissenters’ rights as a result of the acquisition of Coastal Credit, and UAC’s shareholders are not entitled to demand payment for their shares.

ABOUT THE CASTLE CREEK PROPOSAL

What compensation is White River proposing for Castle Creek?

        White River is proposing to issue to private equity funds managed by Castle Creek warrants to acquire 150,000 shares of White River common stock for $10.00 per share, with a term of three years and 90 days. The warrants would first become exercisable three years after issuance.

Why is White River proposing to issue warrants to the Castle Creek funds?

        The Castle Creek funds have advanced or agreed to advance approximately $1.9 million to White River to enable White River and UAC to pay the expenses incurred in connection with the transactions described in this proxy statement/prospectus and have agreed to bear additional fees and expenses that might become payable. In addition, Castle Creek has assisted White River and UAC in structuring, developing and implementing the transactions. In light of these efforts and the risks borne by the Castle Creek funds due to the uncertainty in closing the transactions, the UAC board of directors believes that the issuance of warrants to the Castle Creek funds is appropriate and fair to UAC and White River.

How does the UAC board of directors recommend I vote on the Castle Creek proposal?

        The UAC board of directors recommends that you vote FOR approval of the issuance of warrants to the Castle Creek funds.

ABOUT VOTING

What do I need to do now?

        You should read this proxy statement/prospectus carefully, including its attachments, and consider how the matters described will affect you. Then, mail your completed and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of UAC shareholders. We urge you to mark the boxes on the proxy card to indicate how to vote your shares. If you submit a properly executed proxy card, but you do not mark on the card how you wish your shares to be voted, your shares will be voted FOR approval of each of the proposals.

What happens if I do not return a proxy card?

        Because approval of the share exchange requires the affirmative vote of holders of at least a majority of UAC common stock outstanding as of the record date, abstentions, failures to vote or to return your proxy card and broker non-votes all will have the same effect as votes against approval of the share exchange agreement.

May I vote in person?

         Yes.  You may attend the special meeting of UAC shareholders and vote your shares in person rather than, or in addition to, signing and returning your proxy card.

May I change my vote after I have mailed my signed proxy card?

         Yes.  You may change your vote at any time before your proxy card is voted at the special meeting. You may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

If my broker holds my shares in “street name, ” will my broker vote my shares for me?

        Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Whom may I contact if I have additional questions?

        If you would like additional copies, without charge, of this proxy statement/prospectus, or if you have questions about the share exchange, the acquisition of Coastal Credit or the issuance of warrants to Castle Creek, including the procedures for voting your shares, or if you have questions about the subscription offering, you should contact the information agent:

Georgeson Shareholder Communications, Inc.
17 State Street, 10th Floor
New York, NY 10004
(877) 278-9677 (Toll Free)

Banks and brokerage firms please call:
(212) 440-9800

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. For a more complete understanding of these matters concerning the proposals to be voted on and the subscription offering, you should carefully read this entire document. In addition, you should read the documents attached to this proxy statement/prospectus, including the share exchange agreement, attached as Annex A, and the purchase agreement, attached as Annex B. We have included page references in parentheses at various points in this summary to direct you to a more detailed description of the topics presented in this summary.

Purpose and Overview

The Special Meeting

        In this proxy statement/prospectus, UAC is asking you to consider and approve the following matters:

o	a share exchange in which UAC shareholders will become shareholders of White River, which will then become the sole shareholder and parent company of UAC,
o	the acquisition of Coastal Credit as a new operating subsidiary of White River, and
o	the issuance to private equity funds affiliated with Castle Creek of warrants to purchase 150,000 White River shares, for advancing funds or agreeing to advance approximately $1.9 million to White River for the payment of expenses in connection with the transactions, for assisting White River and UAC in developing, structuring and implementing the transactions and for the risks borne due to the uncertainty in closing the transactions.

The Subscription Offering

        Also in this proxy statement/prospectus, White River is offering you the opportunity to subscribe for and purchase additional shares of White River’s common stock in the subscription offering. White River will use the proceeds from the subscription offering primarily to pay the purchase price for the acquisition of Coastal Credit, to partially fund White River’s buyout of claims of creditors under UAC’s Plan of Reorganization and to capitalize White River.

White River and Union Acceptance Corporation

White River Capital, Inc.  (Page 55)

White River Capital, Inc.
250 North Shadeland Avenue
Indianapolis, Indiana 46219

        White River Capital, Inc. is an Indiana corporation incorporated on December 30, 2004 for the purpose of completing the share exchange, becoming the parent holding company of UAC, and conducting the transactions described in this proxy statement/prospectus. White River has only prepaid expenses and certain contract rights as assets and has conducted no business other than activities directed toward the completion of these transactions. White River has no shares of capital stock outstanding.

Union Acceptance Corporation (Page 55)

Union Acceptance Corporation
250 North Shadeland Avenue
Indianapolis, Indiana 46219

        UAC is a specialized finance company that, prior to the bankruptcy case discussed below, was engaged in the business of acquiring and servicing automobile retail installment sales contracts and installment loan agreements. UAC would acquire retail installment sales contracts originated by a network of automobile dealerships affiliated with major domestic and foreign manufacturers, nationally recognized rental car outlets and used car superstores. Generally, UAC would hold purchased receivables temporarily in short-term “warehouse” financing arrangements through subsidiaries. After acquisition of the retail installment receivables, UAC would pool and sell interests in the receivables as asset-backed securities through securitization transactions, but retain the servicing rights and obligations relating to such receivables to collect payments due, remit those payments to appropriate entities, and collect delinquent accounts.

        UAC commenced its bankruptcy case in October 2002. Shortly after the commencement, UAC discontinued acquisition of new automobile receivables. In April 2003, UAC sold substantially all of the assets related to its receivable servicing business to a successor servicer. Since confirmation of UAC’s bankruptcy Plan of Reorganization in August 2003, UAC has carried out the terms and provisions of the Plan of Reorganization. Generally, UAC continues to collect cash as it becomes available from prescribed assets of the bankruptcy estate and to distribute such cash to the creditors of the bankruptcy estate who made claims in the bankruptcy case and whose claims were allowed by the bankruptcy court.

        UAC is continuing business activities related to oversight of collection and refinancing its securitized and unsecuritized receivable portfolios pursuant to its Plan of Reorganization. Through its wholly owned special purpose subsidiary, UAC Securitization Corporation, UAC continues to hold the rights to the retained interest in the securitizations that it had sponsored prior to the petition date. The “retained interest” refers to the net cash flows that become available from securitizations after obligations required to be satisfied by the securitization trusts are paid.

The Bankruptcy Case (Page 56)

        On October 31, 2002, UAC filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Indiana. Shortly after the commencement of the bankruptcy case, UAC discontinued acquisition of new automobile receivables, but continued to act as servicer with respect to its securitized portfolios of receivables and receivables owned directly by UAC or indirectly by its subsidiaries.

        On April 17, 2003, with approval by the bankruptcy court, UAC sold substantially all of the assets related to its receivable servicing business to Systems & Services Technologies, Inc., or SST, a subsidiary of JPMorgan Chase & Co. SST was appointed as servicer with respect to the securitized receivables and the receivables held directly by UAC or its subsidiaries. SST continues to serve in that capacity.

        On August 8, 2003, the bankruptcy court confirmed UAC’s Second Amended and Restated Plan of Reorganization. Pursuant to the Plan of Reorganization, UAC, as “Reorganized Debtor,” is obligated to carry out the terms and provisions of the Plan of Reorganization. Generally, UAC is obligated to continue to collect cash as it becomes available from prescribed assets of the bankruptcy estate and to distribute such cash to the creditors of the bankruptcy estate who made claims in the bankruptcy case and whose claims were allowed by the bankruptcy court.

        When the Plan of Reorganization was confirmed, UAC expected that the net estate proceeds that would be available (mostly from cash flows deriving from the retained interest in prior securitizations) to make distributions on allowed claims over time would be sufficient to pay all allowed claims in full, and that cash flows that would benefit UAC’s shareholders would be generated from the retained interest in excess of the amount necessary to pay allowed claims. Since the Plan of Reorganization was confirmed, the cash flows from the retained interest have not materialized as projected. Loss rates on the securitized portfolio increased substantially following the transition of servicing to SST. The impact of SST’s transitioning of servicing as well as overall performance of the portfolio amid challenging economic times and other factors have substantially reduced the cash flows expected from the securitizations. As of March 31, 2005, UAC projects that the sources of funds that would be available to make distributions to the holders of allowed claims would be sufficient to pay the holders of the restructured senior notes issued under the Plan of Reorganization, but that such funds would not be sufficient to pay the remaining amounts due holders of general unsecured claims and holders of the restructured subordinated notes and the accrual notes issued under the Plan of Reorganization. UAC further projects that no cash flows from estate assets set aside to pay allowed claims would remain for the benefit of UAC’s shareholders.

The Creditor Buyout (Page 60)

        In anticipation of the share exchange, the subscription offering and the acquisition of Coastal Credit, UAC engaged in planning discussions with the Plan Committee established under the Plan of Reorganization as the ongoing representative of the holders of allowed claims under the Plan. On February 15, 2005, UAC, White River and the Plan Committee entered into a memorandum of understanding providing for White River to purchase outstanding restructured notes of UAC that were issued to creditors under the Plan of Reorganization and to take other steps toward resolving outstanding claims in accordance with the agreement. The Plan Committee is not empowered to bind UAC’s creditors contractually. However, the Plan Committee facilitated acceptance of the creditor buyout described in the memorandum by holders of the restructured senior notes, the restructured subordinated notes and the related accrual notes issued under the Plan of Reorganization. All of the restructured senior noteholders and holders of approximately 89% of the restructured subordinated notes executed and delivered tender agreements, prior to the filing of the registration statement of which this prospectus is a part, agreeing in advance to tender their respective notes to White River in accordance with the terms of the creditor buyout, which are described below.

        UAC anticipates that cash flows to which holders of allowed claims would be entitled would continue to be realized gradually from the bankruptcy estate for approximately the next four years. Once substantially all cash flows have been distributed and there are no further assets remaining available for distribution to the holders of allowed claims, the remaining balance of allowed claims on UAC’s balance sheet will be written down to zero, and UAC will file with the bankruptcy court to close the bankruptcy case. As described below, if the UAC creditor buyout is completed by White River in connection with the transactions described in this proxy statement/prospectus, UAC may be able to obtain an order closing the bankruptcy case earlier than would otherwise be possible.

        The creditor buyout provides for White River’s purchase of the various classes of allowed claims as follows:

Class	Principal Balance Remaining at March 31, 2005 (1)	Buyout Terms

Class 2A - General Unsecured Claims	$1,106	o	After the closing of the buyout of UAC notes by White River, White River will offer to purchase Class 2A claims for an amount that is not less than the estimated aggregate amount that the holders would receive in subsequent distributions under the Plan of Reorganization assuming holders of restructured senior notes were paid in full and holders or restructured subordinated notes received a total amount equal to 13% of the original principal of their notes.
		o	Holders who accept the offer will assign their claims to White River.
		o	Holders who accept the offer may become entitled to a prescribed ratable portion of certain contingent payments if received by UAC in the future.
		o	White River will commence the offer within 15 business days after closing the subscription offering.
		o	The offer will remain outstanding for 60 days.

Class 2A - Raymond James Unsecured Claim	$406	o o	White River will pay an additional amount of $30,826. The holder has agreed to assign the remainder of its claim to White River.

Class 2A1 - Deloitte & Touche LLP Unsecured Claim	$125	o	The holder has agreed to surrender its claim for no compensation.
12

Restructured Senior Notes	$507	o	Holders will sell their notes to White River in exchange for payment, in cash, of 100% of the outstanding principal amount of the notes, plus accrued interest.
		o	Accrual notes held by the holders of the restructured senior notes will also be transferred to White River for no additional payment.
		o	All holders of restructured senior notes have agreed in advance to tender their notes to White River.

Restructured Subordinated Notes	$46,383	o	Holders will sell their notes to White River in exchange for payment, in cash, of 13% of the original principal amount of the notes (less distributions they receive from UAC before the buyout).
		o	Accrual notes held by the holders of the restructured subordinated notes will also be transferred to White River for no additional payment.
		o	Holders of approximately 89% of the restructured subordinated notes have agreed in advance to tender their notes to White River.
		o	Former holders of subordinated notes may become entitled to a prescribed ratable portion of certain contingent payments if received by UAC in the future.

Accrual Notes	$8,070	o	Holders of restructured senior and subordinated notes being sold to White River as described above will tender their accrual notes to White River for no additional payment.

(1)	Excludes all interest.

        Assuming 50% of holders of claims in Class 2A and 89% of holders of restructured subordinated and related accrual notes sell their claims to White River following closing, White River would require the following approximate amounts to effect the creditor buyout (as of March 31, 2005):

Anticipated Funds to Purchase Claims/Notes (in thousands)(1)(2):

Class 2A - General Unsecured Claims and
Raymond James Unsecured Claim:	$ 108
Restructured Senior and related Accrual Notes:	$ 507
Restructured Subordinated and related Accrual Notes:	$5,374
Incremental transaction fee (3)	$ 125
Total:	$6,114
_________________
(1)	Gives effect to a regular distribution of principal and interest to creditors on March 15, 2005.
(2)	UAC made another regular creditor distribution on June 9, 2005, in connection with which the UAC restructured senior notes were tendered to White River for purchase and simultaneously paid in full, and the accrual notes related to the restructured senior notes were purchased by White River. The purchase price required to be paid by White River for the restructured subordinated notes in the creditor buyout will be reduced by amounts distributed to those holders of UAC restructured subordinated notes who have agreed to tender their notes.
(3)	To be allocated among UAC creditors as directed by the Plan Committee.

        As indicated above, the UAC restructured senior notes and related accrual notes were tendered for purchase and the senior notes were simultaneously paid in full in connection with a regular UAC creditor distribution on June 9, 2005. Because the memorandum of understanding with the UAC plan committee calls for payment of an incremental fee of $250,000 if the buyout of the UAC senior and subordinated notes does not occur by June 30, 2005, White River expects to arrange for a bridge loan from the Castle Creek private equity funds to complete the buyout of the UAC subordinated notes before June 30. In combination with the creditor distribution of available funds that UAC made to creditors on June 9 (which serves to reduce the purchase price for the subordinated notes), White River expects to require an advance of up to approximately $2.5 million to complete the subordinated note buyout. White River will issue promissory notes to the Castle Creek funds in the amount advanced, bearing interest at 10.75% per annum and secured by the purchased notes. Such bridge funding would be repaid in connection with closing of the subscription offering.

If the creditor buyout is not completed before closing of the subscription offering, the creditor buyout will be funded with a portion of the proceeds of the subscription offering, supplemented by an advance to White River to be made by Coastal Credit in connection with the closing.

        White River’s obligation to close the creditor buyout is subject to the following conditions:

o	UAC must close the share exchange, the subscription offering and the acquisition of Coastal Credit. (White River may waive this condition in order to complete the UAC note buyout before June 30, 2005.)
o	All of the holders of UAC’s restructured senior notes and 80% of the holders of UAC’s restructured subordinated notes must agree to tender their notes.
o	The Plan Committee must provide a certificate at closing of the creditor buyout to be effective from the closing date confirming that the Plan of Reorganization does not provide UAC’s creditors with any benefit from UAC’s NOLs and agreeing not to contest UAC’s or White River’s use of UAC’s NOLs for income tax purposes nor to assert any benefit to creditors resulting from such use (except, in either case, for a possible carryback to tax year 2000 of losses from tax year 2003, if new federal tax legislation is passed making a federal income tax refund available).

        In addition, UAC and the Plan Committee have agreed to the following terms:

o	UAC must make all interim distributions required under the Plan of Reorganization prior to the closing of the creditor buyout.
o	If all noteholders tender their notes and the Class 2A claims are paid in full in accordance with the creditor buyout, at UAC’s request, the Plan Committee will be dissolved and UAC will be appointed as Creditor Representative under all continuing agreements and/or all continuing agreements will be modified to eliminate the Creditor Representative as a party, and the parties will seek a court order closing the bankruptcy case, except that the bankruptcy court would retain jurisdiction as to the distribution of contingent proceeds (if any) provided for in the memorandum for former Class 4 holders and other continuing matters as determined by UAC.
o	If the creditor buyout is not closed by June 30, 2005, White River will be obligated to pay an additional $250,000, out of the subscription offering proceeds, to be allocated among creditors, pro rata based on the amount of UAC allowed claims outstanding at closing, as directed by the Plan Committee.
o	The memorandum of understanding and the parties’ obligations under the memorandum and tender agreements will terminate if the creditor buyout has not closed on or before August 15, 2005.

        As a result of the creditor buyout, at closing White River expects to own a vast majority of the outstanding allowed claims under the Plan of Reorganization, even if holders of Class 2A claims do not accept the subsequent offer to purchase their claims. Accordingly, even if it ultimately takes some time after the closing to resolve the bankruptcy case, White River will control the vast majority of outstanding claims against UAC, and White River would anticipate no material adverse consequences if remaining creditors who fail to tender their claims continue to hold such claims and receive their distributions under the Plan of Reorganization. White River and UAC believe that there is no valid basis for creditors to assert recourse to any assets other than remaining assets of UAC’s bankruptcy estate that were specifically made available to creditors under the Plan of Reorganization. At closing of the creditor buyout, the Plan Committee will issue the certificate described above.

        Moreover, if White River purchases all restructured senior and subordinated notes in the creditor buyout and, in connection with the closing, Class 2A claims are paid, White River will own all remaining claims under the Plan of Reorganization. White River and UAC would retain only limited contractual obligations to remit a ratable portion of contingent proceeds (related to a potential federal tax refund for the 2000 tax year or recovery on an unresolved claim) to former holders of restructured subordinated notes and Class 2A claims, if such amounts are received in the future.

        White River and UAC believe the creditor buyout provides for purchase of outstanding notes and other allowed claims against UAC in reasonable amounts, generally reflecting a current payment roughly equal to the present value of amounts the holders of claims would receive over time.

UAC Continuing Operations (Page 63)

        After the subscription offering is completed, UAC, as Reorganized Debtor and as a subsidiary of White River, will continue to comply with the Plan of Reorganization and collect and distribute to the holders of allowed claims all funds to which they are properly entitled under the Plan. The UAC restructured senior notes and related accrual notes were acquired by White River on June 9, 2005, in connection with which the restructured senior notes were paid in full. After the creditor buyout is completed, White River will be the holder of approximately 89% of restructured subordinated notes and approximately 95% of accrual notes of UAC. White River also expects to purchase a substantial portion of the Class 2A claims. Accordingly, pending resolution of remaining claims and closure of the bankruptcy case, White River will be entitled to receive the large majority of subsequent interim distributions under the Plan as a holder of such notes. However, the formation of White River as UAC’s parent company will allow UAC to carry its business forward with a clear segregation of the assets and liabilities of UAC from the assets and liabilities of White River, while allowing White River to operate UAC and new businesses, such as Coastal Credit.

The Special Meeting of UAC Shareholders

Date, Time and Place of the Special Meeting (Page 87)

        The special meeting of UAC shareholders is scheduled to be held on Thursday, July 14, 2005, at 9:00 a.m. Indianapolis time, at the Barnes & Thornburg Conference Center, 5th Floor, Barnes & Thornburg Building, 11 South Meridian Street, Indianapolis, Indiana 46204.

Record Date and Voting Power (Page 87)

        The UAC board of directors has fixed the close of business on Wednesday, June 8, 2005 as the record date for determination of which UAC shareholders are entitled to notice of and entitled to vote at the special meeting. On the record date, there were 31,019,150 shares of UAC common stock outstanding held by approximately 122 holders of record. Each holder of UAC common stock is entitled to one vote for each share of UAC common stock held on the record date.

Required Vote (Page 87)

        A majority of the outstanding shares of UAC common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum at the special meeting. The affirmative vote of the holders of at least a majority of UAC common stock outstanding and entitled to vote at the special meeting is required to approve the plan of share exchange. White River’s acquisition of Coastal Credit will be approved, and the Castle Creek warrants will be ratified, if the number of votes cast in favor of these actions exceeds the number of votes cast opposing them.

        As of the record date for the special meeting, UAC’s directors and executive officers beneficially owned 12,045,547 shares of UAC common stock, which represented approximately 38.8% of all outstanding shares of UAC common stock entitled to vote at the special meeting.

Meeting Proposal 1: The Share Exchange

Description of the Share Exchange (Page 90)

        At the effective time of the share exchange, UAC will become a wholly owned subsidiary of White River. Pursuant to the share exchange, each 100 shares of UAC common stock outstanding and held by a particular shareholder of record at the effective time will be exchanged automatically for one share of White River common stock as described below. No fractional shares of White River common stock will be issued. Instead, each shareholder who would otherwise be entitled to receive a fractional share will receive an amount in cash for the fractional share in accordance with the terms of the share exchange agreement. The share exchange, if approved by the UAC shareholders, will become effective upon filing Articles of Share Exchange with the Secretary of State of the State of Indiana. Subject to compliance with federal and state securities laws, no other federal or state regulatory requirements or approvals must be complied with or obtained. If approved by shareholders, we will complete the share exchange before the subscription offering and the acquisition of Coastal Credit, and regardless of whether those transactions occur.

        Once the share exchange is completed, before consummation of the subscription offering, we plan to convert UAC from a corporation to an Indiana limited liability company.

Reasons for the Share Exchange (Page 90)

        As described above and in “Our Business: White River Capital, Inc. and Union Acceptance Corporation,” the primary objective for the share exchange is to create a holding company structure for UAC to segregate the assets and liabilities of UAC from the assets and liabilities of White River, while allowing White River to operate UAC and new businesses, such as Coastal Credit. The share exchange will further permit UAC to implement transfer restrictions on the shares of White River common stock for the purpose of preserving the tax benefits of UAC’s NOLs.

Material United States Federal Income Tax Consequences of the Share Exchange (Page 92)

        Our counsel, Barnes & Thornburg LLP, has issued its opinion that the share exchange will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Holders of UAC common stock who exchange their stock solely for White River common stock in the share exchange will not recognize gain or loss for United States federal income tax purposes. Shareholders who receive cash for a fractional share of White River common stock will recognize gain or loss for United States federal income tax purposes with respect to the fractional share deemed sold. We have filed the tax opinion with the Securities and Exchange Commission as an exhibit to the registration statement related to this proxy statement/prospectus.

        We strongly urge you to consult your tax advisor as to the specific tax consequences to you of the share exchange, including the applicability and effect of federal, state, local and foreign income and other tax laws in your particular circumstances.

Anticipated Accounting Treatment (Page 93)

        White River will be deemed a successor to UAC for accounting purposes. The assets, liabilities and results of operations of UAC and its subsidiaries will be reported on a consolidated basis with those of White River after the share exchange.

Dissenters’ or Appraisal Rights (Page 102)

        The Indiana Business Corporation Law grants dissenters’ rights in the share exchange to holders of UAC common stock. Under the Indiana Business Corporation Law, UAC shareholders may dissent from the share exchange and demand in writing that UAC pay the fair value of their shares. Fair value excludes any appreciation or depreciation in anticipation of the share exchange unless the exclusion would be inequitable.

        Chapter 44 of the Indiana Business Corporation Law sets forth the required procedures a shareholder requesting dissenters’ rights must follow. A copy of Chapter 44 of the Indiana Business Corporation Law is attached as Annex H to this proxy statement/prospectus. Shareholders who elect to exercise dissenters’ rights must strictly comply with all of the procedures to preserve those rights.

        It is a condition to completion of the share exchange that holders of less than 5% of the outstanding UAC common stock shall have purported to exercise dissenters’ rights.

The Subscription Offering to Capitalize White River (Page 148)

        At the effective time of the share exchange, White River will own all the shares of common stock of UAC. Following the share exchange, White River will be capitalized by issuing additional shares of White River common stock to former UAC shareholders who choose to subscribe and to other new investors. White River is offering you the opportunity to subscribe for your pro rata share of additional White River common stock at the subscription price of $10.00 per share. You may also be able to subscribe for additional White River common stock in excess of your original allocation, on a pro rata basis with other shareholders making that election, to the extent any shares remain available after the shareholders have exercised or declined to exercise their respective original allotments and minimum amounts have been allocated to standby purchasers who have made advance purchase commitments.

Recommendation of UAC’s Board of Directors (Page 91)

        After careful consideration, UAC’s board of directors has unanimously determined that the share exchange and the share exchange agreement are in the best interests of UAC. UAC’s board of directors has approved the share exchange agreement and unanimously recommends that you vote FOR approval of the share exchange agreement.

Meeting Proposal 2: The Acquisition of Coastal Credit

Description of the Acquisition (Page 105)

        After the share exchange is completed, and assuming completion of the subscription offering, White River will purchase from the members of Coastal Credit all of the outstanding membership interests in Coastal Credit. Coastal Credit will become a wholly owned subsidiary of White River.

Purchase Price for Coastal Credit (Page 105)

        White River will pay an aggregate purchase price of approximately $50 million in cash. Each selling member will receive a portion of the cash consideration based on its percentage interests. Five million dollars of the purchase price will be held back until March 31, 2006, subject to set off in the event of claims against the selling members for breach or misrepresentation, but payable with interest at a rate of 10% per annum.

Reasons for the Acquisition (Page 105)

UAC’s and White River’s Reasons for the Acquisition

        UAC’s board of directors (which is the same as the board of White River) believes that UAC and its shareholders (who will become shareholders of White River following the share exchange) will realize a number of benefits from White River’s acquisition of Coastal Credit. The board believes that:

o	White River’s acquisition of an established, profitable operating business within UAC’s historical line of business is the best strategic alternative for UAC and its shareholders.
o	The acquisition affords UAC’s shareholders an opportunity to invest in a business that historically has experienced low delinquency and charge off rates relative to the credit quality of the borrowers on which it focuses, disciplined underwriting and consistent growth and profitability.
o	The purchase price is fair to UAC and White River.
o	The acquisition may afford White River the ability to realize the benefits of UAC’s consolidated net operating loss carryforwards.

Coastal Credit’s Reasons for the Acquisition

        The selling members of Coastal Credit have indicated that the sale of Coastal Credit to White River affords them the opportunity to sell their investments in Coastal Credit on reasonable terms. In addition, becoming a subsidiary of a publicly traded company may provide Coastal Credit access to capital markets more readily or on more favorable terms than those that historically have been available to it.

Interests of UAC’s and White River’s Officers and Directors in the Acquisition (Page 113)

        John M. Eggemeyer, III, the Chairman and Chief Executive Officer of White River and UAC, and Mark R. Ruh, the President and Chief Financial Officer of White River and UAC, are both officers of Castle Creek. Castle Creek manages private equity funds that have substantial investments in the stock of UAC and, accordingly, will hold substantial interests in White River. The aggregate percentage interest in White River that the Castle Creek funds would hold after the share exchange and the subscription offering will be approximately 15.5% if the Castle Creek funds were to purchase their full basic subscription amounts.

        Similarly, private equity funds managed by Castle Creek hold, directly or indirectly, approximately 51.5% of the equity interests in Coastal Credit that are being sold to White River pursuant to the purchase agreement.

        Castle Creek supervises UAC’s administration of the Plan of Reorganization. For these services, UAC compensates Castle Creek at a rate of $14,583 per month.

        Both Mr. Eggemeyer and Mr. Ruh serve on UAC’s and White River’s boards of directors. Because of the conflict of interest Mr. Eggemeyer and Mr. Ruh have in respect of the acquisition of Coastal Credit by virtue of their relationship with Castle Creek, the boards of UAC and White River each appointed a transaction committee, consisting of directors Richard D. Waterfield and Donald A. Sherman, to consider the acquisition of Coastal Credit on behalf of UAC and White River. At the direction of the transaction committee, UAC took various measures to minimize any effect of this conflict of interest, including seeking a fairness opinion from Piper Jaffray & Co. relating to the consideration to be paid in the acquisition of Coastal Credit. Notwithstanding the measures directed toward ensuring that the terms of the purchase of Coastal Credit were independently evaluated and are fair to UAC, the transaction committee and the full board determined to submit the transaction and the purchase agreement to shareholders for formal approval and ratification.

        Private equity funds managed by Castle Creek have advanced or agreed to advance approximately $1.9 million to White River for payment of expenses incurred in connection with the share exchange, acquisition and subscription offering. In addition, Castle Creek has assisted White River and UAC in developing, structuring and implementing the transactions. For these services and the risks borne by the Castle Creek funds due to the uncertainty in closing the transactions, subject to shareholder approval and ratification, the board of directors has authorized White River to issue to the Castle Creek funds warrants to purchase 150,000 shares of White River common stock for $10.00 per share, with terms of three years and 90 days. The warrants would first become exercisable after three years. This arrangement is described in detail below under “Meeting Proposal 3: Ratification of Warrants to Be Issued to Castle Creek Funds.”

        Castle Creek funds have also agreed to advance initial operating funds to White River in the amount of $120,000 based on an interest bearing promissory note; and have undertaken to advance up to approximately $2.5 million as an interest bearing bridge loan to White River, if requested by White River, to facilitate consummation of the buyout of the UAC restructured subordinated notes in advance of June 30, 2005.

Opinion of Piper Jaffray & Co. (Page 107)

        UAC’s financial advisor, Piper Jaffray & Co., has provided a written opinion dated March 8, 2005 to the transaction committee of the board of directors of UAC to the effect that, as of such date, and based on and subject to the assumptions, factors and limitations set forth in the opinion, the purchase price to be paid in the acquisition of Coastal Credit was fair to the current UAC shareholders (other than Castle Creek Capital LLC and its affiliates) from a financial point of view.

The Business of Coastal Credit, LLC (Page 118)

Coastal Credit, LLC

        Coastal Credit is a specialized subprime finance company engaged primarily in (1) acquiring retail installment sales contracts from both franchised and independent automobile dealers which have entered into contracts with purchasers of used and, to a much lesser extent, new cars and light trucks, and (2) servicing the contract portfolio. Coastal Credit commenced operations in Virginia in 1987 and was restructured as a limited liability company under the laws of the Commonwealth of Virginia in 1997. It conducts business in sixteen states – California, Delaware, Florida, Georgia, Louisiana, Maryland, Mississippi, Nevada, North Carolina, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Virginia and Washington – through its fourteen branch locations. Coastal Credit recognized total revenues of $23.8 million and net income of $6.7 million for the year ended December 31, 2004. Coastal Credit recognized total revenues of $23.3 million and net income of $6.1 million for the year ended December 31, 2003. At March 31, 2005, its total assets were $69.9 million. Coastal Credit's historical consolidated financial information reflects its status as a limited liability company taxed as a partnership.

        Coastal Credit provides financing programs to automobile dealers whose purchasers meet Coastal Credit’s credit standards, but who may not meet the credit standards of traditional lenders, such as banks and credit unions. Unlike these traditional lenders, Coastal Credit acquires contracts from dealers for vehicle purchases made by borrowers who typically have limited or impaired credit histories or who are purchasing older model and higher mileage automobiles. This is typically referred to as the subprime automobile finance market.

        A significant number of contracts acquired by Coastal Credit are contracts made with borrowers who are in the United States military. For the fiscal year ended December 31, 2004, approximately 33% of the borrowers on contracts acquired by Coastal Credit during the year were United States military personnel. For the fiscal year ended December 31, 2003, approximately 41% of such borrowers were United States military personnel. Coastal Credit believes that having in its portfolio a significant percentage of contracts for which the borrowers are United States military personnel contributes to lower payment delinquency and higher collection personnel efficiencies. Coastal Credit requests all borrowers who are in the military to use the military allotment system to make payments on their contracts. Under this allotment system, the borrower authorizes the military to make a payroll deduction for the amount of the borrower’s monthly contract payment and to direct this deduction payment to Coastal Credit on behalf of the borrower. Delinquency of payments on contracts paid by allotment historically has been less than delinquency of payments on contracts not paid by allotment. As a result, the collection effort associated with the military contracts requires substantially less time, allowing Coastal Credit’s collection staff to focus on an increased number of civilian sector contracts. At March 31, 2005, approximately 35% of the contracts in the contract portfolio were with borrowers from the United States military community. At December 31, 2004 approximately 34%, and at December 31, 2003, approximately 37% of the contracts in the contract portfolio were with borrowers from this community.

        Coastal Credit’s executive offices are located at 3852 Virginia Beach Boulevard, Virginia Beach, Virginia 23452, and its telephone number is (757) 340-6000.

Coastal Credit’s Strategy

        Coastal Credit’s principal goals are to maintain its profitability and to increase its long-term value to its members by focusing on the following:

o	Greater Penetration of Current Markets

        Coastal Credit believes that it has a significant opportunity to expand its presence in the markets in which it currently operates by consistently providing financing to the subprime market, while cultivating its relationships with its existing dealership base and its customers.

o	Continued Focus on the Military Borrower Market

        Coastal Credit believes that having in its portfolio a significant percentage of contracts for which the borrowers are United States military personnel contributes to lower payment delinquency and higher collection personnel efficiency. Coastal Credit intends to continue to focus part of its expansion program on geographic areas with United States military bases.

o	Disciplined Underwriting

        Coastal Credit primarily considers the following factors, among others, related to the borrower when deciding whether to acquire a new contract: automobile make and mileage, automobile value, place and length of residence, current and prior job status, history in making installment payments for automobiles, current income, credit history, disposable income and, for military personnel, the borrower’s rate and class and the time remaining on his or her enlistment contract. Coastal Credit believes that through a conservative approach to underwriting it can minimize its exposure to credit risk.

o	Disciplined Pricing

        Coastal Credit acquires contracts from dealers at a negotiated price, which is typically less than the original principal amount being financed by the purchaser of the automobile. The amount of the variance is determined by the credit quality of the borrower and the wholesale value of the financed vehicle. Historically, Coastal Credit typically acquires contracts at purchase prices that range from 80% to 90% of the original principal amount of the contract.

o	Controlled Geographic Expansion

        Coastal Credit is currently expanding its automobile financing program in the states of California, Georgia, Oklahoma, Texas, Virginia and Washington. Coastal Credit has targeted certain geographic locations within these states where it believes there is a sufficient market for its automobile financing program. Coastal Credit’s strategy initially is to closely monitor these new markets and then ultimately to decide where and when to open actual branch locations. Currently, before establishing a new branch office, Coastal Credit acquires, processes and services contracts in these markets through existing branches. This method of geographic expansion helps mitigate potential future losses by allowing Coastal Credit to qualify and then develop a market without the expense of the physical addition of a branch office until it is necessary.

Anticipated Accounting Treatment (Page 114)

        White River will account for the acquisition of Coastal Credit as a purchase for financial reporting purposes.

Funding of Purchase Price (Page 114)

        White River will fund the $45 million of the purchase price due at closing with a portion of the approximately $33.1 million in net proceeds it will receive in the subscription offering and with approximately $14.9 million in net proceeds from a private placement of a secured note with a third party accredited investor. White River will pay the remaining $5 million of the purchase price on March 31, 2006, subject to set off in the event of claims for breaches or misrepresentations, but payable with interest at a rate of 10% per annum.

Conditions to the Acquisition (Page 145)

Conditions to the Obligation of White River

        The obligation of White River to complete the purchase of the membership interests in Coastal Credit is subject to the satisfaction of certain conditions of the purchase agreement, the most significant of which are as follows:

o	The share exchange must be approved by the UAC shareholders and completed.
o	White River’s placement of a secured note with a third party accredited investor must close.
o	The subscription offering must close, and White River’s board of directors must determine that the proceeds of the subscription offering and the note placement are sufficient in amount to pay the purchase price for the acquisition of Coastal Credit and to fund the creditor buyout. We expect the net proceeds from the subscription offering to be $33.1 million and from the note placement to be $14.9 million. We believe these, together with a $3.6 million advance from Coastal Credit, will be sufficient to pay the initial purchase price for Coastal Credit of $45.0 million and the expected funds required for the creditor buyout of $6.1 million. See “The Subscription Offering – Use of Proceeds.”

o	Any conditions to the obligations of the holders of UAC’s outstanding restructured senior notes, restructured subordinated notes and accrual notes to tender their notes to White River in connection with the creditor buyout must be met.
o	The registration statement, of which this proxy statement/prospectus is a part, for the shares of the common stock to be issued pursuant to the share exchange and in the subscription offering must be declared effective by the Securities and Exchange Commission.
o	Any other required consents or approvals must be obtained.
o	Coastal Credit’s consolidated net worth must be at least $13.5 million and its loan loss reserves as a percentage of loans must be at least 6.0%.
o	Coastal Credit must advance to White River up to $6.0 million to facilitate closing of the transactions described in this proxy statement/prospectus.
o	Coastal Credit must amend its existing subordinated debentures or issue new subordinated debentures such that at least $7.7 million in principal amount of subordinated debentures remain outstanding following the closing of the acquisition with a final maturity date of at least two years and six months after the closing, and such subordinated notes must be subordinated to Coastal Credit’s guaranty of White River’s secured note.

Conditions to the Obligation of Coastal Credit and the Selling Members

        The obligation of Coastal Credit and/or the selling members to complete the sale of the membership interests is subject to the satisfaction of the following conditions, among others:

o	Coastal Credit must have received all required approvals of its lenders.
o	Any conditions to the obligations of the holders of UAC’s outstanding restructured senior notes, restructured subordinated notes and accrual notes to tender their notes to White River in connection with the creditor buyout must be met.
o	White River must have taken all corporate action necessary to cause John W. Rose and William E. McKnight, managers of Coastal Credit, to be elected or appointed to White River’s board of directors, effective upon closing.

Termination of the Purchase Agreement (Page 145)

        The purchase agreement contains customary provisions regarding termination. Among other reasons, the purchase agreement may be terminated at any time prior to the closing date:

o	by mutual written consent of White River and Coastal Credit; or
o	by White River or Coastal Credit, by written notice to the other party, if the closing has not occurred on or before August 15, 2005.

        Except as otherwise provided, if the purchase agreement is terminated, there will be no liability on the part of White River, Coastal Credit or the selling members (or their officers, directors or managers) to the others, and all rights and obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any breach of the purchase agreement.

Expenses and Termination Fees (Page 146)

        Each party to the purchase agreement will bear its respective expenses incurred in connection with the agreement and the purchase and sale of the membership interests pursuant to the purchase agreement. If the purchase agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of the purchase agreement by another party.

No Dissenters’ Rights Related to the Acquisition (Page 114)

        The White River shareholders (who will be the former UAC shareholders if the share exchange is completed) are not entitled to dissenters’ rights or to demand payment for their White River shares under Indiana law as a result of the acquisition of Coastal Credit.

Recommendation of UAC’s Board of Directors (Page 106)

        After careful consideration, the UAC board of directors has unanimously determined that the acquisition by White River of Coastal Credit is in the best interests of UAC and White River. The UAC board of directors has approved the acquisition transaction and unanimously recommends that you vote for approval of the acquisition transaction.

Meeting Proposal 3: Ratification of Warrants to Be Issued to Castle Creek Funds

The Warrants (Page 146)

        White River is proposing to issue to private equity funds managed by Castle Creek warrants to acquire 150,000 shares of White River common stock for $10.00 per share, with a term of three years and 90 days. The warrants would first become exercisable three years after issuance. The Castle Creek funds have advanced or agreed to advance approximately $1.9 million to White River to enable White River and UAC to pay the expenses incurred in connection with the transactions described in this proxy statement/prospectus and have agreed to bear certain additional fees and expenses that might become payable. In addition, Castle Creek has assisted White River and UAC in structuring, developing and implementing the transactions.

        Castle Creek, White River and UAC entered into a warrant issuance agreement in connection with White River’s authorization of the share exchange and subscription offering. In the agreement, Castle Creek agrees that it will advance certain transaction expenses on behalf of White River and UAC, to the extent required in connection with the development and completion of the proposed transactions, subject to reimbursement by White River from proceeds of the subscription offering.

        In consideration for these commitments and undertakings, the substantial efforts and assistance provided by Castle Creek with respect to the proposed transactions, and the risks borne by the Castle Creek funds due to the uncertainty in closing the transactions, the transaction committee of White River approved the issuance of the proposed warrants to Castle Creek, subject to shareholder approval at the special meeting.

        John M. Eggemeyer, III, the Chairman of the Board and Chief Executive Officer of White River and UAC, and Mark R. Ruh, the President and Chief Financial Officer of White River and UAC, are both officers of Castle Creek.

        Aside from the advancement of considerable transaction expenses, in respect of which White River proposes to issue the warrant, described above, White River (with the prior approval of the transaction committee of its board of directors) has arranged or expects to arrange the following borrowings from the Castle Creek private equity funds:

o	Advances of up to $120,000, bearing interest at 10% per annum to cover initial operating expenses of White River, particularly compensation of Mr. Szumski.
o	Advances of up to $2.5 million, if required by White River, to effect the buyout of UAC notes in advance of June 30, 2005. Such advance will bear interest at 10.75% per annum and would be secured by purchased notes.

Recommendation of UAC’s Board of Directors (Page 146)

        UAC’s board of directors recommends that you vote FOR approval of the issuance of warrants to the Castle Creek funds.

The White River Subscription Offering

The Offering (Page 148)	White River is offering to sell 3,500,000 shares of its common stock upon subscription by the UAC shareholders and to certain standby purchasers.

Record Date (Page 148)	June 8, 2005.

Subscription Price (Page 152)	$10.00 per share

Ownership Percentage (Page 149)	Your ownership percentage is the percent of the total issued and outstanding shares of UAC common stock that you own as of the record date. This ownership percentage determines your pro rata share of the total number of shares that will be offered to UAC shareholders in the subscription offering. By establishing your pro rata share of the offering, the ownership percentage will be used to compute the number of whole shares that you will be eligible to purchase for both your Basic Subscription Amount and your Oversubscription Amount.

Basic Subscription Amount (Page 149)	White River is offering each person who is a record holder of UAC common stock on the record date the opportunity to subscribe for the number of additional whole shares of White River common stock equal to the shareholder’s ownership percentage of the total shares being offered to UAC shareholders in the subscription offering. This is your Basic Subscription Amount. To purchase your Basic Subscription Amount, you must deliver an executed subscription agreement and pay the purchase price. There is no minimum amount of shares you must purchase, but you may not purchase a fractional share.

Oversubscription Amount (Page 149)	If you subscribe for your full Basic Subscription Amount and you have not exceeded the Subscription Limit, you may elect to purchase additional shares of White River common stock. This Oversubscription Amount will be available to the extent that shares remain available after the allocation to other UAC shareholders who subscribe to purchase their full Basic Subscription Amounts and the minimum allocation to the standby purchasers. The number of whole shares that you may purchase as your Oversubscription Amount is limited to the portion of the available oversubscription shares equal to your ownership percentage as a percent of the aggregate ownership percentages of all shareholders seeking oversubscription allotments, subject to your Subscription Limit. If the number of shares of White River common stock available for purchase after allocations for Basic Subscription Amounts, and minimum allocations for standby purchasers is not sufficient to satisfy in full all Oversubscription Amounts requested by the shareholders who have subscribed for them, then the available shares will be allocated on a pro rata basis. Any funds tendered by you that are not used to purchase additional shares will be promptly refunded to you, without interest.

Subscription Limit (Page 150)	Without the express permission of the board of directors of White River, you will not be permitted to subscribe for shares that would cause your ownership percentage after completion of the subscription offering to exceed the greater of 4.9% of White River’s outstanding common stock, or a percent equal to your ownership percentage in UAC common stock on the record date. This limitation is intended to assist White River in protecting the future value of the NOLs.

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Standby Purchase Agreements (Page 150)	As of the date this proxy statement/prospectus is circulated in final form to UAC shareholders, White River expects to have entered into standby purchase agreements with certain institutional investors, high net worth individuals, and large shareholders of UAC. White River expects to have obtained commitments that will ensure a majority of the subscription offering will be subscribed. In addition, pursuant to the standby purchase agreements, White River expects to have agreed to sell approximately 1,179,200 shares in the aggregate, if requested by the standby purchasers, before allocating shares in respect of Oversubscription Amounts and regardless of the extent to which UAC shareholders exercise their Basic Subscription Amounts.

Maximum Offering (Page 150)	White River’s maximum offering is 3,500,000 shares (assuming an offering price of $10.00 per share).

Expiration Date (Page 152)	The subscription offering will expire on July 26, 2005, at 5:00 p.m., Eastern Daylight Time, unless the White River board of directors, in its sole discretion, extends the expiration date.

Termination (Page 158)	White River may withdraw and terminate this subscription offering at any time, in its sole discretion, and will terminate this subscription offering if the share exchange is not approved. If the subscription offering is terminated, White River will return your subscription payment to you, without interest.

How to Subscribe (Page 152)	You may subscribe for shares of White River common stock at any time beginning on the date of this proxy statement/prospectus and continuing until the expiration date by properly completing and signing the subscription agreement that accompanies this proxy statement/prospectus, and returning it, with full payment for the shares you are subscribing for, to the subscription agent by the expiration date (or following the guaranteed delivery procedures described under “The Offering: Notice of Guaranteed Delivery”).

You may subscribe to purchase all or a portion of your Basic Subscription Amount and, if you subscribe for your Basic Subscription Amount in full, you may subscribe for an Oversubscription Amount. See “The Offering: Subscription Payments” for details about delivery and payment. You will have no further right to subscribe for shares in the subscription offering after the expiration date.

If your subscription is not completely filled, White River will send you a check for the subscription price of all shares it was unable to allocate to you. No interest will be paid on returned subscription payments.

Your subscription is irrevocable after you submit the subscription documents.

Limited Transferability (Page 155)	If you are a UAC shareholder entitled to purchase shares in the subscription offering and you beneficially own less than 5% of UAC common stock on the record date, you may assign or refer all or a portion of the opportunity to subscribe for a Basic Subscription Amount or Oversubscription Amount only to an affiliate or related party. Please see “The Offering: Transferring Your Opportunity to Subscribe to Affiliates and Related Parties.” No other assignments of rights to subscribe are permitted without White River’s written consent.

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Subscription Procedures (Page 152)	You may subscribe for your Basic Subscription Amount and, if you so elect, your Oversubscription Amount by properly completing and signing the subscription agreement that accompanies this proxy statement/prospectus. You must then return the completed and signed subscription agreement with full payment for the total number of shares you are subscribing for to Computershare Trust Company of New York, White River’s subscription agent. Your payment should be made by bank certified check, cashier’s check or wire transfer.

Subscription Agent (Page 157)	Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005 Attention: Reorganization Department

Information Agent (Page 157)	Georgeson Shareholder Communications, Inc. 17 State Street, 10th Floor New York, NY 10004 (877) 278-9677 (Toll Free) Banks and brokerage firms please call: (212) 440-9800

Questions (Page 157)	If you have any questions about the subscription offering, including questions about subscription procedures and requests for additional copies of this proxy statement/prospectus or other documents, please contact Georgeson Shareholder Communications, Inc., the information agent, at (877) 278-9677 (toll free) or, if you are a bank or brokerage firm, at (212) 440-9800.

Stock Certificates (Page 158)	White River will deliver certificates representing shares of White River common stock purchased in the subscription offering to subscribers as soon as practicable after the expiration date.

Federal Income Tax Consequences (Page 155)	Our counsel, Barnes & Thornburg LLP, has issued a tax opinion with respect to the subscription offering. We have filed that opinion with the Securities and Exchange Commission as an exhibit to the registration statement related to the transactions described in this proxy statement/prospectus. That opinion concludes that neither your receipt of the opportunity to subscribe for shares nor your subscription for additional shares of White River common stock will be treated as a taxable event for United States federal income tax purposes.

Risk Factors (Page 26)	An investment in shares of White River's common stock involves a high degree of risk. Please see "Risk Factors."

Use of Proceeds (Page 148)	The net proceeds of this subscription offering will be used by White River primarily to fund the acquisition of Coastal Credit, to capitalize White River, and to partially fund White River’s purchase of claims of UAC creditors in the creditor buyout (or repay a bridge loan obtained from Castle Creek funds for such purpose), as described in this proxy statement/prospectus. White River will also use net proceeds to pay or reimburse the Castle Creek funds for transaction expenses and for general corporate purposes. The proceeds will not be made available to UAC to make any payments on allowed claims on behalf of UAC.

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RISK FACTORS

        Before voting to approve the share exchange or purchasing any of the shares of White River common stock being offered in the subscription offering, prospective investors in White River should carefully consider the following factors in addition to the other information contained in this proxy statement/prospectus.

THE ACQUISITION OF COASTAL CREDIT

Coastal Credit Business

Following the proposed transactions, White River shareholders will be substantially dependent on the operations of Coastal Credit.

        White River will be a holding company with no independent operations. Its profitability and ability to pay dividends to its shareholders will be dependent on the operations of its subsidiaries. Following the proposed share exchange and acquisition of Coastal Credit, White River will have two subsidiaries, UAC and Coastal Credit. UAC’s activities consist of administering the receipt and distribution of the cash flows from the bankruptcy estate and carrying out the Plan of Reorganization. White River will purchase substantially all claims of creditors under UAC’s Plan of Reorganization if the Coastal Credit acquisition is completed. While related future cash flows from UAC may benefit White River, UAC does not presently expect to be profitable in the future. Thus, if Coastal Credit does not generate profits and make distributions to White River, the value of White River common stock will be diminished.

Our profitability and future growth depend on Coastal Credit’s continued access to bank and subordinated debt financing.

        Following the acquisition of Coastal Credit, the profitability and growth of Coastal Credit’s business will depend on its ability to access bank debt at competitive rates. Coastal Credit currently depends on an $80 million line of credit facility with a financial institution to finance its acquisition of contracts. This line of credit currently has a maturity date of December 31, 2007 and is secured by substantially all of the contracts held by Coastal Credit. At March 31, 2005, Coastal Credit had $47.0 million outstanding under the line of credit and $33.0 million available for additional borrowing. Coastal also relies on subordinated debt as a principal part of its capital structure to provide long-term capital. As of March 31, 2005, the amount of outstanding subordinated debt was $3.7 million. The debentures are subject to a Subordination and Intercreditor Agreement with Coastal Credit’s principal lender. The debentures have maturity dates in March 2007. Coastal Credit will continue to depend on the availability of its line of credit, replacement subordinated financing, together with cash from operations, to finance its future operations. The availability of the credit facility depends, in part, on factors outside of Coastal Credit’s control, including regulatory capital treatment for unfunded bank lines of credit and the availability of bank loans in general. Therefore, this credit facility may not continue to be available beyond the current maturity date on reasonable terms or at all. If Coastal Credit were unable to renew or replace the credit facility or find alternative financing at reasonable rates, Coastal Credit could be unable to grow by acquiring contracts or could be forced to liquidate.

The terms of Coastal Credit’s indebtedness impose significant restrictions on it.

        Coastal Credit’s existing outstanding indebtedness restricts its ability to, among other things:

o	encumber collateral;
o	allow change of ownership or control;
o	sell or transfer assets;
o	incur additional debt;
o	repay other debt;
o	pay dividends;
o	make certain investments or acquisitions;
o	repurchase or redeem capital stock;
o	engage in mergers or consolidations; and
o	engage in certain transactions with subsidiaries and affiliates.

        In addition, Coastal Credit’s line of credit facility requires it to comply with certain financial ratios and covenants. Coastal Credit’s ability to continue to meet these financial ratios could be affected by events beyond its control. Failure to meet any of these covenants, financial ratios or financial tests could result in an event of default under Coastal Credit’s credit facility. If an event of default occurs under its line of credit facility, the lender may take one or more of the following actions:

o	increase Coastal Credit's borrowing costs;
o	restrict Coastal Credit's ability to obtain additional borrowings under the facility;
o	accelerate all amounts outstanding under the facility; or
o	enforce its interests against collateral pledged under the facility.

        If Coastal Credit’s lender accelerates its debt payments, Coastal Credit’s assets may not be sufficient to fully repay the debt.

Coastal Credit will require a significant amount of cash to service its indebtedness and meet its other liquidity needs.

        Coastal Credit’s ability to make payments on or to refinance its indebtedness and to fund its operations and planned capital expenditures depends on its future operating performance. Coastal Credit’s primary cash requirements include:

o	the funding of contract acquisitions;
o	interest payments under its line of credit facility and other indebtedness;
o	capital expenditures for technology and facilities;
o	ongoing operating expenses;
o	planned expansions by opening additional branch offices; and
o	any required tax payments.

        In addition, because Coastal Credit expects to continue to require substantial amounts of cash for the foreseeable future, Coastal Credit may seek additional debt financing. The type, timing and terms of the financing Coastal Credit selects will be dependent upon its cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. These sources may not be available to Coastal Credit at any given time or the terms on which these sources may be available may not be favorable. Coastal Credit’s inability to obtain such additional financing could adversely impact its ability to grow.

Coastal Credit’s substantial indebtedness could adversely affect its financial condition.

        Coastal Credit currently has a substantial amount of outstanding indebtedness. In connection with the acquisition, Coastal Credit will guarantee an additional $15 million of White River indebtedness on a subordinated basis. Coastal Credit’s ability to make payments on, or to refinance, its indebtedness will depend on its future operating performance, including its ability to access additional debt or equity financing, which, to a certain extent, is subject to economic, financial, competitive and other factors beyond Coastal Credit’s control.

        Coastal Credit’s high level of indebtedness could have important consequences for its business. For example, Coastal Credit:

o	may be unable to satisfy its obligations under its outstanding indebtedness;
o	may find it more difficult to fund future needs for working capital, capital expenditures, or acquisitions;
o	may need to dedicate a substantial portion of its cash resources to the payments on its outstanding indebtedness, thereby reducing the funds available for operations and future business opportunities; and
o	may be more vulnerable to adverse general economic and industry conditions.

        Coastal Credit may incur substantial additional debt in the future. If new debt is added to Coastal Credit’s current levels, the risks described above could intensify.

Coastal Credit may experience higher than normal delinquency and charge-off rates in its loan portfolios, which could reduce its profitability.

        Coastal Credit’s profitability depends, to a material extent, on the performance of contracts that it acquires. Historically, Coastal Credit has experienced higher delinquency and charge-off rates than traditional financial institutions because a large portion of its loans are to subprime borrowers, who may be unable to obtain financing from traditional sources due to their credit history. Although Coastal Credit attempts to mitigate these high credit risks with its underwriting standards, pricing and collection procedures, these standards and procedures may not offer adequate protection against the risk of default. In the event of a default, the collateral value of the financed vehicle usually does not cover the outstanding loan balance and costs of recovery. Higher than anticipated delinquencies and defaults on Coastal Credit’s contracts would reduce its profitability.

Coastal Credit depends upon its relationships with its dealers.

        Coastal Credit’s business depends in large part upon its ability to establish and maintain relationships with automobile dealers who originate the contracts Coastal Credit acquires. Although Coastal Credit believes it has been successful in developing and maintaining such relationships, such relationships are not exclusive, and many of them are not longstanding. Coastal Credit may not be successful in maintaining such relationships or increasing the number of dealers with whom it does business. Coastal Credit’s existing dealer base may not continue to generate or refer to Coastal Credit a volume of contracts comparable to the volume of such contracts historically generated or referred by such dealers.

Coastal Credit’s success depends upon its ability to implement its business strategy.

        Coastal Credit’s financial position depends on its management’s ability to execute its business strategy. Key factors involved in the execution of its business strategy include the use of effective pricing, achievement of the desired contract acquisition volume, risk management techniques and collection methods, continued investment in technology to support operating efficiency and continued access to significant funding and liquidity sources. Coastal Credit’s failure or inability to execute any element of its business strategy could materially adversely affect Coastal Credit’s financial condition.

Coastal Credit’s business is highly dependent upon general economic conditions.

        During periods of economic slowdown or recession, delinquencies, defaults, repossessions and losses generally increase. These periods also may be accompanied by decreased consumer demand for automobiles and declining values of automobiles securing outstanding loans, which weakens collateral coverage on Coastal Credit’s loans and increases the amount of a loss Coastal Credit would experience in the event of default. Significant increases in the inventory of used automobiles during periods of economic recession may also depress the prices at which repossessed automobiles are sold or delay the timing of these sales. Because Coastal Credit focuses on subprime borrowers, the actual rates of delinquencies, defaults, repossessions and losses on these loans are higher than those experienced in the general automobile finance industry and could be more dramatically affected by a general economic downturn. In addition, during an economic slowdown or recession, Coastal Credit’s servicing and collection costs may increase without a corresponding increase in its income. While Coastal Credit seeks to manage the higher risk inherent in loans made to subprime borrowers through its underwriting criteria, pricing and collection methods, these criteria or methods may not afford adequate protection against these risks. Any sustained period of increased delinquencies, defaults, repossessions or losses or increased servicing and collection costs could adversely affect Coastal Credit’s financial condition.

Decreased auction proceeds resulting from the depressed prices at which used automobiles may be sold during periods of economic slowdown or recession will reduce Coastal Credit’s profitability.

        If Coastal Credit repossesses a vehicle securing a contract, Coastal Credit typically has it transported to an automobile auction for sale. Auction proceeds from the sale of repossessed vehicles and other recoveries are usually not sufficient to cover the outstanding balance of the contract, and the resulting deficiency is charged off. In addition, there is, on average, approximately a 45-day lapse between the time Coastal Credit repossesses a vehicle and the time it is sold at public auction. Furthermore, depressed wholesale prices for used automobiles may result from significant liquidations of rental or fleet inventories, and from increased volume of trade-ins due to promotional financing programs offered by new vehicle manufacturers. During periods of economic slowdown or recession, decreased auction proceeds resulting from the depressed prices at which used automobiles may be sold will result in Coastal Credit experiencing higher credit losses.

An increase in market interest rates may reduce Coastal Credit’s profitability.

        Coastal Credit’s long-term profitability may be directly affected by the level of and fluctuations in interest rates. Sustained, significant increases in interest rates may adversely affect Coastal Credit’s liquidity and profitability by reducing the interest rate spread between the rate of interest Coastal Credit receives on its contracts and interest rates that Coastal Credit pays under its outstanding line of credit facility. As interest rates increase, the gross interest rate spread on new originations will generally decline since the rates charged on the contracts acquired from dealers generally are limited by statutory maximums and competitive market conditions restricting Coastal Credit’s opportunity to pass on increased interest costs.

Coastal Credit’s growth depends upon its ability to retain and attract a sufficient number of qualified employees.

        To a large extent, Coastal Credit’s growth strategy depends on the opening of new offices that will focus primarily on acquiring contracts in markets Coastal Credit has not previously served. Future expansion of Coastal Credit’s office network depends upon its ability to attract and retain qualified and experienced office managers and the ability of such managers to develop relationships with dealers that serve those markets. Coastal Credit generally does not open new offices until it has located and hired a qualified and experienced individual to manage the office. Typically, this individual would be familiar with local market conditions and have existing relationships with dealers in the area to be served. Although Coastal Credit believes that it can attract and retain qualified and experienced personnel as Coastal Credit proceeds with planned expansion into new markets, Coastal Credit may not be successful in doing so. Competition to hire personnel possessing the skills and experience required by Coastal Credit could contribute to an increase in its employee turnover rate. High turnover or an inability to attract and retain qualified personnel could have an adverse effect on Coastal Credit’s origination, delinquency, default and net loss rates and, ultimately, its financial condition.

The loss of one of Coastal Credit’s key executives could have a material adverse effect on its business.

        Coastal Credit’s growth and development to date have been largely dependent upon the services of William E. McKnight, who established Coastal Credit and serves as its President. Coastal Credit does not maintain a key-man life insurance policy on Mr. McKnight. Although Coastal Credit believes that it has sufficient additional experienced management personnel to accommodate the loss of any key executive, the loss of services of Mr. McKnight could have a material adverse effect on Coastal Credit.

        In May 2005, Coastal Credit lost the services of its long-time Chief Financial Officer due to disability. Coastal Credit is in the process of recruiting a new Chief Financial Officer. In the meantime, management of White River and White River’s financial consultant who has been identified to be White River’s new Chief Financial Officer, will provide assistance to supplement the financial management function at Coastal Credit. If Coastal Credit is unable to quickly identify a suitable candidate and to effect a smooth transition of the Chief Financial Officer function, its financial reporting and financial management activities may be delayed or impaired at least temporarily, which may have an adverse effect on Coastal Credit’s operations.

Coastal Credit is subject to risks associated with litigation.

        As a consumer finance company, Coastal Credit is subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things:

o	usury laws;
o	disclosure inaccuracies;
o	wrongful repossession;
o	violations of bankruptcy stay provisions;
o	certificate of title disputes;
o	fraud;
o	breach of contract; and
o	discriminatory treatment of credit applicants.

        Some litigation against Coastal Credit could take the form of class action complaints by consumers. As the assignee of contracts originated by dealers, Coastal Credit may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of actions can be substantial. The relief which may be requested by the plaintiffs varies but may include requests for compensatory, statutory and punitive damages. Coastal Credit may experience material financial losses in the future as a result of litigation and other legal proceedings.

Coastal Credit is subject to many laws and governmental regulations, and any material violations of or changes in these laws or regulations could have a material adverse effect on Coastal Credit’s financial condition and business operations.

        Coastal Credit’s financing operations are subject to regulation, supervision and licensing under various federal, state and local statutes and ordinances. Additionally, the procedures that Coastal Credit must follow in connection with the repossession of vehicles securing contracts are regulated by each of the states in which Coastal Credit does business. The various federal, state and local statutes, regulations and ordinances applicable to Coastal Credit’s business govern, among other things:

o	licensing requirements;
o	requirements for maintenance of proper records;
o	payment of required fees to certain states;
o	maximum interest rates that may be charged on loans to finance new and used vehicles;
o	interest rates on loans to customers serving in the military;
o	debt collection practices;
o	proper disclosure to customers regarding financing terms;
o	privacy regarding certain customer data; and
o	collection of debts from loan customers who have filed bankruptcy.

        Coastal Credit believes that it maintains all material licenses and permits required for its current operations and is in substantial compliance with all applicable local, state and federal regulations. Coastal Credit’s failure, or failure by dealers who originate the contracts Coastal Credit acquires, to maintain all requisite licenses and permits, and to comply with other regulatory requirements, could result in consumers having rights of rescission and other remedies that could have a material adverse effect on Coastal Credit’s financial condition. Furthermore, any changes in applicable laws, rules and regulations may make Coastal Credit’s compliance therewith more difficult or expensive or otherwise adversely affect its financial condition.

Coastal Credit’s ability to pay cash distributions is restricted by its line of credit.

        While Coastal Credit is not restricted by its charter from making distributions, its line of credit restricts the payment of cash distributions without written approval from its lender. Coastal Credit’s ability to receive the necessary approval is largely dependent upon its portfolio performance, and Coastal Credit may not be able to obtain the necessary approvals in the future for distributions to White River that would enable White River to pay cash dividends to its shareholders.

Coastal Credit operates in a competitive market.

        The subprime consumer-finance industry is highly competitive. There are numerous financial service companies that provide consumer credit in the markets served by Coastal Credit, including banks, credit unions, other consumer finance companies and captive finance companies owned by automobile manufacturers and retailers. Many of these competitors have substantially greater financial resources than Coastal Credit. In addition, Coastal Credit’s competitors often provide financing on terms more favorable to automobile purchasers or dealers than Coastal Credit offers. Many of these competitors also have long-standing relationships with automobile dealerships and may offer dealerships or their customers other forms of financing, including dealer floor-plan financing and leasing, which Coastal Credit does not provide. Providers of subprime consumer financing have traditionally competed primarily on the basis of:

o	interest rates charged;
o	the quality of credit accepted;
o	the flexibility of loan terms offered; and
o	the quality of service provided.

        Coastal Credit’s ability to compete effectively with other companies offering similar financing arrangements depends on maintaining close relationships with dealers of new and used vehicles. Coastal Credit may not be able to compete successfully in this market or against these competitors.

        Coastal Credit has focused on a segment of the market composed of consumers who typically do not meet the more stringent credit requirements of traditional consumer financing sources and whose needs, as a result, have not been addressed consistently by such financing sources. If, however, other providers of consumer financing were to assert a significantly greater effort to penetrate Coastal Credit’s targeted market segment, Coastal Credit may have to reduce its interest rates and fees in order to maintain its market share. Any reduction in Coastal Credit’s interest rates or fees could have an adverse impact on its profitability.

Coastal Credit may experience problems with its integrated computer systems or be unable to keep pace with developments in technology.

        Coastal Credit uses various technologies in its business, including telecommunication, data processing and integrated computer systems. Technology changes rapidly. Coastal Credit’s ability to compete successfully with other financing companies may depend on its ability to exploit technological changes. Coastal Credit may not be able to exploit technological changes, and any investment it makes may not make Coastal Credit more profitable.

        Coastal Credit uses integrated computer systems to respond to customer inquiries and to monitor the performance of its contract portfolios and the performance of individual customers under its contracts. Problems with the operation of Coastal Credit’s systems could adversely impact its ability to monitor its portfolios or collect amounts due under its contracts and direct loans, which could have a material adverse effect on its financial condition.

WHITE RIVER AND THE SHARE EXCHANGE

Transfer Restrictions

The transfer restrictions implemented in the share exchange may delay or prevent takeover bids by third parties and may delay or frustrate any attempt by shareholders to replace or remove the current management.

        All shares of White River common stock will be subject to the transfer restrictions described in this proxy statement/prospectus. These transfer restrictions currently do not apply to UAC common stock, although UAC has recently adopted a by-law provision that limits (1) accumulation by any shareholder of aggregate shares exceeding 5% of UAC’s outstanding shares and (2) further accumulation of shares by larger holders. The transfer restrictions on White River common stock are complex and directed toward preserving the value of UAC’s tax net operating loss carryforwards for the benefit of shareholders. The transfer restrictions will require any person attempting to acquire a significant interest in White River to negotiate with White River’s board of directors. The transfer restrictions also may make it more difficult to effect a merger or similar transaction perceived by shareholders to be favorable to White River by requiring any person seeking to enter into such a transaction with White River to negotiate with White River’s board of directors. Finally, the transfer restrictions may make it more difficult for shareholders to replace current management because no single shareholder may cast votes for more than 5% of White River’s outstanding shares of common stock, unless that shareholder held more than 5% of our common stock before the share exchange or the acquisition of the shares is otherwise approved by the board of directors. The transfer restrictions in White River’s charter are more restrictive than the provision of UAC’s new by-law.

If the transfer restrictions are not effective in preventing an ownership change from occurring, our ability to use the NOLs will be severely limited.

        Although the transfer restrictions are authorized under Indiana law, we are not aware of any published court decisions enforcing similar transfer restrictions. Thus, a transfer could occur that would violate the transfer restrictions and White River might not be able to enforce the transfer restrictions. Even if a court did enforce the transfer restrictions in the case of such a transfer, the Internal Revenue Service might not agree that the transfer restrictions provide a sufficient remedy with respect to any ownership change resulting from the prohibited transfer. In either of these cases, despite the implementation of the transfer restrictions, an ownership change could occur that would severely limit White River’s ability to use the tax benefits associated with our NOLs.

Beneficial Use of the NOLs

The benefits of the NOLs are uncertain and could be reduced or lost if challenged by the Internal Revenue Service.

        Based on a current maximum federal corporate income tax rate of 35%, UAC’s NOLs could provide significant future tax savings benefits to UAC’s and White River’s consolidated group. However, the ability to use these tax benefits in future years will depend upon a number of factors, including the amount of White River’s otherwise consolidated taxable income and favorable interpretations and treatment from the Internal Revenue Service consistent with our interpretation of complex tax regulations. The Internal Revenue Service could challenge our calculation of the amount of NOLs or our determinations as to when or whether a prior change in ownership occurred for purposes of these tax regulations. Other provisions of the Internal Revenue Code may limit our ability to carry forward the NOLs to offset taxable income in future years. If the Internal Revenue Service were successful with respect to any such challenge, the potential tax benefit of the NOLs to us could be substantially reduced or lost.

We may proceed with the share exchange and establish White River as the parent of UAC, but White River might not generate sufficient consolidated taxable income to utilize the NOLs.

        If the share exchange is completed, but White River’s subscription offering is not successful, White River will not have adequate funds to complete the acquisition of Coastal Credit or any other acquisition candidate. In this case, White River may not be able to:

o	identify an appropriate established business to acquire instead of Coastal Credit;
o	reach an agreement to acquire any such business on terms which are favorable to White River; and
o	obtain sufficient capital to complete such an acquisition.

        Each of these factors will limit the ability to use the tax benefits associated with the NOLs. If, for any of these reasons, White River does not have sufficient taxable income in future years to use the tax benefits before they expire, UAC and White River will lose the benefit of those NOLs permanently.

Concentration of Ownership

Because ownership of our common stock is concentrated, certain shareholders can exert significant influence over shareholders’ decisions.

        On the record date, June 8, 2005, UAC’s largest shareholder, Richard D. Waterfield, owned 19.8% of UAC’s outstanding shares of common stock. In addition, as of that date, John M. Eggemeyer, III, the Chairman of the Board and Chief Executive Officer of White River and UAC, by virtue of his relationship with Castle Creek, and the private equity funds managed by Castle Creek owned or controlled 15.9% of UAC’s outstanding shares of common stock. If shareholders approve the share exchange and the maximum number of shares of White River common stock are issued, and Mr. Waterfield’s interests and Mr. Eggemeyer and the Castle Creek funds participate in the subscription offering to the maximum extent to which they have expressed interest, their ownership percentages will change to 5.8%, in the case of Mr. Waterfield and his associates, and 21.2% in the case of Mr. Eggemeyer and the Castle Creek funds. Mr. Waterfield and Mr. Eggemeyer will each continue to have a significant influence on the outcome of shareholder votes, including votes concerning, among other things, the election of directors; the adoption or amendment of provisions in White River’s Articles of Incorporation following the share exchange; and the approval of other significant corporate transactions, including mergers and reorganizations. This level of concentrated ownership by a single entity, may have the effect of delaying or preventing a change in the management or voting control of White River.

Your ability to resell your shares may be limited.

        Shares of UAC common stock are currently being traded over-the-counter and reported under the symbol “UACA” on the OTC Pink Sheets, a centralized quotation service operated by Pink Sheets, L.L.C. that collects and publishes market maker quotes for over-the-counter securities. These quotations represent bid and asked prices between dealers and do not include retail markup, markdown or commissions and may not represent actual transactions. We anticipate that White River’s common stock will be quoted on the OTC Pink Sheets instead of UAC common stock as a result of the share exchange. However, we cannot predict the extent to which an active public market for White River’s common stock will develop or be sustained after the share exchange and subscription offering. Consequently, White River’s shareholders may not be able to trade in our shares or otherwise liquidate their investment in the event of an emergency or at any time. An active trading market in White River’s shares may not be established. Furthermore, such market, if established, may not be sufficiently liquid to enable holders of shares of White River’s common stock to liquidate their investment at the volumes, prices, or times that they desire.

THE SUBSCRIPTION OFFERING

The offering price was determined by White River’s board of directors and bears no direct relationship to the value of assets, financial condition or other established criteria for value with respect to UAC. White River’s common stock may trade at prices above or below this price, or not at all.

        White River’s board of directors determined the subscription price after considering a number of factors including the following:

o	the funds necessary to pay for the purchase price for Coastal Credit, White River’s purchase of claims from UAC’s creditors in the creditor buyout pursuant to the memorandum of understanding between UAC and the Plan Committee under UAC’s Plan of Reorganization (the “Creditor Buyout”), the transaction expenses and the capitalization of White River;
o	the projected investment return required to attract investment in White River;
o	the anticipated future cash flows from UAC’s assets that would benefit White River as holder of claims under UAC’s Plan of Reorganization if the Creditor Buyout is completed;
o	the value of UAC’s remaining operations, including the potential for UAC’s consolidated NOLs in association with future business acquired with new investment;
o	the substantial dilutive effect that issuance of shares of White River common stock in the subscription offering will have on shareholders who choose not to subscribe;
o	the value of Coastal Credit;
o	the exchange ratio reflected in the share exchange; and
o	the recent trading price of UAC common stock to be exchanged for White River’s common stock in the share exchange.

        The board of directors did not assign relative or specific weights to any factors in setting the subscription price. After the date of this proxy statement/prospectus, UAC common stock may trade at prices above or below the offering price.

You may not revoke your subscription and could be committed to buy White River shares above the prevailing market price for White River common shares.

        The public trading market price of UAC common stock has been, and the trading price of White River’s common stock after the share exchange may remain, significantly lower than the subscription price, and may decline even further before the subscription offering expires. If you subscribe for shares of White River common stock, you will have committed to buy shares of common stock at a price above the equivalent prevailing market price for the UAC common stock (after giving effect to the exchange ratio). Once you have subscribed, you may not revoke your subscription unless White River amends this subscription offering. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price, or at all.

A public market for the White River shares may not develop.

        Prior to this offering, there has been no public trading market for shares of White River’s common stock and, as a result, we cannot predict whether an active trading market will develop and continue upon completion of this offering or whether the market price of White River’s common shares will decline below the initial public offering price. The initial public offering price per share of common stock was determined by the board of directors based on a variety of factors and may not be indicative of the trading price of shares of White River’s common stock after this offering. The trading price may decline for many reasons, some of which are beyond White River’s control, including among others, quarterly variations in White River’s results of operations; changes in expectations regarding White River’s future results of operations, including financial estimates by securities analysts and investors; announcements by third parties of claims against White River; changes in law and regulation; results of operations that vary from those expected by securities analysts and investors; and future sales of White River’s common shares.

        In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to a company’s operating performance. As a result, the trading price of White River’s common shares may fall below the initial public offering price.

Because White River may terminate this subscription offering at any time, your participation in the offering is not assured.

        Once you subscribe you may not revoke the subscription for any reason unless White River amends this subscription offering. White River may terminate this subscription offering at any time, and will terminate it if the share exchange is not approved by the UAC shareholders and completed or if the acquisition of Coastal Credit cannot or will not be completed. If White River decides to terminate this subscription offering, we will not have any obligation with respect to your subscription except to return, without interest, any subscription payments.

FORWARD-LOOKING STATEMENTS

        Discussions in this proxy statement/prospectus contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. We caution you to be aware of the speculative nature of “forward-looking statements.” Although these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance. Whether actual results will conform to our expectations and predictions is subject to a number of known and unknown risks and uncertainties, including:

o	the risks and uncertainties discussed in this proxy statement/prospectus;
o	general economic, market, or business conditions;
o	changes in interest rates, the cost of funds, and demand for our financial services;
o	changes in our competitive position;
o	our ability to manage growth;
o	the opportunities that may be presented to and pursued by us;
o	competitive actions by other companies;
o	changes in laws or regulations;
o	changes in the policies of federal or state regulators and agencies; and
o	other circumstances, many of which are beyond our control.

        Consequently, all of the forward-looking statements made in this proxy statement/prospectus are qualified by these cautionary statements. We may not realize the results anticipated by us or, even if we substantially realize the results we anticipate, the results may not have the consequences to, or effects on, us or our business or operations that we expect. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements we make to reflect new information, future events or otherwise.

CAPITALIZATION

        The following table sets forth UAC’s consolidated debt and capitalization as of March 31, 2005, and on a pro forma basis for two scenarios:

1.	First, to give effect to the creation of White River and the share exchange (assuming no shareholders exercise dissenters’ rights), and prior to the issuance of any additional shares in the subscription offering and prior to the acquisition of Coastal Credit; and
2.	Second, to give effect to the completion of the subscription offering, the placement of $15 million in secured notes, the acquisition of Coastal Credit and the Creditor Buyout.

        For the second scenario, we have also assumed the following:

o	that holders of UAC common stock subscribe to purchase 2,500,000 shares of White River common stock (a number which is 71.4% of the total aggregate Basic Subscription Amounts);
o	that the standby purchasers purchase an assumed minimum allocation of 1,000,000 shares of White River common stock in the subscription offering;
o	that $30 million of the net proceeds of the subscription offering are used to acquire Coastal Credit as a subsidiary and member of the consolidated White River, UAC and Coastal Credit group; and
o	that the Creditor Buyout is completed.

        See also "The Subscription Offering-Use of Proceeds."

        This table should be read in conjunction with the consolidated financial statements and the notes to the financial statements included elsewhere in this proxy statement/prospectus.

	At March 31, 2005
	Actual	Pro Forma 1	Pro Forma 2
	(in thousands, except share data)

CASH (Note 1):	$ 3,072	$ 3,072	$ 4,466

OUTSTANDING BORROWINGS:
Collateralized financings	$ 143,804	$ 143,804	$ 143,804
Creditor notes payable (Note 2)	9,606	9,606	1,145
Deferred purchase price (Note 3)	—	—	5,000
White River secured note	—	—	15,000
Coastal Credit line of credit (Note 4)	—	—	46,000
Coastal Credit subordinated debt	—	—	7,700

Total Outstanding Borrowings:	153,410	153,410	218,649

SHAREHOLDERS' EQUITY (DEFICIT):
Union Acceptance Corporation
Preferred stock, without par value—authorized 10,000,000 shares;
none issued and outstanding	—	n/a	n/a
Common stock, without par value—authorized 130,000,000 shares;
31,019,150 shares issued and outstanding	145,900	n/a	n/a
White River Capital, Inc.
Preferred stock, without par value—authorized 3,000,000 shares;
none issued and outstanding	n/a	—	—
Common stock, without par value—authorized 20,000,000 shares;
310,191 shares issued and outstanding after share exchange (Pro Forma
1); 3,810,191 shares issued and outstanding after subscription offering
(Pro Forma 2) (Note 5)	n/a	—	—
Warrant (Note 6)	n/a	n/a	674
Accumulated other comprehensive income	4,358	4,358	4,358
Accumulated deficit (Note 7)	(157,353)	(157,353)	(147,983)

Total Shareholders' Equity (Deficit):	(7,095)	(7,095)	36,644

TOTAL:	$ 146,315	$ 146,315	$ 255,293

36
(1)	Pro Forma 2 amount includes $3,072,000 cash at UAC subsidiary, $1,554,000 cash at Coastal Credit subsidiary, and $5,955,000 cash from the proposed transactions (illustrated in the table below) partially offset by a $6,115,000 payment for the Creditor Buyout which includes interest of $1,000 and fees of $125,000.

Capital	$ 35,000,000
Sub-Debt	15,000,000
Draw fom Coastal Line of Credit	3,000,000
Purchase of Coastal	(45,000,000)
Transaction Costs (excluding warrants of $674,000)	(2,045,000)

Cash Remaining from Transaction	$ 5,955,000

(2)	Creditor notes payable in Pro Forma 2 reflect 100% of restructured senior notes and 89.13% of restructured subordinated notes tendered to White River in accordance with the Creditor Buyout.

CARRYING VALUE OF REMAINING CREDITOR NOTES PAYABLE ($ in thousands):

Creditor Notes Payable	Carrying Value as of March 31, 2005	Estimated % of Carrying Value Tendered to White River	Carrying Value Tendered to White River	Carrying Value Remaining with Third Parties

Class 2A-General Unsecured Claims	$ 444	50.00%	$222	$ 222
Class 2A-Raymond James Unsecured Claim	$ 164	100.00%	$164	$ —
Class 2A1-Deloitte & Touche LLP Unsecured Claim	$ l	100.00%	$1	$ —
Senior Notes:
Restructured Senior Notes	$ 506
Senior Accrual Notes	$ 1

Total Senior and Senior Accrual Notes	$ 507	100.00%	$507	$ —

Subordinated Notes:
Restructured Subordinated Notes	$8,489
Subordinated Accrual Notes	$ 1

Total Subordinated and Subordinated Accrual Notes	$8,490	89.13%	$7,567	$923

Total	$9,606		$8,461	$1,145

37 CREDITOR BUYOUT CALCULATION ($ in thousands):

Creditor Notes Payable Class	Contractual Remaining Debt	Settlement % of Contractual Remaining Debt	Settlement Amount	Estimated % Tendered	Creditor Buyout

Class 2A-General Unsecured Claims	$ 1,106	13.95%	$154	50.00%	$77
Class 2A-Raymond James Unsecured Claim	$ 406	7.64%	$31	100.00%	$31
Class 2A1-Deloitte & Touche LLP Unsecured Claim	$ 125	0.00%	$—	100.00%	$—
Senior Notes:
Restructured Senior Notes	$507	100.00%	$507
Senior Accrual Notes	$ 4,106	0.00%	$—

Total Senior and Senior Accrual Notes	$ 4,613	10.99%	$507	100.00%	$507

Subordinated Notes:
Restructured Subordinated Notes	$46,383	13.00%	$6,030
Subordinated Accrual Notes	$ 3,964	0.00%	$—

Total Subordinated and Subordinated Accrual Notes	$50,347	11.98%	$6,030	89.13%	$5,374

Total	$56,597				$5,989

(3)	$5.0 million deferred purchase price payable to sellers of Coastal Credit on March 31, 2006.
(4)	Amount prior to transaction close in Pro Forma 2 is $47.0 million; the displayed amount includes (a) a $4.0 million decrease due to addition of $4.0 million in subordinated debt at Coastal Credit prior to transaction close and (b) a $3.0 million increase due to upstream of cash required by White River at the transaction close for the Creditor Buyout.
(5)	Pro Forma 2 amounts includes 3.5 million shares issued at $10.00 per share and reduced by offering costs of approximately $1,305,000.
(6)	Value of the warrant to purchase 132,500 shares with a strike price of $10.00 per share and an exercise period of 3 years and 3 months using the Black-Scholes warrant value method.
(7)	Pro Forma 2 includes an adjustment to accumulated deficit as a result of the Creditor Buyout of $9.4 million assuming the buyout occurred on March 31, 2005.

UNION ACCEPTANCE CORPORATION
SELECTED HISTORICAL FINANCIAL INFORMATION

        The selected historical consolidated statement of operations data for UAC for the years ended December 31, 2004, 2003 and 2002, for the six months ended December 31, 2001 and for the years ended June 30, 2001 and 2000, and the selected historical consolidated balance sheet data for UAC as of December 31, 2004, 2003, 2002 and 2001 and June 30, 2001 and 2000 presented below were derived from the audited consolidated financial statements of UAC. The selected consolidated historical financial data for UAC as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 presented below were derived from UAC’s unaudited financial statements. This information should be read in conjunction with the historical consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

UNION ACCEPTANCE CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,		Years Ended December 31,			Six Months Ended	Years Ended June 30,
	2005	2004	2004	2003	2002	December 31, 2001	2001	2000
Interest on receivables	$ 4,480	$ 2,669	$ 12,985	$ 9,799	$ 34,782	$ 8,534	$ 39,795	$ 37,461
Accretion and other interest	1,550	212	1,028	5,917	19,922	12,018	32,618	24,963

Total interest income	6,030	2,881	14,013	15,716	54,704	20,552	72,413	62,424
Interest expense	(4,023)	(2,996)	(13,108)	(15,171)	(20,555)	(8,790)	(33,794)	(29,663)

Net interest margin	2,007	(115)	905	545	34,149	11,762	38,619	32,761
Provision for estimated credit losses	(449)	(942)	(11,025)	(874)	(6,725)	(2,466)	(3,240)	(3,000)

Net interest margin after provision for estimated credit loses	1,558	(1,057)	(10,120)	(329)	27,424	9,296	35,379	29,761

Gain (loss) on sales of receivables, net	—	—	—	—	—	10,070	43,196	21,198
Gain (loss) on interest rate derivatives on securitized receivables	—	—	—	—	—	(2,584)	(21,714)	—
Gain (loss) on interest rate derivatives on held for sale receivables	—	—	—	—	—	793	60	—
Servicing fee income	—	—	—	5,355	24,388	15,143	30,199	24,612
Gain on sale of servicing platform and equipment, net	—	—	—	6,582	—	—	—	—
Late charges and other fees	—	—	—	2,438	8,818	3,790	6,947	6,337
Charge (credit) to master trust, net	(1,623)	(419)	4,485	(178)	—	—	—	—
Gain on fair valuation of creditor liabilities	—	—	—	51,604	—	—	—	—
Other income	258	869	2,934	1,198	—	—	—	—

Total other revenues	(1,365)	450	7,419	66,999	33,206	27,212	58,688	52,147

Salaries and benefits	92	125	434	4,260	25,409	17,137	33,868	28,915
Impairment of retained interest in securitized assets	—	—	—	39,154	173,009	44,000	28,576	4,315
Operating expenses	1,309	903	4,127	17,582	52,392	11,756	23,306	20,998

Total other expenses	1,401	1,028	4,561	60,996	250,810	72,893	85,750	54,228

Income (loss) before income tax benefit	(1,208)	(1,635)	(7,262)	5,674	(190,180)	(36,385)	8,317	27,680
Income tax benefit	—	—	—	—	8,426	13,233	(3,133)	(10,675)

Income (loss) before cumulative effect of change in accounting principle and discontinued operations	(1,208)	(1,635)	(7,262)	5,674	(181,754)	(23,152)	5,184	17,005
Cumulative effect of change in accounting principle less applicable taxes of $568	—	—	—	—	—	—	(989)	—
Loss from discontinued operations	—	—	—	—	(1,679)	—	—	—

Net income (loss)	$ (1,208)	$ (1,635)	$ (7,262)	$ 5,674	$ (183,433)	$ (23,152)	$ 4,195	$ 17,005

Net income (loss) per common share before cumulative effect of change in accounting principle and discontinued operations (basic)	$ (0.04)	$ (0.05)	$ (0.23)	$ 0.18	$ (5.87)	$ (0.75)	$ 0.37	$ 1.28
Cumulative effect of change in accounting principle (basic)	—	—	—	—	—	—	(0.07)	—
Discontinued operations (basic)	—	—	—	—	(0.05)	—	—	—

Net income (loss) per common share (basic)	$ (0.04)	$ (0.05)	$ (0.23)	$ 0.18	$ (5.92)	$ (0.75)	$ 0.30	$ 1.28

Basic weighted average number of common shares outstanding	31,019,150	31,019,150	31,019,150	31,019,150	30,986,872	30,915,656	14,108,039	13,267,493

39 UNION ACCEPTANCE CORPORATION AND SUBSIDIARIES BALANCE SHEET AND OTHER DATA (Dollars in thousands)

	At and for the Three Months Ended March 31,	At and for the Twelve Months Ended December 31,			At and for the Six Months Ended December 31,	At and for the Twelve Months Ended June 30,
	2005	2004	2003	2002	2001	2001	2000
Balance Sheet Data:
Finance receivables, net	$ 122,338	$ 115,165	$ 93,089	$ —	$ —	$ —	$ —
Receivables held for sale, net (1)	410	499	805	305,366	176,511	42,770	206,701
Retained interest in securitized assets	—	—	—	37,243	198,251	245,876	208,431
Beneficial interest in master trust	5,027	3,677	4,619	—	—	—	—
Total assets	164,194	150,296	130,093	426,630	437,156	397,035	478,138
Collateralized financings	143,804	132,257	102,234	—	—	—	—
Notes payable	—	—	—	294,780	100,300	5,215	152,235
Term debt	—	—	—	100,333	133,000	155,000	177,000
Total liabilities	171,289	158,598	133,076	437,320	262,456	197,167	368,109
Total shareholders' equity (deficit)	(7,095)	(8,302)	(2,983)	(10,690)	174,700	199,868	110,029

Other Data:
Weighted average contractual rate on receivables	12.86%	12.88%	12.92%	12.58%	13.12%	13.36%	13.36%

Total managed assets (dollars) (2)	$ 393,845	$ 487,736	$ 1,011,688	$ 2,385,648	$2,962,075	$3,210,755	$2,881,115
Total managed assets (number) (2)	60,075	67,005	115,273	197,881	241,230	258,916	239,699
Delinquencies of 30 days or more as a percent of managed assets	3.91%	5.66%	6.93%	5.48%	4.93%	3.57%	2.92%

(1)	Included in other assets in 2005, 2004 and 2003
(2)	Managed assets represent finance receivables, receivables held for sale, and receivables from off-balance sheet securitizations. Prior to April 2003, Consolidated UAC serviced the managed assets. After April 2003, a third party services the managed assets.

COASTAL CREDIT, LLC
SELECTED HISTORICAL FINANCIAL INFORMATION

        The selected historical consolidated statement of operations data for Coastal Credit for the years ended December 31, 2004, 2003 and 2002 and the selected historical consolidated balance sheet data for Coastal Credit as of December 31, 2004 and 2003 presented below were derived from the audited consolidated financial statements of Coastal Credit. The selected historical consolidated statement of operations data for Coastal Credit for the years ended December 31, 2001 and 2000 and the selected historical consolidated balance sheet data for Coastal Credit as of December 31, 2002, 2001 and 2000 presented below were derived from the unaudited consolidated financial statements of Coastal Credit. The selected consolidated historical financial data for Coastal Credit as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 presented below were derived from Coastal Credit’s unaudited financial statements. This information should be read in conjunction with the historical consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

        Coastal Credit acquires contracts from automobile dealers at a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. Historically, Coastal Credit had treated the majority of this variance as a non-accretable discount, which was essentially used as a reserve for credit losses. During 2004, as a result of an in-depth review of the provisions of American Institute of Certified Public Accountants (AICPA) Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans, and the issuance of AICPA Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, Coastal Credit determined that its existing accounting treatment was not in accordance with generally accepted accounting principles. Commencing January 1, 2004, Coastal Credit began to allocate the purchase price of acquired dealer contracts entirely to finance receivables and unearned income at the date of purchase. The unearned income is accreted as an adjustment to yield over the life of the contract in accordance with Financial Accounting Standards Board (FASB) Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. In accordance with FASB Statement No. 5, Accounting for Contingencies, an allowance for loan losses is established through provisions for loan losses recorded in income as necessary to provide for estimated contract losses (net of remaining unearned income) at each reporting date. As a result of the above, in order to have its financial statements be in conformity with generally accepted accounting principles consistently applied, Coastal Credit has restated its consolidated financial statements such that for all years presented, the dealer acquisition discounts on loans purchased by Coastal Credit reduce the carrying value of finance receivables and are accreted into earnings as an adjustment to yield over the life of the loans. The restated financial statements also reflect a provision for loan losses for all years presented.

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003 Restated	2002 Restated	2001 Unaudited	2000 Unaudited
	(In thousands of dollars)

Consolidated statement of operations data:

Finance charge income	$3,738	$3,717	$15,158	$15,746	$15,365	$14,378	$11,351
Accretion of acquisition discounts and fees	1,839	1,862	7,717	7,297	6,023	5,626	3,758
Interest expense	750	757	2,906	3,071	3,373	4,311	4,437
Provision for loan losses	1,000	1,196	4,917	5,739	6,104	4,876	4,009
Total expenses	4,064	4,217	17,102	17,164	17,665	17,045	14,771
Net income	1,699	1,628	6,651	6,119	3,931	3,238	611

	March 31,	December 31,
	2005	2004	2003 Restated	2002 Unaudited	2001 Unaudited	2000 Unaudited
	(In thousands of dollars)

Consolidated balance sheet data:

Finance receivables, net	$64,659	$63,055	$64,093	$61,584	$60,376	$49,275
Total assets	69,877	67,745	69,807	66,449	65,319	53,697
Line of credit	47,000	46,000	43,000	44,200	45,455	34,910
Subordinated debentures	3,700	3,700	10,250	10,250	10,250	12,250
Members' equity	17,667	15,968	14,384	10,287	8,182	5,266

Weighted average contractual rate (note 1)	21.68%	20.33%	19.97%	20.63%	20.53%	20.38%
Average cost of borrowed funds (note 2)	6.01%	5.44%	5.46%	5.98%	7.91%	10.19%
Gross portfolio yield (note 3)	19.32%	19.50%	19.84%	20.69%	20.77%	20.86%
Net portfolio yield (note 4)	10.27%	9.44%	8.74%	7.93%	7.50%	10.90%

(1)	Weighted average contractual rate represents the weighted average annual percentage rate (APR) of all contracts purchased during the years ended December 31, 2004, 2003, 2002, 2001 and 2000.
(2)	Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Gross portfolio yield represents finance charge income as a percentage of average finance receivables, net of unearned finance charges.
(4)	Net portfolio yield represents finance charge income minus interest expense and provision for loan losses as a percentage of average finance receivables, net of unearned finance charges.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATE OF
WHITE RIVER, UNION ACCEPTANCE CORPORATION AND COASTAL CREDIT

        The following tables present financial data for White River Capital, UAC and Coastal Credit after giving effect to the share exchange, the proceeds received from the subscription offering, the Creditor Buyout and the acquisition of Coastal Credit, which we refer to as “pro forma” information. The pro forma financial data give effect to the acquisition of Coastal Credit by White River under the purchase accounting method in accordance with accounting principles generally accepted in the United States of America. The following unaudited pro forma combined financial data combines the historical financial statement of White River, the historical consolidated condensed financial statements of UAC, and the historical condensed financial statements of Coastal Credit, giving effect of the transactions as if they had been effective on March 31, 2005, with respect to the Pro Forma Combined Condensed Balance Sheet, and as of the beginning of the period indicated, with respect to the Pro Forma Combined Condensed Statement of Income. This information should be read in conjunction with the historical financial statements of the companies, including their respective notes thereto, which are included or incorporated by reference in this prospectus.

        If the UAC shareholders approve the share exchange, UAC and White River will complete the share exchange even if White River does not complete the subscription offering, the Creditor Buyout and the acquisition of Coastal Credit. Neither the subscription offering nor the acquisition will be completed unless the conditions for completion of all of the transactions, including the share exchange, are satisfied and all of the transactions completed. The Creditor Buyout may be completed by White River in advance of the other transactions.

        Other than the buyout of UAC creditor claims by White River as part of the proposed transactions, White River expects that it will incur no material reorganization and restructuring expenses as a result of combining with Coastal Credit. White River anticipates that the transactions will not provide the combined company with material financial benefits such as reduced operating expenses and opportunities to earn more revenue. White River does anticipate, however, that the transactions will allow substantial income tax reductions due to utilization of the NOLs of its UAC subsidiary. The consolidated tax assets of UAC and Coastal Credit were also considered, and for purposes of this pro forma presentation, it is more likely than not that the tax asset will not be realized. Thus, no deferred tax asset is displayed in this pro forma information.

        The pro forma information, while helpful in illustrating the financial characteristics of the consolidated companies under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the consolidated companies would actually have performed had the companies been combined throughout these periods.

White River Capital, Inc.
 Pro Forma Combined Condensed Balance Sheets
March 31, 2005
($ in thousands)

	White River	Union Acceptance Corporation	Proposed Transactions (a)		Post Proposed Transactions	UAC Creditor Buyout		Coastal Credit	Purchase Accounting Adjustments		Pro Forma Combined Balance Sheet
Cash	$ —	$ 3,072	$ 50,000		$ 53,072	$ (3,115	) (f)	$ 1,554	$ (47,045	) (j)	$ 4,466
Restricted Cash	—	30,006	—		30,006	—		—	—		30,006
Net Finance Receivables	—	122,338	—		122,338	—		64,659	—		186,997
Prepaid Expenses	1,195	—	44	(b)	1,239	—		—	(1,239	) (k)	—
Vehicle Inventory	—	—	—		—	—		186	—		186
Net Property Plant & Equipment	—	—	—		—	—		647	(241	) (l)	406
Other Assets	—	3,751	175	(c)	3,926	—		165	(20	) (m)	4,071
Beneficial Interest in Master Trust	—	5,027	—		5,027	—		—	—		5,027
Goodwill	—	—	—		—	—		2,666	33,832	(n)	36,498	(r)

Total Assets	$1,195	$ 164,194	$ 50,219		$215,608	$ (3,115)		$69,877	$ (14,713)		$267,657

Creditors Notes Payable	$ —	$ 9,606	$ —		$ 9,606	$ (8,461	) (g)	$ —	$ —		$ 1,145
Accrued Interest Payable	—	8,396	—		8,396	(7,024	) (h)	—	—		1,372
Amounts Due to Master Trust	—	8,306	—		8,306	—		—	—		8,306
Other Liabilities	1,195	1,177	850	(d)	3,222	—		1,509	(2,045	) (o)	2,686
Deferred Purchase Price	—	—	—		—	—		—	5,000	(p)	5,000
Line of Credit	—	—	—		—	(1,000	) (i)	47,000	—		46,000
Collateralized Financings	—	143,804	—		143,804	—		—	—		143,804
Transaction Debt	—	—	15,000		15,000	—		—	—		15,000
Subordinated Debt	—	—	—		—	4,000	(i)	3,700	—		7,700

Total Liabilities	1,195	171,289	15,850		188,334	(12,485)		52,209	2,955		231,013

Equity (Deficit)	—	(7,095)	34,369	(e)	27,274	9,370		17,668	(17,668	) (q)	36,644

Total Liabilities & Equity	$1,195	$ 164,194	$ 50,219		$215,608	$ (3,115)		$69,877	$ (14,713)		$267,657

44 White River Capital, Inc. Pro Forma Combined Condensed Income Statements December 31, 2004 ($ in thousands)

	Twelve Months Ended December 31, 2004
	White River		UAC	Coastal Credit	Transaction Adjustments		White River Pro Forma

Interest Income	$ —		$ 14,013	$22,875	$ —		$36,888

Interest Expense
Pre Transaction Interest Expense			—	13,108	2,906		16,014
Transaction Debt and Deferred Purchase Price	1,988	(s)	1,988
Creditor Notes Payable Accretion and Interest	(7,682	) (t)	(7,682)
Increase in Line of Credit Interest					184	(u)	184

Total Interest Expense	—		13,108	2,906	(5,511)		10,504

Net Interest Margin	—		905	19,968	5,511		26,384

Provision For Estimated Credit Losses	—		11,025	4,917	—		15,942

Net Interest Margin After Provision For Estimated Credit Losses	—		(10,120)	15,051	5,511		10,441

Other Income	—		7,419	878	605	(v)	8,902

Total Other Revenues			7,419	878	605		8,902

Operating Expenses	—		1,560	9,278	—		10,838
Reorganization Costs	—		657	—	—		657
Other Expenses	—		2,344	—	—		2,344

Income (Loss) Before Income Tax Benefit	—		(7,262)	6,651	6,116		5,505

Income Tax Benefit	—		—	—	—		—	(w)

Net Income (Loss)	$ —		$(7,262)	$ 6,651	$ 6,116		$ 5,505

45 White River Capital, Inc. Pro Forma Combined Condensed Income Statements March 31, 2005 ($ in thousands)

	Three Months Ended March 31, 2005
	White River	UAC	Coastal Credit	Transaction Adjustments		White River Pro Forma
Interest Income	$ —	$ 6,030	$ 5,577	$ —		$ 11,607

Interest Expense
Pre Transaction Interest Expense		—	4,023	750		4,773
Transaction Debt and Deferred Purchase Price				403	(s)	403
Creditor Notes Payable Accretion and Interest				(2,024	) (t)	(2,024)
Increase in Line of Credit Interest				46	(u)	46

Total Interest Expense	—	4,023	750	(1,575)		3,198

Net Interest Margin	—	2,007	4,827	1,575		8,409

Provision For Estimated Credit Losses	—	449	1,000	—		1,449

Net Interest Margin After Provision For Estimated Credit Losses	—	1,558	3,827	1,575		6,960

Other Income (Loss)		—	(1,365)	187		(1,178)

Total Other Revenues (Loss)		(1,365)	187	—		(1,178)

Operating Expenses	—	92	2,315	—		2,407
Reorganization Costs	—	109	—	—		109
Other Expenses	—	1,200	—	—		1,200

Income (Loss) Before Income Tax Benefit	—	(1,208)	1,699	1,575		2,066

Income Tax Benefit	—	—	—	—		— (w)

Net Income (Loss)	$ —	$(1,208)	$ 1,699	$ 1,575		$ 2,066

Notes to Unaudited Pro Forma Condensed Combined Financial Data of
White River, Union Acceptance Corporation and Coastal Credit

NOTE 1: BASIS OF PRESENTATION OF SHARE EXCHANGE AND COASTAL CREDIT ACQUISITION

On March 9, 2005, White River entered into an Agreement and Plan of Share Exchange with UAC. Pursuant to this plan, each 100 issued and outstanding shares of UAC common stock will be exchanged for one share of White River common stock. UAC will become a subsidiary of White River.

White River also entered into an agreement with Coastal Credit whereby Coastal Credit would be acquired by White River for $50 million in cash. Coastal Credit will become a subsidiary of White River. The Coastal Credit acquisition will be accounted for using purchase accounting. It is expected that this acquisition will close in the third quarter of 2005.

The information for UAC and Coastal Credit as of and for the year ended December 31, 2004 is derived from the audited consolidated financial statements of UAC and Coastal Credit. This information should be read in conjunction with the historical consolidated financial statements of UAC and Coastal Credit including the respective notes thereto, which are included or incorporated by reference in this prospectus. The unaudited pro forma combined condensed financial data does not give effect to any operating efficiencies in conjunction with the acquisition of Coastal Credit.

NOTE 2: PURCHASE PRICE AND FUNDING OF COASTAL CREDIT ACQUISITION

On March 9, 2005, White River entered into an agreement with Coastal Credit whereby Coastal Credit would be acquired by White River for $50,000,000 in cash. White River anticipates raising $35,000,000 through the subscription offering of 3,500,000 shares of White River common stock, of which $30,000,000 will be used to purchase Coastal Credit. The remaining $20,000,000 of the purchase price will be funded by the placement of a $15,000,000 secured note and $5,000,000 to be held back and paid from operations by White River to the Sellers on March 31, 2006.

NOTE 3: ALLOCATION OF PURCHASE PRICE

The purchase price of Coastal Credit, including transaction costs, has been allocated as follows (in thousands):

COASTAL CREDIT LLC ALLOCATION OF PURCHASE PRICE March 31, 2005 (in thousands)

Cash	$ 1,554
Finance receivables	64,659
Inventory	186
Other assets	145
Premises and equipment	406
Goodwill	36,498
Other liabilities	(1,509)
Line of credit	(47,000)
Subordinated debentures	(3,700)

Total purchase price	$ 51,239

NOTE 4: TRANSACTION COSTS

The table reflects White River’s current estimate, for purposes of pro forma presentation, of the aggregate estimated expenses and costs of the transactions of $1,870,000 expected to be incurred in connection with the acquisition. These costs consist of investment banking and other professional fees as follows (in thousands):

Equity Registration Costs
Legal	$ 450
Accounting	650
Tax Advisory	150
Miscellaneous	55

1,305

Acquisition Related Costs
Accounting Due Diligence	40
Legal Due Diligence	50
Fairness Opinion	325
Legal	150

565

Total	$1,870

NOTE 5: KEY TO PRO FORMA ADJUSTMENTS OF SHARE EXCHANGE AND COASTAL CREDIT ACQUISITION

Summarized below are the pro forma adjustments necessary to reflect the acquisition of Coastal Credit based on the purchase method of accounting:

(a)	Proposed transactions include the $35 million subscription offering, the $15 million secured note placement and the issuance of the warrant for 150,000 shares.
(b)

Adjustment to accrue the remaining transaction costs of $850,000 and record the fair value of the warrant issued of $674,000 offset by the reclass of deferred costs for $175,000 secured note issuance costs and $1,305,000 equity registration and issuance costs. The following table summarizes this information (in thousands):

Warrant Issue Costs	$ 674
Secured Note Issuance Costs	175
Equity Registration Costs	1,305
Acquisition Related Costs	565

Total Transaction Costs	2,719

Less:
Secured Note Issuance Costs	175
Equity Registration and Issuance Costs	1,305

Acquisition and Warrant Issue Related Costs	1,239

Total Transaction Costs Incurred as of March 31, 2005	1,195

Remaining Warrant and Acquisition Related Costs	$ 44

53

(c)	$175,000 secured note issuance costs.
(d)	Accrual of remaining transaction costs.
(e)

$35,000,000 equity issue less $1,305,000 equity registration and issuance costs plus $674,000 warrant fair value for 150,000 shares with a $10.00 strike price. The Black-Scholes warrant valuation formula was used with the following assumptions: $10.00 stock price, 61.25% stock price volatility, 3 years and 3 months until warrant expiration, 3.68% interest rate and no dividends paid.

(f)	The following table summarizes the cash activity for the transaction (in thousands):

Creditor Buyout Principal Distribution	$(5,989)
Creditor Buyout Interest Distribution	(1)
Creditor Buyout Fee Distribution	(125)
Draw from Coastal Credit's Line of Credit	3,000

Total Cash Activity	$(3,115)

(g)	The carrying value of the creditor notes payable tendered to White River assuming a March 31, 2005 transaction date is as follows ($ in thousands):

Creditor Notes Payable Class	Carrying Value as of March 31, 2005	Estimated % of Carrying Value Tendered to White River	Carrying Value Tendered to White River

Class 2A-General Unsecured Claims	$ 444	50.00%	$222
Class 2A-Raymond James Unsecured Claim	$ 164	100.00%	$164
Class 2A1-Deloitte & Touche LLP Unsecured Claim	$ 1	100.00%	$1
Senior Notes:
Restructured Senior Notes	$ 506
Senior Accrual Notes	$ 1

Total Senior and Senior Accrual Notes	$ 507	100.00%	$507

Subordinated Notes:
Restructured Subordinated Notes	$8,489
Subordinated Accrual Notes	$ 1

Total Subordinated and Subordinated Accrual Notes	$8,490	89.13%	$7,567

Total	$9,606		$8,461

49

(h)	Accrued interest for the Senior Accrual Notes, Restructured Subordinated Notes and Subordinated Accrual Note will be tendered to White River in accordance with the Creditor Buyout.

	Interest	% Tendered	Accrued Interest Reduction
Class 2A-General Unsecured Claims	$ 2	50.00%	$ 1
Class 2A-Raymond James Unsecured Claim	$ —	100.00%	$ —
Restructured Senior Notes	$ 1	100.00%	$ 1
Senior Accrual Notes	$ 304	100.00%	$ 304
Restructured Subordinated Notes	$7,243	89.13%	$6,456
Subordinated Accrual Notes	$ 294	89.13%	$ 262

	$7,845		$7,024

(i)

Increase Coastal Credit’s Subordinated Debt by $4,000,000 and use funds to reduce its Line of Credit which is offset by a $3,000,000 increase due to upstream of cash required by White River at the transaction close for the Creditor Buyout.

(j)	Use cash for $45,000,000 of the Coastal Credit purchase price and for payment of $2,045,000 transaction costs.
(k)	Adjustment to prepaid expenses for Coastal Credit acquisition costs including the fair value of warrants issued.
(l)	Coastal Credit fair market value adjustment to net property, plant and equipment.
(m)	Coastal Credit fair market value adjustment to other assets.
(n)	Adjustment to goodwill reflecting Coastal Credit purchase and elimination of its existing goodwill.
(o)	Eliminate liability for accrued transaction costs incurred due to payment of transaction costs.
(p)	Add liability associated with $5,000,000 remaining purchase price due to Sellers on March 31, 2006.
(q)	Eliminate Coastal Credit paid-in-capital and retained earnings.
(r)	Reflects goodwill resulting from the purchase method of accounting. See Note 3.
(s)	Transaction debt interest expense and deferred purchase price holdback interest expense ($ in thousands):

	For the Three Months Ended March 31, 2005	For the Twelve Months Ended December 31, 2004

Transaction Debt	$15,000	$15,000
Interest Rate	10.75%	10.75%

Interest Expense	$ 403	$ 1,613

Deferred Purchase Price	$ —	$ 5,000
Interest Rate	10.00%	10.00%

Interest Expense	$ —	$ 375

Total Interest Expense	$ 403	$ 1,988

50

(t)

Accretion and interest expense for creditor notes payable of $830,000 and $1,194,000, respectively for the three months ended March 31, 2005 and $2,538,000 and $5,144,000, respectively, for the twelve months ended December 31, 2004 would be eliminated based on assumption that UAC creditor notes are tendered to its parent, White River, on December 31, 2003.

CREDITOR NOTES PAYABLE ACCRETION

	Accretion Recognized for the Three Months Ended March 31, 2005	Estimated % of Creditor Notes Payable Tendered to White River	Accretion Expense Eliminated for the Three Months Ended March 31, 2005	Accretion Recognized for the Twelve Months Ended December 31, 2004	Estimated % of Creditor Notes Payable Tendered to White River	Accretion Expense Eliminated for the Twelve Months Ended December 31, 2004

Class 2A	$ 40,000	50.00%	$20,000	$ 154,000	50.00%	$77,000
Class 4	$ 909,000	89.13%	$810,000	$2,761,000	89.13%	$2,461,000

Total			$ 830,000			$2,538,000

CREDITOR NOTES PAYABLE INTEREST

	Interest Recognized for the Three Months Ended March 31, 2005	Estimated % of Creditor Notes Payable Tendered to White River	Interest Expense Eliminated for the Three Months Ended March 31, 2005	Interest Recognized for the Twelve Months Ended December 31, 2004	Estimated % of Creditor Notes Payable Tendered to White River	Interest Expense Eliminated for the Twelve Months Ended December 31, 2004

Class 2A	$ 34,000	50.00%	$17,000	$ 151,000	50.00%	$76,000
Senior Notes	$ 55,000	100.00%	$55,000	$ 560,000	100.00%	$560,000
Senior Accrual	$ 49,000	100.00%	$49,000	$ 195,000	100.00%	$195,000
Restructured Subordinated Notes	$1,156,000	89.13%	$1,031,000	$4,651,000	89.13%	$4,145,000
Subordinated Accrual Notes	$ 47,000	89.13%	$42,000	$ 189,000	89.13%	$168,000

			$1,194,000			$5,144,000

(u)

Interest expense related to increase in Coastal Credit line of credit of $4,000,000 due to upstream of cash required by White River at the transaction close for the Creditor Buyout on December 31, 2003.

	Line of Credit	Interest Rate	Number of Days	Interest

January 1, 2004 - December 31, 2004	$4,000,000	5%	365	$184,000
January 1, 2005 - March 31, 2005	$4,000,000	5%	92	$ 46,000

Total Increase in Interest Expense				$230,000

51

(v)

Extinguishment of debt based on assumption that creditor notes are tendered to White River on December 31, 2003. The following table summarizes the calculation of this extinguishment of debt (in thousands):

Creditor Buyout	$ 17,060
Carrying Value of Creditor Notes Payable	(16,248)
Accrued Interest - Creditor Notes Payable	(1,417)

(Gain) Loss from Extinguishment of Debt	$ (605)

CREDITOR BUYOUT CALCULATION

	As of December 31, 2003
	Contractual Remaining Debt	Settlement % of Contractual Remaining Debt	Settlement Amount	Estimated % Tendered	Creditor Buyout

Creditor Notes Payable Class
Class 2A-General Unsecured Claims	$ 1,457	28.24%	$411	50.00%	$206
Class 2A-Raymond James Unsecured Claim	$ 501	14.97%	$75	100.00%	$75
Class 2A1-Deloitte & Touche LLP Unsecured Claim	$ 125	0.00%	$—	100.00%	$—
Senior Notes:
Restructured Senior Notes	$11,405	100.00%	$11,405
Senior Accrual Notes	$ 4,106	0.00%	$—

Total Senior and Senior Accrual Notes	$15,511	73.53%	$11,405	100.00%	$11,405

Subordinated Notes:
Restructured Subordinated Notes	$46,383	13.00%	$6,030
Subordinated Accrual Notes	$ 3,964	0.00%	$—

Total Subordinated and Subordinated Accrual Notes	$50,347	11.98%	$6,030	89.13%	$5,374

Total	$67,941				$17,060

CARRYING VALUE OF CREDITOR NOTES PAYABLE CALCULATION

	Carrying Value as of December 31, 2003	Estimated % of Carrying Value Tendered to White River	Carrying Value Tendered to White River
Creditor Notes Payable Class
Class 2A-General Unsecured Claims	$ 630	50.00%	$315
Class 2A-Raymond James Unsecured Claim	$ 231	100.00%	$231
Class 2A1-Deloitte & Touche LLP Unsecured Claim	$ 1	100.00%	$1
Senior Notes:
Restructured Senior Notes	$11,404
Senior Accrual Notes	$ 1

Total Senior and Senior Accrual Notes	$11,405	100.00%	$11,405

Subordinated Notes:
Restructured Subordinated Notes	$ 4,819
Subordinated Accrual Notes	$ 1

Total Subordinated and	$ 4,820	89.13%	$4,296
Subordinated Accrual Notes

Total	$17,087		$16,248

ACCRUED INTEREST - CREDITOR NOTES PAYABLE CALCULATION

	Interest	% Tendered	Accrued Interest Reduction
Senior Accrual Notes	$ 61	100.00%	$61
Restructured Subordinated Notes	$1,461	89.13%	$1,303
Subordinated Accrual Notes	$ 59	89.13%	$53

Total	$1,582		$1,417

52

(w)	The current tax expense is offset by the deferred tax benefit from utilization of the NOL. The combined federal and state statutory rate assumed is 36.5%.

	For the Three Months Ended March 31, 2005	For the Twelve Months Ended December 31, 2004
Current Tax Expense	$ 754	$ 2,009)
Deferred Tax Benefit	(754)	(2,009)

	—	—

MARKET FOR UAC AND WHITE RIVER COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Market Information

        Shares of UAC common stock are traded over-the-counter and reported on the Pink Sheets under the symbol “UACA.” The OTC Pink Sheets is a centralized quotation service operated by Pink Sheets, L.L.C. that collects and publishes market maker quotes for over-the-counter securities. The following table sets forth the high and low bid and ask prices for each quarter in the years ended December 31, 2003 and 2004 and the quarter ended March 31, 2005.

Period	High	Low
2005:
June 30 (through June 8)	$0.16	$0.12
March 31	$0.19	$0.14

2004:
December 31	$0.20	$0.10
September 30	$0.11	$0.07
June 30	$0.08	$0.07
March 31	$0.10	$0.06

2003:
December 31	$0.35	$0.06
September 30	$0.36	$0.30
June 30	$0.35	$0.21
March 31	$1.10	$0.21

        As of June 8, 2005, there were 122 holders of record of UAC common stock. UAC estimates that the common stock is owned beneficially by approximately 700 persons.

        As of June 8, 2005, there were 31,019,150 shares of UAC common stock issued and outstanding. After the share exchange, there will be 310,191 shares of White River common stock outstanding. After the subscription offering, we expect that 3,810,191 shares of White River common stock will be outstanding.

        As a result of the share exchange, White River expects that its common stock will be traded over-the-counter and reported on the Pink Sheets. At the time of completion of the subscription offering, White River expects to register its common stock under the Securities Exchange Act of 1934. At that time, White River common stock should be eligible for trading on the OTC Bulletin Board. However, White River’s common stock may not, in fact, begin trading on the OTC Bulletin Board. Depending on the performance of Coastal Credit and of White River common stock, White River’s objective is to apply to list the shares of White River common stock on the Nasdaq Small Cap Market. However, the White River common stock may not be able to satisfy the listing criteria of Nasdaq or of any other stock exchange. White River cannot predict when or whether its shares may be listed for traded on any system or exchange.

Dividend Policy

        UAC has never paid cash dividends and cannot do so in the future while it remains subject to its Plan of Reorganization. White River also does not expect to pay cash dividends in the near future. UAC’s or White River’s dividend policy may not change in the future. White River currently intends to retain earnings for use in the operation and expansion of the business. The payment of dividends is within the discretion of the respective boards of directors and will depend, among other things, upon earnings, capital requirements, any financing agreement covenants and the financial condition of the companies. In addition, provisions of notes or other agreements with senior lenders may restrict distributions to shareholders. Following the proposed transactions, White River’s ability to pay dividends will be dependent on Coastal Credit’s operations and ability to make cash distributions to White River. Under its senior line of credit and proposed guaranty of White River’s secured note, Coastal Credit’s ability to make cash distributions to White River is limited.

OUR BUSINESS: WHITE RIVER CAPITAL, INC. AND UNION ACCEPTANCE CORPORATION

WHITE RIVER CAPITAL, INC.

        White River Capital, Inc., or White River, is an Indiana corporation incorporated on December 30, 2004 for the purpose of effecting the recapitalization transaction proposed by Union Acceptance Corporation, or UAC, with a view to carrying on the business that to date has been conducted by UAC, initially in the area of automobile finance. White River has only prepaid expenses as assets and has conducted no business other than activities directed toward the completion of these transactions. White River has no shares of capital stock outstanding.

        The first step in the recapitalization transaction UAC is proposing is a share exchange in which shareholders of record of UAC will exchange their shares of UAC common stock for shares of common stock of White River at an exchange rate of one share of White River common stock for each 100 shares of UAC common stock held by a particular shareholder of record. Upon completion of the share exchange, White River will be the sole shareholder and parent of UAC. Following the share exchange and before completion of the subscription offering, UAC will convert from a corporation to an Indiana limited liability company.

        White River will then issue additional shares to subscribers in the subscription offering and complete the previously committed private placement of $15 million in secured notes to raise sufficient capital to acquire Coastal Credit, a subprime automobile finance business, and to fund the Creditor Buyout. Upon completion of the subscription offering and the acquisition of Coastal Credit, Coastal Credit will be a wholly owned subsidiary of White River and will continue to operate as a separate business. Assuming requisite approval by UAC’s shareholders at the shareholders’ meeting, the share exchange will be completed before completion of the subscription offering, the acquisition of Coastal Credit and the Creditor Buyout.

        While management of UAC and White River believes that sufficient funds will be available from new subscriptions by existing shareholders and standby investors to complete the subscription offering, the acquisition of Coastal Credit and the UAC Creditor Buyout, sufficient funds may not be available. Nevertheless, UAC and White River believe that completion of the share exchange is in the best interests of UAC and its shareholders, as well as the holders of Allowed Claims (defined below) in the Bankruptcy Case (defined below), because it allows for the continued conduct of business operations through an entity clearly separate from UAC and its subsidiaries that continue to operate under the Plan of Reorganization.

UNION ACCEPTANCE CORPORATION

Historical Business of UAC

        UAC is a specialized finance company that, prior to the Bankruptcy Case, was engaged in the business of acquiring and servicing automobile retail installment sales contracts and installment loan agreements. UAC would acquire retail installment sales contracts originated by a network of over 5,500 automobile dealerships affiliated with major domestic and foreign manufacturers, nationally recognized rental car outlets and used car superstores. UAC’s receivables acquisition strategy focused on acquiring receivables from automobile purchasers who exhibited a favorable credit profile purchasing late model used and, to a lesser extent, new automobiles.

        Generally, after acquiring receivables, UAC would temporarily hold the receivables in short-term “warehouse” financing arrangements through its subsidiaries. Periodically, UAC would pool the receivables and sell interests in the pooled portfolio as asset-backed securities through securitization transactions. A “securitization” is the process through which receivables are pooled and sold to an entity (in UAC’s case, a trust) that issues asset-backed securities to investors. “Asset-backed securities” is a general reference to securities that are backed by financial assets such as automobile receivables. UAC would remain the servicer for the receivables it securitized. A “servicer” in respect of a portfolio of consumer finance receivables is generally responsible for monitoring and reporting collections of payments on the receivables, remitting those payments to appropriate entities and pursuing the collection of delinquent receivables, including liquidation of collateral securing defaulted receivables.

        UAC, through its wholly owned special purpose subsidiary, UAC Securitization Corporation, continues to hold the rights to the retained interest in the securitizations that it had sponsored prior to the petition date. The “retained interest” refers to the net cash flows that become available from securitizations after obligations required to be satisfied by the securitization trusts are paid. Generally, each of the securitization trusts issued notes, the outstanding balance of which is equal to or less than the balance of receivables held by the trusts. The interest payments on the receivables are greater than interest payments owed on the notes issued by the trust, and each securitization is structured such that the cash flows from interest payments are expected to be sufficient to absorb losses from defaults, pay interest and principal due on the notes issued by the trust, and pay servicing and administrative expenses, with any cash flows remaining after those obligations are satisfied paid to UAC Securitization Corporation as the holder of the equity interest or retained interest in the trust. The retained interest is discussed in more detail under the heading “–The Retained Interest–Cash Flows from Securitizations” below.

The Bankruptcy Case

        On October 31, 2002, UAC filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Case”). Shortly after the commencement of the Bankruptcy Case, UAC discontinued acquisition of new automobile receivables, but continued to act as servicer with respect to its securitized portfolios of receivables and receivables owned directly by UAC or indirectly by its subsidiaries.

        On April 17, 2003, with approval by the bankruptcy court, UAC sold substantially all of the assets related to its receivable servicing business to SST. SST was appointed as servicer with respect to the securitized receivables and the receivables held directly by UAC or its subsidiaries. SST continues to serve in that capacity.

        On August 8, 2003, the Bankruptcy Court confirmed UAC’s Second Amended and Restated Plan of Reorganization. Pursuant to the Plan of Reorganization, UAC, as “Reorganized Debtor,” is obligated to carry out the terms and provisions of the Plan of Reorganization. Generally, UAC is obligated to continue to collect cash as it becomes available from prescribed assets of the bankruptcy estate (see “–The Retained Interest–Cash Flows from Securitizations” below) and to distribute such cash to the creditors of the bankruptcy estate who made claims in the Bankruptcy Case and whose claims were allowed by the bankruptcy court. The Plan of Reorganization refers to these creditors as holders of “Allowed Claims.” The Plan of Reorganization provides that payments to holders of Allowed Claims be made only from prescribed assets, mostly from cash flows deriving from the retained interest in prior securitizations. The Plan of Reorganization is further summarized under the heading “–The Plan of Reorganization–Distributions to Creditors” below.

        When the Plan of Reorganization was confirmed, UAC expected that the net estate proceeds that would be available (mostly from cash flows deriving from the retained interest in prior securitizations) to make distributions on Allowed Claims over time would be sufficient to pay all Allowed Claims in full, and that cash flows that would benefit UAC’s shareholders would be generated from the retained interest in excess of the amount necessary to pay Allowed Claims. Since the Plan of Reorganization was confirmed, the cash flows from the retained interest have not materialized as projected. Loss rates on the securitized portfolio increased substantially following the transition of servicing to SST. The impact of SST’s transitioning of servicing as well as overall performance of the portfolio amid challenging economic times and other factors have substantially reduced the cash flows expected from the securitizations. As of December 31, 2004, UAC projects that the sources of funds that would be available to make distributions to the holders of Allowed Claims would be sufficient to pay the holders of the Restructured Senior Notes issued under the Plan of Reorganization, but that such funds would not be sufficient to pay the remaining amounts due holders of Class 2A (general unsecured) claims, holders of the Restructured Subordinated Notes issued under the Plan of Reorganization and the holders of the Accrual Notes issued under the Plan of Reorganization. UAC further projects that no cash flows from estate assets set aside to pay Allowed Claims would remain for the benefit of UAC’s shareholders.

        In anticipation of the share exchange, the subscription offering and the acquisition of Coastal Credit, UAC engaged in planning discussions with the Plan Committee established under the Plan of Reorganization as the ongoing representative of the holders of Allowed Claims under the Plan. On February 15, 2005, UAC, White River and the Plan Committee entered into a memorandum of understanding providing for White River to purchase the creditors’ claims in accordance with the memorandum. We further describe the Creditor Buyout under the heading “–The Creditor Buyout” below.

The Retained Interest — Cash Flows from Securitizations

        Pursuant to the Plan of Reorganization, UAC, as “reorganized debtor,” is obligated to continue to collect cash as it becomes available from prescribed assets of the bankruptcy estate, mostly from cash flows deriving from the retained interest in prior securitizations. UAC’s obligation to distribute such cash to holders of Allowed Claims is discussed further under the heading “–The Plan of Reorganization–Distributions to Creditors” below.

        UAC, through its wholly owned special purpose subsidiary, UAC Securitization Corporation, continues to hold the rights to the retained interest in the securitizations that it had sponsored prior to the petition date. The “retained interest” refers to the net cash flows that become available from securitizations after obligations required to be satisfied by the securitization trusts are paid. Generally, each of the securitization trusts issued notes, the outstanding balance of which is equal to the balance of receivables held by the trusts. The interest payments on the receivables are greater than interest payments owed on the notes issued by the trust, and each securitization is structured such that the cash flows from interest payments are expected to be sufficient to absorb losses from defaults, pay interest and principal due on the notes issued by the trust, and pay servicing and administrative expenses, with any cash flows remaining after those obligations are satisfied paid to UAC Securitization Corporation as the holder of the equity interest or retained interest in the trust.

        Prior to the transfer of servicing to SST, each securitization trust was separately collateralized with a cash collateral account, or “spread account.” Under the terms of the securitization agreements, each trust was required to maintain a specified balance in the spread account as cash collateral. If the amount on deposit in the spread account was greater than the required spread account amount, cash would be released from the securitization trust to UAC Securitization Corporation. Amounts on deposit in a particular securitization’s spread account were not used to make distributions to other securitizations.

        In connection with the transfer of servicing to SST, UAC and its subsidiaries entered into agreements with SST, MBIA Insurance Corporation (the surety provider which has issued policies that ensure timely payments on the notes issued by the securitization trusts) (“MBIA”) and other interested parties, which agreements amended the existing securitization agreements. These agreements generally provided for the following:

o	UAC resigned, and SST was appointed, as servicer, and standards for SST’s performance and provisions for SST’s compensation were established.
o	UAC was released from performance trigger obligations related to the securitizations, including the release of claims against UAC by the securitization trusts and MBIA.
o	A Master Trust Account was created pursuant to a Master Trust Account Agreement. The Master Trust Account serves effectively to cross-collateralize the securitization trusts, as more specifically described below. The residual cash flows from the securitizations are to be paid through the Master Trust Account.
o	Funds in excess of the cash collateral requirements of specific securitizations are remitted to the Master Trust Account.
o	Funds in a particular securitization’s spread account in excess of the amount required for the immediately following distribution date may be drawn by the master trustee to the Master Trust Account to make distributions to other securitization trusts or otherwise as provided in the Master Trust Account Agreement.
o	Amounts held in the Master Trust Account are available to pay certain fees and expenses of the servicer, the securitization trustees, MBIA, the master trustee, and to make distributions to securitization trusts to meet cash distribution obligations of those trusts to security holders of a securitization trust, to the extent cash otherwise available to that trust is insufficient for such purpose.
o	Cash deposited to the Master Trust Account, to the extent not used for the foregoing purposes, will accumulate and, to the extent it exceeds prescribed levels, will be available for distribution to UAC Securitization Corporation (for the benefit of holders of Allowed Claims in the Bankruptcy Case).

        The Master Trust Account Agreement establishes an initial amount of approximately $12.5 million in the aggregate to be distributed from time to time from the Master Trust Account prior to the liquidation of the securitizations, to the extent that making the distribution does not cause the total cash collateral of the trusts and the Master Trust Account to be less than a prescribed percentage (the “Collateral Percentage”) of the outstanding principal balance of all outstanding securities of the securitization trusts (the “Securitization Obligations”).  The initial Collateral Percentage was 4.05%, but gradually increases to add the value of the incremental cash collateral retained during each succeeding month. As of March 31, 2005, the Collateral Percentage was 5.23%. As amended, the master trustee will periodically distribute funds up to an aggregate $12.5 million in amounts equal to 50.0% of the amount by which the total cash collateral of the trusts (as a percentage of the outstanding Securitization Obligations) exceeds the Collateral Percentage.  This will continue until the full $12.5 million has been distributed.

        After that point, the Master Trust Account will continue to accumulate cash until the total cash collateral of the securitization trusts and the Master Trust Account is equal to 8% of the outstanding Securitization Obligations.  Once that occurs, UAC Securitization Corporation will receive distributions equal to 50.0% of surplus funds each month until total cash collateral equals 12% of the outstanding Securitization Obligations.  After that point, UAC Securitization Corporation will receive distributions each month equal to 100% of surplus funds, provided that a declining minimum dollar amount of cash is retained in the securitization trusts and the Master Trust Account until the securitizations are liquidated.

        Other than the initial $12.5 million distribution, these distribution thresholds are subject to adjustment if the securitization portfolio does not perform within the parameters stipulated by the Master Trust Account Agreement.  The agreement sets forth net loss ratio triggers and cumulative net loss triggers for future periods that were determined by increasing UAC’s estimated future portfolio losses by a specified margin.  If these triggers are breached (until the portfolio is restored to compliance) no distributions will be made to UAC Securitization Corporation until total cash collateral is at least 15% of outstanding Securitization Obligations and exceeds increased minimum dollar levels. As of March 31, 2005, Level 1 and Level 2 net loss triggers were below trigger levels while Level 1 and Level 2 cumulative net loss triggers have been breached.

        As described below, UAC is obligated to make all distributions received by UAC Securitization Corporation from the Master Trust Account available for payment to holders of Allowed Claims in the Bankruptcy Case. While the Bankruptcy Case remains open, all funds received in respect of the retained interest will be paid to holders of Allowed Claims in accordance with the Plan of Reorganization and none of such funds are expected to be available for any other purpose.

The Plan of Reorganization — Distributions to Creditors

        Pursuant to the Plan of Reorganization, UAC, as “Reorganized Debtor,” is obligated to distribute to the holders of Allowed Claims cash as it is received from available sources. Holders of Allowed Claims were separated into several classes based on their priority of payment and treatment under the Plan. Set forth below is a summary of the approximate outstanding balances and classification of Allowed Claims as of August 8, 2003, the Plan of Reorganization confirmation date (other than certain administrative and priority claims that have been paid in full):

Class/Type of Claim or Equity Interest	Balance at August 8, 2003 (in millions)	Plan Treatment of Class

Class 2A - General Unsecured Claims	$2.8	Partial payment at Plan confirmation with continued distributions until paid in full with interest.

Class 3 - Senior Notes Claims	$55.3	Claims exchanged at Plan confirmation for partial payment, Restructured Senior Notes and Accrual Notes of UAC.

Class 4 - Subordinated Notes Claims	$46.4	Claims exchanged at Plan confirmation for Restructured Subordinated Notes and Accrual Notes. Restructure Subordinated Notes are payable following completion of payment of all obligations to holders of Restructured Senior Notes.

        Although UAC projected, as of December 31, 2004, that no cash flows from estate assets set aside to pay Allowed Claims would remain for the benefit of UAC’s shareholders, the Plan of Reorganization provides that the equity interests in UAC were unimpaired and provides that payments would be made to holders of Allowed Claims only from prescribed assets. Specifically, the Plan of Reorganization states in Section V(F):

"(F) Funding this Plan

Cash available for distribution to holders of Allowed Claims on or soon after the Effective Date. The Cash available for distribution on the Effective Date, or as soon thereafter as is practicable, to holders of Allowed Administrative Claims, Allowed Priority Claims, Allowed Class 1 Secured Claims, Allowed Class 2A General Unsecured Claims, Allowed Class 2B General Unsecured Claims, Allowed Class 3 Senior Notes Claims, and Allowed Class 4 Subordinated Note Claims will consist of the following and only the following:

o	Cash remaining in the Estate from operation of the business;
o	Cash received from the sale or collection of the receivables securing the Wachovia Facility and the BofA Facility, the Servicing Business and Debtor-Owned Receivables;
o	Cash distributed from the master trust account (the ‘Master Trust Account’) upon the Confirmation of the Plan in accordance with the Master Trust Account Agreement [explanatory text omitted];
o	Cash received from repayment of the servicer advances under the securitization trusts or the Master Trust Account Agreement;
o	Collections of dealer premium rebates;
o	Cash received in the form of federal, state and local tax refunds. Debtor anticipates a tax refund in the approximate amount of $10.2 million in respect of losses incurred in its fiscal year ended June 30, 2003 which federal tax refund is anticipated to be received not later than the 1st quarter of 2004; and
o	Cash received from liquidation of miscellaneous assets.

Any amounts received by the Reorganized Debtor after the Effective Date in connection with any investments by the holders of the Equity Interest, any permitted indebtedness and any value created thereby, shall be maintained in separate accounts and shall not be commingled with funds identified above as being available for distribution to holders of Allowed Claims and shall not be used to make distributions to the holders of Allowed Claims unless otherwise agreed by the Reorganized Debtor and approved by a majority in voting power of the holders of the Equity Interests.”

        The principal reason for these provisions limiting the recourse of holders of Allowed Claims under the Plan of Reorganization to these specific assets was to afford the holders of UAC’s equity interests the opportunity, through new investment, to continue business operations that would be protected from recourse by holders of Allowed Claims against UAC.

        Each of the Restructured Senior Notes, Restructured Subordinated Notes and Accrual Notes issued by UAC in exchange for Allowed Claims in Classes 3 and 4 contain provisions limiting recourse of the holder to net estate proceeds, as defined in the Plan of Reorganization, and binding the holder to the terms of the Plan of Reorganization. The Disclosure Statement summarizing the Plan of Reorganization that UAC distributed to its creditors and shareholders, with court approval, for purposes of obtaining approval of the Plan of Reorganization by the creditors states: “The Plan provides that Reorganized Debtor shall, among other things, continue operations, collect on the Retained Interest, and preserve the value of the net operating losses (‘NOL’) for the benefit of [UAC’s] shareholders . . . .”

        UAC estimates the total of the consolidated NOLs at March 31, 2005 was $161.5 million. As indicated below, UAC has exhausted its ability under current law to “carry back” NOLs to obtain refunds to income taxes paid before its petition date. Therefore, the NOLs only have value as “carryforwards” to the extent they can be applied to reduce future taxable income generated by new business conducted within the consolidated group, with a resulting reduction in the income tax burden on the consolidated group. Moreover, under highly technical rules under the Internal Revenue Code, the NOLs only have material value (under Section 382 of the Code) so long as (generally speaking) majority ownership of the consolidated group is held by the same equity holders. A more detailed discussion of the potential application of Section 382 of the Internal Revenue Code to White River and its

subsidiaries is set forth under “Preservation of Net Operating Loss Carryforwards–Preservation of Tax Benefits” and “Preservation of Net Operating Loss Carryforwards–Limitations on Use of NOLs” in this proxy statement/prospectus.

        UAC has determined that future cash flows to which the holders of Allowed Claims are entitled recourse will be insufficient to pay Allowed Claims in full, UAC has written down the balance of the Accrual Notes, the Restructured Subordinated Notes and the balance of Class 2A claims on its balance sheet to the amount of the projected recovery in accordance with applicable accounting rules. The elimination of such indebtedness is treated as the forgiveness of debt for accounting purposes and eventually results in the recognition of income by UAC for federal income tax purposes. If further write-downs are required, such income will add to the consolidated net income of White River and its subsidiaries for income tax reporting purposes in the future. However, the NOLs of the consolidated group, including UAC and its subsidiaries, are expected to be available to be applied against such consolidated net income.

        UAC anticipates that cash flows to which holders of Allowed Claims would be entitled would continue to be realized from the bankruptcy estate for approximately the next four years. Once substantially all cash flows have been distributed and there are no further assets remaining available for distribution to the holders of Allowed Claims, the remaining balance of Allowed Claims on UAC’s balance sheet will be written down to zero, and UAC will file with the bankruptcy court to close the Bankruptcy Case. As described below, if the Creditor Buyout is completed in connection with the transactions described in this proxy statement/prospectus, UAC may be able to obtain an order closing the Bankruptcy Case earlier than would otherwise be possible.

The Creditor Buyout

        On February 15, 2005, UAC, White River and the Plan Committee representing the holders of Allowed Claims entered into a memorandum of understanding providing for White River to purchase outstanding restructured notes of UAC that were issued to creditors under the Plan of Reorganization and to take other steps toward resolving outstanding claims in accordance with the agreement. The Plan Committee is not empowered to bind UAC’s creditors contractually. However, the Plan Committee facilitated acceptance of the Creditor Buyout by holders of the Restructured Senior Notes, the Restructured Subordinated Notes and the related Accrual Notes. All of the Restructured Senior Note holders and holders of approximately 89% of the Restructured Subordinated Notes have executed and delivered tender agreements, prior to the filing of the registration statement of which this proxy statement/prospectus is a part, agreeing in advance to tender their respective notes to White River in accordance with the terms of the Creditor Buyout, which are described below.

        The Creditor Buyout provides for payment to the various classes of holders of Allowed Claims as follows:

Class	Balance Remaining at March 31, 2005 (1)	Buyout Terms
(in thousands)

Class 2A - General Unsecured Claims	$1,106	o	After the closing of the buyout of UAC notes by White River, White River will offer to purchase Class 2A claims for an amount that is not less than the estimated aggregate amount that the holders would receive in subsequent distributions under the Plan of Reorganization assuming holders of restructured senior notes were paid in full and holders or restructured subordinated notes received a total amount equal to 13% of the original principal of their notes.
		o	Holders who accept the offer will assign their claims to White River.
		o	Holders who accept the offer may become entitled to a prescribed ratable portion of certain contingent payments if received by UAC in the future.
		o	White River will commence the offer within 15 business days after closing the subscription offering.
		o	The offer will remain outstanding for 60 days.

Class 2A - Raymond James Unsecured Claim	$406	o o	White River will pay an additional amount of $30,826. The holder has agreed to assign the remainder of its claim to White River.

Class 2A1 - Deloitte & Touche LLP Unsecured Claim	$125	o	The holder has agreed to surrender its claim for no compensation.

Restructured Senior Notes	$507	o	Holders will sell their notes to White River in exchange for payment, in cash, of 100% of the outstanding principal amount of the notes, plus accrued interest.
		o	Accrual Notes held by the holders of the Restructured Senior Notes will also be transferred to White River for no additional payment.
		o	All holders of Restructured Senior Notes have agreed in advance to tender their notes to White River.

Restructured Subordinated Notes	$46,383	o o	Holders will sell their notes to White River in exchange for payment, in cash, of 13% of the original principal amount of the notes (less distributions they receive from UAC before the buyout).
Accrual Notes held by the holders of the Restructured Subordinated Notes will also be transferred to White River for no additional payment.
		o	Holders of approximately 89% of the Restructured Subordinated Notes have agreed in advance to tender their notes to White River.
		o	Former holders of subordinated notes may become entitled to a prescribed ratable portion of certain contingent payments, if received by UAC in the future.

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Accrual Notes	$8,070	o	Holders of Restructured Senior and Subordinated Notes being sold to White River as described above will tender their Accrual Notes to White River for no additional payment.

__________________________
(1) Excludes all interest.

        Assuming 50% of holders of claims in Class 2A and 89% of holders of Restructured Subordinated Notes and related Accrual Notes sell their claims to White River following closing, White River would require the following approximate amounts to effect the Creditor Buyout as of March 31, 2005:

Anticipated Funds to Purchase Claims/Notes (in thousands)(1)(2):

Class 2A - General Unsecured Claims and
Raymond James Unsecured Claim:	$ 108
Restructured Senior and related Accrual Notes:	$ 507
Restructured Subordinated and related Accrual Notes:	$5,374
Incremental transaction fee (3)	$ 125
Total:	$6,114
___________________
(1)	Gives effect to a regular distribution of principal and interest to creditors on March 15, 2005.
(2)

UAC made another regular creditor distribution on June 9, 2005, in connection with which the UAC restructured senior notes were tendered to White River for purchase and simultaneously paid in full, and the accrual notes related to the restructured senior notes were purchased by White River.  The purchase price required to be paid by White River for the restructured subordinated notes in the creditor buyout will be reduced by amounts distributed to those holders of UAC restructured subordinated notes who have agreed to tender their notes.

(3)	To be allocated among UAC creditors as directed by the Plan Committee.

As indicated above, the UAC Restructured Senior Notes and related Accrual Notes were tendered for purchase and the Restructured Senior Notes were simultaneously paid in full in connection with a regular UAC creditor distribution on June 9, 2005. Because the memorandum of understanding with the UAC plan committee calls for payment of an incremental fee of $250,000 if the buyout of the UAC Restructured Senior and Subordinated Notes does not occur by June 30, 2005, White River expects to arrange for a bridge loan from the Castle Creek private equity funds to complete the buyout of the Restructured Subordinated Notes before June 30. In combination with the distribution of available funds that UAC made to creditors on June 9 (which serves to reduce the purchase price for the Restructured Subordinated Notes), White River expects to require an advance of up to approximately $2.5 million to complete the Restructured Subordinated Note buyout. White River will issue promissory notes to the Castle Creek funds in the amount advanced, bearing interest at 10.75% per annum and secured by the purchased notes. Such bridge funding would be repaid in connection with closing of the subscription offering.

If the Creditor Buyout is not completed before closing of the subscription offering, the Creditor Buyout will be funded with a portion of the proceeds of the subscription offering, supplemented by an advance to White River to be made by Coastal Credit in connection with the closing.

        White River’s obligation to close the Creditor Buyout is subject to the following conditions:

o	All of the holders of UAC’s Restructured Senior Notes and 80% of the holders of UAC’s Restructured Subordinated Notes must agree to tender their notes.
o	UAC must close the share exchange, the subscription offering and the acquisition of Coastal Credit. (White River may waive this condition in order to complete the UAC note buyout before June 30, 2005.)
o	The Plan Committee must provide a certificate at closing of the Creditor Buyout to be effective from the closing date (1) confirming that the Plan of Reorganization does not provide UAC’s creditors with any benefit from UAC’s NOLs and (2) agreeing not to contest UAC’s or White River’s use of UAC’s NOLs for income tax purposes nor to assert any benefit to creditors resulting from such use (except, in either case, for a possible

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carryback to tax year 2000 of losses from tax year 2003, if new federal tax legislation is passed making a federal income tax refund available).

In addition, UAC and the Plan Committee have agreed to the following terms:

o	UAC must make all interim distributions required under the Plan of Reorganization prior to the closing of o the Creditor Buyout.
o	If the Creditor Buyout is not closed by June 30, 2005, White River will be obligated to pay an additional $250,000, out of the subscription offering proceeds, to be allocated among creditors, pro rata based on the amount of UAC Allowed Claims outstanding at closing, as directed by the Plan Committee.
o	If all noteholders tender their notes and the Class 2A claims are paid in full in accordance with the Creditor Buyout, at UAC’s request, the Plan Committee will be dissolved and UAC will be appointed as Creditor Representative under all continuing agreements and/or all continuing agreements will be modified to eliminate the Creditor Representative as a party, and the parties will seek a court order closing the Bankruptcy Case, except that the Bankruptcy Court would retain jurisdiction as to the distribution of contingent proceeds (if any) provided for in the memorandum for former Class 4 holders and other continuing matters as determined by UAC.
o	The memorandum of understanding and the parties’ obligations under the memorandum and other agreements will terminate if the Creditor Buyout has not closed on or before August 15, 2005.

        As a result of the Creditor Buyout, White River expects to own a vast majority of the outstanding Allowed Claims under the Plan of Reorganization, even if holders of Class 2A claims do not accept the subsequent offer to purchase their claims. Accordingly, even if it ultimately takes some time after the closing to resolve the Bankruptcy Case, White River will control the vast majority of outstanding claims against UAC, and White River would anticipate no material adverse consequences if remaining creditors who fail to tender their notes or claims continue to hold such claims and receive their distributions under the Plan of Reorganization. White River and UAC believe that there is no valid basis for creditors to assert recourse to any assets other than remaining assets of UAC’s bankruptcy estate that were specifically made available to creditors under the Plan of Reorganization. At closing of the Creditor Buyout, the Plan Committee will issue the certificate described above.

        Moreover, if White River purchases all Restructured Senior and Restructured Subordinated Notes in the Creditor Buyout and, in connection with the closing, Class 2A claims are paid, White River will own all remaining claims under the Plan of Reorganization. White River and UAC would retain only limited contractual obligations to remit a ratable portion of contingent proceeds (related to a potential federal tax refund for the 2000 tax year or recovery on an unresolved claim) to former holders of Restructured Subordinated Notes and Class 2A claims, if such amounts are received in the future.

        White River and UAC believe the Creditor Buyout provides for purchase of outstanding notes and other Allowed Claims against UAC in reasonable amounts, generally reflecting a current payment roughly equal to present value of the amounts the holders of claims would receive over time.

UAC Continuing Operations

        Since confirmation of the plan, UAC has continued to administer the receipt and distribution of the cash flows from the bankruptcy estate and to carry out the Plan of Reorganization. UAC currently has a staff of six employees, while UAC’s Chairman and Chief Executive Officer, John M. Eggemeyer, III, and its President and Chief Financial Officer, Mark R. Ruh, are employed by Castle Creek. UAC’s current principal activities are the following:

o	overseeing collection and distribution of cash flows from receivable portfolios and other assets in accordance with the Plan of Reorganization;
o	collecting automobile dealer premium rebates contractually due;
o	providing administrative services to support the securitization paying agent with cash management and accounting functions for all outstanding securitizations;
o	executing on-balance sheet securitizations of receivables available from the clean-up call of available outstanding off-balance sheet securitizations;
o	supporting deficiency account collections by third party collection agencies;
o	managing deficiency account collections requiring legal action; and
o	holding (directly or indirectly through its securitization subsidiary) portfolios of automobile receivables that it had initially acquired prior to the bankruptcy.

        In an effort to strengthen the future cash flows that would inure to creditors of the UAC estate, UAC, through its securitization subsidiary, has effected the refinancing of twelve of its prior securitization transactions that had remained outstanding at the time of confirmation of the Plan of Reorganization. These securitization transactions became available for redemption, and UAC was able to refinance the receivables in the related trusts at considerably more favorable rates of interest on a non-recourse basis. Accordingly, the receivable portfolios that had been held by these redeemed securitizations have been reacquired by UAC Securitization Corporation. To finance such reacquisition, UAC Securitization Corporation has issued notes under an indenture on a non-recourse basis, secured by the respective portfolios of reacquired receivables. Timely payments of principal and interest on the non-recourse notes are insured by surety policies issued by MBIA (which is also the surety provider on the remaining securitizations), but such obligations are also effectively cross-collateralized through the Master Trust Agreement, as described above. All excess cash flows generated by these refinancing transactions are payable to the Master Trust Account. Such reacquired portfolios are serviced by SST and are structured in a manner similar to the preexisting and remaining securitization transactions, except that (although they are non-recourse arrangements) they are held on the balance sheet of UAC Securitization Corporation. Unlike UAC’s other outstanding securitizations, these refinancings are not off-balance sheet owner trusts.

        At March 31, 2005, UAC’s consolidated receivable portfolios were as set forth below:

UAC Receivables Outstanding at March 31, 2005 (in thousands)

Union Acceptance Corporation (1)	$ 508

UAC Securitization Corporation (2)
UACSC 2004-C	$ 40,930
UACSC 2004-C	$ 37,601
UACSC 2004-B	$ 13,551
UACSC 2004-A-2	$ 12,609
UACSC 2004-A-1	$ 11,453
UACSC 2003-A	$ 17,929

Off-Balance Sheet Securitizations
UACSC 2002-A Owner Trust	$ 58,816
UACSC 2001-C Owner Trust	$ 59,998
UACSC 2001-B(3)	$ 23,139
UACSC 2001-A Owner Trust	$ 66,627
UACSC 2000-D Owner Trust	$ 50,684
Total of all portfolios:	$393,845

(1)	Receivables owned directly by UAC are not leveraged.
(2)	On-balance sheet portfolios held by UAC Securitization Corporation as collateral for non-recourse asset-backed notes.
(3)	The 2001-B transaction represents a separate issuance of notes, or a separate tranche, under the UACSC 1999 Master Owner Trust. On April 8, 2005, the UACSC 2000-D Owner Trust was reacquired by UACSC, and the UACSC 2005-B series of asset-backed notes was issued in an on-balance sheet transaction.

        After the subscription offering is completed, UAC, as Reorganized Debtor and as a subsidiary of White River, will continue to comply with the Plan of Reorganization and collect and distribute to the holders of Allowed Claims all funds to which they are properly entitled under the Plan. The UAC Restructured Senior Notes and realted Accrual Notes were acquired by White River on June 9, 2005, in connection with which the Restructured Senior Notes were paid in full. After the Creditor Buyout is completed, White River will be the holder of approximately 89% of Restructured Subordinated Notes and approximately 95% of Accrual Notes of UAC. White River also expects to purchase a substantial portion of the Class 2A claims. Accordingly, pending resolution of remaining claims and closure of the Bankruptcy Case, White River will be entitled to receive the large majority of subsequent interim distributions under the Plan as a holder of such notes and claims. However, the formation of White River as UAC’s parent company will allow UAC to carry its business forward with a clear segregation of the assets and liabilities of UAC from the assets and liabilities of White River, while allowing White River to operate UAC and new businesses, such as Coastal Credit.

UNION ACCEPTANCE CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

GENERAL

        UAC is an Indiana corporation. UAC and its subsidiaries, UAC Securitization Corporation, UAC-1, LLC and UAC-2, LLC (collectively, “Consolidated UAC”) have historically been engaged primarily in the business of acquiring, securitizing and servicing retail automobile installment sales contracts originated by dealerships.

Chapter 11 Bankruptcy History and Plan of Reorganization

        During 2001 and 2002, recessionary trends in the economy significantly affected losses on consumer receivables. The continued effects of the weak economy caused increased consumer bankruptcy filings, lower automobile auction values and greater than expected delinquencies. These trends caused greater than expected credit losses in Consolidated UAC’s servicing portfolio, particularly in respect to receivables acquired in 1999, 2000 and early 2001. These loss trends impaired the value of the retained interest in securitized assets held by Consolidated UAC. This weakened Consolidated UAC’s overall capital position and created a need to raise additional capital. Consolidated UAC had $43.3 million in senior notes that were due in December 2002 and $46.0 million in senior subordinated notes that were due in March 2003.

        In August 2002, in connection with the renewal of one of UAC’s subsidiary’s warehouse credit facilities, the surety provider that provides credit enhancement to warehouse receivables required UAC to execute servicing term agreements which mandated that UAC’s term as servicer under its securitizations (on which such surety provider also provides credit enhancement) continue for successive periods of 60 days, subject to renewal at the discretion of the surety provider. Also, in August and September of 2002, potential equity investors proved unwilling to commit funds to Consolidated UAC because of issues relating to its relationship with the surety provider on Consolidated UAC’s outstanding securitizations and related questions regarding UAC’s ability to continue as a competent servicer of its portfolio. UAC ultimately determined it was necessary to commence a voluntary proceeding under Chapter 11 of the United States Bankruptcy Code.

        On October 31, 2002, UAC filed the Bankruptcy Case. This proceeding did not include UAC’s wholly-owned subsidiaries. On November 7, 2002, UAC announced it would discontinue receivable acquisitions because it was not able to establish timely arrangements for further acquisition funding. It released its originations staff and retained approximately 290 core servicing employees. UAC continued to manage its business as a debtor-in-possession as it prepared for reorganization under bankruptcy law.

        In December 2002, UAC, with the bankruptcy court’s approval, began selling its receivables held for sale. There were three subsequent sales of receivables held for sale, March 2003, April 2003 and May 2003. The principal payments received and proceeds from the sale of receivables were utilized to extinguish the outstanding amounts of the warehouse credit facilities.

        On January 14, 2003, UAC implemented, with the bankruptcy court’s approval, an Employee Retention Plan. This plan covered all remaining full time employees. Under the provisions of the retention plan, UAC was authorized to compensate all full time employees based on their respective classification.

        On March 19, 2003, UAC made the requisite filings with the SEC to deregister its securities under the Securities Exchange Act of 1934.

        Effective April 17, 2003, UAC, with the Court’s approval, sold its servicing business and related assets to SST for approximately $8.0 million. SST retained substantially all of UAC’s remaining employees and SST continued operations at UAC’s existing facility in Indianapolis through May 28, 2004. UAC’s wholly owned subsidiaries retained all of their residual interests in securitized assets.

        In connection with the sale of the servicing business and related assets to SST, UAC and its subsidiaries entered into various amendments to the trust and servicing agreements, indentures and various other agreements related to the outstanding securitizations. In addition, UAC and its affected subsidiaries entered into the Master Trust Agreement with the surety provider to establish a Master Trust Account and to effectively cross-collateralize the outstanding securitizations. These agreements generally provided for the following:

o	UAC resigned, and SST was appointed, as servicer, and standards for SST’s performance and provisions for SST’s compensation were established.
o	UAC was released from performance trigger obligations related to the securitizations, including the release of claims against UAC by the securitization trusts and the surety provider.
o	A Master Trust Account was created pursuant to the Master Trust Agreement. The Master Trust Account serves effectively to cross-collateralize the securitization trusts, as more specifically described below. The residual cash flows from the securitizations are to be paid through the Master Trust Account.
o	Funds in excess of the cash collateral requirements of specific securitizations are remitted to the Master Trust Account.
o	Funds in a particular securitization’s spread account in excess of the amount required for the immediately following distribution date may be drawn by the master trustee to the Master Trust Account to make distributions to other securitization trusts or otherwise as provided in the Master Trust Agreement.
o	Amounts held in the Master Trust Account are available to pay certain fees and expenses of the servicer, the securitization trustees, MBIA, the master trustee, and to make distributions to securitization trusts to meet cash distribution obligations of those trusts to security holders of a securitization trust, to the extent cash otherwise available to that trust is insufficient for such purpose.
o	Cash deposited to the Master Trust Account, to the extent not used for the foregoing purposes, will accumulate and, to the extent it exceeds prescribed levels, will be available for distribution to UAC Securitization Corporation (for the benefit of holders of Allowed Claims in the Bankruptcy Case).

        With the establishment of the Master Trust Agreement in 2003, all excess cash from securitizations is required to be deposited in the Master Trust Account. Once prescribed cash reserve levels are met, cash will be released to UAC’s subsidiary from the Master Trust Account. This future cash flow is reported as Beneficial Interest in Master Trust. Based upon this agreement, the retained interest was exchanged for Beneficial Interest in Master Trust.

        UAC filed its original Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code on June 5, 2003. After additional modification and negotiations with the creditors of UAC, the Second Amended Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code was filed and confirmed by the Court on August 8, 2003. The Plan became effective and was consummated by UAC on September 8, 2003 along with the first distribution to creditors.

        On October 8, 2003, Consolidated UAC began repurchasing receivables that were collateral for off-balance sheet securitization transactions (“Off-Balance Sheet Securitizations”). The securitization documents allow for the repurchase or “clean-up” of the securitization once the current note balance of the securitization is less then 10% of the original note balance. If the securitization is not repurchased, the note interest rates are increased for the remaining life of the notes.

        In order to finance the repurchase of the gain on sale securitizations, Consolidated UAC has used secured financing transactions through a bankruptcy-remote subsidiary (“Collateralized Financings”). The structure of these transactions is similar to the Off-Balance Sheet Securitizations in that they are non-recourse to UAC and the receivables are collateral to the debt. However, unlike the Off-Balance Sheet Securitizations, the Collateralized Financings, finance receivables, and related income and expenses are reported on Consolidated UAC’s financial statements. Consolidated UAC has subsequently repurchased four additional Collateralized Financings in 2004 and one in 2005 using the secured financing transaction structure.

Acquisition Activity

        On November 7, 2002, Consolidated UAC announced it would discontinue receivable acquisitions because it was not able to establish timely arrangements for further acquisition funding. Prior to this date, Consolidated UAC acquired receivables in 39 states from over 5,900 retail automobile dealers, focusing its efforts on acquiring receivables on late model used and, to a lesser extent, new automobiles from purchasers who exhibit a credit profile in the mid-to-upper spectrum of consumer credit quality.

CRITICAL ACCOUNTING POLICIES

        In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and with the general practices of those in the consumer finance industry, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Consolidated UAC believes that the following represents the more critical accounting policies used in the preparation of its consolidated financial statements. Actual results could differ significantly from those estimates. Also, during and after the period of bankruptcy in 2002 and 2003, Consolidated UAC’s financial statements were prepared in accordance with the AICPA’s Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”).

Net Assets of Collateralized Financings

        In conjunction with a conduit provider and its surety provider, UAC Securitization Corporation purchased receivables from Off-Balance Sheet Securitizations that were eligible for “clean up” calls. These receivables were re-securitized through asset backed note issuances. The associated future cash flows from these receivables are subject to the same Master Trust Account provisions as the securitizations called.

        To finance the receivable acquisitions, Consolidated UAC used Collateralized Financings, secured by the respective portfolios of the acquired receivables and related restricted cash accounts. Timely payments of principal and interest on the non-recourse collateralized financings are insured by surety policies. Such obligations are also cross-collateralized through the Master Trust Agreement. Any cash flows in excess of the principal and interest on the collateralized financings are payable to the Master Trust Account and expensed as Charge to Master Trust, net.

Valuation of Creditor Notes Payable

        In accordance with SOP 90-7, paragraph 41, entities emerging from Chapter 11 (that do not meet the criteria to qualify for fresh-start accounting) should state liabilities at the “present value of amounts to be paid, determined at appropriate current interest rates.” UAC believes that the “present value of amounts to be paid, determined at appropriate interest rates,” represents fair value, or the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

        For creditor liabilities other than the various Senior Notes, the fair value of the debt was determined to be significantly less than the restructured principal amounts because Consolidated UAC experienced higher credit losses than anticipated (related to Consolidated UAC’s retained interests) between the date of the Plan’s submission and the confirmation date. Accordingly, the fair values of the Long-Term Liabilities (other than the Senior Notes) upon confirmation were less than the restructured principal amounts and a gain was recorded for the difference. Since there has been no legal release by the court or creditors, Consolidated UAC recognizes accretion from the net carrying value to the stated face amounts of the Long-Term Liabilities over the estimated life of the liabilities and contractual interest due.

Valuation of Beneficial Interest in Master Trust

        The Master Trust Agreement established that all excess cash from securitizations is to be deposited in the Master Trust account. Once prescribed cash reserve levels are met, cash will be released to Consolidated UAC from the Master Trust account. This future cash flow is reported as Beneficial Interest in Master Trust. In determining the fair value of the Beneficial Interest in Master Trust, Consolidated UAC must estimate the future prepayments, rates of gross credit losses and credit loss severity, and delinquencies as they impact the amount and timing of the estimated cash flows from the Master Trust. The average of the interest rates on the receivables exceeds the interest rates on the securities issued in the securitization. This excess cash is held by the Master Trust account and released based on reserve requirements of the Master Trust. Consolidated UAC then discounts the estimated cash flows from the Master Trust to reflect the present value.

Valuation of Retained Interest in Securitized Assets

        Prior to the establishment of the Master Trust Agreement, Consolidated UAC recorded excess cash flows in securitized assets as Retained Interest. In determining the fair value of the Retained Interest in securitized assets,

Consolidated UAC estimated the future prepayments, rates of gross credit losses and credit loss severity, and delinquencies, as they impact the amount and timing of the estimated cash flows. The average of the interest rates on the receivables exceeded the interest rates on the securities issued in the securitization.

        Consolidated UAC continually assessed the adequacy of its Retained Interest cash flow model and, as necessary, adjusted its Retained Interest cash flow model in the following areas:

o	credit loss assumptions
o	interest collections assumptions
o	prepayment assumptions
o	cash accounts interest rate assumptions
o	discount rate assumptions

        Consolidated UAC would record an other than temporary impairment in Retained Interest if the fair value of the Retained Interest was less than its carrying amount.

DISCUSSION OF YEAR-END RESULTS

Results of Operations For the Years Ended December 31, 2004, 2003 and 2002

        Net earnings (loss) are summarized in the table below. The change in 2004 compared to 2003 is due to an increase in provision expense of $10.1 million to $11.0 million for the year ended December 31, 2004 from $0.9 million for the year ended December 31, 2003. In addition, the following transactions occurred during December 31, 2003 that had not occurred during the year ended December 31, 2004:

o	Gain on the fair valuation for creditor liabilities of $51.6 million
o	Gain on sale of servicing platform and equipment, net of $6.6 million
o	Impairment of Retained Interest in securitized assets of $39.2 million

        The change from 2003 compared to 2002 is primarily due to the gain on the fair valuation of creditor liabilities of $51.6 million for 2003 and a decrease of $133.8 million in impairment of Retained Interest/Beneficial Interest in Master Trust to $39.2 million for the year ended December 31, 2003. Comparatively, 2002 reflected a $173.0 million charge for the revaluation of Retained Interest along with the loss on interest rate derivatives on held for sale receivables of $17.6 million.

Interest on Receivables

        Interest on receivables increased 32.7% to $13.0 million compared to $9.8 million for the years ended December 31, 2004 and 2003, respectively. The increase over the prior corresponding period relates to higher finance receivables in 2004 compared to 2003 from the repurchase of securitization receivables. Interest on receivables decreased 71.8% to $9.8 million compared to $34.8 million for the years ended December 31, 2003 and 2002, respectively, and the decrease over the prior corresponding period relates to lower held for sale receivables and finance receivables in 2003 compared to 2002 as shown in the following table (in thousands):

	As of December 31,
	2004	2003	2002

Held for sale receivables, net	$ 499	$ 805	$303,423
Finance receivables, net	115,165	93,089	-
Total receivables, net	$115,664	$93,894	$303,423

Accretion and Other Interest

        Accretion and other interest decreased 83.1% to $1.0 million compared to $5.9 million for the years ended December 31, 2004 and 2003, respectively. Accretion and other interest decreased 70.4% to $5.9 million compared to $19.9 million for the years ended December 31, 2003 and 2002, respectively. The accretion of the Retained Interest/Beneficial Interest in Master Trust discount has decreased as the book value and associated expected total future cash flows were adjusted in connection with the other than temporary impairments taken in previous years. The individual components of accretion and other interest income are shown in the following table (in thousands):

	Years Ended December 31,
	2004	2003	2002
Discount accretion for Retained Interest/
Beneficial Interest in Master Trust	$ 757	$4,230	$19,150
Other interest income	271	1,687	772
Total accretion and other interest	$1,028	$5,917	$19,922

Interest Expense

        Interest expense decreased 13.8% to $13.1 million compared to $15.2 million for the years ended December 31, 2004 and 2003, respectively. Interest expense decreased 26.2% to $15.2 million compared to $20.6 million for the years ended December 31, 2003 and 2002, respectively. Interest expense decreased due to lower interest costs related to finance receivables partially offset by an increase in the average finance receivables during the year ended December 31, 2004 compared to the same period ended December 31, 2003. Interest expense decreased due to repayment in full of the warehouse credit facility partially offset by the establishment of Collateralized Financing during the year ended December 31, 2003.

Provision for Estimated Credit Losses

        Provision for estimated credit losses was $11.0 million compared to $0.9 million for the years ended December 31, 2004 and 2003, respectively. The increase in provision over the prior year is primarily due to the increase in finance receivables during 2004. This increase in finance receivables is due to the purchase of receivable collateral of Off-Balance Sheet Securitizations. Provision for estimated credit losses was $0.9 million compared to $6.7 million for the years ended December 31, 2003 and 2002, respectively. This decrease over the prior year is primarily due to the higher level of receivables held for sale balances during 2002 when compared to 2003 in addition to the discontinuation of new loan originations in 2002.

Servicing Fee Income

        Servicing fee income is the contractual fee, typically one percent of receivables serviced, earned from each trust. Servicing fee income is zero for the year ended December 31, 2004, compared to $5.4 million for the year ended December 31, 2003. Servicing fee income decreased 77.9% to $5.4 million for the year ended December 31, 2003, compared to $24.4 million for the year ended December 31, 2002. The decrease in servicing fees was the result of the decrease in the size of the securitized servicing portfolio once receivable acquisitions ceased on November 7, 2002 and ultimately eliminated with the sale of the servicing platform to SST on April 17, 2003.

Gain on Sale of Servicing Platform and Equipment, Net

        The gain on sale of servicing platform and equipment, net is a result of the sale of the servicing platform and the sale of equipment during 2003. This sale resulted in a net gain of $6.6 million. No such activity occurred in 2004 or 2002.

Late Charges and Other Fees

        Late charges and other fees decreased to zero for the year ended December 31, 2004 compared to $2.4 million for the year ended December 31, 2003. Late charges and other fees decreased 72.7% to $2.4 million for the year ended December 31, 2003 compared to $8.8 million for the year ended December 31, 2002. Late charges and other fees consist primarily of miscellaneous late charges, phone pay fees and other fee income. The decrease in late charges and other fees was the result of the decrease in the size of the securitized servicing portfolio once receivable acquisitions ceased on November 7, 2002 and ultimately due to the sale of the servicing platform to SST on April 17, 2003.

Credit (Charge) to Master Trust, Net

        Credit (charge) to master trust, net was $4.5 million for the year ended December 31, 2004 compared to $(0.2) million for the year ended December 31, 2003 and zero for the year ended December 31, 2002. Charge to master trust is expense related to future transfers of funds to the Master Trust from finance receivables. Credit to master trust is income related to reductions of future transfers of funds to the master trust from finance receivables.

Gain on Fair Valuation of Creditor Liabilities

        As previously discussed in the Critical Accounting Policies of this report, the creditor liabilities were valued in accordance with SOP 90-7, paragraph 41. This fair valuation resulted in a gain of $51.6 million during 2003. No such activity occurred in 2004 or 2002.

Other Income

        Other income was $2.9 million compared to $1.2 million for the years ended December 31, 2004 and 2003, respectively. This increase is the result of the additional refunds of dealer premiums from charged-off and prepaid finance contracts and monies collected on previously charged-off balance in the securitization trusts.

Salaries and Benefits

        Salaries and benefits decreased 90.7% to $0.4 million for the year ended December 31, 2004 compared to $4.3 million for the year ended December 31, 2003. Salaries and benefits decreased 83.1% to $4.3 million for the year ended December 31, 2003 compared to $25.4 million for the year ended December 31, 2002. This decrease in salaries and benefits expense was the result of the sale of the servicing platform combined with the transfer of all associated employees to SST on April 17, 2003, and due to the release of the entire UAC originations group once receivable acquisitions ceased on November 7, 2002.

Operating Expenses

        Total operating expenses decreased 85.9% to $1.1 million for the year ended December 31, 2004 compared to $7.8 million for the year ended December 31, 2003. Total operating expenses decreased 66.7% to $7.8 million for the year ended December 31, 2003 compared to $23.4 million for the year ended December 31, 2002. This decrease in total operating expenses was the result of the release of the entire UAC originations group once receivable acquisitions ceased on November 7, 2002 and the servicing group once the sale of the servicing platform to SST occurred on April 17, 2003.

Third Party Servicing Expense

        Third party servicing expense increased to $2.3 million for the year ended December 31, 2004 compared to $0.6 million for the year ended December 31, 2003. This increase was the result of the increase in receivables repurchased from Off-Balance Sheet Securitizations during 2004. Consolidated UAC pays a monthly servicing fee per active loan. As the number of loans increase for each repurchase of receivables from Off-Balance Sheet Securitizations, the third party servicing expense increases.

Realized Loss on Interest Rate Derivatives

        There was no gain or loss on interest rate derivatives on securitized receivables for the years ended December 31, 2004 and 2003 while there was a loss on interest rate derivatives of $17.6 million for the year ended December 31, 2002. This change was the result of all interest rate derivative agreements being terminated during 2002 in association with the liquidation of the receivables held for sale in UAC’s warehouse subsidiaries. The loss on interest rate derivatives on held for sale receivables during 2002 was the result of a net decrease in interest rates from the time of the initiation of the derivative agreements.

Bankruptcy Costs

        Professional fees and expenses associated with the bankruptcy proceeding were $0.7 million, $8.9 million and $2.0 million for the years ended December 31, 2004, 2003 and 2002, respectively. These professional fees and expenses decreased for the year ended December 31, 2004 compared to the year ended December 31, 2003 because

UAC emerged from Chapter 11 bankruptcy proceedings with its court approved Plan on August 8, 2003. Most of the professional fees and expenses associated with bankruptcy were incurred during UAC’s bankruptcy period of October 31, 2002 through August 8, 2003. The professional fees and expenses associated with bankruptcy that were incurred after the August 8, 2003 Plan date were for the purpose of assisting reorganized UAC in complying with its Plan.

Impairment of Retained Interest/Beneficial Interest in Master Trust

        Consolidated UAC recorded other than temporary impairments in Retained Interest/Beneficial Interest in Master Trust of $43.8 million during the year ended December 31, 2003 and $173.0 million during the year ended December 31, 2002. Assumptions used to determine if impairment is necessary are discussed in the Critical Accounting Policies. The key assumption driving the impairment was an increase in credit losses.

Valuation Loss on Receivables Held For Sale, Net

        Valuation loss on receivables held for sale, net was $0.3 million during the year ended December 31, 2003 and $9.4 million during the year ended December 31, 2002. These losses related to the sale, with the bankruptcy court’s approval, of its receivables held for sale. The sale of receivables held for sale occurred during December 2002, March 2003, April 2003 and May 2003. A valuation in 2002 pertained to the sale that occurred in 2002 in addition to the sales that were to occur in 2003.

Discontinued Operations

        In the year ended December 31, 2002, Consolidated UAC recorded a discontinued operations charge of $1.7 million related to the classification of the assets of its new/used car dealership as held for sale in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). On October 23, 2002, the dealership was sold.

Financial Condition as of December 31, 2004 and 2003

Finance Receivables, Net

        Finance receivables, net principal balance is greater at December 31, 2004 compared to December 31, 2003. This increase is attributable to Consolidated UAC’s continued repurchasing of receivables from securitized gain on sale transactions. Principal balances of finance receivables, net, receivables held for sale, net and the securitization portfolios at December 31, 2004 and December 31, 2003 are summarized in the following table (in thousands):

	Years Ended December 31,
	2004	2003

Union Acceptance Corporation (1)	$ 617	$ 979

UAC Securitization Corporation (2)
2003-A	27,413	97,304
2004-A1	15,786	-
2004-A2	16,668	-
2004-B	17,591	-
2004-C	48,408	-
	125,866	97,304

Off-Balance Sheet Securitizations
1999-C	-	42,269
1999-D	-	41,003
2000-A	-	41,844
2000-B	-	104,534
2000-C	51,035	106,430
2000-D	62,141	124,994
2001-A	80,696	154,707
2001-B	27,598	50,026
2001-C	70,411	124,205
2002-A	69,373	123,394
	361,254	913,406
Total portfolio	$487,737	$1,011,689

(1)	Receivables owned directly by UAC are not leveraged and included in other assets.
(2)	On-balance sheet portfolios held by UAC Securitization Corporation for non-recourse asset-backed notes.

72 Allowance for Credit Losses The following table summarizes data relating to Consolidated UAC’s allowance for credit losses (in thousands):

	As of December 31,
	2004	2003
FINANCE RECEIVABLES
Finance and interest receivable	$126,887	$98,095
Allowance for credit losses	$ 11,722	$ 5,006
Allowance for credit losses as a percentage of finance receivables	9.2%	5.1%

        Due to the decline in credit quality of the receivables in more recent repurchases of Off-Balance Sheet Securitizations, the allowance for credit losses as a percentage of finance receivables has increased.

Beneficial Interest in Master Trust

        Beneficial Interest in Master Trust decreased to $3.7 million at December 31, 2004 compared to $4.6 million at December 31, 2003. This decrease is due to the receipt of funds from the Master Trust account and partially offset by changes in assumptions used to project the future cash flows from the Master Trust account and accretion of the fair value discount. Consolidated UAC used a 15% discount rate for 2004 and 2003.

        Consolidated UAC continually assesses the adequacy of its Beneficial Interest in Master Trust cash flow model and, as necessary, adjusts both its cash flow model and the balance of the Beneficial Interest in Master Trust. Accordingly, this adjustment is recorded as Other Comprehensive Income in the Shareholders’ Equity (Deficit) section of the consolidated balance sheet and is accreted over time as interest income. Consolidated UAC recorded Other Comprehensive Income of $1.9 million in 2004. An adjustment to the Beneficial Interest in Master Trust was not required in 2003.

Other Assets

        Other Assets are as follows (in thousands):

	As of December 31,
	2004	2003
Dealer premium rebate receivable, net	$ 859	$1,202
Sales tax refund	-	1,677
Receivable from servicer	1,197	850
Receivables held for sale, net	499	805
Property, plant and equipment, net	50	68
Other	1,574	1,458
Total other assets	$4,179	$6,060

        The decrease in the dealer premium rebate receivables is the result of collections of existing receivables and the decrease in new receivables due to lower levels of receivable charge-offs. As finance receivable accounts are charged-off, a percentage of the premium paid to the dealer at origination may be refundable to Consolidated UAC.

As the level of receivable charge-offs decrease, the amount refundable from dealers will also decrease. The decrease in sales tax refund is due to the collection of sales tax refunds in 2004. Consolidated UAC has not pursued additional sales tax refunds related to receivable charge-offs but may do so in the future. The increase in receivable from servicer is due to the increase of the last two days worth of collections that have not cleared bank accounts for finance receivables.

Collateralized Financings

        Collateralized financings were $132.3 million at December 31, 2004, compared to $102.2 million at December 31, 2003. The increase was the result of additional Collateralized Financings in 2004 partially offset by principal payments to note holders that correspond to the principal reduction of finance receivable collateral of securitizations.

        Consolidated UAC plans to continue to call its Off-Balance Sheet Securitizations as the opportunity arises where funding and surety arrangements can be established to accomplish such transactions and reduce interest expense.

Accrued Interest Payable

        Accrued interest payable was $7.1 million at December 31, 2004, compared to $2.1 million at December 31, 2003. This increase is the result of the continued accrual of the creditor notes payable subordinated notes and accrual notes. Under the Plan, the creditor notes payable subordinated notes’ accrued interest is not paid until the creditor notes payable senior notes are paid in full. The accrued interest of the creditor notes payable accrual notes are not paid until the creditor notes payable subordinated notes are paid in full. The accrued interest payable will continue to increase until such time as the Plan allows funds to pay such accrued interest.

Creditor Notes Payable

        Under UAC’s Plan of Reorganization, certain classes of long-term liabilities were considered impaired claims because the Plan did not leave unaltered the legal, equitable, and contractual rights of these classes.

        The claims impaired include UAC’s Senior Notes (Series A and B), Unsecured Senior Notes, and Subordinated Notes (collectively, the “Long-Term Liabilities”) as follows (in millions):

Description of Original Debt	Creditor Class	Original Principal	Outstanding at Petition Date Including Accrued Interest	Original Interest Rate

Senior Notes Series A	Class 3	$ 50.0	$ 33.7	7.75%
Senior Notes Series B	Class 3	15.0	10.1	7.79%
Unsecured Senior Notes	Class 3	11.0	11.5	12.00%
Subtotal		76.0	55.3

Subordinated Notes	Class 4	46.0	46.4	9.99%
Total Debt		$ 122.0	$ 101.7

74 Upon emergence and consistent with the Plan of Reorganization, the creditor notes payable were restructured as follows (in millions):
Description of Restructured Debt	Creditor Class	Restructured Amount		Interest Rate
Senior Notes Series A	Class 3	$ 33.7		8.00%
Senior Notes Series B	Class 3	10.1		8.00%
Unsecured Senior Notes	Class 3	11	.5†	8.00%
Accrual Notes	Class 3	4.1		4.75%
Subtotal		59.4

Subordinated Notes	Class 4	46.4		10.00-12.00%
Accrual Notes	Class 4	4.0		4.75%
Subtotal		50.4

Total Debt		$ 109.8

        †The yield maintenance claim was not waived for the Unsecured Senior Notes and, therefore, was added to the restructured note balance, but was not to exceed $440,000.

        The Accrual Notes represent the interest accrued during the bankruptcy period (October 31, 2002 through September 8, 2003) on the principal balances of the Senior Notes (Series A and B), the Unsecured Senior Notes and the Subordinated Notes. All of the Accrual Notes accrue interest at 4.75% per annum and rank equally under the Plan of Reorganization.

        Therefore, in measuring creditor notes payable, UAC determined that the fair values of creditor notes payable were as follows (in millions):

	Fair Value	Restructured Principal Amount	Discount

General Unsecured Creditors Class 2A	$ 2.0	$ 3.1	$ 1.1

Senior Notes Series A	33.7	33.7	-
Senior Notes Series B	10.1	10.1	-
Unsecured Senior Notes	11.5	11.5	-
Accrual Notes	-	4.1	4.1
Subtotal	55.3	59.4	4.1

Subordinated Notes	4.0	46.4	42.4
Accrual Notes	-	4.0	4.0
Subtotal	4.0	50.4	46.4

Total Debt	$ 61.3	$ 112.9	$ 51.6

        Creditor notes payable was $11.4 million at December 31, 2004, compared to $17.1 million at December 31, 2003. The decrease was the result of continued repayment of principal in accordance with the Plan partially offset by the accretion of the valuation discount.

        During February 2005, UAC signed a Memorandum of Understanding with White River and the Plan Committee (the “Committee”). This Memorandum of Understanding is an agreement between the parties that

White River will offer to purchase the Senior Notes and the Subordinated Notes of UAC. Pursuant to executed tender agreements with noteholders, White River expects to purchase 100% of the Senior Notes and 89% of the Subordinated Notes, and related Accrual Notes. White River will pay 100% of the principal value of the Senior Notes and 13% of the principal value of the Subordinated Notes for the notes tendered. Additional funds would be distributed to the Committee for distribution in the future if certain prescribed cash events occur including but not limited to the passing of federal legislation which would allow Consolidated UAC to carry back NOLs to obtain a refund of federal taxes paid in 2000. There are several conditions that must be met in order for this transaction to occur including the Recapitalization by White River without which this transaction may not occur. White River is, however, planning to arrange for bridge funding from Castle Creek funds that will permit White River to complete the buyout of UAC restructured notes in advance of June 30, 2005, and before completion of the Recapitalization.

Liquidity and Capital Resources for the Years Ended December 31 2004, 2003 and 2002

        Net cash provided by (used in) operating activities was $4.0 million, $297.0 million and $(161.0) million for the years ended December 31, 2004, 2003 and 2002, respectively. The net cash flows provided by (used in) operating activities primarily resulted from net income (loss), purchases of receivables held for sale, proceeds from securitization of receivables held for sale and whole loan sales.

        Net cash provided by (used in) investing activities was $(30.3) million, $(86.7) million and $22.9 million for the years ended December 31, 2004, 2003 and 2002, respectively. These cash flows were primarily attributable to collections on Beneficial Interest in Master Trust and the purchase and subsequent collection of finance receivables.

        Net cash provided by (used in) financing activities was $21.5 million, $(238.5) million and $160.6 million for the years ended December 31, 2004, 2003 and 2002, respectively. The net cash flows provided by (used in) financing activities primarily resulted from the purchase of finance receivables and receivables held for sale and the repayment of existing credit facilities.

        On December 31, 2004, Consolidated UAC had cash and cash equivalents of $3.7 million. Consolidated UAC has ongoing cash flow requirements to support its operations. Consolidated UAC’s sources of liquidity are limited and consist of cash on hand, restricted cash for operations, funds from operations, and distributions from the Master Trust. Consolidated UAC does not have a working capital facility.

        As described in Note 1 to UAC’s consolidated financial statements, recourse of the creditors under the Plan is limited to prescribed assets of the bankruptcy estate and distributions to creditors are only due as funds from those bankruptcy estate assets become available for such purpose.  UAC will continue to collect and distribute the net proceeds of its bankruptcy estate assets to its creditors when and as required by its Plan as those assets are realized and become available for distribution.  On March 15, 2005, UAC made a regular distribution of principal and interest to creditors of $2.9 million, and anticipates another regular distribution on June 9, 2005.

        In connection with the subscription offering, White River expects to complete the Creditor Buyout and will hold the vast majority of claims and notes of the bankruptcy creditors of UAC and will, therefore, be entitled to distributions from UAC in respect of the claims and notes so acquired, in accordance with the Plan.  If White River is able to acquire all claims and notes of UAC bankruptcy creditors, it is possible that UAC would be in a position to close the Bankruptcy Case in the current year.  UAC management, however, presently expects that net assets from the bankruptcy estate will continue to be collected over the next several years and that such assets will be fully distributed to UAC bankruptcy creditors in approximately late 2009.  See “Discussion of Forward-Looking Statements.”

Asset Quality

        Set forth below is certain information concerning the credit loss experiences on the fixed rate retail automobile receivables of Consolidated UAC. There can be no assurance that future net credit loss experience on the receivables will be comparable to that set forth below. See “Discussion of Forward-Looking Statements.”

        Credit Loss Experience of Finance Receivables (in thousands):

	Years Ended December 31,
	2004	2003

Finance receivables principal balance	$125,866	$97,304

Gross charge-offs	17,453	5,855
Recoveries	9,540	2,117
Net charge-offs	$ 7,913	$ 3,738

Gross charge-offs as a percentage of finance receivables principal balance	13.9%	6.0%

Recoveries as a percentage of gross charge-offs	54.7%	36.2%

Net charge-offs as a percentage of finance receivables principal balance	6.3%	3.8%

Delinquency Experience of Finance Receivables (in thousands):

	As of December 31,
	2004	2003

Finance receivables principal balance	$125,866	$97,304

Delinquencies:
30-59 days	6,751	6,956
60-89 days	2,283	2,429
90+ days	1,252	1,089
Total Delinquencies	$ 10,286	$10,474

Delinquencies as a percentage of finance receivables	8.2%	10.8%

        Provisions are made for estimated net credit losses in conjunction with each repurchase of Off-Balance Sheet Securitization. The cumulative credit loss assumptions used for the securitizations as of December 31, 2004 ranged from 7.55% to 12.68%, compared to 7.58% as of December 31, 2003. See “Discussion of Forward-Looking Statements.”

        Selected information about Consolidated UAC’s active securitizations is presented below (in millions):

Transaction	Original Amount	Remaining Balance at December 31, 2004

Off-Balance Sheet Securitizations:
2000-C	$ 500.0	$ 51.0
2000-D	510.0	62.1
2001-A	573.0	80.7
2001-B	150.0	27.6
2001-C	330.0	70.4
2002-A	300.0	69.4

Total Off-Balance Sheet Securitizations	2,363.0	361.2

Collateralized Financings:
2003-A	126.6	27.4
2004-A1	34.3	15.8
2004-A2	29.3	16.7
2004-B	25.9	17.6
2004-C	52.0	48.4

Total Collateralized Financings Transactions	268.1	125.9

Total active securitizations	$ 2,631.1	$ 487.1

DISCUSSION OF FIRST QUARTER RESULTS

Results of Operations for the Three Months Ended March 31, 2005 and 2004

        Net loss is summarized in the table below. The net loss was $1.2 million, or $0.04 per basic and diluted share, for the quarter ended March 31, 2005, compared to net loss of $1.6 million, or $0.05 per basic and diluted share, for the quarter ended March 31, 2004. The improvement from the same quarter of the prior year is primarily due to the increase in accretion income from Beneficial Interest in Master Trust partially offset by the increase in accretion expense from Creditor Notes Payable.

	Quarter Ended March 31,
	2005	2004
	(in thousands, except per share amounts)

Net loss	$ (1,208)	$ (1,635)
Net loss per share (basic and diluted)	$ (0.04)	$ (0.05)

Interest on Receivables

        Interest on receivables increased 67.9% to $4.5 million compared to $2.7 million for the quarters ended March 31, 2005 and 2004, respectively. The increase over the prior corresponding period relates to higher finance receivables during the quarter ended March 31, 2005 compared to the quarter ended March 31, 2004 from the repurchase of securitization receivables that occurred after March 31, 2004 as shown in the following table (in thousands):

	As of March 31,
	2005	2004

Held for sale receivables, net	$ 410	$ 729
Finance receivables, net	122,338	69,557

Total receivables, net	$122,748	$70,286

Accretion and Other Interest

        Accretion and other interest increased 631.1% to $1.6 million compared to $0.2 million for the quarters ended March 31, 2005 and 2004, respectively. The accretion of the Retained Interest/Beneficial Interest in Master Trust discount has increased as UAC has received more cash than anticipated and the fair value has increased due to lower than expected credit losses. The individual components of accretion and other interest income are shown in the following table (in thousands):

	Quarter Ended March 31,
	2005	2004
Discount accretion for Retained Interest/Beneficial	$1,425	$159
Interest in Master Trust	125	53

Other interest income	$1,550	$212

Interest Expense

        Interest expense increased 34.3% to $4.0 million compared to $3.0 million for the quarters ended March 31, 2005 and 2004, respectively. Interest expense increased due to an increase in the average collateralized financings of $138.7 million during the quarter ended March 31, 2005 compared to $90.2 million the same period ended March 31, 2004. Accretion expense related to the valuation of Creditor Notes Payable increased to $0.9 million for the quarter ended March 31, 2005 compared to $0.6 million for the quarter ended March 31, 2004.

Provision for Estimated Credit Losses

        Provision for estimated credit losses was $0.4 million compared to $0.9 million for the quarters ended March 31, 2005 and 2004, respectively. The decrease in provision over the same period in the prior year is due to the improved performance of the finance receivable portfolios during 2004 and 2005 thus reducing the estimated cumulative lifetime losses of the finance receivables.

Credit (Charge) to Master Trust, Net

        Credit (charge) to master trust, net was $(1.6) million for the quarter ended March 31, 2005 compared to $(0.4) million for the quarter ended March 31, 2004. Charge to master trust is expense related to future transfers of funds to the Master Trust from finance receivables. As additional finance receivables are purchased and the performance of the finance receivables improves, interest income increases thus the amounts related to future transfers of funds to the Master Trust increases resulting in a increase in the charge to Master Trust.

Other Income

        Other income was $0.3 million compared to $0.9 million for the quarters ended March 31, 2005 and 2004, respectively. This decrease is the result of the reduction in refunds of dealer rebates from charged-off and prepaid finance contracts and monies collected on previously charged-off balances in the securitization trusts.

Salaries and Benefits

        Salaries and benefits decreased 26.4% to $92,000 for the quarter ended March 31, 2005 compared to $125,000 for the quarter ended March 31, 2004. This decrease in salaries and benefits expense was the result of a non-recurring refund of approximately $40,000 from the overpayments of benefits related to the transfer of all associated employees to SST in 2003.

Operating Expenses

        Total operating expenses increased 76.5% to $0.4 million for the quarter ended March 31, 2005 compared to $0.2 million for the quarter ended March 31, 2004. This increase in total operating expenses was primarily the result of the increase in professional fees.

Third Party Servicing Expense

        Third party servicing expense increased to $0.8 million for the quarter ended March 31, 2005 compared to $0.5 million for the quarter ended March 31, 2004. This increase was the result of the increase in receivables repurchased from Off-Balance Sheet Securitizations during 2004 and 2005. The company pays a monthly servicing fee per active loan. As the number of loans increase for each repurchase of receivables from Off-Balance Sheet Securitizations, the third party servicing expense increases

Bankruptcy Costs

        Professional fees and expenses associated with the bankruptcy proceeding were $0.1 million and $0.2 million for the quarters ended March 31, 2005 and 2004, respectively. These professional fees and expenses decreased from the same quarter of the prior year because UAC exited Chapter 11 bankruptcy proceedings with its court approved Plan on August 8, 2003. The professional fees and expenses associated with bankruptcy that were incurred after the August 8, 2003 Plan date were for the purpose of assisting the reorganized company in complying with its Plan.

Income Tax

        Any income tax benefit in the quarter is offset by an increase in the valuation allowance against deferred tax assets.

Financial Condition as of March 31, 2005 and 2004

Finance Receivables, Net

        Finance receivables, net principal balance is greater at March 31, 2005 compared to December 31, 2004. This increase is attributable to UAC’s continued repurchasing of receivables from previous Off-Balance Sheet Securitizations. Though UAC intends to continue to purchase receivables from previous Off-Balance Sheet Securitizations, there is no assurance UAC will continue to find financing for such transactions or that interest rates will continue to be favorable for such transactions. Subsequent to March 31, 2005, UACSC has repurchased and refinanced the UACSC 2000-D securitization and has made arrangements under which it expects to be able to refinance the UACSC 2001-A securitization in July 2005. Principal balances of finance receivables, net, receivables held for sale, net and the securitization portfolios are summarized in the following table (in thousands):

	March 31, 2005	December 31, 2004

Union Acceptance Corporation (1)	$ 508	$ 617

UAC Securitization Corporation (2)
2003-A	17,929	27,413
2004-A1	11,453	15,786
2004-A2	12,609	16,668
2004-B	13,551	17,591
2004-C	37,601	48,408
2005-A	40,930

	134,074	125,866

Off-Balance Sheet Securitizations
2000-C	—	51,035
2000-D (3)	50,684	62,141
2001-A	66,627	80,696
2001-B	23,139	27,598
2001-C	59,998	70,411
2002-A	58,816	69,373

	259,264	361,254

Total portfolio	$393,845	$487,737

(1)	Receivables owned directly by UAC are not leveraged and included in other assets.
(2)	On-balance sheet portfolios held by UAC Securitization Corporation for non-recourse asset-backed notes
(3)	On April 8, 2005, the UACSC 2000-D Owner Trust was reacquired by UACSC, and the UACSC 2005-B series of asset-backed notes was issued in an on-balance sheet transaction.

81 Allowance for Credit Losses The following table summarizes data relating to UAC’s allowance for credit losses (in thousands):

	March 31, 2005	December 31, 2004
FINANCE RECEIVABLES
Finance and interest receivable	$135,095	$126,887
Allowance for credit losses	$ 12,758	$ 11,722
Allowance for credit losses as a percentage of finance receivables	9.4%	9.2%

        Due to the lowern credit quality of the receivables in more recent repurchases of Off-Balance Sheet securitizations, the allowance for credit losses as a percentage of finance receivables has increased.

Beneficial Interest in Master Trust

        Beneficial Interest in Master Trust increased to $5.0 million at March 31, 2005 compared to $3.7 million at December 31, 2004. This increase is due to changes in assumptions used to project the future cash flows from the Master Trust account, principally a decrease in projected credit losses, and accretion of the fair value discount and partially offset by the receipt of funds from the Master Trust account. UAC used a 15% discount rate for March 31, 2005 and December 31, 2004.

        The Company continually assesses the adequacy of its Beneficial Interest in Master Trust cash flow model and, as necessary, adjusts both its cash flow model and the balance of the Beneficial Interest in Master Trust accordingly. This adjustment is recorded as Accumulated Other Comprehensive Income in the Shareholder Equity section of the balance sheet and is accreted over time as interest income. Accumulated Other Comprehensive Income was $4.4 and $1.9 million at March 31, 2005 and December 31, 2004.

Other Assets

        Other Assets are as follows (in thousands):

	March 31, 2005	December 31, 2004
Dealer premium rebate receivable, net	$ 662	$ 859
Receivable from servicer	863	1,197
Receivable from Master Trust account	933	637
Prepaid expenses	746	824
Receivables held for sale, net	410	499
Property, plant and equipment	44	50
Other	93	113

Total other assets	$3,751	$4,179

Collateralized Financings

        Collateralized financings were $143.8 million at March 31, 2005, compared to $132.3 million at December 31, 2004. The increase was the result of additional collateralized financings in February 2005 partially offset by principal payments to note holders that correspond to the principal reduction of finance receivable collateral of securitizations.

        UAC plans to continue to call its Off-Balance Sheet Securitizations as the opportunity arises where funding and surety arrangements can be established to accomplish such transactions and reduce interest expense.

        During April 2005 UAC completed an additional collateralized financing. UACSC has also made arrangements under which it expects to be able to refinance the UACSC 2001-A securitization in July 2005. UAC currently does not have a commitment from the surety of the securitizations for additional collateralized financings.

Accrued Interest Payable

        Accrued interest payable was $8.4 million at March 31, 2005, compared to $7.1 million at December 31, 2004. This increase is the result of the continued accrual of the interest related to creditor notes payable subordinated notes and accrual notes. Under the Plan, the creditor notes payable subordinated notes’ accrued interest is not paid until the creditor notes payable senior notes are paid in full. The accrued interest of the creditor notes payable accrual notes are not paid until the creditor notes payable subordinated notes are paid in full. The accrued interest payable will continue to increase until such time as the Plan allows funds to pay such accrued interest.

Creditor Notes Payable

        Creditor notes payable was $9.6 million at March 31, 2005, compared to $11.4 million at December 31, 2004. The decrease was the result of continued repayment of principal in accordance with the bankruptcy plan partially offset by the accretion of the valuation discount.

        During February 2005, UAC signed a Memorandum of Understanding with White River and the Plan Committee (the “Committee”). This Memorandum of Understanding is an agreement between the parties that White River will purchase 100% of the Restructured Senior Notes of UAC and 89% of the Restructured Subordinated Notes of UAC. White River will pay 100% of the principal value of the Restructured Senior Notes and 13% of the principal value of the Restructured Subordinated Notes for the notes tendered. Additional funds would be distributed to the Committee in the future if certain prescribed cash events occurred including but not limited to the passing of federal legislation which would allow UAC to taxes paid in 2000. There are several conditions that must be met in order for this transaction to occur including the Recapitalization by White River, without which this transaction may not occur. White River is, however, planning to arrange for bridge funding from Castle Creek funds that will permit White River to complete the buyout of UAC Restructured Senior and Subordinated Notes in advance of June 30, 2005, and before completion of the Recapitalization.

Liquidity and Capital Resources for the Three Months Ended March 31, 2005 and 2004

        Net cash provided by (used in) operating activities was $(3.9) million and $2.8 million for the quarters ended March 31, 2005 and 2004, respectively. The net cash flows provided by (used in) operating activities primarily resulted from net income (loss).

        Net cash provided by (used in) investing activities was $(5.5) million and $22.4 million for the quarters ended March 31, 2005 and 2004, respectively. These cash flows were primarily attributable to the purchase and subsequent collection of finance receivables.

        Net cash provided by (used in) financing activities was $8.8 million and $(26.2) million for the quarters ended March 31, 2005 and 2004, respectively. The net cash flows provided by (used in) financing activities primarily resulted from the purchase of finance receivables and the repayment of existing credit facilities.

        At March 31, 2005, UAC had cash and cash equivalents of $3.1 million. UAC has ongoing cash flow requirements to support its operations. UAC’s sources of liquidity are limited and consist of cash on hand, escrowed cash for operations, funds from operations, and distributions from the Master Trust. UAC does not have a working capital facility.

        UAC will continue to collect and distribute the net proceeds of its bankruptcy estate assets to its creditors when and as required by its bankruptcy plan as those assets are realized and become available for distribution.  In connection with the subscription offering, White River expects to complete the UAC Creditor Buyout and will hold the vast majority of claims and notes of the bankruptcy creditors of UAC and will, therefore, be entitled to distributions from UAC in respect of the claims and notes so acquired, in accordance with the Plan.

Asset Quality

        Set forth below is certain information concerning the credit loss experiences on the fixed rate retail automobile receivables of UAC. There can be no assurance that future net credit loss experience on the receivables will be comparable to that set forth below. See “Discussion of Forward-Looking Statements.”

        Credit Loss Experience of Finance Receivables (in thousands):

	Quarter Ended March 31,
	2005	2004
Average finance receivables principal balance	$130,822	$85,106
Gross charge-offs	5,697	4,349
Recoveries	3,615	1,970

Net charge-offs	$ 2,082	$ 2,379

Gross charge-offs as a percentage of average finance receivables principal balance	4.4%	5.1%
Recoveries as a percentage of gross charge-offs	63.5%	45.3%
Annualized net charge-offs as a percentage of average finance receivables principal balance	6.4%	11.2%

84 Delinquency Experience of Finance Receivables (in thousands):

	March 31, 2005	December 31, 2004

Finance receivables principal balance	$134,074	$125,866
Delinquencies:
30-59 days	5,091	6,751
60-89 days	1,391	2,283
90+ days	920	1,252

Total Delinquencies	$ 7,401	$ 10,286

Delinquencies as a percentage of finance receivables	5.5%	8.2%

        Provisions are made for estimated net credit losses in conjunction with each repurchase of Off-Balance Sheet Securitization. The cumulative credit loss assumptions used for the receivables repurchased as of March 31, 2005 ranged from 7.51% to 12.53%, compared to 7.58% as of March 31, 2004. See “Discussion of Forward-Looking Statements.”

        Selected information about the Company’s active securitizations is presented below (in millions):

Transaction	Original Amount	Remaining Balance at March 31, 2005

Off-Balance Sheet Securitizations:
2000-D (1)	510.0	50.7
2001-A	573.0	66.6
2001-B	150.0	23.1
2001-C	330.0	60.0
2002-A	300.0	58.8

Total Off-Balance Sheet Securitizations	1,863.0	259.2

Collateralized Financings:
2003-A	126.6	17.9
2004-A1	34.3	11.5
2004-A2	29.3	12.6
2004-B	25.9	13.6
2004-C	52.0	37.6
2005-A	47.7	40.9

Total collateralized financings transactions	315.8	134.1

Total active securitizations	$ 2,178.8	$ 393.3

(1)	On April 8, 2005, the UACSC 2000-D Owner Trust was reacquired by UACSC, and the UACSC 2005-B series of asset-backed notes was issued in an on-balance sheet transaction.

DISCUSSION OF FORWARD-LOOKING STATEMENTS

        This discussion contains forward-looking statements regarding sources of, and demands on, operating cash flows, the potential impact of pending litigation, prospects for receivable sale transactions, results of operations, effects of changes in accounting policies, potential credit losses, recovery rates, prepayment rates, future dealer premium rebates, servicing income, and other aspects of Consolidated UAC’s business. Similar forward-looking statements may be made by Consolidated UAC from time to time. In particular, Consolidated UAC’s Beneficial Interest in Master Trust is reported on the basis of significant estimates of future portfolio performance. Such forward-looking statements are subject to a number of important factors that cannot be predicted with certainty which could cause such forward-looking statements to be materially inaccurate. Such factors include, for example, the unpredictability of the consequences and outcomes of the changes in interest rates, consumer credit and delinquency trends.

THE SPECIAL MEETING OF UAC SHAREHOLDERS

        This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by UAC’s board of directors with respect to the proposed share exchange, the proposed acquisition of Coastal Credit, and the ratification of the issuance of warrants to private equity funds affiliated with Castle Creek. Each of these proposals is further described in this proxy statement/prospectus. See “Meeting Proposal 1: The Share Exchange,” “Meeting Proposal 2: The Acquisition of Coastal Credit” and “Meeting Proposal 3: Ratification of Warrants to Be Issued to Castle Creek Funds.”

Date, Time and Place of the Special Meeting

        The special meeting of UAC shareholders is scheduled to be held on Thursday, July 14, 2005, at 9:00 a.m. Indianapolis time, at the Barnes & Thornburg Conference Center, 5th Floor, Barnes & Thornburg Building, 11 South Meridian Street, Indianapolis, Indiana 46204.

Record Date and Voting Power

        The UAC board of directors has fixed the close of business on Wednesday, June 8, 2005 as the record date for determination of which UAC shareholders are entitled to notice of and entitled to vote at the special meeting. On the record date, there were 31,019,150 shares of UAC common stock outstanding held by approximately 122 holders of record. Each holder of UAC common stock is entitled to one vote for each share of UAC common stock held on the record date.

Required Vote

        A majority of the outstanding shares of UAC common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum at the special meeting. The affirmative vote of the holders of at least a majority of UAC common stock outstanding and entitled to vote at the special meeting is required to approve the share exchange agreement. White River’s acquisition of Coastal Credit will be approved, and the Castle Creek warrant will be ratified, if the number of votes cast in favor of these actions exceeds the number of votes cast opposing them.

        As of the record date for the special meeting, UAC’s directors and executive officers beneficially owned 12,045,547 shares of UAC common stock, which represented approximately 38.8% of all outstanding shares of UAC common stock entitled to vote at the special meeting.

Voting; Proxies

        All shares of UAC common stock represented by properly executed proxies received before or at the special meeting will, unless revoked, be voted in accordance with the instructions indicated on the proxy. We urge you to mark the boxes on the proxy card to indicate how to vote your shares. If you submit a properly executed proxy card, but you do not mark the card as to how you wish your shares to be voted, your shares will be voted FOR approval of each of the proposals. If you return a properly executed proxy card and you have abstained from voting on approval of the proposals, the common stock represented by the proxy will be considered present at the special meeting for the purposes of determining a quorum, but will not be considered to have been voted in favor of approval of the proposals. Similarly, if an executed proxy card is returned by a broker holding shares of UAC common stock in street name that indicates the broker does not have discretionary authority to vote for approval of the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of approval of the proposals. Your broker will vote your shares only if you indicate how you want the broker to vote by following the instructions provided to you by your broker.

        Because approval of the share exchange agreement requires the affirmative vote of holders of at least a majority of UAC common stock outstanding as of the record date, abstentions, failures to vote and broker non-votes all will have the same effect as votes against approval of the share exchange agreement.

        If any other matters properly come before the special meeting, the proxy will vote the shares represented by the enclosed proxy card in accordance with his best judgment, unless authority to do so is withheld by you in your proxy. You may revoke your proxy at any time prior to its exercise at the special meeting by:

o	sending a notice in writing to Union Acceptance Corporation, 250 North Shadeland Avenue, Indianapolis, Indiana 46219, Attention: Treg Bauchert, Secretary;
o	granting a subsequent proxy; or
o	appearing in person and voting at the special meeting.

        Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

        White River will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. We also will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement/prospectus and related materials to and obtain voting instructions from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

        You should not send in any stock certificates with your proxy card. Instructions for the exchange of your shares will be mailed to you as soon as practicable after completion of the share exchange.

BACKGROUND OF THE TRANSACTIONS

        As described in “Our Business: White River Capital, Inc. and Union Acceptance Corporation,” UAC’s Plan of Reorganization provides that the recourse of holders of Allowed Claims under the Plan is limited to identified assets of UAC’s pre-confirmation bankruptcy estate. The principal reason for these limited recourse provisions was to afford the holders of equity interests the opportunity, through new investment, to continue business operations that would be protected from recourse by holders of Allowed Claims against UAC.

        Since confirmation of the Plan of Reorganization, UAC’s executive management has considered various strategies for continuing business activities, including the acquisition of an established operating company in the automobile finance industry. As described in “Our Business: White River Capital, Inc. and Union Acceptance Corporation,” UAC determined to form White River and to continue the business of UAC through the proposed structure of a parent company with multiple subsidiaries to provide a clear segregation of assets and as a means to implement share transfer restrictions that will help protect the value of UAC’s consolidated NOLs. UAC determined any established operating company identified as a potential acquisition to continue UAC’s business could be acquired by and could operate as a subsidiary of White River.

        White River’s charter and by-law provisions that will limit transfers and share accumulation generally provide:

o	transfers to shareholders that cause their ownership percentages of White River to exceed 5% or their percentage after the subscription offering are prohibited; and
o	beneficial owners of more than 4.5% of White River stock are required to identify themselves and report changes in their beneficial ownership to White River. These provisions are described in greater detail under “Preservation of Net Operating Losses–Summary of Transfer Restrictions and Related Provisions.”

        Through the spring of 2004, UAC’s directors periodically discussed the feasibility of a recapitalization transaction that would provide for new investment to continue business operations in a manner that would benefit from UAC’s tax attributes, but not interfere with administration of UAC’s Plan of Reorganization. Castle Creek, which through private equity funds it manages is a substantial equity investor in UAC and employs Mr. Eggemeyer and Mr. Ruh, engaged KPMG LLP to conduct an analysis of UAC’s NOLs and the flexibility available to UAC to raise new capital from existing shareholders or new investors without impairing the availability of the NOLs by causing a shift in ownership. On April 27, 2004, members of UAC’s board of directors met with KPMG and UAC’s counsel and preliminarily determined that a share exchange transaction in which UAC would form a new holding company was the most advantageous arrangement to obtain new investment and carry the business forward while protecting the NOLs and the interests of creditors of UAC and ensuring compliance with UAC’s Plan of Reorganization.

        In July 2004, Mr. Eggemeyer proposed to the board that UAC pursue a holding company transaction and that, as part of the transaction, White River should consider acquiring Coastal Credit. Because affiliates of Mr. Eggemeyer and Mr. Ruh hold equity interests in Coastal Credit, the board appointed a special transaction committee to consider the potential acquisition. Mr. Waterfield and Mr. Sherman comprise the special transaction committee. In August 2004, the transaction committee selected Piper Jaffray & Co. (“Piper Jaffray”) to render its opinion as to the fairness from a financial point of view of the consideration to be paid in the Coastal Credit acquisition and formally engaged Piper Jaffray effective September 1, 2004.

        Basic terms of the Coastal Credit purchase transaction were initially proposed by Mr. Eggemeyer in connection with Castle Creek’s initial recommendation to the board that UAC should consider the transactions described in this proxy statement/prospectus. At the transaction committee’s direction, counsel for UAC prepared an initial draft of the purchase agreement and, following review by members of the transaction committee, provided the draft to Coastal Credit and its counsel in early September, 2004. Initially, UAC contemplated that the purchase price of $50 million would be paid $30 million in cash and $20 million in 5-year debt securities.

        Also in early September 2004, UAC initiated discussions with counsel for the Plan Committee to discuss terms on which UAC’s proposed holding company, White River, would proceed with the proposed transaction.

        Over the course of September and October 2004, counsel for UAC and UAC’s independent auditors conducted legal, accounting and financial diligence investigations of Coastal Credit, respectively, each reporting to the transaction committee.

        Over the course of the fall of 2004, discussions between UAC and the Plan Committee evolved into a negotiation of terms on which UAC’s new holding company would offer to purchase claims of UAC’s creditors. Negotiations between the Plan Committee and its counsel and UAC continued into December 2004, and ultimately the terms of the Creditor Buyout were agreed in principle, subject to communication with UAC’s noteholders and development of definitive documentation.

        White River was formed on December 30, 2004.

        Because of the time required to negotiate the Creditor Buyout and draft other pertinent documentation, negotiations of details of the purchase agreement between Coastal Credit and UAC were deferred. During December through mid-January, the parties exchanged drafts and comments on the Coastal Credit purchase agreement. During this period the scope of the representations and warranties and indemnification provisions to be provided by the selling members of Coastal Credit and the terms and representations to be provided by White River in respect of debt securities proposed to be issued to the selling members of Coastal Credit were the focus of negotiations. Discussions continued between the transaction committee and UAC’s counsel, on the one hand, and representatives for Coastal Credit on the other. During these negotiations, both sides also frequently conferred with Mr. Eggemeyer and Mr. Ruh regarding potential transaction terms and the progress of discussions.

        On January 21, 2005, the UAC board of directors and the White River board of directors reviewed and evaluated in detail the proposed terms of the Coastal Credit purchase, the share exchange, the Creditor Buyout and the subscription offering based on the status of negotiations at that time. Counsel provided a presentation on the fiduciary duties of the directors. The transaction committee and the board of each of UAC and White River authorized management to continue efforts toward finalizing terms of the subject transactions and, in particular, authorized White River’s officers to finalize documentation providing for the Creditor Buyout.

        In late January, White River determined to place $15 million of secured notes with a third party investor, to provide for a larger portion of cash and less debt to be issued to selling members at closing. Negotiations of the principal terms of the $15 million note placement were concluded in the last week of January.

        In light of the terms of the note placement, UAC’s counsel proposed further revisions to the Coastal Credit purchase agreement to address the change in consideration and other issues that had been raised by representatives of Coastal Credit. Negotiations of the definitive agreements for the Coastal Credit purchase agreement and the note placement were substantially complete by mid-February. On February 15, 2005, White River, UAC and the Plan Committee entered into the memorandum of understanding providing for the Creditor Buyout, and tender agreements were circulated to UAC noteholders.

        On March 8, 2005, the transaction committee of each of UAC and White River reviewed and considered the transactions and received the oral opinion of Piper Jaffray (which opinion was subsequently confirmed in writing, to the effect that, as of such date, and based on and subject to the assumptions, factors and limitations set forth in the written opinion, the purchase price of approximately $50 million in cash to be paid in the Coastal Credit acquisition was fair from a financial point of view to the existing UAC shareholders (other than Castle Creek Capital, L.L.C. and its affiliates). The transaction committee of each of UAC and White River recommended the transactions to the board of directors of each of UAC and White River.

        After a full discussion, UAC’s board, by the unanimous vote of all directors, resolved that the share exchange agreement is in the best interests of UAC, approved the share exchange agreement, subject to shareholder approval, and adopted a resolution recommending that the shareholders of UAC vote to approve the share exchange agreement. The board of White River also approved the share exchange agreement. UAC and White River executed the share exchange agreement as of March 9, 2005.

        Also on March 8, 2005, after a full discussion, UAC’s board, by the unanimous vote of all directors, also resolved that the purchase agreement is in the best interests of UAC, approved the purchase agreement, subject to shareholder approval, and adopted a resolution recommending that the shareholders of UAC vote to approve the purchase agreement. The board of White River also approved the purchase agreement. White River executed the purchase agreement as of March 9, 2005.

        Also on March 8, 2005, the UAC and White River boards approved the note placement, subject to completion of the subscription offering and the Coastal Credit acquisition. White River executed the note purchase agreement as of March 9, 2005.

        Also on March 8, 2005, the UAC and White River boards approved the warrant issuance agreement and, subject to UAC shareholder approval, the warrant to be issued as compensation to the Castle Creek funds and recommended that the UAC shareholders approve the Castle Creek warrant. The warrant issuance agreement was executed as of March 9, 2005.

MEETING PROPOSAL 1: THE SHARE EXCHANGE

        This section of the proxy statement/prospectus describes material aspects of the proposed share exchange, but it may not contain all of the information that is important for you to know. For a more complete understanding of the share exchange, you should carefully read this entire proxy statement/prospectus and the share exchange agreement included as Annex A.

THE SHARE EXCHANGE

General Description of the Share Exchange

        At the effective time of the share exchange, UAC will become a wholly owned subsidiary of White River. Pursuant to the share exchange, each 100 shares of UAC common stock outstanding and held by a particular shareholder of record at the effective time will be exchanged automatically for one share of White River common stock as described below. No fractional shares of White River common stock will be issued. Instead, each shareholder who would otherwise be entitled to receive a fractional share will receive an amount in cash for the fractional share in accordance with the terms of the share exchange agreement.

        If approved by the UAC shareholders, the share exchange will be completed, regardless of whether the subscription offering and the acquisition of Coastal Credit are subsequently completed. The share exchange will become effective, if approved by the UAC shareholders, upon filing Articles of Share Exchange with the Secretary of State of the State of Indiana. Subject to compliance with federal and state securities laws, no other federal or state regulatory requirements or approvals must be complied with or obtained.

UAC’s Reasons for the Share Exchange

        As described above and in “Our Business: White River Capital, Inc. and Union Acceptance Corporation,” the primary objective for the share exchange is to create a holding company structure for UAC to achieve the goal of clearly segregating the assets and liabilities of UAC from the assets and liabilities of any operating business acquired with new investment, including Coastal Credit. In addition, the formation of White River allows us to implement transfer restrictions on the shares of White River common stock for the purpose of preserving the tax benefits of the NOLs. See “Preservation of New Operating Loss Carryforwards–Preservation of Tax Benefits,” “–Limitations on Use of NOLs” and “–Summary of Transfer Restrictions and Related Provisions.” UAC’s shareholders are being asked to consider separately a proposal to approve the acquisition of Coastal Credit. See “Meeting Proposal 2: The Acquisition of Coastal Credit–The Proposed Acquisition–UAC’s and White River’s Reasons for the Acquisition of Coastal Credit” below. However, White River may not be able to complete the acquisition for various reasons, including if White River fails to raise sufficient capital in the subscription offering.

        If the share exchange is approved by shareholders, UAC plans to effectuate the share exchange before completion of the subscription offering and acquisition of Coastal Credit. While UAC believes such transactions will also be approved and completed, those transactions may not, in fact, be approved and completed. UAC’s management believes it is in the best interests of UAC to effect the share exchange, even if the other transactions are not effected, because of the flexibility the holding company structure creates for future investment and business activity, as described above.

Board Recommendation Regarding the Share Exchange

        After careful consideration, UAC’s board of directors has unanimously determined that the share exchange and the share exchange agreement are in the best interests of UAC. UAC’s board of directors has approved the share exchange agreement and unanimously recommends that you vote FOR approval of the share exchange agreement.

Management and Operation of UAC after the Share Exchange

        Following the share exchange, UAC will continue to exist as the same business operating under its Plan of Reorganization, but it will be a wholly owned subsidiary of White River, and, prior to the completion of the subscription offering, UAC will convert from a corporation to an Indiana limited liability company. Upon completion of the share exchange, the members of UAC’s board of directors prior to the share exchange will continue in office until expiration of their current terms of office or their earlier resignation, removal or incapacity. The membership of the White River board of directors will remain unchanged as a result of the share exchange. UAC shareholders will become shareholders of White River, and your rights as shareholders will be governed by White River’s articles of incorporation and by-laws and the laws of the State of Indiana. For more information on the comparison of the rights of UAC’s shareholders and White River’s shareholders, see “Comparison of Rights of UAC Shareholders and White River Shareholders” and “Preservation of New Operating Loss Carryforwards–Summary of Transfer Restrictions and Related Provisions” in this proxy statement/prospectus.

Description of Exchange of Shares

        When the share exchange is completed, UAC will mail to you a letter of transmittal and instructions for use in surrendering your UAC stock certificates to the exchange agent in exchange for White River stock certificates. When you deliver your UAC stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your UAC stock certificates will be canceled and you will receive White River stock certificates representing the number of full shares of White River common stock to which you are entitled under the share exchange agreement, plus any cash to which you are entitled for a fractional share.

        You should not submit your stock certificates for exchange until you have received the letter of transmittal and instructions referred to above.

        You will not be entitled to receive dividends or other distributions on White River common stock, if any, with a record date after the share exchange is completed until you have surrendered your UAC stock certificates in exchange for White River stock certificates.

        If there is any dividend or other distribution on White River common stock with a record date after the share exchange and a payment date prior to the date you surrender your UAC stock certificates in exchange for White River stock certificates, you will receive it with respect to the whole shares of White River common stock issued to you promptly after your UAC stock certificates are surrendered. If there is any dividend or other distribution on White River common stock with a record date after the share exchange and a payment date after the date you surrender your UAC stock certificates in exchange for White River stock certificates, you will receive it with respect to the whole shares of White River common stock issued to you promptly after the payment date.

        White River will only issue a White River stock certificate or a check for a fractional share in a name other than the name in which a surrendered UAC stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Material United States Federal Income Tax Consequences of the Share Exchange

        Our counsel, Barnes & Thornburg LLP, has issued a tax opinion with respect to the share exchange. We have filed that opinion with the Securities and Exchange Commission as an exhibit to the registration statement related to the transactions described in this proxy statement/prospectus. That opinion concludes that the exchange of shares of UAC common stock for shares of White River common stock pursuant to the share exchange will satisfy the requirements of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. As a result, holders of UAC common stock who exchange their stock solely for White River common stock in the share exchange will not recognize gain or loss for United States federal income tax purposes.

        The following general discussion summarizes the anticipated material United States federal income tax consequences of the share exchange to holders of UAC common stock who exchange their common stock for White River common stock in the share exchange. This discussion addresses only those shareholders who hold UAC common stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, such as:

o	financial institutions;
o	mutual funds;
o	tax-exempt organizations;
o	insurance companies;
o	dealers in securities or foreign currencies;
o	traders in securities who elect to apply a mark-to-market method of accounting;
o	foreign holders;
o	persons who hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or
o	holders who acquired their shares upon the exercise of employee stock options or similar derivative securities or otherwise as compensation.

        The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws, and federal laws other than federal income tax laws, are not addressed.

        You are strongly urged to consult your tax advisor as to the specific tax consequences to you of the share exchange, including the applicability and effect of federal, state, local and foreign income and other tax laws in your particular circumstances.

        The share exchange is expected and intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the share exchange qualifies as a reorganization within the meaning of Section 368(a), holders of UAC common stock who exchange their stock solely for White River common stock in the share exchange will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive for a fractional share of White River common stock. Each holder’s tax basis in the White River common stock received in the share exchange will be the same as his or her aggregate tax basis in the UAC common stock surrendered in the share exchange, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the White River common stock received in the share exchange by a UAC shareholder will include the holding period of UAC common stock that he or she surrendered in the share exchange.

        In addition, any UAC shareholder who properly exercises his or her dissenters’ rights and receives cash as payment for his or her shares of UAC common stock will recognize gain or loss for United States federal income tax purposes.

        Any UAC shareholder who receives cash for a fractional share of White River common stock or as payment upon exercise of dissenters’ rights will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the UAC common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual shareholder, any such capital gain generally will be subject to a maximum United States federal income tax rate of 15% if the individual has held his or her shares of UAC common stock for more than one year on the date of the share exchange. The deductibility of capital losses is subject to limitations for both individuals and corporations.

Anticipated Accounting Treatment

        White River will be deemed a successor to UAC for accounting purposes. The assets, liabilities and results of operations of UAC and its subsidiaries will be reported on a consolidated basis with those of White River after the share exchange.

Governmental Approvals and Regulatory Matters

        We are not aware of any governmental approvals required for completion of the share exchange other than customary filings under state securities laws and the routine filing of articles of share exchange with the Indiana Secretary of State.

Securities Laws Matters

        The shares of White River common stock to be received by UAC’s shareholders in the share exchange will be registered under the Securities Act and will be freely transferable without restriction, except for shares issued to any UAC shareholder who, at the time of the special meeting, is an “affiliate” of UAC for purposes of Rule 145 under the Securities Act. An affiliate of UAC is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with UAC. Any subsequent transfer by any UAC affiliate of White River common stock issued in the share exchange will, under existing law, require one of the following:

o	registration of the transfer under the Securities Act;
o	compliance with Rule 145 under the Securities Act, which allows limited sales under specified circumstances; or
o	availability of another exemption from registration.

For purposes of Rule 145, shares of White River common stock acquired in the share exchange will be deemed to have been acquired at the same time as the shares of UAC common stock surrendered for exchange.

        The foregoing restrictions are expected to apply to, among other persons, UAC’s directors and executive officers and any holders of 10% or more of UAC common stock exchanged in the share exchange.

        This proxy statement/prospectus does not cover any resales of White River common stock. No person is authorized to make use of this proxy statement/prospectus in connection with any resale.

CERTAIN TERMS OF THE AGREEMENT AND PLAN OF SHARE EXCHANGE

        The following summary describes the material terms of the agreement and plan of share exchange, dated as of March 9, 2005, between UAC and White River. The full text of the share exchange agreement is attached as Annex A to this proxy statement/prospectus. You should read the entire share exchange agreement.

The Share Exchange

        The share exchange agreement provides that at the effective time, UAC will become a wholly owned subsidiary of White River. Pursuant to the share exchange, each 100 shares of UAC common stock outstanding and held by a particular shareholder of record at the effective time will be exchanged automatically for one share of White River common stock as described below. No fractional shares of White River common stock will be issued. Instead, each shareholder who would otherwise be entitled to receive a fractional share will receive an amount in cash for the fractional share in accordance with the terms of the share exchange agreement. If approved by the shareholders, the share exchange will be completed, regardless whether the subscription offering and the acquisition of Coastal Credit are subsequently completed. The share exchange will become effective, if approved by the UAC shareholders, upon filing Articles of Share Exchange with the Secretary of State of the State of Indiana. Subject to compliance with federal and state securities laws, no other federal or state regulatory requirements or approvals must be complied with or obtained.

Effective Time of the Share Exchange

        The closing of the share exchange will take place on May 17, 2005, or as promptly after such date as all conditions precedent to the closing have been satisfied or waived. The share exchange will become effective when the articles of share exchange are filed with the Secretary of State of the State of Indiana.

Manner and Basis of Effecting the Share Exchange

        As soon as reasonably practicable following the effective time, UAC will mail a letter of transmittal and instructions to each record holder of UAC common stock to surrender its certificates for shares of UAC common stock to the exchange agent for certificates for shares of White River common stock and cash for any fractional share. Additionally, holders of UAC common stock may, at their option, after the effective time, physically surrender in person at the offices of the exchange agent their UAC common stock certificates for White River common stock certificates. UAC shareholders may not exchange their stock certificates before the effective time. After the effective time, transfers of UAC common stock will not be registered on the stock transfer books of UAC.

        No fractional shares of White River common stock will be issued in the share exchange. Instead of receiving any fractional share to which a shareholder of record of UAC common stock would otherwise be entitled, such shareholder will receive a cash amount from White River, rounded to the nearest whole cent, without interest, at the rate of $10.00 per White River share based on the $10.00 subscription price for White River common stock in the subscription offering.

        After the effective time, and until it is surrendered and exchanged, each certificate that previously evidenced shares of UAC common stock and any rights represented thereby will be deemed to evidence shares of White River common stock and the right to receive cash for any fractional share. White River will not pay dividends or other distributions on any shares of White River common stock to be issued in exchange for any unsurrendered UAC common stock certificate until the UAC common stock certificate is surrendered as provided in the share exchange agreement.

Conditions to the Share Exchange

        The obligations of White River and UAC to complete the share exchange are subject to the satisfaction of certain conditions, including the following:

o	UAC shareholders must approve the share exchange and the share exchange agreement;
o	Dissenting shares as to which dissenters’ rights have not been lost or waived must represent no more than 5% of the issued and outstanding shares of UAC common stock;
o	All required consents, approvals and authorizations must have been obtained from all governmental entities; and
o	The registration statement, of which this proxy statement/prospectus is a part, must have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and remain in effect.

Termination of the Share Exchange Agreement

        White River may, in its discretion, terminate the share exchange agreement at any time before the share exchange is completed.

Expenses

        All fees and expenses incurred in connection with the share exchange will be paid by White River. Castle Creek has agreed to advance such expenses on behalf of White River, subject to reimbursement, including the obligations (1) to pay cash for fractional shares and (2) to pay the value of shares as to which dissenters’ rights are exercised and perfected.

PRESERVATION OF NET OPERATING LOSS CARRYFORWARDS

Preservation of Tax Benefits

        Net operating losses under the Internal Revenue Code may be carried forward to offset federal taxable income in future years and eliminate income taxes otherwise payable on such taxable income, with certain adjustments and eliminations for purposes of calculating minimum tax liability. UAC’s NOLs will provide a tax benefit to our consolidated group (of which White River will be the parent after the share exchange) in the future if the consolidated group has taxable income. The availability of these tax benefits would be jeopardized if an ownership change were to occur in the future. There is a risk that an ownership change could result if, among other possibilities, persons acquire 5% or more of UAC common stock (or White River common stock after the share exchange) or if shareholders that already own 5% or more of UAC common stock buy or sell shares of UAC common stock (or White River common stock after the share exchange). Generally speaking, an “ownership change” will occur under the Internal Revenue Code if such a shift in ownership, when taken together with other shifts in ownership occurring in the three years preceding the shift, results in a total change in ownership percentages of more than 50%.

        The extent of the actual value of UAC’s tax benefits is subject to inherent uncertainty because the value depends on the amount of otherwise taxable income against which UAC’s consolidated group will be able to use the NOLs in future years. In addition, the IRS could challenge the amount of the tax NOLs calculated by us. Assuming we do not experience an ownership change, tax NOLs not fully used in a given year may be carried over and used in subsequent years, subject to their expiration. The IRS may challenge UAC’s analysis of ownership shifts that have occurred in the ownership of UAC common stock or that will occur in the ownership of White River common stock upon and following completion of the subscription offering. If an IRS challenge were successful, the potential future benefit of the NOLs could be substantially reduced.

        Based on information currently available to UAC, as of March 31, 2005, UAC had NOLs of approximately $161.5 million. NOLs generated after 1997 may be carried forward up to 20 years for federal income tax purposes. UAC’s earliest NOLs available for carryforward were generated in the tax year ended June 30, 2003, and will expire if not used prior to the tax year ending June 30, 2023.

        For state income tax purposes, rules relating to carryforwards of NOLs vary from state to state and may be different from federal rules. For example, many of the states in which UAC conducted business (including Indiana, where UAC maintains its principal place of business) do not provide for a carryback of a net operating loss as a deduction to a prior taxable year. Instead, the net operating loss may only be carried forward to a subsequent taxable year where it is generally limited to that portion of the carryforward apportioned to the state during the year in which the loss occurred. UAC’s state NOLs may generally be carried forward for at least 5 and up to 20 years, but the majority of UAC’s state NOLs do not begin expiring until 15 years after the loss.

Limitations on Use of NOLs

        If UAC were to undergo an ownership change, the NOL carryforward limitations would impose an annual limit on the amount of the taxable income that may be offset by UAC’s our NOLs generated prior to the ownership change. If an ownership change were to occur, UAC would not be able to use a significant portion of its NOLs to offset taxable income.

        The annual limit on the use of NOLs generally would be equal to the value of UAC common stock (or White River common stock after the share exchange), immediately before the ownership change multiplied by the “long-term tax-exempt rate” in effect at the time of the ownership change. The “long-term tax-exempt rate” is published monthly by the IRS, and for March 2005 is 4.27%. As an example, if we had an ownership change during March 2005 and UAC had a market capitalization of $4.3 million, as adjusted, immediately before the transaction that resulted in the ownership change, then UAC could use NOLs incurred prior to that date to offset future taxable income at a cumulative maximum rate of $183,610 per year, which is $4.3 million multiplied by 4.27%, resulting in a significant reduction in the potential tax benefit that could be derived from the pre-change carryforwards. Moreover, if UAC were not to continue its business enterprise for at least two years after an ownership change, its annual limit would be zero. One of the reasons for the share transfer restrictions that are contained in White River’s charter is to limit White River’s risk of experiencing an ownership change following the subscription offering. For this reason, it is desirable for more of UAC’s current shareholders to subscribe for shares in the subscription offering. To the extent that current holders who individually hold less than 5% of the outstanding shares subscribe for additional shares but, after the subscription offering, continue to hold fewer than 5% of the outstanding shares of White River, such subscriptions will not add as much to the aggregate ownership shift that UAC will be deemed to have experienced as a result of the subscription offering as that UAC will be deemed to experience now if, instead, such additional shares are purchased by large shareholders whose ownership percentages increase as a result. UAC would have more flexibility going forward to use equity capital financings, compensation and business combinations, and UAC would be less at risk of having an ownership change occur that could inadvertently curtail the prospective benefit of the NOLs. The acquisition by White River of an operating business for cash would have no effect on this aggregate percentage point change in ownership, while the issuance of equity securities in connection with an acquisition would increase the percentage.

        In general, an ownership change occurs when, as of any testing date, the aggregate of the increase in percentage points of the total amount of a corporation’s stock owned by each 5-percent shareholder within the meaning of the NOL carryforward limitations whose percentage ownership of the stock has increased as of such date over the lowest percentage of the stock owned by each such 5-percent shareholder at any time during the three-year period preceding such date, is more than 50 percentage points. In general, persons who own 5% or more of a corporation’s stock are 5-percent shareholders, and all other persons who own less than 5% of a corporation’s stock are treated together, as a single, public group 5-percent shareholder, regardless of whether they own an aggregate of 5% of a corporation’s stock.

        For purposes of determining a shareholder’s percentage ownership, stock generally includes all issued and outstanding stock, except certain preferred stock. UAC does not have any preferred stock outstanding. Treasury Regulations also provide that certain stock that a shareholder may acquire pursuant to warrants, options, rights to purchase stock, rights to convert other instruments into stock, and options or other rights to acquire any such interest may under certain circumstances be deemed to have been acquired for purposes of determining the occurrence of an ownership change.

        Section 382 employs complicated attribution, aggregation and segregation rules to identify 5-percent shareholders. The attribution rules require, among other things, that stock ownership be attributed from entities to their beneficial owners until the stock ownership has been attributed to individuals. Any individual who indirectly owns 5% of UAC common stock is treated as a 5-percent shareholder. The aggregation rules cause certain shareholders to be aggregated into one or more public group 5-percent shareholders. The segregation rules cause the public group 5-percent shareholders to be fragmented into multiple public group 5-percent shareholders and have the effect of increasing the probability that an ownership change will occur. The segregation rules generally apply, with certain exceptions, to issuances and redemptions of stock by UAC, certain mergers involving UAC, dispositions of stock by certain 5-percent shareholders and the deemed exercise of options and similar instruments to buy UAC common stock. For example, under these segregation rules, if UAC purchased its common stock from its shareholders, the ownership of the remaining shareholders would be deemed to increase, and UAC would be closer to undergoing an ownership change.

        Calculating whether an ownership change has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the NOL carryforward limitations as well as the limitations on the knowledge of a publicly-traded corporation concerning the ownership of, and transactions in, its securities. As of the date of this proxy statement/prospectus, UAC is unaware of any facts indicating that an ownership change has occurred with respect to UAC. As indicated above, certain transfers of UAC common stock (or White River common stock after the share exchange) by or to 5-percent shareholders could result in an ownership change. As of June 30, 2004, the only 5-percent shareholders of which UAC was aware were the 5-percent shareholders identified in the section of this proxy statement/prospectus captioned “Principal Shareholders.”

        UAC has received an opinion from KPMG LLP addressing whether the NOLs and certain other tax attributes of UAC would be subject to one or more Internal Revenue Code Section 382 limitations for federal tax purposes. KPMG’s opinion is attached as Annex D. This is only a summary; you should read the entire opinion. The opinion concludes, based on the analysis and the assumptions and qualifications set forth in the opinion, that —

o	The share exchange should qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code and generally should be tax free to the parties to the reorganization except for those shareholders receiving cash, if any, in lieu of fractional shares;
o	UAC (and White River as UAC’s successor for federal income tax purposes) should not experience an ownership change that would cause the use of UAC’s NOLs to be limited as a result of the share exchange and the subscription offering; and
o	As a result of the share exchange and the subscription offering, White River should be considered a continuation of the group of UAC as described in Treas. Reg. §1.1502-75(d)(2). As a result of this, UAC’s NOLs should not be considered to have resulted from a separate return limitation year.

Summary of Transfer Restrictions and Related Provisions

General

        The following is a summary of the material transfer restrictions set forth in Article 10 of White River’s articles of incorporation. Article 10 of White River’s articles of incorporation is set forth in Annex E to this proxy statement/prospectus. The following summary is not complete. You should read Annex E in its entirety. The transfer restrictions apply to transfers of White River’s common stock and any other instrument that would be treated as “stock,” as determined under applicable Treasury Regulations. The transfer restrictions will apply until the earlier of:

o	the repeal by the Internal Revenue Service of the NOL carryforward limitations in the Code if White River’s board of directors determines the transfer restrictions are no longer necessary for the preservation of the tax benefits; and
o	the beginning of a taxable year of White River to which White River’s board determines that no tax benefits may be carried forward.

        However, White River’s board of directors will have the power to extend the expiration date of the transfer restrictions if it determines in writing that such action is reasonably necessary or desirable to preserve the tax benefits or to accelerate the expiration date if it determines in writing that the continuation of the transfer restrictions is no longer reasonably necessary for the preservation of the tax benefits. This power is vested in White River’s board of directors to ensure that White River retains the power to make, in light of all relevant circumstances, including positions that might be taken by tax authorities and contested by White River, the complex determination whether the tax benefits have been fully used or are otherwise available.

Prohibited Transfers

        The transfer restrictions will generally prohibit any conveyance, from one person to another, by any means, of legal or beneficial ownership, directly or indirectly, of any class of White River stock including indirect transfers of White River stock, accomplished by transferring interests in other entities that own White River stock, to the extent that the transfer, if effective:

o	would give rise to a “prohibited ownership percentage,” which is defined by reference to complex federal tax laws and regulations, but generally means any direct or indirect ownership that would cause any person, including a “public group,” as defined in the NOL carryforward limitations, to be considered a 5-percent shareholder of White River. By way of example, if shareholder A owns 4% of White River’s outstanding shares of common stock, and shareholder B attempted to sell 2% of White River’s outstanding shares to shareholder A, the transfer restrictions would prohibit the sale of approximately 1.1% of the shares out of the 2% attempted to be sold;
o	would increase the ownership percentage of any person, including a public group that is already a 5-percent shareholder of White River. Therefore, no shareholder will be permitted to sell any shares to 5-percent holders or their affiliates without board approval; or
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o	would create a new “public group” of White River. For example, the transfer of stock by an existing 5-percent shareholder to the public would be deemed to result in the creation of a separate, segregated “public group” that would be a new 5-percent shareholder.

        White River will be entitled to require, as a condition to the registration of any transfer of stock, that the proposed transferee furnish to White River all information reasonably requested by it with respect to all the direct and indirect legal or beneficial ownership interest in, or options to acquire, stock of the proposed transferee and its affiliates. White River’s Articles and Code of By-laws provide for specific shareholder ownership disclosure procedures as an additional measure available to White River to protect against prohibited transfers. See “Preservation of Net Operating Loss Carryforwards–Summary of Shareholder Disclosure and Ownership Procedures.”

Exemptive Power of White River’s Board

        White River’s board of directors will have the power to approve any otherwise prohibited transfer, conditionally or unconditionally, if it determines, in its discretion, that a specific proposed transaction will not jeopardize White River’s full use of the tax benefits. In addition, White River’s board of directors will have the power to waive any of the transfer restrictions in any instance where it determines that a waiver would be in the best interests of White River despite the effect of the waiver on the tax benefits. White River’s articles of incorporation will not prohibit transfers occurring as a result of White River’s issuance of shares in the subscription offering. In particular, White River anticipates that, to complete the subscription offering, it will need to afford minimum subscription allocations to certain shareholders who are already holders of more than 5% of UAC’s shares and who agree to serve as standby investors. Issuance of such shares will be allowed even if such shareholders’ percentage interest in White River will increase as a result.

Consequences of Purported Prohibited Transfer

        Unless approved by White River’s board of directors, any attempted transfer in excess of the shares of White River stock that could be transferred without restriction will be void and will not be effective to transfer ownership of such excess shares. Further, the purported acquiror of the excess shares will not be entitled to any rights as a shareholder of White River with respect to the excess shares.

        In the case of an attempted transfer that creates a new 5-percent shareholder, increases the ownership of an existing 5-percent shareholder, or causes a person or public group to become a new 5-percent shareholder, White River will have the right to demand that the new 5-percent shareholder or existing 5-percent shareholder, as the case may be, transfer any certificate or other evidence of purported ownership of the prohibited shares within the party’s possession or control, along with any dividends or other distributions received on the prohibited shares from White River, to an agent designated by White River who will be required to sell the prohibited shares in an arm’s-length transaction, in the public market, if possible, but in any event consistent with applicable law. The agent will be required to pay the sale proceeds in excess of the sum of the agent’s expenses plus the purchase price paid by the purported acquiror for the prohibited shares (or the fair market value of the prohibited shares if they were the subject of a gift or inheritance in favor of the purported acquiror), as well as all prohibited distributions, to a tax-exempt charitable organization designated by White River. If the purported acquiror has sold the prohibited shares to an unrelated party in an arm’s-length transaction, the purported acquiror will be deemed to have done so for the agent, who will have the right to allow the purported acquiror to retain a portion of the resale proceeds not exceeding the amount that the agent would have been required to remit to the purported acquiror out of the proceeds of a resale by the agent. Any purported transfer of the prohibited shares by the purported acquiror, other than a transfer that is described in the preceding sentences of this paragraph and that does not itself violate the transfer restrictions, will not be effective to transfer any ownership of the prohibited shares.

        In addition to the powers of White River’s board of directors described above, if the board determines that a purported prohibited transfer or other action in violation of the transfer restrictions has occurred or is proposed, it may take such action as it deems advisable to prevent or refuse to give effect to such purported transfer or other action, including refusing to give effect to the purported transfer or other action on White River’s books or instituting injunctive proceedings.

        If any person knowingly violates the transfer restrictions or knowingly causes any entity under such person’s control to do so, such person and, if applicable, the controlled entity will be jointly and severally liable to White

River in such amount as will put White River in the same financial position, on an after-tax basis, as it would have been had such violation not occurred.

        With respect to any conveyance of White River common stock that does not involve a transfer of “securities” of White River within the meaning of the Indiana Business Corporation Law, but that would create a new 5-percent shareholder, increase the ownership of an existing 5-percent shareholder or create a new public group, the following procedure will apply. The person or group will not be required to dispose of any interest that is not a security of White River, but will be deemed to have disposed of, and will be required to dispose of, sufficient shares, simultaneously with the transfer, to cause the person or group not to be in violation of the transfer restrictions. The shares will be disposed of through the agent under the provisions summarized above, with the maximum amount payable to the prohibited party from the proceeds of sale by the agent being the fair market value of the prohibited shares at the time of the prohibited transfer.

        Notwithstanding the above-described enforcement provisions, nothing in the transfer restrictions will preclude the settlement of any transaction involving White River common stock entered into through the facilities of the OTC Pink Sheets, the OTC Bulletin Board or any other securities exchange or inter-dealer quotation system.

Other Powers of White River’s Board

        White River’s board of directors has the power:

o	to accelerate or extend the expiration date of the transfer restrictions, modify the definitions of any terms set forth in White River’s articles of incorporation with respect to the transfer restrictions or conform certain provisions to make them consistent with any future changes in federal tax law, in the event of a change in law or regulation or if it otherwise believes such action is in the best interests of White River, provided White River’s board of directors determines in writing that such action is reasonably necessary or desirable to preserve the tax benefits or that continuation of the transfer restrictions is no longer reasonably necessary for the preservation of the tax benefits;
o	to adopt by-laws, regulations and procedures, not inconsistent with the transfer restrictions, for purposes of determining whether any acquisition of White River common stock would jeopardize the ability of White River to preserve and use the tax benefits and for the orderly application, administration and implementation of the transfer restrictions; and
o	to administer, interpret and make calculations under the transfer restrictions, which power it may delegate in whole or in part to a committee of White River’s board of directors, and which actions shall be final and binding on all parties if made in good faith.

Disclosure Procedures

        The following is a summary of the shareholder disclosure and ownership procedures adopted by White River’s board of directors and set forth in Article III, Section 14 of White River’s Code of By-laws, in accordance with authority and direction granted in Section 6.08 of White River’s Articles of Incorporation. The following is a summary and does not completely restate the provisions of Article III, Section 14 of the Code of By-laws. You should read Article III, Section 14 of the Code of By-laws at Annex F in its entirety.

        The shareholder disclosure and ownership procedures have the following purposes:

o	to preserve important characteristics of White River for federal income tax purposes and, in particular, the NOLs;
o	to protect White River and its shareholders against undisclosed efforts to assume or influence control of White River, its operations and policies; and
o	to facilitate communication among White River and its shareholders.

The disclosure and ownership procedures apply to all holders and beneficial owners of White River’s outstanding shares of common stock. “Beneficial owner” generally refers to a person to whom the economic value of the shares of common stock ultimately inures and who has the power directly or indirectly to dispose of the shares of common stock.

        From the date shares of common stock are first issued by White River until December 31, 2015, every beneficial owner of more than 4.5% of the outstanding shares of common stock within thirty (30) days after the end of each fiscal quarter, shall give written notice to White River stating the name and address of such owner, the number of shares beneficially owned and a description of the manner in which such shares are held. In addition, each such beneficial owner must provide additional ownership information reasonably requested by White River in order to determine the effect, if any, of such beneficial ownership on White River’s federal income tax characteristics (including ownership changes that have occurred or may occur for purposes of Section 382 of the Code), or on control of White River’s outstanding shares,or to ensure compliance with the Code of By-laws.

        The disclosure procedures also require each person who is a beneficial owner of shares and, to the extent permitted by law, each person (including the shareholder of record) holding shares for a beneficial owner or as nominee to provide or confirm to White River such information relating to a beneficial owner’s present and past beneficial ownership of shares or changes in that ownership to the extent the information is in the person’s possession or can be acquired without unreasonable expense. White River may request this information, in good faith, in order to determine the effect, if any, on White River’s federal income tax characteristics (including ownership changes that have occurred or may occur for purposes of Section 382 of the Code) or on control of White River’s outstanding shares, or to determine compliance with requirements of any taxing authority or governmental authority, or to determine compliance with White River’s Articles of Incorporation or Code of By-laws.

        The procedures do not require information to be reported that a beneficial owner has previously reported to White River or that has been previously reported on the beneficial owner’s behalf. If there has been no change in information previously reported, a person does not need to report it again unless White River requests confirmation. The procedures also will not require the disclosure of the names of the beneficial owners of a private trust created in good faith and not for the purpose of circumventing the White River Articles of Incorporation or Code of By-laws.

Disclosure Compliance

        To ensure compliance with the disclosure procedures, the following sanctions are available to White River:

Distributions Withheld. White River shall withhold payment of any dividend or distribution otherwise payable in respect of shares (or property or securities into which such shares may be converted or for which they may be exchanged in a merger or share exchange transaction) if the beneficial owner of the shares has failed, or White River reasonably believes it has failed, to comply with these disclosure procedures. Such distributions or property shall be payable only at such time as the subject beneficial owner has complied with the disclosure procedures. However, if the distribution is to be made with respect to subscription rights or similar time-sensitive rights that required action or exercise by the beneficial owner before a time that has passed or elapsed, such rights shall be deemed expired and the beneficial owner shall be deemed to have elected to forfeit such rights.

Vote Disregarded. White River shall disregard the affirmative vote on any action by shareholders on any matter, whether at a meeting or by written consent, purported to be cast in respect of shares if the holder or beneficial owner of the shares has failed, or White River reasonably believes it has failed, to comply with these disclosure procedures, unless such vote is cast in a manner consistent with a recommendation of the board of directors in respect of such matter. These shares will still be counted, however, in determining the presence of a quorum if the shares are represented in person or by proxy at a meeting of shareholders.

Remedial Transfer. If a beneficial owner fails to comply with the disclosure procedures, and White River delivers a compliance demand notice to the nominee or holder of record of the shares, then at or before the close of business on the date ten (10) business days following delivery of the notice, the nominee or holder of record shall effect the disposition of beneficial ownership by the non-compliant beneficial owner of the shares and deliver a “Disposition Certificate” to White River. The Disposition Certificate certifies to White River that the interest of the non-compliant beneficial owner has been effectively transferred and that everything required to be disclosed has been disclosed. If the disposition of shares is not effected or a Disposition Certificate is not timely delivered, then White River may require the nominee or record holder of such shares to whom the compliance demand notice was delivered to effect a remedial transfer whereby the affected shares would be sold by an independent agent.

Additional Remedies. The board of directors of White River is also authorized to take any other action it deems necessary or advisable to protect White River and the interests of its shareholders, including actions to protect and preserve White River’s status under Section 382 of the Code. This action may include a decision to exclude any shareholder the board reasonably believes has

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failed to comply with the disclosure procedures from any offering of White River securities that is otherwise made available to shareholders.

Anti-Takeover Effect of Transfer Restrictions and Disclosure Procedures The transfer restrictions:

o	may have the effect of impeding the attempt of a person or entity to acquire a significant or controlling interest in White River;
o	may render it more difficult to effect a merger or similar transaction even if such transaction is favored by a majority of the independent shareholders of White River; and
o	may serve to entrench management.

        In addition to the transfer restrictions and disclosure procedures, White River will be subject to certain other provisions of White River’s articles of incorporation, to which we are currently subject, that may have the effect of discouraging a takeover or similar transaction, including the authority, vested in White River’s board of directors, to issue up to three million shares of preferred stock and to fix the preferences and rights thereof.

        The purpose of the transfer restrictions and disclosure procedures is to help preserve the tax benefits rather than to have an anti-takeover effect, which is an incidental result. UAC’s board of directors and White River’s board of directors believe that the benefits of these provisions outweigh any anti-takeover effect that they may have.

RIGHTS OF DISSENTING SHAREHOLDERS

        The Indiana Business Corporation Law grants dissenters’ rights in the share exchange to the holders of UAC common stock. Under the Indiana Business Corporation Law, UAC shareholders may dissent from the share exchange and demand in writing that UAC pay the fair value of their shares. Fair value excludes any appreciation or depreciation in anticipation of the share exchange unless exclusion would be inequitable.

        Chapter 44 of the Indiana Business Corporation Law sets forth the required procedures a shareholder requesting dissenters’ rights must follow. Shareholders who elect to exercise dissenters’ rights must strictly comply with all of the procedures to preserve those rights. Failure to strictly comply with the procedures may cause a termination of your dissenter’s rights. A copy of Chapter 44 of the Indiana Business Corporation Law is attached as Annex H to this proxy statement/prospectus. The following information is qualified in its entirety by the provisions of Chapter 44. Please review Chapter 44 for the complete procedures.

Dissenters’ Rights Procedures

        If you are a UAC shareholder and you wish to exercise your dissenters’ rights, you must satisfy the provisions of Chapter 44 of the Indiana Business Corporation Law. The following describes some of the requirements of Chapter 44.

1.    You must deliver a written notice to UAC.

        Before the shareholder vote is taken, you must deliver to UAC a written notice of your intent to demand payment for your shares pursuant to Chapter 44 if the share exchange is completed. Dissenters’ rights are not available to you unless you fulfill this notice requirement. The written notice must:

o	be sent before the vote on the share exchange agreement is taken at the special meeting of UAC shareholders; and
o	be sent to: Union Acceptance Corporation, 250 North Shadeland Avenue, Indianapolis, Indiana 46219, Attention: Treg Bauchert, Secretary.

2.     Record owners may assert dissenters’ rights on behalf of beneficial owners.

        If you are a record owner, such as a broker, who holds UAC common stock as a nominee for others, you may assert dissenters’ rights with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. You may assert dissenters’ rights as to fewer than all shares registered in your name only if you dissent (in accordance with the provisions of Chapter 44) with respect to all of the shares beneficially owned by any one person, and you notify UAC in writing of the name and address of each person on whose behalf you, as record owner, are asserting dissenters’ rights.

3.     Beneficial owners may assert dissenters’ rights only with the record owner’s consent.

        If you are the beneficial owner of UAC shares but you are not the record owner of those shares, you may assert dissenters’ rights as to the shares held on your behalf only if:

o	you submit to UAC the record owner's written consent to the dissent no later than the time you assert dissenters' rights; and
o	you assert dissenters’ rights with respect to all of your shares or all of those shares over which you have the power to direct the vote.

4.     You must refrain from voting “FOR” approval of the share exchange agreement.

        You must not vote “FOR” approval of the share exchange agreement. If you vote in favor of the share exchange agreement, your dissenters’ rights will terminate, even if you previously filed a written notice of your intent to demand payment for your shares.

5.     UAC must notify dissenting shareholders if the share exchange is approved.

        If the share exchange is approved, UAC must send a written notice to each dissenting shareholder within ten days of the approval. The dissenters’ notice must:

o	supply a form that includes the date of the first announcement to news media or to shareholders of the terms of the share exchange and require that you certify whether you were the beneficial owner of your shares before that date;
o	state where you must send the payment demand and certificates for your shares;
o	set a date by which UAC must receive your payment demand and certificates representing your shares (the date may not be fewer than 30 nor more than 60 days after the date UAC delivers the dissenters’ notice to you); and
o	include a copy of Chapter 44.

6.     UAC must return your shares if the share exchange is not completed by a certain date.

        If UAC and White River do not complete the share exchange within 60 days after the date set forth in the dissenters’ notice for demanding payment and depositing shares, UAC must return your shares to you. If UAC and White River complete the share exchange after returning your shares to you, UAC must send you a new dissenters’ notice and repeat the payment demand procedure.

7.    You must demand payment for your shares.

        To preserve statutory dissenters’ rights, you must send UAC a payment demand, certify whether you were the beneficial owner of your shares prior to the date set forth in the dissenters’ notice and deposit the certificates formerly representing your shares, all in accordance with the terms of the dissenters’ notice. If you demand payment and deposit stock certificates in accordance with the terms of the dissenters’ notice, you will retain all other rights as a shareholder until the rights are cancelled or modified by the completion of the share exchange. If you fail to demand payment or deposit stock certificates as required by the dissenters’ notice by the date set forth in the notice, you will not be entitled to payment for your shares and will be considered to have voted in favor of the share exchange.

8.     White River, on behalf of UAC, will pay you the estimated fair value of your shares.

        Upon the completion of the share exchange, if you have met all statutory conditions for dissenting shareholders, White River, on behalf of UAC, will send you a payment of the amount UAC estimates to be the fair value of your shares, accompanied by certain information specified in Chapter 44. However, UAC may elect to withhold payment if you acquired beneficial ownership of your shares after the date set forth in the dissenters’ notice as the date of the first announcement to news media or shareholders of the terms of the share exchange. If UAC elects to withhold payment from you and other post-announcement shareholders, White River, on behalf of UAC, will offer to pay you UAC’s estimate of the fair value of your shares upon your agreement to accept the payment offered in full satisfaction of your dissenters’ demands.

9.    You may make an optional second payment demand.

        Within 30 days after White River, on behalf of UAC, pays UAC’s estimate of the fair value of your shares (or, if you are a post-announcement shareholder, after White River, on behalf of UAC, offers to pay you UAC’s estimate of the fair value of your shares), you may notify UAC of your estimate of the value of your shares and demand payment of your estimate of the fair value of the shares less any payment received on behalf of UAC (or, if you are a post-announcement shareholder, reject the offer and demand payment of your estimate of the fair value of the shares). You may exercise this right if:

o	you believe the amount paid or offered on behalf of UAC is less than the fair value of your shares;
o	White River and UAC fail to make payment within 60 days after the date set for demanding payment; or
o	White River and UAC have failed to complete the share exchange and has not returned your deposited certificates within 60 days after the date set for demanding payment.

10.    UAC will commence an appraisal proceeding.

        If a demand for payment by any dissenting shareholder remains unsettled, UAC will commence a proceeding in the Circuit Court or the Superior Court of Marion County, Indiana to appraise the value of the dissenting shares. UAC must commence the appraisal proceeding within 60 days after the receipt by UAC of the unsettled demand. All dissenting shareholders whose claims remain unsettled at that time will be made parties to those proceedings. If UAC does not commence the proceeding within the 60-day period, UAC (or White River, on behalf of UAC) must pay each dissenter whose demand for payment is unsettled the amount demanded by the dissenter.

11.    The court will determine the fair value of your shares.

        If you have an unsettled claim, you will be entitled to judgment for the amount, if any, by which the court finds the fair value of your shares, plus interest, exceeds any amount paid to you on behalf of UAC. In determining the fair value, in accordance with Chapter 44, the court will not consider any appreciation or depreciation due to the anticipation or accomplishment of the share exchange, unless such exclusion is inequitable. The court could determine that the fair value of your shares of UAC common stock is more than, the same as, or less than the consideration paid in the share exchange. In other words, if you demand appraisal rights, you could receive less consideration for your shares than you would have received under the share exchange agreement.

        On April 5, 2005, the last trading day before announcement of the share exchange, the average of the bid and asked price for UAC common stock was $0.16 per share. As of December 31, 2004, the book value of UAC common stock was negative ($0.27) per share.

12.    The court may assess the costs of the appraisal proceeding against you, other dissenting shareholders and/or UAC.

        The court in an appraisal proceeding will determine and assess costs against all parties in such amounts as the court finds equitable. The court may assess fees and expenses of counsel and experts against UAC if the court finds that UAC did not substantially comply with the requirements of Chapter 44 or against either UAC or a dissenting shareholder if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenting shareholders similarly situated and that the fees for those services should not be assessed against UAC, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

13.     You will retain your rights as a shareholder until the share exchange is completed.

        You will retain the rights, if any, to vote and receive dividends until the share exchange is completed. Upon the completion of the share exchange, if you have given proper notice and made a valid demand, you will cease to be a shareholder and will have no rights with respect to your shares except the right to receive payment of the fair value.

        If you fail to comply with these procedures, you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, you should consult a legal advisor before attempting to exercise your dissenters’ rights.

MEETING PROPOSAL 2:  THE ACQUISITION OF COASTAL CREDIT

        This section of the proxy statement/prospectus describes material aspects of the proposed acquisition of Coastal Credit and the related transactions, but it may not contain all of the information that is important for you to know. For a more complete understanding of the acquisition, you should carefully read this entire proxy statement/prospectus and the purchase agreement included as Annex B.

THE PROPOSED ACQUISITION

General Description of the Acquisition of the Limited Liability Company Interests of Coastal Credit

        After the share exchange is completed and assuming completion of the subscription offering, White River will purchase from the members of Coastal Credit all of the outstanding membership interests (the “Interests”) in Coastal Credit. Coastal Credit will become a wholly owned subsidiary of White River.

Purchase Price for Coastal Credit

        White River will pay an aggregate purchase price of approximately $50 million in cash. Each selling member will receive a portion of the cash consideration based on its percentage ownership interests in Coastal Credit.

UAC’s and White River’s Reasons for the Acquisition

        UAC’s board of directors (which is the same as the board of White River) has concluded that the terms of the purchase agreement are in the best interest of UAC and White River, UAC and its shareholders (who will become White River shareholders following the share exchange). The board’s conclusion was based upon a number of factors, including the overall price to be paid and the historical performance, financial condition, reputation and resources offered by Coastal Credit. This conclusion was also supported by the financial presentation and opinion of Piper Jaffray. UAC’s board’s analysis in reaching this conclusion is described in more detail below.

We Believe that a Business Acquisition Is UAC’s Best Strategic Alternative.

        UAC’s board believes that a business acquisition represents the best strategic alternative currently available and is in the best interests of UAC and White River. As described in “Our Business: White River Capital, Inc. and Union Acceptance Corporation,” UAC’s Plan of Reorganization provides that recourse of holders of Allowed Claims under the Plan is limited to certain identified assets of UAC. The principal reason for these limited recourse provisions was to afford the holders of equity interests the opportunity, through new investment, to continue business operations that would be protected from recourse by holders of Allowed Claims against UAC. UAC’s board believes it is in the best interests of UAC to continue business activities through the acquisition of an established operating company in the consumer finance industry.

        Without the acquisition, or an equally attractive alternative transaction, UAC’s board believes there is a significant risk that UAC would not be able to recommence business operations or take advantage of UAC’s NOLs, and that UAC would not be able to increase shareholder value. The board was made aware that the owners of Coastal Credit would have interest in a liquidation opportunity by Mr. Eggemeyer, UAC’s chairman. Mr. Eggemeyer is an executive officer of Castle Creek, which manages private equity funds that hold, directly or indirectly, a majority of the equity interests in Coastal Credit. In view of the desirability for UAC to identify a high quality existing consumer finance business to carry its business forward, Mr. Eggemeyer suggested to the board that the acquisition of Coastal Credit be considered as part of the holding company recapitalization transaction. The board discussed whether there might be better alternatives than Coastal Credit that might be available for acquisition. It noted that an important consideration in determining an appropriate acquisition candidate was the size and value represented by the business, because the larger the acquisition, the more capital that would need to be raised in the subscription offering and the greater the potential ownership shift and dilution to existing shareholders who choose not to invest. The board concluded that Coastal Credit’s size and value was in an appropriate range to allow UAC to accomplish the recapitalization transaction within the parameters necessary to preserve the benefits of the NOLs. In view of these conclusions and the strong historical performance of Coastal Credit, the board did not conduct a search for alternative potential businesses to acquire, but focused on the viability and fairness of the proposed acquisition of Coastal Credit.

        By virtue of his ownership interest in the Castle Creek entities with direct or indirect interests in Coastal Credit, approximately $2.5 million (or approximately 5%) of the $50 million purchase price to be paid for Coastal Credit will inure to Mr. Eggemeyer personally.

The UAC Board of Directors Has Received an Opinion that the Purchase Price Is Fair to UAC’s Existing Shareholders.

        Piper Jaffray has issued its written opinion dated March 8, 2005, to the transaction committee of the board of directors of UAC that, as of such date, and based on and subject to the assumptions, factors and limitations set forth in the opinion, the purchase price of approximately $50 million in cash to be paid in the acquisition of Coastal Credit was fair from a financial point of view to the existing shareholders (other than Castle Creek and its affiliates) of UAC (who will become shareholders of White River upon the share exchange). See “Opinion of Piper Jaffray & Co.”

Coastal Credit Has Significant Resources and a Strong Reputation.

        UAC’s board looked closely at Coastal Credit’s business operations, policies, practices and reputation. The board believes that Coastal Credit has significant financial and operational resources at its disposal and an excellent reputation in the consumer finance industry. Coastal Credit also has achieved consistent growth and profitability over the past several years amid challenging economic times and brings strong management experience to the transaction. We believe that as a result of these factors, the transaction will enable White River and its subsidiaries to develop, grow and compete in the consumer automobile finance industry in ways not currently possible.

Other Factors

        In addition to the reasons described above, the transaction committee and UAC’s full board considered the terms and conditions of the purchase agreement, including the holdback of $5 million of the purchase price until March 31, 2006, subject to set off in the event of claims against the selling members for misrepresentations or breaches.

        UAC’s board believes that each of the above factors generally supported its determination and recommendation. UAC’s board, did, however, consider the following potentially negative factors in its deliberations concerning the share exchange:

o	The interests of the officers and directors of UAC in the acquisition, including the matters described under “Interests of UAC’s and White River’s Officers and Directors in the Acquisition”;
o	The dilution that will be incurred by existing shareholders by virtue of the need to raise the proceeds of the subscription offering to effect the acquisition;
o	The amount and terms of the secured notes which, taken together with outstanding indebtedness of Coastal, will result in significant leverage upon the continuing business; and
o	The risks inherent in the subprime indirect automobile finance business, and the business of Coastal Credit in particular, as further described under “Risk Factors”.

Coastal Credit’s Reasons for the Acquisition

        The selling members of Coastal Credit have indicated that the sale of Coastal Credit to White River affords them the opportunity to sell their investments in Coastal Credit on reasonable terms. In addition, becoming a subsidiary of a publicly traded company may provide Coastal Credit access to capital markets more readily or on more favorable terms than those that historically have been available to it.

Board Recommendation Regarding the Acquisition of Coastal Credit

        After careful consideration, the transaction committee and UAC’s full board of directors have unanimously determined that the purchase agreement and the acquisition by White River of Coastal Credit are fair to UAC and in the best interests of UAC and White River. UAC’s board of directors has approved the purchase agreement and unanimously recommends that you vote FOR approval of the purchase agreement.

        In considering the recommendation of UAC’s board of directors with respect to the purchase agreement, you should be aware that certain of UAC’s and White River’s directors and officers have interests in the acquisition of Coastal Credit that are different from the interests of UAC’s shareholders. Please see “Interests of Our Officers and Directors in the Acquisition” in this proxy statement/prospectus.

Opinion of Piper Jaffray & Co.

        UAC retained Piper Jaffray & Co. to render to the transaction committee of the board of directors of UAC an opinion as to the fairness, from a financial point of view, to the Existing Shareholders (as defined below) of UAC of the consideration to be paid by White River to the members of Coastal Credit in the acquisition of Coastal Credit by White River.

        Piper Jaffray delivered to the transaction committee of the board of directors of UAC (and subsequently to the board of directors of UAC) on March 8, 2005 its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be paid by White River to the members of Coastal Credit in the proposed acquisition of Coastal Credit by White River was fair, from a financial point of view, to the Existing Shareholders. A copy of Piper Jaffray’s written opinion is attached to this document as Annex C and is incorporated into this document by reference.

        For purposes of its opinion,

    (a)        “Existing Shareholders” means the holders (other than Castle Creek Capital LLC and its affiliates in their capacity as shareholders of UAC and, giving effect to the share exchange, of White River) of common stock of UAC, solely with reference to their status as current shareholders of UAC (and, giving effect to the share exchange, of White River) and not as offerees in the subscription offering and not as sellers (directly or indirectly) of interests in Coastal Credit;

    (b)        the share exchange, the subscription offering, the debt issuance, the warrant issuance and the Creditor Buyout, all in the form reviewed by Piper Jaffray prior to rendering its opinion as described below, are referred to as the “Related Transactions”; and

(c) the acquisition of Coastal Credit and the Related Transactions are referred to as the “Transactions.”

        While Piper Jaffray rendered its opinion and provided certain analyses to the transaction committee of the board of directors of UAC, Piper Jaffray was not requested to, and did not make, any recommendation to the transaction committee as to the specific form or amount of the consideration to be paid by White River in the proposed acquisition, which was determined through negotiations between White River and Coastal Credit. Piper Jaffray’s written opinion, which was directed to the transaction committee, addresses only the fairness, from a financial point of view, to the Existing Shareholders of the proposed consideration to be paid by White River in the proposed acquisition, does not address the Related Transactions or the Related Transaction documents or any other terms or agreements relating to the Transactions; provided, however, that Piper Jaffray understood the Related Transactions and the acquisition to be integral to one another, and accordingly, Piper Jaffray’s pro forma analyses relating to its opinion gave effect to the Related Transactions in evaluating the fairness to Existing Shareholders to the consideration paid in the acquisition.

        Piper Jaffray’s opinion does not address UAC’s underlying business decision to proceed with, or effect, the Transactions or any part thereof, or White River’s, UAC’s or Coastal Credit’s ability to complete successfully any of the Transactions, or the relative merits of the acquisition compared to any alternative business strategy or transaction in which UAC might engage. Piper Jaffray expressed no opinion as to whether any alternative transaction might produce superior benefits to UAC or its shareholders. Piper Jaffray’s opinion also does not constitute a recommendation to any UAC shareholder as to how to vote in respect of the Transactions or whether to subscribe for shares in the subscription offering.

        In arriving at its opinion, Piper Jaffray’s review included:

o	a draft dated March 7, 2005 of the Limited Liability Company Interests Purchase Agreement;
o	a draft dated March 4, 2005 of the Agreement and Plan of Share Exchange;
o	a draft dated February 25, 2005 of the Registration Statement on Form S-1/S-4 and related proxy statement/prospectus;
o	a draft dated February 18, 2005 of the Note Purchase Agreement;
o	the final Memorandum of Understanding, dated February 15, 2005, among UAC, White River and the plan committee under the plan of reorganization;
o	forms dated February 15, 2005 of the Agreements to Tender;
o	a draft dated March 4, 2005 of the warrant issuance agreement;
o	certain financial, operating and business information related to UAC, White River and Coastal Credit provided by representatives of UAC and Coastal Credit management;
o	an analysis prepared by KPMG LLP, and reviewed by UAC management, relating to the preservation of NOLs under Section 382 of the Internal Revenue Code notwithstanding pro forma ownership changes, and KPMG’s estimates relating to NOL carryforwards (the “KPMG NOL Analysis”);
o	to the extent publicly available, financial terms of certain acquisition transactions involving companies deemed similar to Coastal Credit;
o	certain internal financial information and projections of Coastal Credit on a stand-alone basis, prepared by Coastal Credit management and as a combined company with White River prepared by UAC and Coastal Credit management for financial purposes; and
o	to the extent publicly available, market, financial and other data for publicly traded companies deemed comparable to Coastal Credit.

        In addition, Piper Jaffray visited the headquarters of Coastal Credit and had discussions with members of the management of (a) UAC concerning the financial condition, current operating results and business outlook for both UAC and Coastal Credit on a stand-alone basis and the combined company resulting from the Transactions and White River’s plans relating to such combined company; and (b) Coastal Credit concerning the financial condition, current operating results and business outlook for Coastal Credit on a stand-alone basis and combined with White River and UAC in the Transactions.

        The following is a summary of the material analyses and other information that Piper Jaffray prepared and relied on in delivering its opinion to the transaction committee of the board of directors of UAC:

Information Concerning UAC

        Piper Jaffray reviewed general background information concerning UAC. Piper Jaffray noted that in October 2002, UAC filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In April 2003, with approval by the bankruptcy court, UAC sold substantially all of the assets related to its receivable servicing business. UAC’s plan of reorganization was confirmed on August 8, 2003 and became effective on September 8, 2003. UAC held NOLs in the amount of approximately $154.2 million as of December 31, 2004, with a 20-year life, expiring in the tax year ending June 30, 2023. Utilization of the NOLs is subject to limitations set forth under Section 382 of the Internal Revenue Code and other factors. Piper Jaffray also noted that under the creditor buyout arrangements between White River and the UAC creditors, the UAC creditors will only receive a portion of their outstanding claims. As a result, there was no expectation that, under UAC’s current ownership structure, UAC will have any residual assets that will inure to the benefit of UAC shareholders. Piper Jaffray also reviewed recent financial and operating results of UAC for the last 3 years and the stock price, stock performance and volume information of UAC over the last twelve months. Piper Jaffray also reviewed the trading history of UAC common stock on the Pink Sheets Electronic Quotation Service at the dates or for the periods indicated below:

	Price		Volume

Bid/Ask price on March 4, 2005	$0.15/	$0.195	0
30 trading day average	0.16		4,540
60 trading day average	0.16		12,692
90 trading day average	0.15		15,362
180 trading day average	0.12		11,811
52 week high close	0.19		-
52 week low close	0.06		-

Comparable Company Analysis for Coastal Credit

        Piper Jaffray reviewed and compared certain financial information and valuation ratios relating to Coastal Credit to corresponding data and ratios from the following five publicly traded companies deemed comparable to Coastal Credit:

o	AmeriCredit Corporation
o	Credit Acceptance Corporation
o	Consumer Portfolio Services, Inc.
o	Nicholas Financial Inc.
o	WFS Financial Inc.

This analysis produced multiples of selected valuation data as follows:

	Coastal	Comparable Companies
	Credit (1)	Low	Mean	Median	High

Equity value to latest twelve months earnings(2)	12.1x	11.7x	16.7x	14.1x	27.2x
Equity value to 2005 earnings estimate(3)	12.3x	11.4x	14.5x	13.6x	19.3x
Equity value to book value	3.1x	1.3x	2.1x	2.1x	3.2x
Equity value to tangible book value	3.7x	1.3x	2.1x	2.1x	3.2x

(1)	Based on the aggregate transaction consideration of $50 million payable in the acquisition and balance sheet data as of December 31, 2004. Earnings tax-affected at 38.0%. Operating results were based upon stand-alone operations. Estimate of 2005 earnings based on Coastal Credit management projections.
(2)	Before restructuring charges and asset impairment.
(3)	Estimates for comparable companies provided by First Call and based on data as of March 4, 2005.

Comparable Transaction Analysis of Coastal Credit

        Piper Jaffray reviewed two groups of transactions involving acquired entities deemed comparable to Coastal Credit. The first group consists of 22 comparable subprime consumer finance transactions completed since January 2001, of which 15 transactions had meaningful data available. The second group consists of eight comparable subprime auto finance transactions completed since January 2001, of which seven transactions had meaningful data available. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and press reports, databases and other sources.

        Piper Jaffray compared the resulting multiples of selected valuation data to multiples for Coastal Credit derived from the aggregate consideration payable in the acquisition.

Comparable Transactions
	Coastal	Subprime Consumer Finance				Subprime Auto Finance
	Credit (1)	Low	Mean	Median	High	Low	Mean	Median	High

Equity value to latest twelve months earnings	12.1x	6.2x	11.7x	11.9x	17.1x	6.2x	10.9x	11.3x	17.1x
Equity value to book value	3.1x	0.3x	2.0x	1.7x	6.7x	0.3x	1.2x	1.1x	2.2x
Equity value to tangible book value	3.7x	0.3x	1.9x	2.1x	4.1x	0.3x	1.2x	0.7x	2.2x

(1)	Based on the aggregate transaction consideration of $50 million payable in the acquisition and balance sheet data as of December 31, 2004. Earnings tax-affected at 38.0%. Operating results were based upon stand-alone operations.

Discounted Cash Flow Analyses

        Coastal Credit. Piper Jaffray performed a discounted cash flow analysis for Coastal Credit in which it calculated the present value of the projected hypothetical future cash flows of Coastal Credit on a stand-alone basis using internal financial planning data prepared by Coastal Credit management. Piper Jaffray estimated a range of theoretical values for Coastal Credit based on the net present value of Coastal Credit’s projected annual dividend cash flows through 2008 and a terminal value for Coastal Credit in 2008. Piper Jaffray applied a range of discount rates of 14% to 20% and a range of terminal value multiples of 10.0x to 14.0x of forecasted 2008 net income. This analysis resulted in implied equity value of Coastal Credit ranging from a low of $45.2 million to a high of $69.1 million.

        Pro Forma White River. Piper Jaffray performed a discounted cash flow analysis for Coastal Credit and White River as a combined company resulting from the Transactions in which it calculated the present value of the projected hypothetical future cash flows of the combined company using internal financial planning data prepared by UAC and Coastal Credit management. In conducting the discounted cash flow analysis for the combined company, Piper Jaffray relied upon certain key assumptions provided by the management of UAC and Coastal Credit, including utilization of NOL carryforwards, addition of transaction debt, buyout of existing UAC creditors’ rights (excluding those held by one noteholder holding a subordinated restructured note with an original face amount of approximately $5.0 million), recognition of UAC’s interest and recovery income, incurrence of incremental holding company expenses and change in executive compensation structure. Piper Jaffray estimated a range of theoretical values for the combined company based on the net present value of UAC’s projected annual dividend cash flows through 2008, the net present value of the remaining net operating losses after 2008 and a terminal value for the combined company in 2008. Piper Jaffray applied a range of discount rates of 14% to 20% and a range of terminal value multiples of 10.0x to 14.0x of forecasted 2008 net income. This analysis resulted in implied equity value of the combined company ranging from a low of $53.2 million to a high of $82.9 million.

Per Share Analysis of UAC and White River

        Piper Jaffray performed a per share analysis for UAC and for Coastal Credit and White River as a combined company resulting from the Transactions with respect to the impact of the Transactions on White River’s earnings, book value and tangible book value per share in 2005 through 2008. This analysis produced per share data as follows:

	As of and for the Years Ended/Ending December 31,
	2004	2005	2006	2007	2008

Earnings (loss) per share (1)
UAC (2)	($ 0.23)	N/A	N/A	N/A	N/A
White River(3)	N/A	$ 0.01	$ 0.02	0.04	0.08

Book value (deficit) per share(1)
UAC (2)	($ 0.27)	N/A	N/A	N/A	N/A
White River(3)	N/A	$ 0.07	$ 0.14	0.17	0.21

Tangible book value (deficit) per share(1)
UAC(2)	($ 0.27)	N/A	N/A	N/A	N/A
White River(3)	N/A	($ 0.02)	0.00	0.04	0.11

(1)	Based upon UAC’s and Coastal Credit’s managements’ pro forma combined projections.
(2)	Due to UAC’s Chapter 11 filing, UAC does not have stand alone projected financial statements.
(3)	In order to compare White River’s post-subscription offering per share information to UAC’s pre- transaction per share information, White River’s fully-diluted shares outstanding have been adjusted for the effect of the share exchange of 100 shares of UAC for 1 share of White River.

        In reaching its conclusion as to the fairness of the acquisition consideration and in its presentation to the transaction committee of the board of directors of UAC, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

        The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Coastal Credit or the acquisition. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Coastal Credit or the acquisition was compared and other factors that could affect the public trading value of the companies and the value of acquisitions.

        For purposes of its opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by UAC and Coastal Credit, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. Without limiting the generality of the foregoing, Piper Jaffray noted that management of UAC and White River with whom it had had the sole direct interactions as to UAC and White River, and upon whom it had relied with the consent of UAC on information relating to the Transactions, was Mark R. Ruh, the President and Chief Financial Officer and a director of both White River and UAC. Piper Jaffray further noted that Mr. Ruh is also a Vice President at Castle Creek Capital, LLC, which controls indirectly a 14.8% equity interest in UAC and a 51% membership interest in Coastal Credit. Piper Jaffray relied upon the assurances of the management of UAC and Coastal Credit that the information provided to it by UAC and Coastal Credit was prepared on a reasonable basis in accordance with industry practice, and with regard to financial planning data, estimates and other business outlook information, reflects the best currently available estimates and judgment of UAC’s and Coastal Credit’s managements and that they were not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expressed no opinion as to such financial planning data, estimates and other business outlook information or the assumptions on which they are based.

        For the purpose of its opinion, Piper Jaffray assumed that none of UAC, White River nor Coastal Credit is a party to any material pending transactions, including any external financing, recapitalization, acquisition or merger, other than as part of the Transactions and pursuant to the Related Transaction documents. Piper Jaffray also assumed the Transactions will be consummated pursuant to the terms of the transaction documents without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder. In arriving at its opinion, Piper Jaffray assumed that all necessary regulatory approvals and required consents for the Transactions will be obtained in a manner that will not adversely affect UAC, White River or Coastal Credit, or alter the terms of the Transactions.

        Piper Jaffray’s analysis of each of White River and Coastal Credit was as a going concern. Its analysis of UAC was as a company in liquidation. In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of UAC, White River or Coastal Credit and was not furnished with any such appraisals or valuations. Piper Jaffray expressed no opinion as to the liquidation value of any entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any owned real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which UAC, White River or Coastal Credit or its affiliates was a party or may be subject and Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Further, Piper Jaffray did not undertake any independent analysis of the remaining assets and liabilities of UAC, including the NOLs, and relied for purposes of its opinion on the KPMG NOL Analysis and on representations of management of UAC, and assumed with the consent of UAC, that under UAC’s current ownership structure, no cash flows from assets of the bankruptcy estate created under the plan of reorganization will inure to the benefit of UAC shareholders.

        Piper Jaffray expressed no opinion as to the price at which shares of common stock of UAC have traded or at which shares of common stock of UAC or White River may trade following announcement or consummation of the Transactions or at any future time.

        The opinion was based on information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Without limiting the generality of the foregoing, the opinion of Piper Jaffray did not consider certain changes subsequent to the date of its opinion affecting the Related Transactions or the effects thereof, including (i) an increase from 132,500 shares to 150,000 shares of common stock of White River issuable pursuant to the warrants proposed to be issued to the Castle Creek funds, (ii) the proposed bridge loan arrangement with the Castle Creek funds to fund the creditor buyout upon the borrowings thereunder, and (iii) the proposed advances from the Castle Creek funds of initial operating funds to White River. Piper Jaffray expressed no opinion as to the value of UAC, White River or Coastal Credit at the date of the opinion. Except as expressly contemplated in the engagement letter dated September 1, 2004 between UAC and Piper Jaffray, Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

        Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes.

        Under the terms of the engagement letter dated September 1, 2004, UAC agreed to pay Piper Jaffray a fee of $300,000 for rendering its opinion. Due to the requirements of UAC creditors to shield UAC from the expenses of the Transactions, Castle Creek, an affiliate of Coastal Credit, and White River have assumed UAC’s obligations to pay Piper Jaffray its opinion fee. The opinion fee is not contingent upon the consummation of the Transactions. Whether or not the transactions are consummated, Castle Creek, an affiliate of Coastal Credit, and White River have agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of Piper Jaffray by UAC’s transaction committee of the board of directors.

Interests of UAC’s and White River’s Officers and Directors in the Acquisition

        John M. Eggemeyer, III, the Chairman of the Board and Chief Executive Officer of White River and UAC, and Mark R. Ruh, the President and Chief Financial Officer of White River and UAC, are both officers of Castle Creek. Castle Creek manages private equity funds that have substantial investments in the stock of UAC and, accordingly, will hold substantial interests in White River. The aggregate percentage interest in White River that the Castle Creek funds will hold after the share exchange and the subscription offering would be approximately 15.5% if the Castle Creek funds were to purchase their full Basic Subscription Amounts.

        Similarly, private equity funds managed by Castle Creek hold, directly or indirectly, approximately 51.5% of the Interests in Coastal Credit that are being sold to White River pursuant to the purchase agreement. By virtue of his ownership interest in the Castle Creek entities with direct or indirect interests in Coastal Credit, approximately $2.5 million (or approximately 5%) of the $50 million purchase price to be paid for Coastal Credit will inure to Mr. Eggemeyer personally.

        Castle Creek supervises UAC’s administration of the Plan of Reorganization. For these services, UAC compensates Castle Creek at a rate of $14,583 per month.

        Both Mr. Eggemeyer and Mr. Ruh serve on UAC’s and White River’s boards of directors. Because of the conflict of interest Mr. Eggemeyer and Mr. Ruh have in respect of the acquisition of Coastal Credit by virtue of their relationship with Castle Creek, the board determined to appoint the transaction committee, consisting of Mr. Waterfield and Mr. Sherman, to consider the acquisition of Coastal Credit on behalf of UAC and White River. At the direction of the transaction committee, UAC took the following measures to minimize any effect of this conflict of interest:

o

UAC retained Piper Jaffray to render to the transaction committee an opinion as to the fairness, from a financial point of view, to the existing shareholders of UAC of the consideration to be paid by White River to the members of Coastal Credit in the acquisition of Coastal Credit by White River, under arrangements where Piper Jaffray reported directly to the transaction committee;

o	The transaction committee directed the due diligence investigation of Coastal Credit though UAC’s legal counsel and financial and accounting advisors, with such advisors reporting directly to the transaction committee;
o	Negotiations of the purchase transaction on behalf of Coastal Credit were conducted by managers of Coastal Credit and its counsel, and negotiations on behalf of White River were conducted by members of the transaction committee and UAC’s counsel; and
o	While Mr. Ruh and Mr. Eggemeyer were regularly apprised of the status of the review and negotiation of the acquisition transaction and provided comment and participated in discussions from time to time with respect to such matters, they did not direct such review or negotiations.

        Finally, notwithstanding the foregoing measures directed toward ensuring that the terms of the purchase of Coastal Credit were independently evaluated and are fair to UAC, the transaction committee and the full board determined to submit the transaction and the purchase agreement to UAC’s shareholders for formal approval and ratification.

        Private equity funds managed by Castle Creek have advanced or agreed to advance approximately $1.9 million to White River for payment of expenses incurred in connection with the share exchange, acquisition and subscription offering. In addition, Castle Creek has assisted White River and UAC in developing, structuring and implementing the transactions. As compensation for these services, subject to shareholder approval and ratification, the board of directors has also authorized White River to issue to Castle Creek warrants to purchase 150,000 shares of UAC common stock for $10.00 per share, with terms of three years and 90 days. The warrants would first become exercisable after three years. This arrangement is described in detail below under “Meeting Proposal 3: Ratification of Warrants to Be Issued to Castle Creek Funds.”

        Castle Creek funds have also agreed to advance initial operating funds to White River in the amount of $120,000 based on an interest bearing promissory note; and have undertaken to advance up to approximately $2.5 million as an interest bearing bridge loan to White River, if requested by White River, to facilitate consummation of the buyout of the UAC restructured subordinated notes in advance of June 30, 2005.

Management and Operation of Coastal Credit after the Acquisition

        Following the purchase and sale of the Interests, Coastal Credit will continue its operations as a wholly owned subsidiary of White River. White River plans to restate the operating agreement of Coastal Credit so that it will be member-managed, meaning that White River will be the managing member of Coastal Credit, and Coastal Credit’s affairs will fall under the direction of White River’s board of directors. Otherwise, Coastal Credit’s officers and management personnel will remain in place. Mr. McKnight will continue as Coastal Credit’s President. See “—Business of Coastal Credit–Management” in this proxy statement/prospectus.

Anticipated Accounting Treatment

        The acquisition will be accounted for using the “purchase” method of accounting under United States generally accepted accounting principles. Coastal Credit will be treated as the acquired entity for such purposes. Coastal Credit’s assets and liabilities will be adjusted to their estimated fair value on the closing date of the acquisition and combined with the historical book values of White River’s assets and liabilities. Applicable income tax effects of such adjustments will be included as a component of the combined entity’s deferred tax asset or liability. The difference between the estimated fair value of the assets and liabilities (adjusted as discussed above) and the purchase price will be recorded as intangible assets, including goodwill. For further information concerning the amount of intangible assets to be recorded in connection with the share exchange and any applicable amortization thereof, refer to “Notes to the Unaudited Pro Forma Condensed Combined Balance Sheets” in this proxy statement/prospectus.

Funding of the Purchase Price

        White River will fund the $45 million of the purchase price due at closing with a portion of the approximately $33.1 million in net proceeds it will receive in the subscription offering and with approximately $14.9 million in net proceeds from the private placement of a secured note with a third party accredited investor described below. White River will pay the remaining $5 million of the purchase price on March 31, 2006, subject to claims for indemnity in respect of breaches of representations, but payable with interest at a rate of 10% per annum.

        White River has previously arranged for the private placement of $15 million of secured notes. The notes were placed with an accredited investor in a transaction exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) of the Securities Act, and Regulation D under the Act. Issuance of the note is subject to closing of the acquisition of Coastal Credit by White River. The note will bear interest at 10.75% and matures in 2010 with quarterly interest payments payable commencing July 1, 2005 and quarterly principal installments payable commencing July 1, 2006.

Governmental Approvals and Regulatory Matters

        We are not aware of any material governmental approvals required for completion of the acquisition.

Fees and Expenses

        Each party to the purchase agreement will bear its respective expenses incurred in connection with the agreement and the purchase and sale of the Interests pursuant to the purchase agreement. If the purchase agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of the purchase agreement by another party.

No Dissenters’ Rights Related to the Acquisition

        The White River shareholders (who will be the former UAC shareholders if the share exchange is completed) are not entitled to dissenters’ rights or to demand payment for their White River shares under Indiana law as a result of the acquisition of Coastal Credit.

PROJECTED FINANCIAL INFORMATION

        White River does not and will not as a matter of course make public projections as to future sales, earnings, or other results. However, White River is providing the following projected financial information for reference to illustrate information regarding future financial results that was developed by White River management and considered by the directors of White River and UAC in connection with the transactions described herein. This projected financial information is derived from financial projections that were prepared as of February 17, 2005 and provided to the Boards of Directors of White River and UAC in connection with their deliberations on the proposed transactions and shared with Piper Jaffray. The accompanying projected financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but, in the view of White River management, was prepared on a reasonable basis, reflects reasonable estimates and judgments, and presents, to the best of management’s knowledge and belief, a fair and reasonable illustration of the expected effects of the proposed transactions and the expected future financial performance of White River on a consolidated basis. However, this information is not fact and should not be relied upon as being necessarily indicative of future results.

        Neither White River’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

        The assumptions and estimates underlying the projected financial information are inherently uncertain and, though considered reasonable by the management of White River as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected financial information. For example, the volume and terms of future receivable acquisitions by Coastal Credit and future delinquency and credit loss levels on Coastal Credit’s and UAC’s receivable portfolios could differ significantly from what is assumed in these projections. See “Risk Factors” for a discussion of various factors that could materially affect White River’s financial condition, results of operations, business and prospects. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of White River. Actual results will differ, and may differ materially, from those presented in the projected financial information. Inclusion of this projected financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results set forth in the projected financial information will be achieved.

        White River does not intend to update or otherwise revise this projected financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, White River does not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions.

        Additional information relating to the principal assumptions used in preparing the projections is set forth below.

White River Capital, Inc.
Selected Projected Financial Information

	December 31,
	2005	2006	2007	2008
	(in millions of dollars)

Consolidated balance sheet projections:

Finance receivables:
Coastal Credit, LLC
Finance receivables, net	$ 69.4	$ 76.3	$ 84.2	$ 92.5
Union Acceptance Corporation
Finance receivables, net	110.7	24.4	1.9	0.0

Beneficial interest in master trust	3.6	1.9	0.1	—
Goodwill	37.7	37.7	37.7	37.7
Net deferred tax asset	2.0	6.2	15.4	38.6

Debt:
Coastal Credit, LLC
Line of credit	55.0	61.9	64.3	73.9
Subordinated debt	7.7	7.7	7.7	7.7
Union Acceptance Corporation
Collateralized financings	108.0	24.1	1.9	0.0
White River Capital (holding company)
Transaction debt	15.0	13.1	9.4	5.6

Shareholders' equity	29.5	39.0	55.4	81.0

Off balance sheet projections:

Union Acceptance Corporation
Finance receivables, net	84.1	33.1	7.4	0.3

	Years ended December 31,
	2005	2006	2007	2008
	(in millions of dollars)

Consolidated statement of operations projections:

Interest income	$ 15.9	$ 18.0	$ 19.8	$ 21.8
Accretion of acquisition discount and fees	8.7	9.5	10.4	11.5
Bad debt expense	(6.0)	(6.6)	(7.2)	(7.9)

Interest expense - line of credit and subordinated debt	3.7	4.3	4.4	4.7
Operating expenses	9.7	10.4	10.8	11.2
Interest expense - transaction debt	0.8	1.6	1.3	0.9

Income before taxes	4.9	5.3	7.2	9.2
Income tax benefit	—	4.2	9.1	23.3

Net income	4.9	9.5	16.4	32.4

Basis of Presentation

        These projected financial data are derived from projected financial information prepared as of February 17, 2005, by management of White River and made available to the Boards of Directors of White River and UAC in connection with their deliberations on the proposed transactions.  These projections were prepared based on the information available at that time and have not been revised or updated, and should be viewed only as illustrating management’s expectations regarding future results of operations and financial condition of White River on a consolidated basis, assuming the transactions described herein were consummated in June, 2005.  These projections represent one of numerous versions of the financial model that was developed and revised by management during the development of the proposed transactions.  White River believes the material assumptions on the basis of which these projections were prepared are reasonable.  A notable difference between the basis on which these projections were prepared and the anticipated arrangements for consummation of the UAC creditor buyout is that White River now expects to consummate the creditor buyout in advance of consummation of the share exchange and the subscription offering using bridge funding to be provided by Castle Creek private equity funds instead of an advance at closing from Coastal Credit, as described elsewhere herein.  In addition, a greater than expected distribution to creditors by UAC in June 2005, is expected to reduce the external funding necessary for the buyout. Therefore, the sources of funds for White River to complete the UAC note buyout are expected to differ from the sources anticipated when these projections were prepared.

Material Assumptions:

1.	The selected financial projections exclude interest income, bad debt expense and interest expense from the UAC subsidiary. Only the accretion of the UAC beneficial interest in the master trust and UAC miscellaneous recovery income was modeled in White River’s financial projections since only cash released from the master trust and cash available from miscellaneous recovery income will actually be available to UAC.

2.	The selected financial projections include holding company expenses such as directors and officers errors and omissions insurance, accounting staff, legal expenses and public company compliance costs.

3.	The selected financial projections include the effects of the UAC creditor buyout.

4.	The income tax benefit reflects the balance sheet recognition of the deferred tax asset as the deferred tax asset valuation allowance is reduced.

BUSINESS OF COASTAL CREDIT

General

        Coastal Credit is a subprime finance company engaged primarily in (1) acquiring retail installment sales contracts from both franchised and independent automobile dealers which have entered into contracts with purchasers of used and, to a much lesser extent, new cars and light trucks, and (2) servicing the contract portfolio. Coastal Credit commenced operations in Virginia in 1987 and was restructured as a limited liability company under the laws of the Commonwealth of Virginia in 1997. It conducts business in sixteen states – California, Delaware, Florida, Georgia, Louisiana, Maryland, Mississippi, Nevada, North Carolina, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Virginia and Washington – through its fourteen branch locations. Coastal Credit recognized total revenues of $23.8 million and net income of $6.7 million for the year ended December 31, 2004. Coastal Credit recognized total revenues of $23.3 million and net income of $6.1 million for the year ended December 31, 2003. At March 31, 2005, its total assets were $69.9 million. Coastal Credit's historical consolidated financial information reflects its status as a limited liability company taxed as a partnership.

        Coastal Credit provides financing programs to automobile dealers whose purchasers meet Coastal Credit’s credit standards, but who may not meet the credit standards of traditional lenders, such as banks and credit unions. Unlike these traditional lenders, Coastal Credit acquires contracts from dealers for vehicle purchases made by borrowers who typically have limited or impaired credit histories or who are purchasing older model and higher mileage automobiles. This is typically referred to as the subprime automobile finance market.

        A significant number of contracts acquired by Coastal Credit are contracts made with borrowers who are in the United States military. For the year ended December 31, 2004, approximately 33% of the borrowers on contracts acquired by Coastal Credit during the year were United States military personnel. For the year ended December 31, 2003, approximately 41% of such borrowers were United States military personnel. Coastal Credit believes that having in its portfolio a significant percentage of contracts for which the borrowers are United States military personnel contributes to lower payment delinquency and higher collection personnel efficiencies. Coastal Credit requests all borrowers who are in the military to use the military allotment system to make payments on their contracts. Under this allotment system, the borrower authorizes the military to make a payroll deduction for the amount of the borrower’s monthly contract payment and to direct this deduction payment to Coastal Credit on behalf of the borrower. Delinquency of payments on contracts paid by allotment historically has been less than delinquency of payments on contracts not paid by allotment. As a result, the collection effort associated with the military contracts requires substantially less time, allowing Coastal Credit’s collection staff to focus on an increased number of civilian sector contracts. At March 31, 2005, approximately 35% of the contracts in the contract portfolio were with borrowers from the United States military community. At December 31, 2004, approximately 34%, and at December 31, 2003, approximately 37% of the contracts in the contract portfolio were with borrowers from this community.

        Coastal Credit’s executive offices are located at 3852 Virginia Beach Boulevard, Virginia Beach, Virginia 23452, and its telephone number is (757) 340-6000.

Acquisition of Automobile Finance Contracts

        Coastal Credit currently conducts its automobile finance programs in sixteen states through a total of fourteen branches, with two branches in each of Florida, Mississippi, Ohio and Virginia, and one branch in each of Delaware, Georgia, Louisiana, Nevada, Oklahoma and Pennsylvania. Each branch acquires, processes and services contracts in its geographic area.

        Coastal Credit’s branch managers develop and maintain relationships with automobile dealers in the branches’ geographic areas. Coastal Credit enters into non-exclusive dealer agreements with these dealers for the acquisition of individual contracts. The dealer agreement provides Coastal Credit with recourse to the dealer in cases of dealer fraud or breach of the dealer’s representations and warranties. As of March 31, 2005, Coastal Credit had non-exclusive agreements with approximately 1,500 dealers, of which approximately 500 are active. Coastal Credit considers a dealer agreement to be active if Coastal Credit has acquired a contract under the dealer agreement in the last nine months. After Coastal Credit acquires a contract from a dealer, the dealer is no longer involved in the relationship between Coastal Credit and the borrower, other than through the existence of limited representations and warranties of the dealer.

        Borrowers under the contracts typically make down payments, in the form of cash or trade-in, ranging from 5% to 20% of the sale price of the vehicle financed. The balance of the purchase price of the vehicle plus taxes, title fees and, if applicable, premiums for “add-on” products (described below), are generally financed over a period of 12 to 60 months. Contracts purchased for Coastal Credit’s portfolio during the fiscal year ended December 31, 2004 had an average original term of 43.3 months, and contracts purchased during the quarter ended March 31, 2005 had an average original term of 41.5 months.

        Coastal Credit acquires each contract from the automobile dealer at a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. The amount of the variance depends upon factors such as the creditworthiness of the borrower and the age and value of the automobile. Coastal Credit will pay more for contracts as the credit risk of the borrower improves. Coastal Credit typically acquires contracts at purchase prices that range from 80% to 90% of the original principal amount of the contract. In addition, Coastal Credit typically charges dealers a processing fee ranging from $50 to $295 per contract acquired. See “–Pricing of Contracts” below.

        As of March 31, 2005, Coastal Credit’s contract portfolio consisted exclusively of contracts acquired by Coastal Credit without credit recourse to the dealer. Although all the contracts in Coastal Credit’s contract portfolio were acquired without credit recourse, each dealer remains liable to Coastal Credit for liabilities arising from certain representations and warranties made by the dealer with respect to compliance with applicable federal and state laws and valid title to the vehicle.

        Coastal Credit’s policy is to only acquire a contract after the dealer has provided Coastal Credit with the requisite proof that Coastal Credit will have a first priority lien on the financed vehicle, that the borrower has obtained the required collision insurance naming Coastal Credit as loss payee and that the contract has been fully and accurately completed and validly executed. Once Coastal Credit has received and approved all required documents, Coastal Credit purchases the contract and begins servicing the contract.

        Both Coastal Credit and the dealers with which it does business offer purchasers of vehicles certain other “add-on” products. These products are offered by the dealer on Coastal Credit’s behalf or by the dealer on behalf of the automobile dealership at the time of sale. The add-on products consist of the following:

o	Extended warranty protection – covers the cost of certain repairs after the vehicle’s warranty expires;
o	Gap insurance – pays an amount between what the borrower owes and the primary insurance cash value of a vehicle if the vehicle is stolen or destroyed; and
o	Collateral protection insurance – pays the cost to repair or the value of the vehicle if the vehicle is stolen, damaged or destroyed.

At the borrower’s option, the cost of these products may be included in the amount financed under the contract.

Underwriting Guidelines

        Coastal Credit’s typical borrower has a credit history that may fail to meet the lending standards of most banks, credit unions and captive automobile finance companies. Substantially all of Coastal Credit’s automobile contracts involve loans made to individuals with limited or impaired credit histories. Coastal Credit believes that its borrower credit profile is similar to that of its direct competitors in the subprime automobile finance business. Coastal Credit also believes that its underwriting criteria and branch network management system coupled with close senior management supervision enhances its risk management and collection functions.

        In deciding whether to acquire a particular contract, Coastal Credit considers various factors, including –

o	the applicant's length of residence;
o	the applicant's current and prior job status;
o	the applicant’s history in making other installment loan payments;
o	the applicant’s payment record on previous automobiles loans;
o	the applicant’s current income and discretionary spending ability;
o	the applicant’s credit history;
o	the value of the automobile in relation to the purchase price;

119

o	the term of the contract;
o	the automobile make and mileage; and
o	Coastal Credit’s prior experience with contracts acquired from the dealer.

For applicants who are military personnel, Coastal Credit also considers the applicant’s rank and the time remaining on his or her enlistment contract. These factors affect not only whether Coastal Credit will acquire the contract, but also the purchase price Coastal Credit will be willing to pay the dealer to acquire the contract.

        As part of the approval process, Coastal Credit receives a credit application completed by the prospective borrower. The application contains information relating to the applicant’s background, employment and credit history. Coastal Credit also obtains a credit report from an independent credit reporting service and verifies the applicant’s employment history, income and residence. In certain cases, a Coastal Credit application processor interviews the applicant by telephone. After reviewing the information submitted in the credit application (which includes years at employer, years at residence and income), any telephone interview and the credit report, a Coastal Credit representative approves or rejects the application according to company guidelines.

        The branch manager of each branch is responsible for underwriting and purchasing automobile contracts and providing servicing and collections. However, the branch network is closely managed and supervised by Coastal Credit’s senior management. Coastal Credit believes that its branch network operations enable branch managers to develop strong relationships with its automobile dealers. Coastal Credit, through its branches, provides a high level of service to its dealers by providing consistent credit decisions and frequent management contact. Coastal Credit has established internal buying guidelines to be used by its underwriters when acquiring contracts. Although the buying guidelines vary from branch to branch, Coastal Credit’s branch managers or senior management must approve any contract that does not meet a branch’s guidelines in advance of purchasing any such contract. Coastal Credit has fourteen branch managers, each charged with managing the specific branches in a defined geographic area. In addition to a variety of administrative duties, the branch managers are responsible for monitoring their assigned branches’ compliance with Coastal Credit’s underwriting standards. On a regular basis, either a branch manager or senior management reviews every newly purchased contract.

        To further ensure compliance with its underwriting guidelines, Coastal Credit performs on-site reviews of its branches. The branch reviews are performed on a schedule that varies from branch to branch, depending on the size of the branch, the length of time the branch has been open, the current tenure of the branch manager and the branch’s current and historical profitability. Coastal Credit believes that the branch review is key to ensuring that credit quality is not sacrificed for asset growth.

Pricing of Contracts

        Coastal Credit’s management believes that a key to its consistent profitability has been its ability to effectively price the contracts it acquires to fully cover all future losses on the contracts. Pricing has two components: (1) the interest rate the borrower pays on the amount financed, and (2) the purchase price paid to the dealer. To determine the pricing for a particular contract, Coastal Credit considers the same factors it considers in determining whether to acquire the contract. As a result of its disciplined underwriting guidelines, Coastal Credit generally only purchases approximately twelve contracts for every 100 automobile loan applications reviewed. These factors are discussed above under “–Underwriting Guidelines.”

        To ensure its ability to continue to effectively price the contracts it acquires, Coastal Credit’s branch managers and senior management analyze various reports on a monthly and quarterly basis to identify any trends that will influence pricing. These reports help management compare the performance of contracts by branch, by dealer, by contract age, by borrower’s income and by borrower’s credit history.

Geographic Concentration

        Coastal Credit operates its business and acquires its contracts in various regions as follows:

Region #1 – Florida, Georgia, North Carolina, Tennessee and Virginia.
Region #2 – Delaware, Maryland, Ohio and Pennsylvania.
Region #3 – Louisiana, Mississippi, Nevada, Oklahoma and Texas.
Region #4 – California and Washington.

120 The following table sets forth certain information, by region, for contracts acquired by Coastal Credit:

	Three Months Ended March 31,						Years ended December 31,
	2005			2004			2004			2003			2002
										Restated			Restated

Region	# of contracts	%	$ volume	# of contracts	%	$ volume	# of contracts	%	$ volume	# of contracts	%	$ volume	# of contracts	%	$ volume
Region #1	567	36.8%	6,759,030	478	34.3%	5,730,623	1,714	33.2%	19,137,378	2,100	40.2%	23,927,333	2,084	40.6%	21,048,300
Region #2	402	26.1%	3,453,947	307	22.0%	2,375,813	1,382	26.7%	11,247,601	1,161	22.2%	9,359,597	1,234	24.0%	9,260,443
Region #3	492	31.9%	4,090,777	531	38.1%	4,034,328	1,722	33.3%	14,176,660	1,731	33.1%	14,665,916	1,778	34.6%	14,825,124
Region #4	79	5.1%	560,465	77	5.5%	631,175	352	6.8%	4,207,817	232	4.4%	2,690,339	41	0.8%	405,096

Total	1,540	100.0%	14,864,219	1,393	100.0%	12,771,939	5,170	100.0%	$48,769,456	5,224	100.0%	50,643,185	5,137	100.0%	45,538,963

        Coastal Credit’s level of contract acquisitions in each state may fluctuate significantly over time depending on competitive conditions and other factors in those areas. Coastal Credit is currently considering expansion programs in California, Georgia, Ohio, Oklahoma, Texas, Virginia and Washington. In considering potential areas for expansion, Coastal Credit carefully reviews the regulatory and competitive environment and economic and demographic factors, including the availability of qualified underwriters and managers and the number of dealerships in the potential expansion area. Because a significant number of Coastal Credit’s contracts have been with borrowers who are in the military, Coastal Credit also considers the proximity of military bases. To ensure successful branch expansion, Coastal Credit focuses on hiring and developing local, experienced branch-level management.

Servicing; Monitoring and Enforcement of Contracts

        Coastal Credit acts as servicer for the contracts it acquires. As servicer, Coastal Credit collects payments due from borrowers, monitors collections and pursues the collection of delinquent accounts, including the liquidation of collateral securing defaulted contracts. Coastal Credit uses integrated computer systems to enhance its ability to respond to borrower inquiries and to monitor the performance of its contract portfolio and the performance of individual borrowers under contracts. All of Coastal Credit’s personnel, including personnel at its branch offices, have instant, simultaneous access to information from a single shared database.

        To protect its collateral in financed vehicles, Coastal Credit requires all borrowers to obtain and maintain collision insurance covering damage to the vehicle and naming Coastal Credit as the loss payee. The insurance must have a deductible typically of not more than $500. Failure to maintain insurance constitutes a default under the contract, and Coastal Credit may, at its discretion, repossess the vehicle. Coastal Credit does not “force-place” insurance (i.e., purchase insurance on behalf of borrowers whose policies have lapsed and add the cost and applicable finance charges to the balance of the contract).

        Coastal Credit uses a number of methods to monitor compliance by borrowers with their obligations under contracts and to pursue collections of delinquent accounts. In addition to Coastal Credit’s collections staff, branch managers and senior management receive a daily delinquency report. The delinquency report is an aging report that provides basic information regarding each account and indicates accounts that are past due. The report includes information that enables the senior management, branch managers and collection staff to identify and access delinquent accounts. The report includes such information as the borrower’s name, account number, outstanding balance, date of last payment, next due date, past due days by and contractually, and the delinquency status by aging category.

        In most cases, a collection representative begins the process of contacting the borrower by telephone or mail on the first day that the account is past due. The collection representative also mails future reminders and late notices.

If the collection representative is able to make contact with the borrower and the borrower is able to provide Coastal Credit with an acceptable explanation for the delinquency, to display the willingness and the ability to make payment, and to commit to a plan to return the account to current status, the information is entered in Coastal Credit’s database and is used to generate a “promises report.” Coastal Credit’s collection staff uses the promises report for further account monitoring. Generally, the same collection representative will pursue the account until it is brought current or charged off.

        If the collection representative is not able to make contact with the borrower or if the borrower is unable to make payment arrangements acceptable to Coastal Credit, the collection representative will refer the account to the collection manager or the branch manager to determine whether to repossess the financed vehicle. Coastal Credit’s branch managers and senior management review all repossession determinations and have the authority to override such determinations.

        Coastal Credit prepares a repossession report that provides information regarding repossessed vehicles and aids Coastal Credit in disposing of repossessed vehicles. In addition to information regarding the borrower, this report provides information regarding the date of repossession, the date the vehicle was sold, the number of days it was held in inventory prior to sale, the year, make and model of the vehicle, the vehicle’s mileage, the payoff amount on the contract, the value of the vehicle indicated in standard industry publications, the suggested sale price, the location of the vehicle, the original dealer, the condition of the vehicle, and notes and other information. This data provides Coastal Credit with relevant information that may affect future credit decisions.

        Once a branch manager or senior management has approved a repossession request, a repossession firm repossesses the vehicle and delivers it to a secure location specified by Coastal Credit. Coastal Credit maintains relationships with several licensed repossession firms that repossess vehicles for fees that typically range from $225 to $375 for each vehicle repossessed. As required by applicable state law, Coastal Credit notifies the borrower by certified letter that the vehicle has been repossessed and that, to regain the vehicle, he or she must make arrangements satisfactory to Coastal Credit and pay the amount owed under the contract within the statutory redemption period allowed by the applicable state law after delivery of the letter. If satisfactory arrangements for return of the vehicle are not made within the statutory period, Coastal Credit then sends title to the vehicle to the applicable state title transfer department, which then registers the vehicle in Coastal Credit’s name. Coastal Credit then sells the vehicle by public auction. On average, approximately 45 days lapse between the time Coastal Credit takes possession of a vehicle and the time it is sold at auction.

        When a repossessed vehicle has been sold and/or a contract has been charged off, if Coastal Credit determines that there is a reasonable likelihood of recovering part or all of any deficiency against the borrower under the contract, Coastal Credit will pursue all legal remedies available to it. States have different collection laws, but legal remedies may include lawsuits, judgment liens and wage garnishments.

        In addition, the branch managers and Coastal Credit’s senior management review each account that is 60 days past due to determine whether the contract should be charged off. Coastal Credit requires mandatory charge off of all contracts when 60 days have passed since the most recent payment and the contract is 180 days delinquent per the contract terms. All charged off loans are transferred to a Profit and Loss (P&L) Department. The P&L Department attempts to collect the contract until the borrower has paid the contract or all legal remedies have been exhausted. Historically, Coastal Credit has recovered approximately 25% of deficiencies from such borrowers. Proceeds from the disposition of the vehicles are not included in calculating the foregoing percentage range.

Marketing and Advertising

        Coastal Credit’s marketing efforts are directed toward automobile dealers. Coastal Credit attempts to meet dealers’ needs by offering highly-responsive, cost-competitive, locally-based and service-oriented financing programs. Coastal Credit relies on its marketing and branch managers to solicit agreements for the acquisition of contracts with automobile dealers located within each branch’s geographic area. The branch manager provides dealers with information regarding Coastal Credit and the general terms upon which Coastal Credit is willing to acquire contracts.

Competition

        The subprime automobile finance industry is highly fragmented and highly competitive. There are numerous financial service companies that provide subprime credit in the markets served by Coastal Credit, including credit unions, other consumer finance companies and captive finance companies owned by automobile manufacturers and retailers. Many of these companies have significantly greater resources and market presence than Coastal Credit. Coastal Credit does not believe that increased competition for the acquisition of contracts will cause a material reduction in the interest rate payable by the purchaser of the automobile. However, increased competition for the acquisition of contracts will enable automobile dealers to shop for the best price. Coastal Credit’s management believes that its effective pricing has been a key factor in its consistent, historical profitability, and, therefore, Coastal Credit will forego acquisition of a contract if it believes that meeting the competitor’s pricing would compromise its underwriting guidelines.

        Coastal Credit’s target market consists of persons who are generally unable to obtain traditional used car financing because of their credit history or the vehicle’s mileage or age. Coastal Credit has been able to expand its automobile finance business in the subprime credit market by offering to acquire contracts on terms that are competitive with those of other companies that acquire automobile receivables in that market segment. As a result of the daily contact that many of Coastal Credit’s employees have with automobile dealers located throughout the market areas Coastal Credit serves, Coastal Credit is generally aware of the terms upon which its competitors are offering to acquire contracts. Coastal Credit’s policy is to modify its terms, if necessary, to remain competitive. However, Coastal Credit will not sacrifice credit quality, its purchasing criteria or prudent business practices to meet the terms offered by its competitors.

        Coastal Credit’s ability to compete effectively with other companies offering similar financing arrangements depends upon its maintaining current and developing new business relationships with auto dealers in each branch’s geographic area. No single dealer out of the approximately 500 dealers with whom Coastal Credit currently has active contractual relationships accounted for over 5% of its business volume for either of the fiscal years ended December 31, 2004 or 2003.

Regulation

        Coastal Credit’s financing and collection operations are subject to regulation, supervision and licensing under various federal, state and local statutes and ordinances. Additionally, the procedures that Coastal Credit must follow in connection with the repossession of vehicles securing contracts are regulated by each of the states in which Coastal Credit does business. The laws of the following states, as well as applicable federal law, govern Coastal Credit’s operations:

o	the following states where it currently has branches: Delaware, Florida, Georgia, Louisiana, Mississippi, Nevada, Ohio, Oklahoma, Pennsylvania and Virginia,
o	the following states where it is pursuing expansion: California, Georgia, Ohio, Oklahoma, Texas, Virginia and Washington, and
o	the following states where Coastal Credit previously operated branches: Illinois.

        Compliance with existing laws and regulations has not had a material adverse effect on Coastal Credit’s operations to date. Coastal Credit’s management believes that Coastal Credit maintains all requisite licenses and permits and is in material compliance with all applicable local, state and federal laws and regulations. Coastal Credit periodically reviews its branch office practices in an effort to ensure such compliance. The following constitute certain of the federal, state and local statutes and ordinances with which Coastal Credit must comply:

o	State consumer regulatory agency requirements. Pursuant to the regulations of various states, the appropriate state regulatory agency may periodically conduct on-site audits of Coastal Credit’s branches in Florida, Delaware, Louisiana, Mississippi and Oklahoma. These regulations govern, among other matters, licensure requirements, requirements for maintenance of proper records, payment of required fees, maximum interest rates that may be charged on loans to finance used vehicles and proper disclosure to customers regarding financing terms.

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o	State licensing requirements. Coastal Credit maintains the following licenses:

State	License

Delaware	Motor Vehicle Sales Finance License

Florida	Sales Finance Company License

Illinois	Sales Finance Agency License

Louisiana	Sales Finance Company License

Maryland	Sales Finance License

Mississippi	Motor Vehicle Sales Finance License

Oklahoma	Supervised Lender License

Pennsylvania	Sales Finance Company License

Texas	Motor Vehicle Sales Finance License

o	Fair Debt Collection Act. The Fair Debt Collection Act and applicable state law counterparts prohibit Coastal Credit from contacting customers during certain times and at certain places, from using certain threatening practices and from making false implications when attempting to collect a debt.

o	Truth in Lending Act. The Truth in Lending Act requires Coastal Credit and the dealers with whom Coastal Credit does business to make certain disclosures to customers, including the terms of repayment, the total finance charge and the annual percentage rate charged on each contract.

o	Equal Credit Opportunity Act. The Equal Credit Opportunity Act prohibits Coastal Credit from discriminating against loan applicants on the basis of race, color, sex, age or marital status. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, Coastal Credit is required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection.

o	Fair Credit Reporting Act. The Fair Credit Reporting Act requires Coastal Credit to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency.

o	Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act requires Coastal Credit to maintain privacy with respect to certain consumer data in its possession and to periodically communicate with consumers on privacy matters.

o	Servicemembers’ Civil Relief Act. Formerly called the Soldiers’ and Sailors’ Civil Relief Act, the Servicemembers’ Civil Relief Act provides certain protections to borrowers who, subsequent to entering into a contract, have joined or enlisted, or been called to active duty with, the military. Coastal Credit is prohibited from repossessing the vehicles of such borrowers and from terminating the contracts with such borrowers for breach. In addition, Coastal Credit is required to reduce the interest rate charged on each loan to such borrowers to 6% if the borrower’s military duty affects the borrower’s ability to pay his or her contract.

o	Electronic Funds Transfer Act. The Electronic Funds Transfer Act prohibits Coastal Credit from requiring its customers to repay a loan or other credit by electronic funds transfer, except in limited situations, which do not apply to Coastal Credit. Coastal Credit is also required to provide certain documentation to its customers when an electronic funds transfer is initiated and to provide certain notifications to its customers with regard to preauthorized payments.

o	Bankruptcy. Federal bankruptcy and related state laws may interfere with or affect Coastal Credit’s ability to recover collateral or enforce a deficiency judgment.

Management

        Coastal Credit is currently managed by a board of three managers. Following the purchase of Coastal Credit by White River, Coastal Credit will continue its operations as a wholly owned subsidiary of White River. White River plans to restate the operating agreement of Coastal Credit so that it will be member-managed, meaning that White River will be the managing member of Coastal Credit, and Coastal Credit’s affairs will fall under the direction of White River’s board of directors. Otherwise, Coastal Credit’s officers and management personnel will remain in place. Mr. McKnight will continue as Coastal Credit’s President.

        The following table sets forth information concerning the individuals who are executive officers of Coastal Credit, who will continue in those capacities upon the completion of White River’s acquisition of Coastal Credit.

Name	Age	Position

William E. McKnight	61	President

        William E. McKnight (age 61) is the President of Coastal Credit, which he established in 1987. McKnight will continue in that position following the acquisition.

        In May 2005, Coastal Credit lost the services of its long-time Chief Financial Officer due to disability. Coastal Credit is in the process of recruiting a new Chief Financial Officer. In the meantime, management of White River and White River’s financial consultant who has been identified to be White River’s new Chief Financial Officer will provide assistance to supplement the financial management function at Coastal Credit.

Employees

        Coastal Credit’s executive management and various support functions are centralized at its corporate headquarters in Virginia Beach, Virginia. As of March 31, 2005, Coastal Credit employed a total of 120 persons. None of Coastal Credit’s employees is subject to a collective bargaining agreement, and Coastal Credit considers its relations with its employees generally to be excellent.

Facilities

        Coastal Credit leases its corporate headquarters and branch office facilities. Its headquarters, located at 3852 Virginia Beach Boulevard, in Virginia Beach, Virginia, consist of approximately 9,340 square feet of office space. The current lease relating to this space expires in September 2006.

        Coastal Credit’s fourteen branch offices located in Delaware, Florida, Georgia, Louisiana, Mississippi, Nevada, Ohio, Oklahoma, Pennsylvania and Virginia range in size from approximately 885 square feet to 6,700 square feet, with a typical size of 1,600 to 2,000 square feet. These offices are located in office parks, shopping centers or strip malls and are occupied pursuant to leases with an initial term of from one to five years at annual rates ranging from approximately $8.80 to $18.70 per square foot for 2004. The leases typically provide for annual rent increases. Coastal Credit believes that these facilities and additional or alternate space available to it are adequate to meet its needs for the foreseeable future.

        In addition, Coastal Credit’s subsidiary, Bayshore Auto Sales, L.L.C., leases property for automobile sales, storage and reconditioning at 3535 North Military Highway, Norfolk, Virginia.

Related Party Transactions Involving Coastal Credit

        Leases with McKnight Family Partnerships, L.P. Coastal Credit leases its corporate offices in Virginia Beach, Virginia and one of its branch offices in Jacksonville (Orange Park), Florida, from McKnight Family Partnerships, L.P., an entity controlled by Mr. McKnight, the President of Coastal Credit. The Virginia Beach lease has a three-year term, and provides for rent payments of $13,137 per month. The Virginia Beach lease will expire in September 2006. The Orange Park lease has a three-year term, and provides for rent payments of $9,010 per month. The Orange Park lease will expire in March 2007.

        Aircraft Arrangement with McKnight. Coastal Credit and Mr. McKnight are parties to a letter agreement with respect to use of an aircraft owned by McKnight L.L.C., an entity controlled by Mr. McKnight. The aircraft is a

Beechcraft King AirTM B200 twin engine turbo prop. The agreement provides that Coastal Credit will pay McKnight L.L.C. $14,000 per month to defray expenses associated with ownership of the aircraft in consideration for Mr. McKnight’s willingness to make the aircraft available for business use by key employees of Coastal Credit. Coastal Credit is required to pay additional amounts in any month in which its aircraft usage exceeds prescribed amounts. Six months prior written notice is required to withhold availability of the monthly payment or the plane. Payments by Coastal Credit to McKnight L.L.C. under this arrangement were $210,735 for the fiscal year ended December 31,2004, and $176,441 for the fiscal year ended December 31, 2003.

Legal Proceedings

        Coastal Credit currently is not a party to any pending legal proceedings other than ordinary routine litigation incidental to its business. Coastal Credit’s management believes that none of the pending legal proceedings, if decided adversely to Coastal Credit, would have a material adverse affect on its financial position.

        On February 1, 2005, American Bankers Insurance Company of Florida, American Bankers Life Assurance Company (successor to Voyager Life Insurance Company and Voyager Life & Health Insurance Company), and Voyager Property & Casualty Insurance Company instituted arbitration proceedings against Coastal Credit in Fort Worth, Texas asserting breach of contract claims in connection with deficit clauses under contingent compensation schedules to an alleged Agency Agreement between the claimants and Coastal Credit. The claimants seek damages in the amount of $757,792, plus pre-judgment interest, in connection with the termination of the Agency Agreement by claimants on July 15, 2003. The matter is now pending before the American Arbitration Association pursuant to an arbitration clause in the Agency Agreement. Coastal Credit believes the claims are without merit and intends to vigorously defend against these claims.

COASTAL CREDIT
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with Coastal Credit’s Consolidated Financial Statements and the notes thereto included elsewhere in this proxy statement/prospectus.

GENERAL

        Coastal Credit is a specialized subprime finance company engaged primarily in (1) acquiring retail installment sales contracts from both franchised and independent automobile dealers which have entered into contracts with purchasers of used and, to a much lesser extent, new vehicles, and (2) servicing the contract portfolio. Coastal Credit commenced operations in Virginia in 1987 and was restructured as a limited liability company under the laws of the Commonwealth of Virginia in 1997. It conducts business through its fourteen branches in sixteen states – California, Delaware, Florida, Georgia, Louisiana, Maryland, Mississippi, Nevada, North Carolina, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Virginia and Washington. Coastal Credit recognized total revenues of $23.8 million, $23.3 million and $21.6 million for the years ended December 31, 2004, 2003 and 2002, respectively. At December 31, 2004 Coastal Credit’s total assets were $67.7 million.

        Coastal Credit provides financing programs to automobile dealers whose purchasers’ meet Coastal Credit’s credit standards, but who may not meet the credit standards of traditional lenders, such as banks and credit unions. Unlike these traditional lenders, Coastal Credit acquires contracts from dealers for vehicle purchases made by borrowers who typically have limited or impaired credit history, or who are purchasing older model and higher mileage automobiles. This is typically referred to as the subprime automobile finance market.

        Coastal Credit acquires contracts from dealers at a negotiated price, which is typically less than the original principal amount being financed by the purchaser of the automobile. Coastal Credit’s management believes that a key to its consistent profitability has been its ability to effectively price the contracts it acquires to fully cover all future losses on the contracts. Pricing has two components: (1) the interest rate the borrower pays on the amount financed, and (2) the purchase price paid to the dealer. To determine the pricing for a particular contract, Coastal Credit primarily considers the following factors, among others, related to the borrower when deciding whether to acquire a new contract: automobile make and mileage, automobile value, place and length of residence, current and prior job status, history in making installment payments for automobiles, current income, credit history, disposable income and, for military personnel, the borrower’s rate and class and the time remaining on his or her enlistment contract. Coastal Credit believes that through a conservative approach to underwriting it can minimize its exposure to credit risk.

RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

        Coastal Credit acquires contracts from automobile dealers at a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. Historically, Coastal Credit had treated the majority of this variance as a non-accretable discount, which was essentially used as a reserve for credit losses. During 2004, as a result of an in-depth review of the provisions of American Institute of Certified Public Accountants (AICPA) Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans, and the issuance of AICPA Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, Coastal Credit determined that its existing accounting treatment was not in accordance with generally accepted accounting principles. Commencing January 1, 2004, Coastal Credit began to allocate the purchase price of acquired dealer contracts entirely to finance receivables and unearned income at the date of purchase. The unearned income is accreted as an adjustment to yield over the life of the contract in accordance with Financial Accounting Standards Board (FASB) Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. In accordance with FASB Statement No. 5, Accounting for Contingencies, an allowance for loan losses is established through provisions for loan losses recorded in income as necessary to provide for estimated contract losses (net of remaining unearned income) at each reporting date. As a result of the above, in order to have its financial statements be in conformity with generally accepted accounting principles consistently applied, Coastal Credit has restated its consolidated financial statements for the years ended December 31, 2003 and 2002, such that for all years presented, the dealer acquisition discounts on loans purchased by Coastal Credit reduce the carrying value of finance receivables and are accreted into earnings as an adjustment to yield over the life of the loans. The restated financial statements also reflect a provision for loan losses in 2003 and 2002. Coastal Credit also restated depreciation and amortization expense for 2003 and 2002.

PORTFOLIO SUMMARY

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002
				Restated	Restated
Average finance receivables, net of unearned finance charges (1)	$77,399	$77,923	$77,721	$79,379	$74,252

Average indebtedness (2)	$49,950	$55,988	$54,167	$56,267	$56,378
Total revenues	$ 5,763	$ 5,845	$23,752	$23,282	$21,596
Interest Expense	$ 750	$ 757	$ 2,906	$ 3,071	$ 3,373
Finance charge income	$ 3,738	$ 3,717	$15,158	$15,746	$15,365
Weighted average contractual rate (3)	21.68%	19.99%	20.33%	19.97%	20.63%
Average cost of borrowed funds (2)	6.01%	5.41%	5.36%	5.46%	5.98%
Gross portfolio yield (4)	19.32%	19.08%	19.50%	19.84%	20.69%
Net portfolio yield (4)	10.27%	9.06%	9.44%	8.74%	7.93%
Operating expenses as a percentage of average finance receivables, net of unearned finance charges (5)	11.96%	11.62%	11.94%	10.52%	11.03%

Net charge off percentage (6)	5.81%	6.78%	6.71%	6.91%	7.08%

(1)	Average finance receivables, net of unearned finance charges, represent the average of finance receivables, net of unearned finance charges, throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings through the line of credit and subordinated debentures. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Weighted average contractual rate represents the weighted average annual percentage rate (APR) of all contracts purchased during the quarters ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002.
(4)	Gross portfolio yield represents finance charge income as a percentage of average finance receivables, net of unearned finance charges. Net portfolio yield represents finance charge income minus interest expense and provision for loan losses as a percentage of average finance receivables, net of unearned finance charges.
(5)	Operating expenses represent total expenses, less interest expense and provision for loan losses.
(6)	Net charge off percentage represents net charge offs divided by average finance receivables, net of unearned finance charges, outstanding during the period.

CRITICAL ACCOUNTING ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions included in Coastal Credit’s consolidated financial statements relate to the allowance for loan losses. Actual results could differ from those estimates.

        The accounting estimates that Coastal Credit believes are the most critical to understanding and evaluating Coastal Credit’s reported consolidating financial results include the following:

Income Recognition

        Finance charge income is recognized for financial reporting purposes using the interest method. Initial fees earned on “add-on” products such as collateral protection insurance, credit life insurance, road service plans and warranty products are recorded in income using the interest method. Late charges and deferment charges on contracts are recorded in income as collected. Cash received from loans that have previously been charged off are applied directly to the allowance for loan losses in the consolidated balance sheets. Discounts and fees, which consist primarily of non-refundable dealer acquisition discounts, and direct costs of originating loans are deferred and amortized over the term of the related finance receivables using the interest method and are removed from the balance sheet when the related finance receivables is charged off or paid in full.

Finance Receivables

        Finance receivables are recorded at cost, net of unearned finance charges, discounts and fees. Coastal Credit purchases finance contracts from auto dealers without recourse, and accordingly, the dealer usually has no liability to Coastal Credit if the consumer defaults on the contract.

        Coastal Credit does not have any off-balance-sheet credit exposure related to its contract portfolio.

Allowance for Loan Losses

        Provisions for loan losses are charged to operations in amounts sufficient to maintain the allowance for loan losses at a level considered adequate to cover probable credit losses inherent in Coastal Credit’s finance receivables.

        The allowance for loan losses is established systematically by management based on the determination of the amount of probable credit losses inherent in the finance receivables as of the reporting date. Coastal Credit reviews charge off experience factors, delinquency reports, historical collection rates and other information in order to make the necessary judgments as to probable credit losses inherent in the portfolio as of the reporting date. Assumptions regarding probable credit losses are reviewed quarterly and may be impacted by actual performance of finance receivables and changes in any of the factors discussed above. Should the credit loss assumptions increase, there could be an increase in the amount of allowance for loan losses required, which could decrease the net carrying value of finance receivables and increase the provision for loan losses recorded on the consolidated statements of operations. Coastal Credit believes that the existing allowance for loan losses is sufficient to absorb all reasonably anticipated finance receivable losses.

Chargeoff Policy

        Coastal Credit’s policy is to charge off finance receivables against the allowance for loan losses in the month in which the installment contract becomes 60 days delinquent under recency terms and 180 days delinquent under contractual terms, if Coastal Credit has not repossessed the vehicle. If Coastal Credit has repossessed the vehicle, the receivable is charged off in the month the repossessed automobile is disposed of at public auction unless Coastal Credit foresees cash collections on the receivable in the near future. Receivables, which are deemed uncollectible prior to the maximum chargeoff period, are charged off immediately.

        If Coastal Credit is not able to make contact with a delinquent borrower or if the borrower is unable to make payment arrangements acceptable to Coastal Credit, a repossession firm repossesses the vehicle and delivers it to a secure location specified by Coastal Credit. As required by applicable state law, Coastal Credit notifies the borrower by certified letter that the vehicle has been repossessed and that, to regain the vehicle, he or she must make arrangements satisfactory to Coastal Credit and pay the amount owed under the contract within the statutory redemption period allowed by the applicable state law after delivery of the letter. If satisfactory arrangements for return of the vehicle are not made within the statutory period, Coastal Credit then sends the title to the vehicle to the applicable state title transfer department, which then registers the vehicle in Coastal Credit’s name. Coastal Credit then sells the vehicle by public auction. On average, approximately 45 days lapse between the time Coastal Credit takes possession of a vehicle and the time it is sold at auction.

        All charged off loans are transferred to a Profit and Loss (P&L) Department. The P&L Department attempts to collect the contract until the borrower has paid the contract or all legal remedies have been exhausted.

Acquisition Discounts and Fees

        Coastal Credit acquires contracts from automobile dealers at a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. Dealer acquisition discounts and fees reduce the carrying value of finance receivables and are accreted into earnings as an adjustment to yield over the life of the loans in accordance with FASB Statement No. 91.

DISCUSSION OF YEAR-END RESULTS

Results of Operations for the Years Ended December 31, 2004, 2003, and 2002

Total Revenues

        Total revenues were $23.8 million for the year ended December 31, 2004 compared to $23.3 million for the year ended December 31, 2003, and increased $1.7 million or 7.8% for the year ended December 31, 2003 to $23.3 million compared to $21.6 million for the year ended December 31, 2002. For the year 2004 compared to 2003, Coastal Credit’s total revenues increased 2.0% or $.5 million as a result of a 5.8% increase in acquisition fees and a 268% increase in other income offsetting a 3.7% decrease in finance charge income as a result of a decrease in the loan portfolio. For the year 2003 compared to 2002, the primary reason the total revenues increased 7.8% was the result of an increase in the size of the loan portfolio and, accordingly, a $1.3 million increase in acquisition fees.

Total Interest Income

        The finance receivables, net of unearned finance charges, were $77.8 million as of December 31, 2004, a decrease of $1.4 million or 1.9% from $79.2 million as of December 31, 2003. The primary reason finance receivables, net of unearned finance charges, decreased was a reduction in the volume of military finance contracts available and purchased as a result of increased oversees military deployment. The finance receivables, net of unearned finance charges, were $79.2 million as of December 31, 2003, an increase of $3.8 million or 5.1% from $75.4 million as of December 31, 2002. This increase in 2003 finance receivables, net of unearned finance charges, was primarily a result of new business at 2 new branches, Las Vegas, Nevada and Shreveport, Louisiana. The Las Vegas branch purchased 373 new contracts and the Shreveport location added 171 new contracts. Additionally, the Jacksonville, Florida branch expanded its military business when it began purchasing military contracts in California.

Finance Charge Income

        Coastal Credit’s finance charge income represented 63.8%, 67.6% and 71.1% of total revenues for the years ended December 31, 2004, 2003 and 2002, respectively. Finance charge income decreased $.5 million or 3.7% to $15.2 million in 2004 as compared to $15.7 million in 2003. This decrease in finance charge income was a result of a $1.4 million or 1.9% decrease in finance receivables, net of unearned finance charges, offset by a slight .3% increase in Coastal Credit’s average receivables yield rate from 20.0% in 2003 to 20.3% in 2004. For the year 2003 compared to 2002, Coastal Credit’s finance charge income increased $.3 million or 2.5% to $15.7 million from $15.4 million in 2002. This increase was a result of an increase in the loan portfolio offsetting a slight .6% decrease in the average receivables yield rate from 20.6% in 2002 to 20.0% in 2003.

Accretion of Acquisition Discounts and Fees

        Coastal Credit acquires contracts from automobile dealers at a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. Accordingly, dealer acquisition discounts and fees reduce the carrying value of finance receivables and are accreted into earnings as an adjustment to yield over the life of the loans. These dealers’ acquisition discounts and fees represented 32.5%, 31.3% and 27.9% of total revenues in 2004, 2003 and 2002, respectively. Acquisition discounts and fees were $7.7 million in 2004 as compared to $7.3 million in 2003. The $1.3 million or 21.1% increase in acquisition discounts and fees earnings in 2003 as compared to 2002 was a result of a $3.8 million or 5.1% increase in finance receivables, net of unearned finance charges, and a 1.4% increase in the average discount rate.

Total Expenses

        Total expenses decreased .3% to $17.1 million for the year 2004 compared to $17.2 million for the year 2003, and decreased 2.8% from $17.7 million for the year ended December 31, 2002. Total expenses declined in 2004 primarily as a result of a $.8 million or 14.3% reduction in the provision for loan losses. The $.5 million decrease in 2003 compared to 2002 was primarily attributable to an 8.9% decrease in interest expense and a 6.0% decrease in the provision for loan losses.

Interest Expense

        Interest expense decreased $.2 million or 5.4% to $2.9 million for the year ended December 31, 2004 compared to $3.1 million for the year ended December 31, 2003 and $3.4 million for the year ended December 31, 2002 due to lower debt levels. The average indebtedness for the year ended December 31, 2004 decreased to $54.2 million compared to $56.3 million for the year ended December 31, 2003, and decreased $.1 million for the year ended December 31, 2003 from $56.4 million for the year ended December 31, 2002. The subordinated debt level was constant throughout 2003 and 2002 at $10.3 million, and decreased in 2004 to $3.7 million as a result of the repayment of $4.1 million in March 2004 and an additional redemption of $2.5 million in August 2004 of subordinated debentures, which had reached contractual maturity. Coastal Credit’s effective rate of interest paid on its average debt outstanding during the year 2004 decreased to 5.4% from 5.5% as a result of a reduction in the higher cost subordinated debentures outstanding during the year.

Provision for Loan Losses

        Provisions for loan losses are charged to income to bring Coastal Credit’s allowance for loan losses to a level which management considers adequate to absorb probable credit losses inherent in the portfolio of finance receivables.

        The allowance for loan losses decreased 5.5% or $.3 million to $5.2 million for 2004 from $5.5 million for 2003. As a percentage of average finance receivables, net of unearned finance charges, outstanding during the period, the allowance for loan losses was 6.7% and 6.9% for 2004 and 2003, respectively. The allowance for loan losses as a percentage of average finance receivables, net of unearned finance charges, was lower for 2004, as compared to 2003, as a result of a $1.1 reduction in net finance receivables and a $.3 reduction in net charge offs for the year 2004 as a result of improved collection techniques.

        A summary of the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004	2003	2002
		Restated	Restated

Balance at beginning of year	$ 5,500,000	$ 5,250,000	$ 4,400,000
Provision for loan losses	4,917,300	5,739,409	6,103,611
Less charge offs, net of recoveries
Charge offs	(6,570,468)	(6,828,306)	(6,566,854)
Recoveries on charged off contracts	1,353,168	1,338,897	1,313,243
Net charge offs	(5,217,300)	(5,489,409)	(5,253,611)

Balance at the end of year	$ 5,200,000	$ 5,500,000	$ 5,250,000

Net Charge Offs

        Coastal Credit’s policy is to charge off finance receivables against the allowance for loan losses in the month in which the installment contract becomes 60 days delinquent under recency terms and 180 days delinquent under contractual terms, if Coastal Credit has not repossessed the vehicle. If Coastal Credit has repossessed the vehicle, the receivable is charged off in the month the repossessed automobile is disposed of at public auction unless Coastal Credit foresees cash collections on the receivable in the near future. Receivables, which are deemed uncollectible prior to the maximum charge off period, are charged off immediately.

        Cash received from loans that have previously been charged off are applied directly to the allowance for loan losses.

        Coastal Credit’s net charge offs are an important element used in the analysis and determination of Coastal Credit’s allowance for loan losses. Coastal Credit’s net charge offs as reflected on the consolidated financial statements are as follows:

	Years Ended December 31,
	2004	2003	2002
		Restated	Restated

Charge offs	$ 6,570,468	$ 6,828,306	$6,566,854
Less: Recoveries on charged off contracts	(1,353,168)	(1,338,897)	(1,313,243)

Net charge offs	$ 5,217,300	$ 5,489,409	$5,253,611

Salaries and Fringe Benefits

        Salaries and fringe benefits decreased $.1 million or .7% to $5.3 million for the year ended December 31, 2004 compared to $5.4 million for the year ended December 31, 2003, and increased $.2 million or 3.5% for the year ended December 31, 2003 compared to $5.2 million for the year ended December 31, 2002. The decrease in 2004 compared to 2003 was primarily attributable to normal fluctuations in staffing. The $.2 million increase in 2003 compared to 2002 was primarily attributable to an increased in personnel and salaries as a result of the addition of 2 new branches during the year.

Other Operating Expenses

        Other operating expenses increased $1.0 million or 32.3% to $4.0 million for the year ended December 31, 2004 compared to $3.0 million for the year ended December 31, 2003, and decreased a slight .3% for the year ended December 31, 2003 compared to $3.0 million for the year ended December 31, 2002. The increase in 2004 compared to 2003 was primarily attributable to an increased in professional fees, marketing and branch start-up expenses as a result of regional expansion and new business development at the newer branches.

Contract Origination for the Years Ended December 31, 2004, 2003 and 2002

        Coastal Credit conducts business in sixteen states – California, Delaware, Florida, Georgia, Louisiana, Maryland, Mississippi, Nevada, North Carolina, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Virginia and Washington – through fourteen branch locations. The table below presents Coastal Credit’s purchases of finance receivables, net of unearned finance charges, tabulated by region for the years ended December 31, 2004, 2003 and 2002:

	Years ended December 31,
	2004			2003			2002
				Restated			Restated
Region	# of contracts	%	$ volume	# of contracts	%	$ volume	# of contracts	%	$ volume

Region #1 (a)	1,714	33.2%	$19,137,378	2,100	40.2%	$23,927,333	2,084	40.6%	$21,048,300
Region #2 (b)	1,382	26.7%	11,247,601	1,161	22.2%	9,359,597	1,234	24.0%	9,260,443
Region #3 (c)	1,722	33.3%	14,176,660	1,731	33.1%	14,665,916	1,778	34.6%	14,825,124
Region #4 (d)	352	6.8%	4,207,817	232	4.4%	2,690,339	41	0.8%	405,096

Total	5,170	100.0%	$48,769,456	5,224	100.0%	$50,643,185	5,137	100.0%	$45,538,963

(a)	Region #1- Florida, Georgia, North Carolina, Tennessee and Virginia.
(b)	Region #2- Delaware, Maryland, Ohio and Pennsylvania.
(c)	Region #3- Louisiana, Mississippi, Nevada, Oklahoma and Texas.
(d)	Region #4- California and Washington.

        A significant number of contracts acquired by Coastal Credit are contracts made with borrowers who are in the United States military. For the year ended December 31, 2004, approximately 33% of the borrowers on contracts acquired by Coastal Credit during the year were United States military personnel. For the year ended December 31, 2003, approximately 41% of such borrowers were United States military personnel. Coastal Credit believes that having in its portfolio a significant percentage of contracts for which the borrowers are United States military personnel contributes to lower payment delinquency and higher collection personnel efficiencies. Coastal Credit requests all borrowers who are in the military to use the military allotment system to make payments on their contracts. Under this allotment system, the borrower authorizes the military to make a payroll deduction for the amount of the borrower’s monthly contract payment and to direct this deduction payment to Coastal Credit on behalf of the borrower. Delinquency of payments on contracts paid by allotment historically has been less than delinquency of payments on contracts not paid by allotment. As a result, the collection effort associated with the military contracts requires substantially less time, allowing Coastal Credit’s collection staff to focus on an increased number of civilian sector contracts. At December 31, 2004, approximately 34% of the contracts in the contract portfolio were with borrowers from the United States military community. At December 31, 2003, approximately 37% of the contracts in the contract portfolio were with borrowers from this community.

        The following table represents information on total retail installment contracts, net of fees, purchased by Coastal Credit:

        Contracts Purchased

	Years Ended December 31,
	2004	2003	2002
		Restated	Restated

Purchases	$39,610,512	$40,860,824	$37,364,612
Weighted APR	20.33%	19.97%	20.63%
Average Discount	16.45%	17.24%	15.80%
Average Term (months)	43	43	42
Average Loan	$ 9,448	$ 9,683	$ 8,912
Number of Contracts	11,550	11,944	11,631

        As of December 31, 2004, Coastal Credit’s finance receivables consisted exclusively of contracts acquired by Coastal Credit without credit recourse to the dealer. Although all the contracts in Coastal Credit’s portfolio were acquired without credit recourse, each dealer remains liable to Coastal Credit for liabilities arising from certain representations and warranties made by the dealer with respect to compliance with applicable federal and state laws and valid title to the vehicle.

        Coastal Credit’s policy is to only acquire a contract after the dealer has provided Coastal Credit with the requisite proof that Coastal Credit will have a first priority lien on the financed vehicle, that the borrower has obtained the required collision insurance naming Coastal Credit as loss payee and that the contract has been fully and accurately completed and validly executed. Coastal Credit only buys contracts on an individual basis and never purchases contracts in pools, although Coastal does consider portfolio acquisitions as part of its growth strategy.

Analysis of Credit Losses for the Years Ended December 31, 2004, 2003 and 2002

        Coastal Credit acquires each contract from the automobile dealer at a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. Coastal Credit treats this dealer acquisition fee as additional yield to be earned on each contact over its life and not as a reserve for credit losses. The amount of the dealer acquisition fee depends upon factors such as the creditworthiness of the borrower and the age and value of the automobile. Coastal Credit will pay more (i.e., acquire the contract with a smaller dealer acquisition fee) for contracts as the credit risk of the borrower improves. Coastal Credit typically acquires contracts at purchase prices that range from 80% to 90% of the original principal amount of the contract.

        As a result of the nature of the customers in Coastal Credit’s portfolio, Coastal Credit considers the establishment of an adequate allowance for loan losses to be critical to its continued profitability. Coastal Credit has an allowance for loan losses that is calculated independent of the aggregate acquisitions fees charged dealers on finance receivables. Coastal Credit’s allowance for loan losses is based upon the historical rate at which (1) current loans, (2) contracts in a 30, 60 and 90+ day delinquency state and (3) loans ineligible for its borrowing line will default. These historical rates are evaluated and revised on a quarterly basis.

        The following table presents certain information regarding the delinquency rates Coastal Credit has experienced with respect to its finance receivables:

	Years Ended December 31,
	2004		2003		2002
			Restated		Restated
	Dollar Amount	Percent*	Dollar Amount	Percent*	Dollar Amount	Percent*
	(dollars in thousands)

Finance receivables-gross	$86,040		$89,727		$90,098
Delinquencies:
30 to 59 days	1,101	1.28%	979	1.09%	1,358	1.51%
60 to 89 days	695	0.81%	906	1.01%	1,036	1.15%
90+ days	1,101	1.28%	1,392	1.55%	1,288	1.43%
Total delinquencies	$ 2,897	3.37%	$ 3,277	3.65%	$ 3,682	4.09%

*Delinquencies	as a percent of finance receivables-gross

The following table sets forth a reconciliation of the allowance for loan losses on finance receivables:

	Years Ended December 31,
	2004	2003	2002
		Restated	Restated
	(dollars in thousands)

Beginning of period balance	$ 5,500	$ 5,250	$ 4,400
Charge offs	(6,570)	(6,828)	(6,567)
Recoveries on charged off contracts	1,353	1,339	1,313
Provision for loan losses	4,917	5,739	6,104
End of period balance	$ 5,200	$ 5,500	$ 5,250

Net charge offs	$ 5,217	$ 5,489	$ 5,254
Finance receivables, net of unearned
finance charges	$ 77,758	$ 79,245	$ 75,442

Allowance for loan losses as a percent of
finance receivables, net of unearned
finance charges	6.69%	6.94%	6.96%

Net charge offs as a percent of finance
receivables, net of unearned finance charges	6.71%	6.93%	6.96%
Allowance for loan losses as a percent of
net charge offs	99.67%	100.19%	99.93%

        The allowance for loan losses decreased to $5.2 million for the year ended December 31, 2004 from $5.5 million for the year ended December 31, 2003. This decrease was primarily a result of a decrease in portfolio size and improved delinquency performance. The allowance for loan losses increased to $5.5 million for the year ended

December 31, 2003 from $5.3 million for the year ended December 31, 2002. This increase was primarily the result of an increase in the portfolio size.

        Total delinquency decreased to 3.37% for the year ended December 31, 2004 compared to 3.65% for the year ended December 31, 2003. Total delinquency decreased to 3.65% for the year ended December 31, 2003 compared to 4.09% for the year ended December 31, 2002. Coastal Credit primarily attributes this decreasing trend over these periods to improved underwriting and improved collection techniques.

Liquidity and Capital Resources for the Years Ended December 31, 2004, 2003 and 2002

General

        Coastal Credit’s primary sources of cash have been finance charges, servicing fees, borrowings under the $ 80.0 million revolving credit facility and issuance of subordinated debentures, and to a lesser extent recoveries on charged off contracts. Coastal Credit collected cash of $34.4 million, $31.3 and $28.7 million on retail installment contracts during 2004, 2003 and 2002, respectively. Coastal Credit’s primary use of cash has been for the purchase of finance receivables, interest payments on the credit facility and subordinated debentures, distributions to members and operating expenses. Coastal Credit used cash of $39.6 million, $40.9 million and $37.4 million for the purchase of retail installment contracts during 2004, 2003 and 2002, respectively. These purchases were funded initially utilizing the credit facility, the proceeds from the issuance of subordinated debentures and cash generated by operations.

Liquidity and Capital Resources

        At December 31, 2004, Coastal Credit had cash of $1.0 million and $34.0 million additional cash available on its revolving line of credit. Coastal Credit has financed its operations and capital expenditures primarily with the proceeds from borrowings and with cash generated by operations. Net cash provided by operating activities was $11.7 million, $12.4 million and $10.6 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        Net cash used in investing activities was $4.0 million, $8.4 million and $ 7.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. Capital expenditures were $.2 million for each year ended December 31, 2004, 2003 and 2002, respectively.

        Net cash used in financing activities during the years ended December 31, 2004, 2003 and 2002 was $8.6 million, $3.2 million and $3.1 million, respectively. These amounts included distributions to members of $5.1 million, $2.0 million and $1.8 million, and net debt repayments of $3.6 million, $1.2 million and $1.3 million, in years 2004, 2003 and 2002, respectively.

        Coastal Credit has a revolving credit facility from a lending institution with a maximum borrowing limit of $80.0 million. As of December 31, 2004, Coastal Credit had $46.0 million of indebtedness outstanding under this facility. The credit facility is secured by substantially all assets of Coastal Credit and expires in December 2007. Coastal Credit must maintain specified financial ratios within guidelines established by the lender. Interest is paid monthly at a variable rate, based on meeting certain financial criteria. At December 31, 2004, the rate was the London Interbank Offered Rate (LIBOR) plus 2.85% (5.14% at December 31, 2004 and 4.02% at December 31, 2003). Coastal Credit must pay an annual commitment fee of 1/8 of 1% on the average daily-unused commitment. In the event of a significant pay down or early retirement of the revolver, Coastal Credit would sustain certain prepayment penalties.

        Coastal Credit has outstanding $3.7 million in subordinated debentures as of December 31, 2004. Interest on the notes is payable quarterly at a fixed rate of interest ranging from 11.13% to 12.0% per annum. At December 31, 2004, the holders of $2.9 million of subordinated debentures are related parties. At December 31, 2003 and 2002, the holders of $8.9 million of subordinated debentures were related parties. All of the subordinated debentures mature in March 2007 and are subordinate to the line of credit.

        Coastal Credit’s operating cash requirements consist principally of working capital requirements for the purchase of finance contracts and operations and to a lesser extent capital expenditures and scheduled interest payments on outstanding indebtedness. Coastal Credit believes that its cash on hand, cash flow from operating activities and cash from its existing revolver line of credit will be adequate to meet its liquidity requirements in the foreseeable future.

DISCUSSION OF FIRST QUARTER RESULTS

Results of Operations for the Three Months Ended March 31, 2005 and 2004

Total Revenues

        Total revenues were constant at $5.8 million for the three months ended March 31, 2005 and 2004. For the three months ended March 31, 2005 compared to the same period in 2004, Coastal Credit’s total revenues remained constant as a result of a .5% increase in finance charge income offsetting a 30.8% decrease in other income and a 1.1% decrease in acquisition fees. The increase in finance charge income was primarily a result of an increase in the size of the loan portfolio. The slight decrease in acquisition fees was the result of a decrease in the average acquisition fee charged dealers.

Finance Charge Income

        Coastal Credit’s finance charge income represented 64.9% and 63.7% of total revenues for the three months ended March 31, 2005 and 2004, respectively. Finance charge income increased $.02 million or .5% to $3.74 million in the three months ended March 31, 2005 as compared to $3.72 million for the same period in 2004. This increase in finance charge income was a result of a $.6 million or .8% increase in finance receivables, net of unearned finance charges and a .2% increase in Coastal Credit’s average annualized receivables yield rate to 19.3% for the three months ended March 31, 2005 from 19.1% during the same period in 2004.

Accretion of Acquisition Discounts and Fees

        Coastal Credit acquires contracts from automobile dealers at a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. Accordingly, dealer acquisition discounts and fees reduce the carrying value of finance receivables and are accreted into earnings as an adjustment to yield over the life of the loans. These dealers’ acquisition discounts and fees represented 31.9% and 31.8% of total revenues in the three months ended March 31, 2005 and 2004, respectively. The $.02 million or 1.1% decrease in acquisition discounts and fees earnings in the three months ended March 31, 2005 as compared to the same period in 2004 was a result of a 2.6% decrease in the average discount rate for contracts purchased in the three months ended March 31, 2005 compared to the three months ended March 31, 2004.

Total Expenses

        Total expenses decreased 3.6% to $4.1 million for the quarter ended March 31, 2005 compared to $4.2 million for the quarter ended March 31, 2004. Total expenses declined in 2005 primarily as a result of a $.2 million or 16.0% reduction in the provision for loan losses.

Interest Expense

        Interest expense decreased $.01 million or 1.3% to $.75 million for the quarter ended March 31, 2005 compared to $.76 million for the quarter ended March 31, 2004. The average indebtedness for the quarter ended March 31, 2005 decreased to $50.0 million compared to $56.0 million for the quarter ended March 31, 2004. The subordinated debt level at March 31, 2005 was $3.7 million compared to $6.2 million at March 31, 2004 as a result of the redemption of $2.5 million in August 2004 of subordinated debentures, which had reached contractual maturity. Coastal Credit’s effective rate of interest paid on its average debt outstanding during the quarter increased to 6.0% as a result of increasing rates on the line of credit offset by a reduction in the higher cost subordinated debentures outstanding during the quarter.

Provision for Loan Losses

        Provisions for loan losses are charged to income to bring Coastal Credit’s allowance for loan losses to a level which management considers adequate to absorb probable credit losses inherent in the portfolio of finance receivables.

        The allowance for loan losses decreased to $5.1 million for the three months ended March 31, 2005 from $5.2 million for the year ended December 31, 2004. As a percentage of average finance receivables, net of unearned finance charges, outstanding during the period, the allowance for loan losses was 6.6% for the three months ended March 31, 2005.

        A summary of the allowance for loan losses for the three months ended March 31, 2005 is as follows:

Three Months Ended March 31, 2005

Balance at beginning of period	$ 5,200,000
Provision for loan losses	999,803
Less charge offs, net of recoveries:
Charge offs	(1,523,050)
Recoveries on charged off contracts	398,247

Net charge offs	(1,124,803)

Balance at the end of period	$ 5,075,000

Net Charge Offs

        Coastal Credit’s policy is to charge off finance receivables against the allowance for loan losses in the month in which the installment contract becomes 60 days delinquent under recency terms and 180 days delinquent under contractual terms, if Coastal Credit has not repossessed the vehicle. If Coastal Credit has repossessed the vehicle, the receivable is charged off in the month the repossessed automobile is disposed of at public auction unless Coastal Credit foresees cash collections on the receivable in the near future. Receivables, which are deemed uncollectible prior to the maximum charge off period, are charged off immediately.

        Cash received from loans that have previously been charged off are applied directly to the allowance for loan losses.

        Coastal Credit’s net charge offs are an important element used in the analysis and determination of Coastal Credit’s allowance for loan losses. Coastal Credit’s net charge offs as reflected on the consolidated financial statements are as follows:

Three Months Ended March 31,	2005	2004

Charge offs	$ 1,523,050	1,716,167
Less: Recoveries on charged off contracts	(398,247)	(395,223)

Net charge offs	$ 1,124,803	1,320,944

Salaries and Fringe Benefits

        Salaries and fringe benefits decreased $.1 million or 4.4% to $1.3 million for the three months ended March 31, 2005 compared to $1.4 million for the three months ended March 31, 2004. The decrease in the three months ended March 31, 2005 compared to the same period in 2004 was primarily attributable to normal fluctuations in staffing.

Other Operating Expenses

        Other operating expenses increased $.1 million or 12.4% to $1.0 million for the three months ended March 31, 2005 compared to $.9 million for the three months ended March 31, 2004. The increase in the three months ended March 31, 2005 compared to the same period in 2004 was primarily attributable to an increased in professional fees related to the pending acquisition of Coastal Credit.

Contract Origination for the Three Months Ended March 31, 2005 and 2004

        Coastal Credit conducts business in sixteen states – California, Delaware, Florida, Georgia, Louisiana, Maryland, Mississippi, Nevada, North Carolina, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Virginia and Washington – through fourteen branch locations. The table below presents Coastal Credit’s purchases of finance receivables, net of unearned finance charges, tabulated by region for the three months ended March 31, 2005 and 2004:

	Three Months Ended March 31,
	2005			2004
Region	# of contracts	%	$ volume	# of contracts	%	$ volume

Region #1 (a)	567	36.8%	$6,759,030	478	34.3%	5,730,623
Region #2 (b)	402	26.1%	3,453,947	307	22.0%	2,375,813
Region #3 (c)	492	31.9%	4,090,777	531	38.1%	4,034,328
Region #4 (d)	79	5.1%	560,465	77	5.5%	631,175

Total	1,540	100.0%	$141,864,219	1,393	100.0%	12,771,939

(a)	Region #1- Florida, Georgia, North Carolina, Tennessee and Virginia.
(b)	Region #2- Delaware, Maryland, Ohio and Pennsylvania.
(c)	Region #3- Louisiana, Mississippi, Nevada, Oklahoma and Texas.
(d)	Region #4- California and Washington.

        A significant number of contracts acquired by Coastal Credit are contracts made with borrowers who are in the United States military. For the three months ended March 31, 2005, approximately 25% of the borrowers on contracts acquired by Coastal Credit during the quarter were United States military personnel. For the three months ended March 31, 2004, approximately 32% of such borrowers were United States military personnel. Coastal Credit believes that having in its portfolio a significant percentage of contracts for which the borrowers are United States military personnel contributes to lower payment delinquency and higher collection personnel efficiencies. Coastal Credit requests all borrowers who are in the military to use the military allotment system to make payments on their contracts. Under this allotment system, the borrower authorizes the military to make a payroll deduction for the amount of the borrower’s monthly contract payment and to direct this deduction payment to Coastal Credit on behalf of the borrower. Delinquency of payments on contracts paid by allotment historically has been less than delinquency of payments on contracts not paid by allotment. As a result, the collection effort associated with the military contracts requires substantially less time, allowing Coastal Credit’s collection staff to focus on an increased number of civilian sector contracts. At March 31, 2005, approximately 35% of the contracts in the contract portfolio were with borrowers from the United States military community. At March 31, 2004, approximately 36% of the contracts in the contract portfolio were with borrowers from this community.

        The following table represents information on total retail installment contracts, net of fees, purchased by Coastal Credit:

	March 31,
	2005	2004
Purchases	$12,202,456	10,263,819
Weighted APR	21.68%	19.99%
Average Discount	14.75%	17.33%
Average Term (months)	42	43
Average Loan	$ 9,629	9,162
Number of Contracts	1,540	1,393

        As of March 31, 2005, Coastal Credit’s finance receivables consisted exclusively of contracts acquired by Coastal Credit without credit recourse to the dealer. Although all the contracts in Coastal Credit’s portfolio were acquired without credit recourse, each dealer remains liable to Coastal Credit for liabilities arising from certain representations and warranties made by the dealer with respect to compliance with applicable federal and state laws and valid title to the vehicle.

        Coastal Credit’s policy is to only acquire a contract after the dealer has provided Coastal Credit with the requisite proof that Coastal Credit will have a first priority lien on the financed vehicle, that the borrower has obtained the required collision insurance naming Coastal Credit as loss payee and that the contract has been fully and accurately completed and validly executed. Coastal Credit only buys contracts on an individual basis and never purchases contracts in pools, although Coastal does consider portfolio acquisitions as part of its growth strategy.

Analysis of Credit Losses for the Three Months Ended March 31, 2005 and 2004

        Coastal Credit acquires each contract from the automobile dealer at a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. Coastal Credit treats this dealer acquisition fee as additional yield to be earned on each contact over its life and not as a reserve for credit losses. The amount of the dealer acquisition fee depends upon factors such as the creditworthiness of the borrower and the age and value of the automobile. Coastal Credit will pay more (i.e., acquire the contract with a smaller dealer acquisition fee) for contracts as the credit risk of the borrower improves. Coastal Credit typically acquires contracts at purchase prices that range from 80% to 90% of the original principal amount of the contract.

        As a result of the nature of the customers in Coastal Credit’s portfolio, Coastal Credit considers the establishment of an adequate allowance for loan losses to be critical to its continued profitability. Coastal Credit has an allowance for loan losses that is calculated independent of the aggregate acquisitions fees charged dealers on finance receivables. Coastal Credit’s allowance for loan losses is based upon the historical rate at which (1) current loans, (2) contracts in a 30, 60 and 90+ day delinquency state and (3) loans ineligible for its borrowing line will default. These historical rates are evaluated and revised on a quarterly basis.

        The following table presents certain information regarding the delinquency rates Coastal Credit has experienced with respect to its finance receivables:

	Three Months Ended March 31,
	2005		2004
	Dollar Amount	Percent*	Dollar Amount	Percent*
	(dollars in thousands)

Finance receivables, gross	$88,059		$88,858

Delinquencies:
30 to 59 days	787	0.89%	621	0.70%
60 to 89 days	577	0.66%	676	0.76%
90+ days	838	0.95%	1,057	1.19%

Total delinquencies	$ 2,202	2.50%	$2,354	2.65%

* Delinquencies as a percent of finance receivables, gross

The following table sets forth a reconciliation of the allowance for loan losses on finance receivables:

	Three Months Ended March 31,
	2005	2004
	(dollars in thousands)

Beginning of period balance	$ 5,200	5,500
Charge offs	(1,523)	(1,716)
Recoveries on charged off contracts	398	395
Provision for loan losses	1,000	1,196

End of period balance	$ 5,075	5,375
Net charge offs	$ 1,125	1,321
Finance receivables, net of unearned
finance charges	$ 79,640	77,758
Allowance for loan losses as a percent of
finance receivables, net of unearned finance charges	6.37%	6.91%
Net charge offs as a percent of finance
receivables, net of unearned finance charges	5.65%	6.80%
Allowance for loan losses as a percent of
net charge offs	112.78%	101.72%

        The allowance for loan losses decreased to $5.1 million for the three months ended March 31, 2005 from $5.4 million for the same period in 2004. This decrease was primarily a result of improved delinquency performance. Total delinquency decreased to 2.50% for the three months ended March 31, 2005 compared to 2.65% for the three months ended March 31, 2004. Coastal Credit primarily attributes this decreasing trend over these periods to improved underwriting and improved collection techniques.

Liquidity and Capital Resources for the Three Months Ended March 31, 2005 and 2004

General

        Coastal Credit’s primary sources of cash have been finance charges, servicing fees, borrowings under the $ 80.0 million revolving credit facility and issuance of subordinated debentures, and to a lesser extent recoveries on charged off contracts. Coastal Credit collected cash of $9.2 million and $9.1 million on retail installment contracts during the quarter ended March 31, 2005 and 2004, respectively. Coastal Credit’s primary use of cash has been for the purchase of finance receivables, interest payments on the credit facility and subordinated debentures, distributions to members and operating expenses. Coastal Credit used cash of $12.2 million and $10.3 million for the purchase of retail installment contracts during the three months ended March 31, 2005 and 2004, respectively. These purchases were funded initially utilizing the credit facility, the proceeds from the issuance of subordinated debentures and cash generated by operations.

Liquidity and Capital Resources

        At March 31, 2005, Coastal Credit had cash of $1.6 million and $33.0 million additional cash available on its revolving line of credit. Coastal Credit has financed its operations and capital expenditures primarily with the proceeds from borrowings and with cash generated by operations. Net cash provided by operating activities was $2.2 million and $1.9 million for the three months ended March 31, 2005 and 2004, respectively.

        Net cash used in investing activities was $2.7 million and $.8 million for the three months ended March 31, 2005 and 2004, respectively. Capital expenditures were $.04 million for each quarter ended March 31, 2005 and 2004.

        Net cash provided in financing activities during the three months ended March 31, 2005 was $1.0 million in net borrowings on the line of credit. In the three months ended March 31, 2004, the net $2.1 million used in financing activities included distributions to members of $5.1 million, repayment of $4.0 million in subordinated debentures, and cash of $7.0 million provided by net borrowings on the line of credit.

        Coastal Credit has a revolving credit facility from a lending institution with a maximum borrowing limit of $80.0 million. As of March 31, 2005, Coastal Credit had $47.0 million of indebtedness outstanding under this facility. The credit facility is secured by substantially all assets of Coastal Credit and expires in December 2007. Coastal Credit must maintain specified financial ratios within guidelines established by the lender. Interest is paid monthly at a variable rate, based on meeting certain financial criteria. At March 31, 2005, the rate was the London Interbank Offered Rate (LIBOR) plus 2.85% (5.57% and 3.95% at March 31, 2005 and 2004, respectively). Coastal Credit must pay an annual commitment fee of 1/8 of 1% on the average daily-unused commitment. In the event of a significant pay down or early retirement of the revolver, Coastal Credit would sustain certain prepayment penalties.

        Coastal Credit has outstanding $3.7 million in subordinated debentures as of March 31, 2005. Interest on the notes is payable quarterly at a fixed rate of interest ranging from 11.13% to 12.0% per annum. At March 31, 2005, the holders of $2.9 million of subordinated debentures are related parties. All of the subordinated debentures mature in March 2007 and are subordinate to the line of credit.

        Coastal Credit’s operating cash requirements consist principally of working capital requirements for the purchase of finance contracts and operations and to a lesser extent capital expenditures and scheduled interest payments on outstanding indebtedness. Coastal Credit believes that its cash on hand, cash flow from operating activities and cash from its existing revolver line of credit will be adequate to meet its liquidity requirements in the foreseeable future.

IMPACT OF INFLATION

        Coastal Credit is affected by inflation primarily through increased operating costs and expenses including increases in interest rates. Inflationary pressures on operating costs and expenses have been offset by our continued emphasis on stringent operating and cost controls. Coastal Credit believes that its financial condition has enabled it to negotiate favorable interest rates under its existing line of credit. No assurances can be given that Coastal Credit will be able to continue to do so in the future.

GENERAL ECONOMIC CONDITIONS

        During periods of economic slowdown or recession, delinquencies, defaults, repossessions and losses generally increase. These periods also may be accompanied by decreased consumer demand for automobiles and declining values of automobiles securing outstanding loans, which weakens collateral coverage on Coastal Credit’s loans and increases the amount of a loss Coastal Credit would experience in the event of default. Significant increases in the inventory of used automobiles during periods of economic recession may also depress the prices at which repossessed automobiles are sold or delay the timing of these sales. Because Coastal Credit focuses on subprime borrowers, the actual rates of delinquencies, defaults, repossessions and losses on these loans are higher than those experienced in the general automobile finance industry and could be more dramatically affected by a general economic downturn. In addition, during an economic slowdown or recession, Coastal Credit’s servicing and collection costs may increase without a corresponding increase in its income. While Coastal Credit seeks to manage the higher risk inherent in loans made to subprime borrowers through its underwriting criteria, pricing and collection methods, these criteria or methods may not afford adequate protection against these risks. Any sustained period of increased delinquencies, defaults, repossessions or losses or increased servicing and collection costs could adversely affect Coastal Credit’s financial condition.

CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject Coastal Credit to concentrations of credit risk are primarily finance receivables. Coastal Credit provides credit during the normal course of business and performs ongoing credit evaluations of it customers. Coastal Credit maintains an allowances for loan losses which, when realized, has been within the range of management’s expectations. Coastal Credit perfects a primary security interest in all vehicles financed as a form of collateral.

        Finance receivables represent contracts with consumers residing in various states through out the United States with borrowers located in Virginia and Florida each accounting for 24% and 10%, respectively, of the finance receivables portfolio as of December 31, 2004. No other state accounted for more than 10% of the finance receivables.

CERTAIN TERMS OF THE PURCHASE AGREEMENT

        The following summary describes the material terms of the purchase agreement, dated as of March 9, 2005, between White River, Coastal Credit and the members of Coastal Credit. The full text of the purchase agreement is attached as Annex B to this proxy statement/prospectus. You should read the entire purchase agreement.

The Purchase

        The purchase agreement provides that, at the closing, White River will purchase all of the outstanding Interests of Coastal Credit, and Coastal Credit will become a wholly owned subsidiary of White River. White River will pay an aggregate cash purchase price of approximately $50 million, of which payment of $5 million will be held back until March 31, 2006, subject to set off in the event of claims against the selling members for breaches or misrepresentations.

Effective Time of the Purchase

        The closing of the purchase will take place on the second business day following the date on which the conditions described in the purchase agreement are satisfied or waived, or at any other time White River, Coastal Credit and each selling member may mutually agree.

Manner and Basis of Effecting the Purchase

        At the closing, each selling member will deliver to White River an assignment agreement evidencing the assignment and transfer by the selling member of its Interests being sold to White River and the endorsed certificate or other documents evidencing the selling member’s Interests. White River will deliver to each selling member the cash consideration representing the selling member’s respective portion of the aggregate purchase price.

Representations and Warranties

        The purchase agreement contains customary representations and warranties of Coastal Credit, the selling member and White River relating to, among other things, certain aspects of their respective businesses and assets and other matters. The purchase agreement provides for each party to indemnify the other with respect to misrepresentation or breach of the agreement. White River’s right to make indemnification claims in respect of breaches of representations and warranties generally will expire on March 31, 2006. In particular, White River will hold back $5 million of the purchase price until March 31, 2006. It will be entitled to offset claims for indemnity against that amount. The selling members’ indemnification obligations are several and not joint (meaning each selling member is only accountable for his or its percentage interest of any claim). Indemnity claims may only be made to the extent all damages for claims exceed $250,000 and are capped at $5 million in the aggregate.

Covenants; Conduct of Business Prior to Purchase

        Coastal Credit has agreed that prior to the effective time it will, among other things, conduct its business and operations only in the ordinary course in substantially the same manner as previously conducted.

Limitation on Considering Other Acquisition Proposals

        Prior to the closing, Coastal Credit and its selling members have agreed not to enter into, solicit, initiate or continue any discussions or negotiations with, respond to any inquiries or proposals by, provide any information to, or cooperate in any other way with any person or entity concerning any sale of all or a portion of Coastal Credit or of any Interests of Coastal Credit or any merger, consolidation, liquidation, dissolution or similar transaction involving Coastal Credit other than with White River or as required by law.

Conditions to the Acquisition

        Conditions to the Obligation of White River. The obligation of White River to complete the purchase of the Interests is subject to the satisfaction of the following conditions, among others:

o	The share exchange must be approved by the shareholders and completed.
o	White River’s placement of secured notes to a third party must close.
o	The subscription offering must close, and White River’s board of directors must determine that the proceeds of the subscription offering and the note placement are sufficient in amount to pay the purchase price for the acquisition of Coastal Credit and to fund the Creditor Buyout. We expect the net proceeds from the subscription offering to be $33.1 million and from the note placement to be $14.9 million. We believe these, together with a $3.6 million advance from Coastal Credit, will be sufficient to pay the initial purchase price for Coastal Credit of $45.0 million and the expected funds required for the creditor buyout of $6.1 million. See “The Subscription Offering – Use of Proceeds.”
o	Any conditions to the obligations of the holders of the Restructured Senior Notes, Restructured Subordinated Notes and Accrual Notes to tender their notes to White River in connection with the Creditor Buyout must be met.
o	The registration statement, of which this proxy statement/prospectus is a part, for the shares of the common stock to be issued pursuant to the share exchange and in the subscription offering must be declared effective by the Securities and Exchange Commission.
o	Any other required consents or approvals must be obtained.
o	Coastal Credit’s consolidated net worth must be at least $13.5 million and its loan loss reserves as a percentage of loans must be at least 6.0%.
o	Coastal Credit must advance to White River up to $6.0 million to facilitate closing of the transactions described in this proxy statement/prospectus.
o	Coastal Credit must amend its existing subordinated debentures or issue new subordinated debentures such that at least $7.7 million in principal amount of subordinated debentures remain outstanding following the closing of the acquisition with a final maturity date of at least two years and six months after the closing, and such subordinated notes must be subordinated to Coastal Credit’s guaranty of White River’s secured note.

        Conditions to the Obligation of Coastal Credit and the Selling Members. The obligation of Coastal Credit and/or the selling members to complete the sale of the Interests is subject to the satisfaction of the following conditions, among others:

o	Coastal Credit must have received all required approvals of its lenders.
o	Any conditions to the obligations of the holders of the Restructured Senior Notes, Restructured Subordinated Notes and Accrual Notes to tender their notes to White River in connection with the Creditor Buyout must be met.
o	White River must have taken all corporate action necessary to cause Mr. Rose and Mr. McKnight to be elected or appointed to White River’s board of directors, effective upon closing.

Termination of the Purchase Agreement

        The purchase agreement contains customary provisions regarding termination. Among other reasons, the purchase agreement may be terminated at any time prior to the closing date:

o	by mutual written consent of White River and Coastal Credit; or
o	by White River or Coastal Credit, by written notice to the other party, if the closing has not occurred on or before August 15, 2005.

        Except as otherwise provided, if the purchase agreement is terminated, there will be no liability on the part of White River, Coastal Credit or the selling members (or their officers, directors or managers) to the other, and all rights and obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any breach of the purchase agreement.

Expenses and Termination Fees

        Each party to the purchase agreement will bear its respective expenses incurred in connection with the agreement and the purchase and sale of the Interests pursuant to the purchase agreement. If the purchase agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of the purchase agreement by another party.

MEETING PROPOSAL 3: RATIFICATION OF WARRANTS TO BE ISSUED
TO CASTLE CREEK FUNDS

        White River is proposing to issue to private equity funds managed by Castle Creek warrants to acquire 150,000 shares of White River common stock for $10.00 per share, with a term of three years and 90 days. The warrants would first become exercisable three years after issuance.

        Because of UAC’s bankruptcy and Plan of Reorganization, it would be inappropriate for UAC to use funds that are otherwise required to be used for the benefit of UAC’s creditors to undertake a transaction for the benefit of UAC’s equity holders. As a result, the Castle Creek funds agreed to pay the expenses incurred in connection with the transactions described in this proxy statement/prospectus and to bear the economic loss if UAC and White River are unable to complete the transactions. Specifically, Castle Creek agreed to pay the fees and expenses of UAC’s legal counsel, accountants, tax advisors and financial advisor related to the transactions. In addition, Castle Creek has assisted White River and UAC in structuring, developing and implementing the transactions. In light of these efforts and the risks borne by the Castle Creek funds due to the uncertainty in closing the transactions, the White River board of directors believes that the issuance of warrants to the Castle Creek funds is appropriate and fair to UAC and White River.

        UAC and Castle Creek currently estimate that the total professional fees and expenses related to the transaction that the Castle Creek funds have advanced or guaranteed or agreed to pay will be approximately $1.9 million. The number of shares awarded by the proposed warrants was initially calculated by dividing the estimated total of professional fees and expenses ($1,325,000 at the time of calculation) by the price at which shares will be offered in the subscription offering ($10.00 per share), resulting in the initially proposed issuance of 132,500 warrants. In review of the increase in estimated transaction expenses from $1.3 million to $1.9 million, the transaction committee of the White River board of directors authorized an increase in the warrant of 17,500 shares to 150,000 shares, subject to UAC shareholder approval. Assuming the maximum shares are issued in the subscription offering, there would be 3,810,191 shares outstanding on a pro forma basis upon completion of the share exchange, the subscription offering and the acquisition of Coastal Credit, so the warrant shares would represent approximately 3.79% of the outstanding shares of White River after the transactions are completed if the warrants were then exercised. See “Capitalization.”

        Castle Creek, White River and UAC entered into a warrant issuance agreement in connection with White River’s authorization of the share exchange and subscription offering. In the agreement, Castle Creek agrees that it will advance on behalf of White River and UAC, to the extent required in connection with the development and completion of the proposed transactions, subject to reimbursement by White River from proceeds of the subscription offering, the following expenses:

o	Fees and expenses of counsel and independent auditors for UAC and White River;
o	Fees and expenses of Piper Jaffray for its fairness opinion services;
o	Fees and expenses of KPMG for tax advisory services;
o	The $250,000 abandonment fee that potentially would have been required in connection with the Creditor Buyout if the registration statement of which this proxy statement/prospectus is a part were not filed by April 15, 2005;
o	Cash required to be paid to shareholders of UAC in lieu of fractional shares in connection with the share exchange;
o	Any amounts required to be paid by White River to indemnify UAC and pay on its behalf to dissenting shareholders of UAC who dissent from the share exchange the fair value of their dissenting shares;
o	Fees and expenses of the exchange agent, subscription agent, financial printing and postage expenses, and any regulatory filing fees and expenses.

        In consideration for these commitments and undertakings and the substantial efforts and assistance provided by Castle Creek in planning, developing, structuring and finalizing the proposed transactions, the transaction committee of White River authorized the issuance of the proposed warrants to Castle Creek, subject to shareholder approval at the special meeting.

        John M. Eggemeyer, III, the Chairman and Chief Executive Officer of White River and UAC, and Mark R. Ruh, the President and Chief Financial Officer of White River and UAC, are both officers of Castle Creek.

        Aside from the advancement of considerable transaction expenses, in respect of which White River proposes to issue the warrants, described above, White River (with the prior approval of the transaction committee of its board of directors) has arranged or expects to arrange the following borrowings from the Castle Creek private equity funds:

o	Advances of up to $120,000, bearing interest at 10% per annum to cover initial operating expenses of White River, particularly compensation of Mr. Szumski; and
o	Advances of up to $2.5 million, if required by White River, to effect the buyout of UAC notes in advance of June 30, 2005. Such advance will bear interest at 10.75% per annum and would be secured by purchased notes.

Board Recommendation

        After careful consideration, the transaction committee and UAC’s full board of directors have unanimously determined that the issuance of warrants to the Castle Creek private equity funds is in the best interests of UAC and White River. UAC’s board of directors has approved the issuance of the warrants and unanimously recommends that you vote FOR approval of the issuance of the warrants.

THE SUBSCRIPTION OFFERING

USE OF PROCEEDS

        We expect the net proceeds from the subscription offering to be approximately $33.1 million. White River will use the net proceeds of the subscription offering primarily to fund the acquisition of Coastal Credit, to partially fund White River’s purchase of notes and claims of UAC creditors in the Creditor Buyout (or to repay borrowings received for that purpose) and to capitalize White River as described in this proxy statement/prospectus. White River will also use net proceeds to pay or reimburse Castle Creek for transaction expenses and for general corporate purposes. The proceeds will not be made available to UAC to make any payments on Allowed Claims on behalf of UAC.

        The following illustrates White River’s estimated sources and uses of funds in connection with the closing of the subscription offering:

Sources of Funds (in millions)
Net Proceeds of Subscription Offering	$ 33.1
Net Proceeds of Note Placement	14.9
Total	$ 48.0

Uses of Funds (in millions)
Initial Purchase Price for Coastal Credit	$ 45.0
Repay Advance of Castle Creek funds (1)	2.5
Initial Capitalization of White River	0.5
Total	$ 48.0
_______________________
(1)	Advance from Castle Creek funds represents amount of borrowing by White River anticipated to be required to effect the buyout of UAC Restructured Subordinated Notes and related Accrual Notes before June 30, 2005, as described in this proxy statement/prospectus, after giving effect to a regular distribution by UAC to creditors under the Plan of Reorganization made on June 9, 2005.

THE OFFERING

The Subscription Offer

        White River is offering you and other UAC shareholders the opportunity to subscribe for and purchase shares of White River common stock, in addition to the shares you will acquire as a result of the share exchange. Only those shareholders who owned UAC common stock on Wednesday, June 8, 2005 (the “Record Date”) and certain Standby Purchasers (defined below) will be entitled to subscribe for the additional shares in the subscription offering. If you hold less than 5% of UAC, your subscription privilege is assignable only on a limited basis to your Affiliates or Related Parties (defined below). Otherwise, it is not assignable without White River’s consent. You are a record holder for this purpose only if your name is registered as a shareholder with UAC’s transfer agent, Computershare Investor Services L.L.C., as of the Record Date or if you were beneficial owner of UAC shares held of record by a bank, broker or other nominee as of the Record Date.

        You will have the opportunity to subscribe for a Basic Subscription Amount (described below under “—Basic Subscription Amount and Ownership Percentage”) and an oversubscription amount (described below under “—Oversubscription Amount”). Your subscription opportunity is subject to the Subscription Limit (defined below) and priority minimum allocations to standby investors.

        The subscription offering will commence on the date of this proxy statement/prospectus. The subscription offering will continue until it expires on July 26, 2005, unless it is terminated by the board of directors of White River prior to that time. The subscription offering will terminate and will not close if the UAC shareholders do not approve the share exchange or if the acquisition of Coastal Credit cannot or will not be completed in connection with the subscription offering.

        If you execute a subscription agreement to subscribe for White River shares, you agree that your purchase of the additional shares of White River common stock will be on the terms and subject to the conditions specified in this proxy statement/prospectus.

Basic Subscription Amount and Ownership Percentage

        White River is offering each person who is a record holder of UAC common stock on the Record Date the opportunity to subscribe for the number of additional whole shares of White River common stock equal to the shareholder’s Ownership Percentage (defined below) of the total shares being offered to UAC shareholders in the subscription offering. This is your “Basic Subscription Amount.” Your “Ownership Percentage,” as used to compute your Basic Subscription Amount (and also your Oversubscription Amount), refers to the percent of the total issued and outstanding shares of UAC common stock that you own in the aggregate as of the Record Date. The Ownership Percentage determines your pro rata share of the offering shares and will be used to compute the number of whole shares that you will be eligible to purchase for both your Basic Subscription Amount and your Oversubscription Rights. This means, for example, that if the UAC shares you own represent 2% of the outstanding shares of UAC, you may subscribe for any number of whole shares up to 2% of the shares being offered to UAC shareholders in the subscription offering.

        White River will issue shares for all validly subscribed for Basic Subscription Amounts, except that the board of directors of White River, at its discretion, will decrease on a pro rata basis the shares allocated for Basic Subscription Amounts if the number of shares required to satisfy Basic Subscription Amounts and required minimum allocations to Standby Purchasers exceeds 3,500,000 shares.

        To purchase your Basic Subscription Amount, you must deliver an executed subscription agreement and pay the purchase price. There is no minimum amount of shares you must purchase, but you may not purchase a fractional share. Your Basic Subscription Amount may be combined with any amounts assigned to you in a permissible assignment from an Affiliate or Related Party, subject to the Subscription Limit discussed below in “—Subscription Limit.”

Oversubscription Amount

        If you subscribe for your full Basic Subscription Amount, and if you have not exceeded the Subscription Limit, you may subscribe for additional shares of White River common stock (the “Oversubscription Amount”). This Oversubscription Amount will be available to the extent that shares remain available after the allocation to other UAC shareholders who subscribe to purchase their full Basic Subscription Amounts and the minimum allocation to the Standby Purchasers. The number of whole shares that you may purchase as your Oversubscription Amount is limited to the portion of the available oversubscription shares equal to your Ownership Percentage as a percent of the aggregate Ownership Percentages of all shareholders seeking oversubscription allotments, subject to your Subscription Limit. If you wish to subscribe for your Oversubscription Amount, you must specify the maximum number of additional shares you want to purchase, and you must submit the full subscription price for those shares to the subscription agent. If you wish to subscribe for your Oversubscription Amount, you must do so at the same time you subscribe for your full Basic Subscription Amount. If the number of shares available for purchase after allocations for Basic Subscription Amounts and minimum allocations for Standby Purchasers is not sufficient to satisfy in full all Oversubscription Amounts requested by the shareholders who have subscribed for them, then the available shares will be allocated on a pro rata basis.

        For purposes of determining whether you have subscribed for your full Basic Subscription Amount, White River will treat each capacity in which you hold UAC shares separately. For example, if you hold shares of UAC common stock as an individual and you subscribe for your full Basic Subscription Amount attributable to those shares, you may subscribe for your Oversubscription Amount with respect to those shares, even if you do not subscribe for your Basic Subscription Amount with respect to shares held jointly with your spouse or shares in a retirement account.

Subscription on Behalf of Beneficial Owners

        To subscribe on behalf of beneficial owners, banks, brokers and other nominees must certify the following information to the subscription agent and to White River with respect to each beneficial owner:

o	the number of shares of UAC common stock held on the Record Date;
o	the number of shares of White River common stock subscribed for pursuant to the Basic Subscription Amount;
o	in the case of an oversubscription, that the holder has subscribed for its full Basic Subscription Amount; and
o	the number of shares subscribed for pursuant to the Oversubscription Amount.

        Identification of the beneficial owner will also be required if the beneficial owner may beneficially own 4.5% or more of the outstanding common stock of White River after the share exchange and the subscription offering.

Subscription Limit

        Without the express permission of the board of directors of White River, you will not be permitted to subscribe for shares that would cause your Ownership Percentage after completion of the subscription offering to exceed the greater of 4.9% of White River’s outstanding stock, or a percent equal to your Ownership Percentage in UAC common stock on the Record Date (the “Subscription Limit”). This limitation is intended to assist White River in protecting the future value of the NOLs. You will not be able to subscribe for and purchase any number of shares that would cause you to exceed the Subscription Limit. Each subscriber will be required to certify that, assuming their subscriptions are satisfied in full, the number of shares of White River common stock of which it will have economic, beneficial ownership following completion of the subscription offering will not exceed 4.9% of White River’s outstanding common stock. If a subscriber breaches this representation, its purchase of shares of White River common stock in the subscription offering will be subject to rescission.

        If necessary to provide for full subscription of the subscription offering, the board of directors plans to consent to subscriptions in excess of the Subscription Limit by current large shareholders who provide advance commitments, as described below, to participate in the subscription offering.

Maximum Offering

        White River is offering up to 3,500,000 shares of its common stock pursuant to the maximum aggregate Basic Subscription Amounts. White River will issue shares for all validly subscribed for Basic Subscription Amounts, except that the board of directors of White River, at its discretion, may decrease on a pro rata basis the shares allocated for Basic Subscription Amounts if the number of shares required to satisfy Basic Subscription Amounts and required minimum allocations to Standby Purchasers exceeds 3,500,000 shares.

        As of the date this proxy statement/prospectus is circulated in final form to UAC shareholders, White River expects to have entered into agreements to sell to the Standby Purchasers a minimum of 795,000 shares of White River common stock, stock (in addition to approximately 384,200 shares expected to be subscribed by the management group, as described below), regardless of the Basic Subscription Amounts subscribed for.

        White River’s maximum offering is 3,500,000 shares (assuming an offering price of $10.00 per share).

Early Subscribers and Standby Purchasers

        As of the date this proxy statement/prospectus is circulated in final form to UAC shareholders, White River expects to have entered into standby purchase agreements (the “Standby Purchase Agreements”) with certain institutional investors and other high net worth individuals and to have received advance subscription commitments from the continuing management group and several of the larger UAC shareholders (the “Standby Purchasers”). White River expects to have obtained commitments that will ensure the majority of the subscription offering will be subscribed. Pursuant to the Standby Purchase Agreements and advance commitments, White River expects to have agreed to sell approximately 795,000 shares in the aggregate, if requested by the Standby Purchasers, before allocating shares in respect of Oversubscription Amounts and regardless of the extent to which UAC shareholders purchase their Basic Subscription Amounts.

        The standby purchasers are expected to be in the following categories with estimated commitments in the amounts indicated:

Standby Purchasers	Maximum Standby Commitment Amount	Maximum Standby Commitment (shares including basic rights)	Basic Subscription Rights (shares)	Minimum Allocation (shares)

Castle Creek affiliates	$ 7.2 million	720,686	546,855	90,000
John M. Eggemeyer, III	0.6 million	64,104	14,104	25,000
White River management group	3.8 million	384,200	1,400	384,200
Unaffiliated shareholders	14.4 million	1,442,532	717,032	362,750
Unaffiliated standby purchasers	6.3 million	634,500	N/A	317,250

Total	$32.3 million	3,246,022	1,279,391	1,179,200

        Each Standby Purchase Agreement will provide for a maximum standby purchase commitment and a minimum standby purchase commitment with respect to the applicable Standby Purchaser. For any Standby Purchaser that is also a UAC shareholder, the minimum standby purchase commitment will be a minimum in excess of the shareholder’s Basic Subscription Amount. Each Standby Purchaser will be allocated shares in this subscription offering to assure that its minimum standby purchase commitment is satisfied. If there are shares of White River common stock offered in the subscription offering that remain unallocated after shares are allocated for the minimum purchase commitments of the Standby Purchasers and the subscriptions by UAC shareholders for their Basic Subscription Amounts and Oversubscription Amounts, such remaining shares will be allocated among the Standby Purchasers in satisfaction of their respective maximum standby purchase commitments. White River’s rights and obligations and those of the Standby Purchasers pursuant to the Standby Purchase Agreements are subject to certain customary conditions. Each Standby Purchaser, except such Standby Purchasers that are registered under the Investment Company Act of 1940, as amended, will also commit not to sell or transfer any shares acquired as a Standby Purchaser for a period of three months following that date upon which the shares are acquired. Each Standby Purchaser who, following the subscription offering, will own more than 5% of the outstanding common stock of White River will agree not to sell, during the three-year period following completion of the subscription offering, a number of shares of White River common stock that would cause its ownership percentage to go below its lowest ownership percentage in the three-year testing period immediately preceding such proposed sale.

Order of Allocation

        White River will allocate the available shares in the subscription offering as follows:

1.	First, UAC shareholders (including UAC shareholders who are Standby Purchasers) subscribing for all or a portion of their Basic Subscription Amounts will receive the shares for which they have subscribed, subject to the right of the board of directors of White River, at its discretion, to decrease on a pro rata basis the shares allocated pursuant to the Basic Subscription Amounts as it deems necessary or advisable to satisfy required minimum allocations to Standby Purchasers.
2.	Second, Standby Purchasers will receive a minimum allocation of the shares for which they have subscribed as follows:
o	the Standby Purchasers who are not UAC shareholders on the Record Date will be allocated 50% of their advance commitments;
o	Standby Purchasers who are UAC shareholders on the Record Date will be allocated 50% of their advance commitments (in excess of the Basic Subscription Amount allocated under the first priority); and
o	Standby Purchasers who are part of the continuing management group (which includes Messrs. Ruh, McKnight, Rose and Szumski) will be allocated 100% of their advance commitments, except that the advance commitments of the management group may not exceed 186,600 shares individually (which is 4.9% of 3,810,191, the total shares of White River expected to be outstanding upon completion of the subscription offering) or 400,000 collectively.
3.	Third, to the extent shares remain available, shareholders who have subscribed for their full Basic Subscription Amount and who have not exceeded their Subscription Limit, will receive the Oversubscription Amount for which they subscribe, or, if there are insufficient available shares to allocate the full Oversubscription Amount for which a shareholder subscribed, the shareholder will receive a refund

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(without interest) of the subscription price delivered for those shares of White River common stock that are not allocated to the shareholder (the subscription agent will mail refunds after the expiration of the subscription offering); and
4.	Fourth, Standby Purchasers will be allocated additional shares up to their respective maximum commitments.

Subscription Price

        The subscription price is $10.00 per share, payable in cash at the time you submit your subscription agreement.

Determination of the Subscription Price

        To determine the subscription price, the White River board of directors considered the following factors:

o	the funds necessary to pay the purchase price for Coastal Credit, to fund the Creditor Buyout, to pay or reimburse Castle Creek for transaction expenses and to capitalize White River;
o	the projected investment return required to attract investment in White River;
o	the anticipated future cash flows from UAC’s assets that would benefit White River as holder of claims under UAC’s Plan of Reorganization if the Creditor Buyout is completed;
o	the value of UAC’s remaining operations, including the potential for UAC’s consolidated NOLs in association with future business acquired with new investment;
o	the substantial dilutive effect that issuance of shares of White River common stock in the subscription offering will have on shareholders who choose not to subscribe;
o	the value of Coastal Credit;
o	the exchange ratio reflected in the share exchange; and
o	the recent trading price of UAC common stock to be exchanged for White River common stock in the share exchange.

        The average closing price of UAC common stock for the twenty trading days preceding announcement of the share exchange and subscription offering was $0.16 per share.

Expiration Time and Date

        The subscription offering will expire at 5:00 p.m., Eastern Daylight Time, on July 26, 2005, unless extended by White River in its sole discretion. You will have no further right to subscribe for shares in the subscription offering after the expiration date. White River will notify you of any extension of the expiration date by issuing a press release. White River will not be obligated to honor any subscription agreement that the subscription agent receives after the expiration of this subscription offering, regardless of when you sent the documents, unless you timely complied with the guaranteed delivery procedures described below.

Placement Procedures

        The subscription offering and sale of White River common stock will be conducted solely by White River and its officers without additional compensation for such selling activities.

Subscription Procedures

        To subscribe for shares of White River common stock in the subscription offering, you must:

o	complete and sign your subscription agreement (with any signatures guaranteed if required, as described below); and
o	deliver the completed and signed subscription agreement, together with payment in full of the subscription price for each share for which you subscribe (see “Subscription Payments” below), to the subscription agent before the expiration of this subscription offering, unless delivery of the subscription agreement is completed pursuant to the guaranteed delivery procedures described below.

        If you do not indicate the number of shares to be subscribed for on your subscription agreement or guarantee notice (as applicable), or if you indicate a number of shares that does not agree with the aggregate subscription price payment you delivered, you will be deemed to have subscribed for the maximum number of whole shares that may be subscribed for under both the Basic Subscription Amount and the Oversubscription Amount for the aggregate purchase price you delivered.

        Your signature on the subscription agreement you deliver must be guaranteed by a bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency or savings association, unless:

o	the shares of White River to be issued are to be issued to the registered holder of the UAC shares giving rise to the Basic Subscription Amount; or
o	the subscription agreement is submitted for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States exercising for your account.

        If you hold shares of UAC common stock for the account of others, you should contact the respective beneficial owners of those shares as soon as possible to receive their investment decision and to obtain instructions and certifications with respect to their interest in subscribing for additional White River common shares. If you are so instructed by a beneficial owner, you should complete the appropriate subscription agreement and, if the beneficial holder also wishes to subscribe for an Oversubscription Amount, execute and include the related nominee holder certification, a form of which is included in the instructions accompanying the subscription agreement received with this proxy statement/prospectus. You should submit these to the subscription agent with the proper payment.

        If you are a beneficial owner whose shares of UAC common stock are held for your account by another, you should give to the holder of your shares any instructions that you may have regarding your investment decision with respect to subscribing for additional shares in this subscription offering.

        You should carefully read the instructions accompanying the subscription agreement and follow them closely. You should send your subscription agreement, with any payment, only to the subscription agent. Do not send your subscription agreement to UAC or White River.

        The method of delivery of the subscription agreement and the payment of the subscription price to the subscription agent is at your election and risk. If you send your subscription agreement and payments by mail, they should be sent by registered mail, properly insured. You should also allow sufficient time to ensure delivery to the subscription agent and clearance of payment prior to the expiration time.

        White River will determine all questions concerning the timeliness, validity, form and eligibility of any subscription agreements, and its determinations will be final and binding. White River, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected, or reject the purported subscription because of any defect or irregularity. Neither the subscription agent nor White River is under any duty to notify you of any such defect or irregularity, and will not be held liable for any failure to notify you of any such defect or irregularity. White River also reserves the right to reject any subscription agreement if it is not in accordance with the terms of this subscription offering, not in proper form or if it could be deemed unlawful or materially burdensome. See “Regulatory Limitation” below.

        You should direct any questions or requests for assistance concerning the method of subscribing, or requests for additional copies of this proxy statement/prospectus, the instructions or the notice of guaranteed delivery, to the information agent, Georgeson Shareholder Communications, Inc. at 17 State Street, 10th Floor, New York, NY 10004, (877) 278-9677 (toll free), or if you are a bank or brokerage firm, please call (212) 440-9800.

        Any portion of your Basic Subscription Amount or Oversubscription Amount remaining unsubscribed for at 5:00 p.m., Eastern Daylight Time, on the expiration date, will expire and be null and void.

Subscription Payments

        You must pay for all shares you subscribe for by:

o	check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to Computershare Trust Company of New York, as subscription agent; or
o	by wire transfer of funds to the account which the subscription agent maintains for this purpose at Harris Trust and Savings Bank, Chicago, IL, ABA No. 071000288, for the account of Computershare Trust Company of New York, as subscription agent for White River, for further credit to Account No. 227-938-8 (telephone number: (212) 701-7600).

The subscription price will be considered received by the subscription agent only upon:

o	clearance of an uncertified check;
o	receipt by the subscription agent of a certified or cashier’s check or bank draft drawn upon a United States bank or of a postal, telegraphic or express money order; or
o	receipt of funds wired to the subscription agent's account designated above.

        Funds paid by uncertified personal check may take several business days to clear. Accordingly, if you wish to pay the subscription price by uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure your payment is received and cleared by that time. To avoid failure of your subscription due to your payment not clearing prior to the expiration date, please consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

Notice of Guaranteed Delivery

        If you wish to subscribe for shares, but you will not be able to get your subscription agreement to the subscription agent prior to the expiration of the offering, you may nevertheless subscribe for shares if:

o	before the expiration of the offering, the subscription agent receives:

(a)	payment for each share you subscribe for in connection with your Basic Subscription Amount and, if applicable, your Oversubscription Amount; and
(b)	a guarantee notice from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the subscription agent of the subscription agreement within three (3) Nasdaq trading days following the date of that notice; and

o	within the three (3) Nasdaq trading day period, the subscription agent receives the properly completed subscription agreement with any signatures guaranteed as required.

        You may deliver the guarantee notice referred to above to the subscription agent in the same manner as you would deliver the subscription agreement. Eligible institutions may deliver the notice of guaranteed delivery by telegram or facsimile transmission (telecopier number (212) 701-7636). To confirm facsimile deliveries, please call (212) 701-7600. You should refer to the form titled “Notice of Guaranteed Delivery,” which is provided with the instructions distributed with the subscription agreement for the information and representations required in the guarantee notice.

No Revocation

        Once you have subscribed for shares by submitting your subscription agreement and payment, you may not revoke your subscription.

Transferring Your Opportunity to Subscribe to Affiliates and Related Parties

        If you are a UAC shareholder entitled to purchase shares in the subscription offering and you beneficially own less than 5% of the UAC common stock on the Record Date, you may assign or refer the offer to purchase all or a portion of the opportunity to subscribe for a Basic Subscription Amount or an Oversubscription Amount only to an Affiliate or a Related Party, and then only to the extent the assignee has not or will not exceed the Subscription Limit by subscribing for the assigned shares. An “Affiliate” is defined as a person or company that directly, or indirectly, through one or more intermediaries, controls you, is controlled by you, or with whom you are under common control. A “Related Party” includes (1) any member of your immediate family, which includes your spouse, children, siblings and parents, (2) an entity owned or controlled by you or a member of your immediate family, (3) a trust settled by you or a member of your immediate family, or whose beneficiaries include you or a member of your immediate family, or (4) if the assignor/transferor is a trust, the settlor or any beneficiary of such trust. Subject to the foregoing limited exception, you may not assign or transfer the offer to participate in the subscription offering without White River’s express consent.

        You may make a permitted assignment by completing an assignment in the form submitted to you with the subscription agreement accompanying this proxy statement/prospectus. You will be required to submit an executed copy of the assignment and to certify to White River and the subscription agent that the assignee is either an Affiliate or Related Party of yours. You may only assign the opportunity to subscribe for whole shares, not a fractional share. The subscription agent must receive the required assignment and certification at or prior to 11:00 a.m., Eastern Daylight Time, on the fifth trading day before the expiration date.

        To assign any subscription opportunity relating to shares held for your account by a broker or other nominee, you must (1) certify to the holder, White River and the subscription agent, through endorsed instructions, that the assignee/transferee is your Affiliate or Related Party, and (2) instruct the holder to deliver to the subscription agent a subscription agreement for the number of subscription shares for which you are subscribing that were not assigned to an Affiliate or Related Party. The holder must also submit to the subscription agent a subscription agreement for the number of subscription shares for which the assignee is subscribing, pursuant to the assignment, along with your certification that the assignee is an Affiliate or Related Party of yours.

        You should take into account that the assignment and certifications can take several business days. Neither White River nor the subscription agent will have any liability if subscription agreements or any other required documents are not received in time for subscription prior to the expiration date.

        You are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with your transfer of all or any portion of your interest in this subscription offering.

Material United States Federal Income Tax Consequences of the Subscription Offering

        Our counsel, Barnes & Thornburg LLP, has issued a tax opinion with respect to the subscription offering. We have filed that opinion with the Securities and Exchange Commission as an exhibit to the registration statement related to the transactions described in this proxy statement/prospectus. That opinion concludes that neither the receipt by you of the opportunity to subscribe for shares of White River common share, nor your purchase of shares of White River common stock in the subscription offering will be taxable event to you for United States federal income tax purposes.

        The following general discussion summarizes the anticipated material United States federal income tax consequences of the subscription offering to:

o	beneficial owners of common stock upon receipt of this offering,
o	recipients of this offering upon subscription for shares,
o	recipients of this offering upon the disposition of the subscription opportunity, and
o	standby purchasers.

        This discussion addresses only those shareholders who hold UAC common stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, such as:

o	financial institutions;
o	mutual funds;
o	tax-exempt organizations;
o	insurance companies;
o	dealers in securities or foreign currencies;
o	traders in securities who elect to apply a mark-to-market method of accounting;
o	foreign holders;
o	persons who hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or
o	holders who acquired their shares upon the exercise of employee stock options or similar derivative securities or otherwise as compensation.

        The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws, and federal laws other than federal income tax laws, are not addressed.

        You are strongly urged to consult your tax advisor as to the specific tax consequences to you of the share exchange, including the applicability and effect of federal, state, local and foreign income and other tax laws in your particular circumstances.

        No Gain on Receipt of Subscription Opportunity. As an owner of UAC common stock, you will not recognize taxable income as a result of our offering the subscription opportunity to you.

        No Gain on Entering into Standby Purchase Agreement. Because standby purchasers pay nothing for entering into Standby Purchase Agreements, they have no tax basis for such agreements as a result of entering into them.

        Basis and Holding Period of Subscription Opportunity. Your tax basis in the subscription opportunity offered to you by us will be zero, unless (1) you sell (to an Affiliate or Related Person) the subscription opportunity or you purchase shares, and (2) either:

o	the fair market value of the subscription opportunity on the date of distribution is 15% or more of the fair market value on that date of UAC common stock you already own, in which case you will be required to allocate a portion of your basis in the shares of UAC common stock you already own to the subscription opportunity White River is giving to you, based upon the relative fair market value of the subscription opportunity and the UAC common stock on the date the subscription opportunity is granted, or
o	you elect under Section 307 of the Internal Revenue Code of 1986, as amended, to allocate a portion of your basis in the shares of UAC common stock you already own to the subscription opportunity we are offering to you, based upon the relative fair market value of the subscription opportunity and the UAC common stock on the date the subscription opportunity is granted.

        Your holding period with respect to the subscription opportunity we are offering to you will include your holding period for the UAC common stock with respect to which the subscription opportunity was offered.

        Purchase of Shares. You will not recognize any gain or loss upon the purchase of shares of White River common stock in the subscription offering. Your basis in the shares you purchase will be equal to the sum of the subscription price you pay for such shares and your basis in the subscription opportunity, if any. Standby purchasers acquiring shares pursuant to Standby Purchase Agreements will take a basis for such shares equal to the sum of the subscription price paid for such shares. The holding period for the shares you purchase in the subscription offering or pursuant to a Standby Purchase Agreement will begin on the day following the date of acquisition.

        Purchasers of Subscription Opportunity. If you acquire the opportunity to participate in the subscription offering by purchase (from an Affiliate or Related Person), your tax basis in such subscription opportunity will be equal to the purchase price paid for the subscription opportunity, and your holding period for such subscription opportunity will commence on the day following the date of the purchase. If you purchased a subscription opportunity and it expires unexercised, you will recognize a loss equal to your tax basis in the subscription opportunity. Any loss recognized on the expiration of the subscription opportunity acquired by purchase will be a capital loss if the common stock would be a capital asset in your hands.

        Backup Withholding. If you transfer your subscription opportunity (to an Affiliate or Related Person) and receive payments, you may be subject to backup withholding at the rate of 31% on the payments received, unless (1) you are a corporation or are otherwise exempt and demonstrate the basis for the exemption if so required, or (2) provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding. Any amount withheld under these rules will be credited against your federal income tax liability.

Procedures for DTC Participants

        White River anticipates that subscriptions for the purchase of shares in the subscription offering may be made through the facilities of The Depository Trust Company, also referred to as DTC.

Subscription Agent

        The subscription agent is Computershare Trust Company of New York. The subscription agent’s address, to which you must make any required deliveries, is:

      If by mail:

Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010

If by hand or by overnight mail:

Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005

        Facsimiles to the subscription agent should be sent to (212) 701-7636. If you send a facsimile to the subscription agent, you should confirm that your facsimile has been received by contacting the subscription agent. The telephone number to confirm receipt of facsimiles is (212) 701-7600.

        White River will pay the fees and expenses of the subscription agent and has agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with the subscription offering.

Information Agent

        The information agent is Georgeson Shareholder Communications, Inc. If you have any questions about this subscription offering, including questions about subscription procedures and requests for additional copies of this proxy statement/prospectus or other documents, please contact the information agent, at the following:

Georgeson Shareholder Communications, Inc.
17 State Street, 10th Floor
New York, NY 10004
(877) 278-9677 (Toll Free)
Banks and brokerage firms, please call: (212) 440-9800

Foreign Shareholders; Shareholders with APO or FPO Addresses

        If you are a holder of record and your address is outside the United States, or if you have an APO or FPO address, you may subscribe to purchase your appropriate pro rata share of the subscription offering in the same manner as other shareholders. You should take into account that your delivery of the subscription agreement and payment may take additional days. Neither White River nor the subscription agent will have any liability if subscription agreements or any other required documents or payments are not received in time for subscription prior to the expiration date.

Regulatory Limitations

        White River will not be required to issue shares pursuant to the subscription offering to anyone who, in our opinion, would be required to obtain prior clearance or authorization from any state or federal regulatory authorities to own or control such shares or if the issuance and sale of such shares cannot be completed in compliance with applicable state or foreign securities laws, if such clearance or authorization has not been obtained at the expiration of the subscription offering.

Withdrawal and Termination of the Subscription Offering

        White River reserves the right to withdraw and terminate the subscription offering for any reason and at any time prior to 5:00 p.m., Eastern Daylight Time, on the expiration date, and White River will withdraw and terminate the subscription offering if the shareholders of UAC do not approve the share exchange at the special meeting of shareholders held to consider the share exchange or if the acquisition of Coastal Credit cannot or will not be completed. If White River withdraws and terminates the subscription offering, White River will cause all funds received to be returned without interest.

Issuance of the White River Common Stock

        The subscription agent will issue to you certificates representing shares purchased in the subscription offering as soon as practicable after the expiration date. The subscription agent will retain all funds delivered to it in payment of the subscription price until such certificates are issued. If you are allocated less than all the shares for which you subscribed, as soon as practicable after the expiration date, the subscription agent will return to you the subscription price, without interest, of all shares it was unable to allocate. You will have no rights as a White River shareholder with respect to shares subscribed for until the certificates are issued.

No Board Recommendation

        You should make your own investment decision in your own best interests.

        The boards of White River and UAC do, however, urge you to consider that broader participation in the subscription offering by existing shareholders is in the interests of White River and its shareholders generally because it should leave White River with greater flexibility in protecting and utilizing the value of UAC’s consolidated NOLs. The more existing shareholders participate ratably in the subscription offering, the lower the ownership shift that will be deemed to have occurred as a result of the subscription offering for purposes of Section 382 of the Internal Revenue Code, because existing or new holders of more than 5% of the White River common stock will have to purchase less of the subscription offering to make it viable. To the extent the purchasers who are currently greater than 5% holders purchase more than their ratable share of the offering, White River will be deemed to have a larger ownership shift as a result of the subscription offering. The lower the ownership shift, the more flexibility White River will have in using equity capital over the succeeding three years for financings, acquisitions, compensation and other important corporate purposes without impairing the value of the NOLs. See “Preservation of Net Operating Loss Carryforwards.”

MANAGEMENT

Executive Officers and Directors

        The White River board of directors consists of four members, but may be expanded by resolution of the directors in accordance with authority granted in the Articles of Incorporation. Upon completion of the share exchange, the subscription offering and the acquisition of Coastal Credit, we anticipate that the board of directors of White River will be expanded to include two representatives of Coastal Credit. Thereafter, the board will consist of six members, including three who will be independent of management. White River intends to seek additional independent directors to appoint to its board after the completion of the transactions described in this proxy statement/prospectus. Depending on the financial performance of the Coastal Credit subsidiary and of the White River common stock, White River’s objective is to apply to list the shares of White River common stock on the Nasdaq SmallCap Market at some time in the future. If that occurs, White River would be required to appoint additional independent directors to satisfy Nasdaq’s listing requirements. However, the White River common stock may not be able to satisfy the listing criteria of Nasdaq or of any other stock exchange. We cannot predict when or whether White River shares may be listed for trading on any system or exchange.

        The four current members of the White River board of directors are the same persons who serve as the current members of the UAC board of directors. The executive officers of both White River and UAC are elected by and serve at the pleasure of the respective boards of directors.

        The following table sets forth information concerning the individuals who will be directors and executive officers of White River and its principal operating subsidiaries, UAC and Coastal Credit, upon the completion of the share exchange and subscription offering, and the subsequent acquisition of Coastal Credit.

Name	Age	Position
John M. Eggemeyer, III	59	Chairman of the Board and Chief Executive Officer of UAC
Mark R. Ruh	38	Director, President, and Chief Financial Officer of UAC
Martin J. Szumski	39	Chief Financial Officer appointee*
Donald A. Sherman	54	Director
Richard D. Waterfield	60	Director
William E. McKnight	61	Director nominee**; President of Coastal Credit
John W. Rose	56	Director nominee**

*	Mr. Szumski has been identified to become the new Chief Financial Officer of White River. He is currently providing services to White River and UAC on a consulting basis.
**	We expect Mr. McKnight and Mr. Rose to become directors by action of the board of directors effective upon completion of the acquisition of Coastal Credit.

        John M. Eggemeyer, III (age 59) has served on White River’s board of directors since its organization in December 2004, and has served on UAC’s board of directors since October 2000. He was appointed Chairman of the board of directors of UAC in August 2002. He has over 36 years of banking and investment banking experience, having served as a senior executive of organizations such as First Chicago, Norwest, Chase, U.S. Bancorp and Drexel Burnham. Mr. Eggemeyer currently serves as President and Chief Executive Officer of Castle Creek Capital, L.L.C. and Castle Creek Financial, L.L.C., which he co-founded in 1995. Mr. Eggemeyer also serves as a director of TCF Financial Corporation and American Financial Realty Trust and is Chairman of the Board and a director of First Community Bancorp. He is also Chairman of the Board and Chief Executive Officer of Centennial Bank Holdings, Inc.

        Mark R. Ruh (age 38) has served on White River’s board of directors since its organization in December 2004, and has served on UAC’s board of directors since July 2004. Since August 2003, he has also served as the President and Chief Financial Officer of UAC and as a director and officer of UAC Securitization Corporation. He is currently a Vice President at Castle Creek Capital, L.L.C. and Castle Creek Financial, L.L.C. Prior to joining Castle Creek, he was a Manager at Cap Gemini Ernst & Young consulting.

        Martin J. Szumski (age 39) has been identified to become the new Chief Financial Officer of White River.  He is currently providing services to White River and UAC on a consulting basis.  Prior to that, he was a manager at the consulting firm Reese Partners, LLC (formerly Reese McMahon LLC) for seven years. During his tenure with

Reese Partners he worked on engagements in various industries including automobile financing, advertising and manufacturing assisting clients with various financial and accounting issues, including engagements of Reese Partners on behalf of UAC. Prior to joining Reese Partners, for five years he was an operational accounting manager for First Merchants Acceptance Corporation, a subprime auto finance company.

        Donald A. Sherman (age 54) has served on White River’s board of directors since its organization in December 2004, and has served on UAC’s board of directors since its formation. He has served as Executive Vice President of Union Federal Bank of Indianapolis (formerly Union Federal Savings Bank of Indianapolis) since July 1990, has served on its board of directors since September 1984, was appointed Vice Chairman in 1999 and Chairman in 2002. Mr. Sherman is President, CEO and Chairman of Waterfield Mortgage Company, Incorporated, a mortgage banking company and the parent of Union Federal. Mr. Sherman also serves as a director of Delphi Financial Group. He also holds positions with various other affiliates of Union Federal and Waterfield Mortgage.

        Richard D. Waterfield (age 60) has served on White River’s board of directors since its organization in December 2004, and has served on UAC’s board of directors since its formation. He served as Chairman of Union Federal Bank of Indianapolis from September 1984 to May 1999. Mr. Waterfield also served as Chairman of Waterfield Mortgage Company, Incorporated from 1980 to May 1999. Mr. Waterfield is a director of Union Federal and Waterfield Mortgage and also holds positions with various affiliates of those entities.

        William E. McKnight (age 61) is expected to be appointed to White River’s board of directors following the acquisition of Coastal Credit. Mr. McKnight served on the UAC board of directors from September 2001 until August 2003. Mr. McKnight is currently the President of Coastal Credit, which he established in 1987. He will continue in that position following the acquisition.

        John W. Rose (age 56) is expected to be appointed to White River’s board of directors following the acquisition of Coastal Credit. He has served on Coastal Credit’s board of managers since 1998. Mr. Rose has been the President of McAllen Capital Partners, Inc., an investment management firm, since 1991. He is a principal at Alpha Capital Partners, Ltd. a private equity investment firm. He has been a financial services executive, advisor, strategist and investor for over 30 years. Over the last eight years, he has been an executive officer of F.N.B. Corporation, a regional multi-bank holding company, in charge of community banking. In October 2002, he completed a 15 month assignment as Chief Financial Officer of Bay View Capital Corporation (NYSE: BVC). He is currently on the board of directors of F.N.B., Bay View and Jacksonville Bancorp. Mr. Rose is also a member of the Advisory Committee of Castle Creek Capital LLC.

Involvement in Certain Legal Proceedings

        Mr. Eggemeyer, Mr. Sherman, Mr. Waterfield and Mr. McKnight were all directors of UAC, and Mr. Eggemeyer was an executive officer of UAC, on October 31, 2002, when UAC filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, all as more fully described in “Our Business: White River Capital, Inc. and Union Acceptance Corporation–Union Acceptance Corporation–The Bankruptcy Case.”

Corporate Governance Profile

        We have structured White River’s corporate governance in a manner we believe closely aligns our interests with those of our shareholders. The corporate governance arrangements that we have enacted include the following:

o	White River's board of directors is not currently staggered; all of its directors are subject to re-election annually;
o	White River has opted out of the Indiana business combination and control share acquisition statutes;
o	White River does not have a shareholder rights plan that might make certain acquisitions of White River more difficult; and
o	Of the six persons who will serve on White River’s board of directors immediately after the completion of an acquisition of Coastal Credit, we anticipate that three will be independent within the meaning of Section 10A of the Securities Exchange Act of 1934.

Executive Compensation

        White River was organized on December 30, 2004 and, accordingly, does not have any executive compensation to report for periods prior to its organization.

        White River was organized to become the new parent company of UAC, which will continue its operations as an operating subsidiary of White River. In addition, White River expects to acquire Coastal Credit as an additional operating subsidiary of White River. The following tables set forth the compensation history of the current executive officers of UAC and the chief executive officer of Coastal Credit for 2004, the most recently completed full fiscal year for each.

Union Acceptance Corporation
Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation

John M. Eggemeyer, III	2004	$—[1]	$—	$25,000[1]
Chairman of the Board and Chief
Executive Officer

(1)	Mr. Eggemeyer is not an employee of UAC and does not receive any compensation from UAC by reason of his service as the Chief Executive Officer. Mr. Eggemeyer (and the other UAC board members) receives annual compensation of $25,000 for his service as a director. UAC compensates Castle Creek for certain administrative services. See “Certain Relationships and Related Party Transactions."

Coastal Credit, LLC Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	All Other Compensation

William E. McKnight,	2004	$240,000	$843,697	$---	$3,000[1]
President

(1)	Employer matching funds under Coastal Credit’s 401(k) plan.

Compensation of Directors

        The members of the White River board of directors, none of whom is employed by either White River or UAC, currently do not receive compensation for their services. Effective upon the closing of the share exchange and the subscription offering, each White River director will receive compensation of $20,000 in cash and $20,000 in restricted stock per year, payable quarterly for his services.

Employment and Change-in-Control Agreements

        No named executive officer has entered into an employment agreement, a termination agreement providing for compensation, or a change-in-control agreement with either White River or UAC.

        Coastal Credit entered into an Employment Agreement dated April 1, 1998, with William E. McKnight. The Employment Agreement has a two-year term with an automatic extension for a one-year period unless 90 days’ prior notice is given not to extend it. The Employment Agreement is currently subject to annual automatic renewal. Mr. McKnight is to serve as Coastal Credit’s President for annual compensation of $240,000, with an annual bonus based on goals determined by the managers by reference to the approved annual budget. Either party may terminate the agreement with or without cause or Good Reason. Under the Employment Agreement, “Good Reason” includes several factors, including (1) the removal of Mr. McKnight as Manager without cause, and (2) action of Coastal Credit that would require Mr. McKnight to move from his permanent place of residence.

        Under the Employment Agreement, Coastal Credit also agrees to indemnify Mr. McKnight for any losses suffered by virtue of certain company obligations he guaranteed. Mr. McKnight is subject to various confidentiality and non-compete covenants which will apply unless the company terminates him without cause or Mr. McKnight terminates his employment voluntarily for Good Reason. He is also subject to non-solicitation/no-hire provisions. These provisions will extend for two years after termination of Mr. McKnight’s employment and will prohibit solicitation of vehicle dealers who were clients within the prior 12-month period and solicitation of “contacts” or performance of similar activities for clients or contacts.

        Effective with the closing of the acquisition of Coastal Credit, White River plans to modify Mr. McKnight’s employment agreement to fix his cash compensation at a minimum annual salary of $300,000 with a bonus potential of up to $300,000 annually, based on a performance based formula. White River also plans to issue compensatory stock options to Mr. McKnight. These arrangements have not yet been finalized and will be determined by the board of directors following closing.

        White River has engaged Mr. Szumski on an interim basis as a consultant at the rate of $675/day. White River has also entered into a letter agreement with Mr. Szumski providing that, if he is terminated without cause (as defined) within twelve months after he is hired as a White River employee and relocates from the Chicago, Illinois area, he will be entitled to his base compensation for the remainder of such twelve-month period.

Equity Compensation Plan

        White River plans to adopt an incentive stock plan on customary terms and conditions for directors, officers and key employees. White River expects that the plan will provide for the issuance of qualified and non-qualified stock options, restricted stock, stock appreciation rights and other equity-based compensation. White River expects to reserve 250,000 shares of its common stock for issuance pursuant to the plan and to make 125,000 shares available for issuance to key employees of Coastal Credit.

Compensation Committee Interlocks and Insider Participation

        UAC’s board of directors did not have a compensation committee during 2004. The directors of UAC during 2004 were Messrs. Eggemeyer, Ruh, Sherman and Waterfield, and, until April 2004, Thomas M. West. Mr. Eggemeyer and Mr. Ruh were also executive officers of UAC. See “Certain Relationships and Related Party Transactions.”

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of UAC common stock as of April 5, 2005, and the beneficial ownership of White River’s common stock immediately after the share exchange and the subscription offering for:

o	each of UAC's and White River's directors and White River's director nominees,
o	each of UAC's and White River's executive officers,
o	all of UAC's and White River's directors, director nominees and executive officers as a group, and
o	each holder of five percent or more of UAC common stock.

        While White River expects directors, certain 5% or greater shareholders or their affiliates to participate in the subscription offering, White River has no commitments from any person to do so at this time. Accordingly, the two columns on the far right of the table below simply illustrate the percentage ownership each named person or group would have if:

o	such party does not participate in the offering; and
o	such party participates at a level pro rata based on his or her current percentage interest in UAC.

This illustration is not intended to predict or represent what investment decision such party will make with respect to the subscription offering.

        Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The Securities and Exchange Commission has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through the exercise of any option, warrant or right, the conversion of a security, the power to revoke a trust, discretionary account or similar arrangement, or the automatic termination of a trust, discretionary account or similar arrangement.

Name of Beneficial Owner	Number of Shares of UAC Common Stock Beneficially Owned as of June 8, 2005(1)	Percentage of UAC/White River Common Stock Before and After Share Exchange and Before Subscription Offering(2)	Anticipated Maximum Percentage of White River Common Stock After Share Exchange and Subscription Offering (No Participation)
Directors and Executive Officers:
John M. Eggemeyer, III [5]	4,931,558	15.9%	21.2%
Mark R. Ruh	7,500	*	*
Richard D. Waterfield [6,7]	6,127,050	19.8%	5.8%
Donald A. Sherman	974,539	3.1%	*

Director Nominees:
William E. McKnight	4,243	*	4.9%
John W. Rose	657	*	4.9%
All directors, director nominees	12,045,547	38.8%	37.2%
and executive officers as a group
(6 persons)	12,045,547

Other 5% Beneficial Owners:
Franklin Mutual Advisors, L.L.C	4,794,594	15.5%	19.5%
William J. Ruh[5]	4,846,558	15.6%	20.3%
Rhinehart Family Partnership, L.P.	1,748,097	5.6%	*

*	less than 1%
(1)	The number of shares of UAC common stock is shown. The number of shares of White River common stock after giving effect to the share exchange will be 1/100 of the number shown.
(2)	Based on 31,019,150 shares of UAC common stock outstanding as of June 8, 2005.
(3)	Provided to illustrate the effect of the anticipated maximum investment by these named shareholders based on non-binding expressions of interest. Actual percentages are likely to be lower based on anticipated participation by other shareholders.
(4)	Based on 3,810,191 shares of White River common stock outstanding after completion of the share exchange and the subscription offering.
(5)	Includes 4,806,558 shares of common stock held of record by various entities in which each of Mr. Eggemeyer and Mr. William Ruh is a partner or officer.
(6)	Includes 5,735,805 shares of common stock held in a limited liability company of which Mr. Waterfield is a member.
(7)	Includes 2,567 and 148,066 shares of common stock controlled by Frances W. (LeMay) Swanson and Richard D. Waterfield, respectively, which are held of record by Waterfield Foundation, Inc., of which Mr. Waterfield is an officer and director. Mr. Waterfield disclaims beneficial ownership of such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Castle Creek Relationships. John M. Eggemeyer, III, our Chairman and CEO, and Mark R. Ruh, our President and CFO, are both officers of Castle Creek Capital, L.L.C. Castle Creek manages private equity funds that have substantial investments in the stock of UAC and, accordingly, will hold substantial interests in White River. The aggregate percentage interest in White River that the Castle Creek funds will hold after the share exchange and the subscription offering would be 15.5% if the Castle Creek funds were to purchase their full Basic Subscription Amounts.

        Similarly, private equity funds managed by Castle Creek hold, directly or indirectly, approximately 51.5% of the interests in Coastal Credit that are being sold to White River pursuant to the purchase agreement.

        Castle Creek supervises UAC’s administration of the Plan of Reorganization. For these services, UAC compensates Castle Creek at a rate of $14,583 per month.

        Both Mr. Eggemeyer and Mr. Ruh serve on UAC’s and White River’s boards of directors. Because of the conflict of interest Mr. Eggemeyer and Mr. Ruh have in respect of the acquisition of Coastal Credit by virtue of their relationship with Castle Creek, the board determined to appoint a transaction committee, consisting of Mr. Waterfield and Mr. Sherman, to consider the acquisition of Coastal Credit on behalf of UAC and White River. At the direction of the transaction committee, UAC took various measures to minimize any effect of this conflict of interest, including seeking a fairness opinion from its financial advisor. Notwithstanding the measures directed toward ensuring that the terms of the purchase of Coastal Credit were independently evaluated and are fair to UAC, the transaction committee and the full board determined to submit the transaction and the purchase agreement to shareholders for formal approval and ratification. See “Meeting Proposal 2: The Acquisition of Coastal Credit–The Proposed Acquisition–Interests of UAC’s and White River’s Officers and Directors in the Acquisition.”

        Castle Creek Warrants. White River is proposing to issue to private equity funds managed by Castle Creek warrants to acquire 150,000 shares of White River common stock for $10.00 per share, with a term of three years and 90 days. The warrants would first become exercisable three years after issuance. The Castle Creek funds have advanced or agreed to advance approximately $1.9 million to White River to enable White River and UAC to pay the expenses incurred in connection with the transactions described in this proxy statement/prospectus and have agreed to bear certain additional fees and expenses that might become payable. In addition, Castle Creek has assisted White River and UAC in structuring, developing and implementing the transactions.

        Castle Creek, White River and UAC entered into a warrant issuance agreement in connection with White River’s authorization of the share exchange and subscription offering. In the agreement, Castle Creek agrees that it will advance certain transaction expenses on behalf of White River and UAC, to the extent required in connection with the development and completion of the proposed transactions, subject to reimbursement by White River from proceeds of the subscription offering.

        In consideration for these commitments and undertakings, the substantial efforts and assistance provided by Castle Creek with respect to the proposed transactions, and the risks borne by the Castle Creek funds due to the uncertainty in closing the transactions, the transaction committee of White River authorized the issuance of the proposed warrants to Castle Creek, subject to shareholder approval at the special meeting. See “Meeting Proposal 3: Ratification of Warrants to Be Issued to Castle Creek Funds.”

        In April 2005, to permit White River to engage the services of its proposed Chief Financial Officer, with approval of the transaction committee, the Castle Creek funds agreed to advance up to $120,000 in the aggregate under two promissory notes, each bearing 10% interest, to White River to pay for executive compensation and other operating expenses of White River that do not constitute transaction expenses required to be advanced in accordance with the warrant issuance agreement. The notes are due three days after the closing of the subscription offering. As of June 2, 2005, outstanding borrowings under the notes were $75,000.

        In June 2005, to allow White River to purchase UAC Restructured Subordinated and related Accrual Notes in the Creditor Buyout before June 30, 2005, with approval of the transaction committee, the Castle Creek funds agreed to advance up to $2.5 million to White River under two promissory notes, each bearing 10.75% interest. The advances will be secured by the UAC notes purchased with such advances and will be repaid upon closing of the subscription offering.

        UAC Lease with Shadeland Properties, L.P. UAC leases its corporate offices in Indianapolis, Indiana from Shadeland Properties, L.P., an entity controlled by Mr. Waterfield, the majority shareholder of and a director of UAC. The lease is a month-to-month lease, subject to termination at any time by UAC or Shadeland Properties, L.P. upon 90 days’ prior written notice. The lease provides for rent payments of $2,164.25 per month for 2,361 square feet.

        Coastal Credit Leases with McKnight Family Partnerships, L.P. Coastal Credit leases its corporate offices in Virginia Beach, Virginia and one of its branch offices in Jacksonville (Orange Park), Florida, from McKnight Family Partnerships, L.P., an entity controlled by Mr. McKnight, the President of Coastal Credit. The Virginia Beach lease has a three-year term, and provides for rent payments of $13,137 per month. The Virginia Beach lease will expire in September 2006. The Orange Park lease has a three-year term, and provides for rent payments of $9,010 per month. The Orange Park lease will expire in March 2007.

        Coastal Credit Aircraft Arrangement with McKnight. Coastal Credit and Mr. McKnight are parties to a letter agreement with respect to use of an aircraft owned by McKnight L.L.C., an entity controlled by Mr. McKnight. The aircraft is a Beechcraft King AirTM B200 twin engine turbo prop. The agreement provides that Coastal Credit will pay McKnight L.L.C. $14,000 per month to defray expenses associated with ownership of the aircraft in consideration for Mr. McKnight’s willingness to make the aircraft available for business use by key employees of Coastal Credit. Coastal Credit is required to pay additional amounts in any month in which its aircraft usage exceeds prescribed amounts. Six months prior written notice is required to withhold availability of the monthly payment or the plane. Payments by Coastal Credit to McKnight L.L.C. under this arrangement were $210,735 for the fiscal year ended December 31,2004, and $176,441 for the fiscal year ended December 31, 2003.

        Related Party Transaction Policy. It is the policy of the board of directors of White River that White River will not effect future transactions with an executive officer, director or 5% shareholder unless such transaction is on terms no less favorable to White River than could be obtained from an independent third party, as reasonably determined by the board of directors in view of the pertinent facts and circumstances.

DESCRIPTION OF THE CAPITAL STOCK OF WHITE RIVER

General

        White River’s authorized capital stock consists of 20,000,000 shares of common stock, no par value, and 3,000,000 shares of preferred stock. Upon the closing of the share exchange and the subscription offering, based on no shares outstanding as of June 8, 2005, assuming the issuance of 310,191 shares of common stock in the share exchange and 3,500,000 shares of common stock in the subscription offering, White River will have 3,810,191 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        Voting. Holders of common stock possess exclusive voting power in matters determined by a vote of White River’s shareholders, unless preferred stock is issued and voting rights are granted to the holders thereof. The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights.

        Distributions upon Shares. White River’s board of directors has authority to authorize and direct the payment of dividends and the making of other distributions in respect of the issued and outstanding shares of common stock, subject to the rights of the holders of any series of preferred stock. White River currently plans to retain earnings to promote growth and does not anticipate paying dividends in the near future.

        Rights upon Liquidation. If White River is liquidated or dissolved, the holders of the common stock would be entitled to receive (after payment or provision for payment of all of White River’s debts and liabilities) White River’s remaining net assets available for distribution, in cash or in kind. If preferred stock is issued, the holders thereof may have priority over the holders of common stock in the event of White River’s liquidation or dissolution.

        Other. Holders of common stock have no pre-emptive rights to acquire additional shares of common stock, have no conversion or redemption rights, and are not subject to further assessments by White River. Upon completion of the share exchange and the subscription offering, all of the then outstanding shares of common stock will be validly issued, fully paid and nonassessable.

Preferred Stock

        White River’s board of directors is authorized to issue any or all of the remaining authorized but unissued shares of White River’s preferred stock from time to time, without shareholder authorization, in one or more designated series. Any series so authorized will have such dividend, redemption, conversion and exchange provisions as may be provided for the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. While providing desirable flexibility in connection with possible acquisitions and other corporate purposes, issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, White River’s outstanding voting stock, and could make removal of White River’s present board of directors more difficult. White River has no present plans to issue shares of preferred stock.

Anti-takeover Provisions

        The following discussion is a general summary of the material provisions of White River’s Articles of Incorporation, White River’s Code of By-laws and certain provisions of the Indiana Business Corporation Law, as amended (the “IBCL”) that may be deemed to have an effect of delaying, deferring or preventing a change in control of White River. The following description of these provisions is general and is not complete. You should read the Articles of Incorporation and Code of By-laws and the relevant provisions of the IBCL in their entirety.

        Directors. Certain provisions of the Articles of Incorporation and Code of By-laws will impede changes in majority control of White River’s board of directors. Currently, White River’s board of directors is not classified. However, White River’s Articles of Incorporation provide that White River’s board of directors may adopt a resolution providing for the directors to serve in staggered three-year terms and that, commencing with the election of directors at the annual meeting next following the adoption of such a resolution, the board of directors would be divided into three classes. Also, White River’s By-laws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to White River’s board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

        Restrictions on Call of Special Meetings. The Articles of Incorporation provide that a special meeting of shareholders may be called only by the Chairman of White River’s board of directors or pursuant to a resolution adopted by a majority of the total number of White River’s directors. Shareholders are not authorized to call a special meeting.

        Authorization of Preferred Stock. White River’s board of directors is authorized, without shareholder approval, to issue preferred stock in series and to fix and state the voting rights and powers, designation, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, the issuance of shares of preferred stock could decrease the voting power of holders of common stock or could have the effect of deterring or delaying an attempt to obtain control of White River.

        Transfer and Ownership Restrictions. White River’s Articles of Incorporation include transfer restrictions that apply to transfers of White River’s common stock and any other instrument that would be treated as “stock,” as determined under applicable Treasury Regulations. These transfer restrictions will generally prohibit any conveyance, from one person to another, by any means, of legal or beneficial ownership, directly or indirectly, of any class of White River stock to the extent the transfer –

o	would give rise to a “prohibited ownership percentage,” which is defined by reference to complex federal tax laws and regulations, but generally means any direct or indirect ownership that would cause any person, including a “public group,” as defined in the NOL carryforward limitations, to be considered a 5-percent shareholder of White River. By way of example, if shareholder A owns 4% of White River’s outstanding shares of common stock, and shareholder B attempted to sell 2% of White River’s outstanding shares to shareholder A, the transfer restrictions would prohibit the sale of approximately 1.1% of the shares out of the 2% attempted to be sold;
o	would increase the ownership percentage of any person, including a public group that is already a 5-percent shareholder of White River. Therefore, no shareholder will be permitted to sell any shares to 5-percent holders or their affiliates without board approval; or
o	would create a new “public group” of White River. For example, the transfer of stock by an existing 5-percent shareholder to the public would be deemed to result in the creation of a separate, segregated “public group” that would be a new 5-percent shareholder.

        The White River board of directors has the power, in certain circumstances, to approve an otherwise prohibited transfer or to waive the transfer restrictions, and also has certain enforcement powers to ensure that a prohibited transfer does not occur and is not recognized.

        Although the purpose of the transfer restrictions is to help preserve the tax benefits of the NOLs, rather than to have an anti-takeover effect, these transfer restrictions may impede the attempt of a person or entity to acquire a significant or controlling interest in White River, may render it more difficult to effect a merger or similar transaction, even if such a transaction is favored by a majority of the independent shareholders of White River, and may serve to entrench management.

        The transfer restrictions are detailed and rely on application of complex federal tax laws and regulations. For a more comprehensive explanation of the transfer restrictions, see “Preservation of Net Operating Loss Carryforwards –Summary of Transfer Restrictions and Related Provisions.” You should also read Article 10 of the Articles at Annex E in its entirety as this summary is not complete.

        Shareholder Ownership Disclosure Procedures. White River’s Articles of Incorporation and Code of By-laws contain certain shareholder disclosure and ownership procedures that have the following purposes: to preserve important characteristics of White River for federal income tax purposes and, in particular, the NOLs; to protect White River and its shareholders against undisclosed efforts to assume or influence control of White River, its operations and policies; and to facilitate communication among White River and its shareholders. The disclosure and ownership procedures apply to all holders and beneficial owners of White River’s outstanding shares of common stock. “Beneficial owner” generally refers to a person to whom the economic value of the shares of common stock ultimately inures and who has the power directly or indirectly to dispose of the shares of common stock.

        In general, from the date shares of common stock are first issued by White River until December 31, 2015, ownership disclosures are required as follows:

o	every beneficial owner of more than 4.5% of the outstanding shares of common stock within thirty (30) days after the end of each fiscal quarter, shall give written notice to White River stating the name and address of such owner, the number of shares beneficially owned and a description of the manner in which such shares are held. In addition, each such beneficial owner must provide additional ownership information reasonably requested by White River in order to determine the effect, if any, of such beneficial ownership on White River’s federal income tax characteristics (including ownership changes that have occurred or may occur for purposes of Section 382 of the Code), or on control of White River’s outstanding shares,or to ensure compliance with the Code of By-laws; and
o	each person who is a beneficial owner of shares and, to the extent permitted by law, each person (including the shareholder of record) holding shares for a beneficial owner or as nominee must provide or confirm to White River such information relating to a beneficial owner’s present and past beneficial ownership of shares or changes in that ownership to the extent the information is in the person’s possession or can be acquired without unreasonable expense. White River may request this information, in good faith, in order to determine the effect, if any, on White River’s federal income tax characteristics (including ownership changes that have occurred or may occur for purposes of Section 382 of the Code), or on control of White River’s outstanding shares, or to determine compliance with requirements of any taxing authority or governmental authority, or to determine compliance with White River’s Code of By-laws.

        To ensure compliance with the disclosure procedures, White River is authorized to impose sanctions on the non-compliant beneficial owner, including the right to withhold payment of any dividends or distributions, the right to disregard the affirmative vote on any action by shareholders on any matter, whether at a meeting or by written consent, purported to be cast in respect of shares of the non-compliant beneficial owner (unless such vote is cast in a manner consistent with a recommendation of the board of directors in respect of such matter), and the right to compel a remedial transfer or disposition of the non-compliant beneficial owner’s shares.

        Although the purpose of these disclosure procedures is to help preserve the tax benefits of the NOLs, rather than to have an anti-takeover effect, these procedures may impede the attempt of a person or entity to acquire a significant or controlling interest in White River, may render it more difficult to effect a merger or similar transaction, even if such a transaction is favored by a majority of the independent shareholders of White River, and may serve to entrench management.

        For a more comprehensive explanation of the shareholder disclosure and ownership procedures, see “Preservation of Net Operating Loss Carryforwards–Summary of Shareholder Disclosure and Ownership

Procedures.” You should also read Article III, Section 14 of the Code of By-laws at Annex F in its entirety as this summary is not complete.

        Amendments to Articles. Generally, amendments to the Articles of Incorporation must be approved by a majority vote of White River’s board of directors and also by a majority of White River’s outstanding voting shares. However, to amend certain provisions of the Articles of Incorporation, including those pertaining to White River’s directors, approval by at least 80% of the outstanding voting shares is required.

        Provisions of Indiana Law. The IBCL requires each White River director to discharge his or her duties based on the facts then known to him or her, in good faith, with the care an ordinary, prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation. No director is liable for any action taken as a director, or any failure to take any action, unless the director has breached or failed to perform the duties of the director’s office in compliance with the foregoing standard, and the breach or failure to perform constitutes willful misconduct or recklessness.

        In determining how to discharge their duties in a manner reasonably believed to be in the best interests of the corporation, directors are authorized by the IBCL to consider the effects of any action on the shareholders, employees, suppliers, and customers of the corporation, and on the communities in which offices or other facilities of the corporation are located. The directors may also consider any other factors they consider pertinent. The Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if they determine in good faith that such approval is not in the best interests of the corporation. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control would not apply.

        Chapter 42, the Control Share Acquisitions Chapter, and Chapter 43, the Business Combinations Chapter, of the IBCL currently do not apply to White River. However, if they were to become applicable, they could affect the acquisition of shares of White River’s common stock or the acquisition of control over White River. Indiana companies may elect to opt out of the Control Share Acquisitions Chapter and the Business Combinations Chapter. White River’s Articles currently provide that these statutes do not apply to White River. However, White River could elect to have these statutes apply if the board of directors and shareholders amended the Articles. The Business Combinations Chapter prohibits certain business combinations between a corporation having more than 100 shareholders and any shareholder beneficially owning 10% or more of the voting power of the outstanding voting shares for five years following the date on which the shareholder obtained 10% beneficial voting ownership, unless the business combination was approved prior to that date by the board of directors. If prior approval is not obtained, a number of price and procedural requirements must be met before the business combination may be completed. The Business Combinations Statute does not apply to business combinations between a corporation and any shareholder who obtains 10% beneficial voting ownership before such corporation has a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Exchange Act.

        The Control Share Acquisitions Chapter contains provisions designed to protect minority shareholders in the event that a person makes a tender offer for or otherwise acquires shares giving the acquiror more than certain levels of ownership (20%, 33 ?% and 50%) of the outstanding voting securities of an Indiana corporation having 100 or more shareholders. Under the Control Share Acquisitions Chapter, if an acquiror purchases such shares of a corporation that is subject to the Control Share Acquisitions Chapter, then the acquiror cannot vote such shares until each class or series of shares entitled to vote separately on the proposal approves the rights of the acquiror to vote the shares in excess of each level of ownership by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror).

        The foregoing provisions of the Articles, the By-laws and the IBCL could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, White River.

OTC Pink Sheets

        As a result of the share exchange, White River expects that its common stock will be traded over-the-counter and reported on the Pink Sheets. At the time of completion of the subscription offering, White River expects to register its common stock under the Securities Act of 1934. At that time, White River common stock should be eligible for trading on the OTC Bulletin Board. However, White River’s common stock may not, in fact, begin trading on the OTC Bulletin Board. Depending on the performance of Coastal Credit and of White River common stock, White River’s objective is to apply to list the shares of White River common stock on the Nasdaq SmallCap Market. However, the White River common stock may not be able to satisfy the listing criteria of Nasdaq or of any other stock exchange. White River cannot predict when or whether White River shares may be listed for traded on any system or exchange.

COMPARISON OF RIGHTS OF UAC SHAREHOLDERS AND WHITE RIVER SHAREHOLDERS

        The Articles of Incorporation and the Code of By-laws of White River were created to mirror the provisions of the Articles of Incorporation and the Code of By-laws of UAC in most respects, with a few differences, some of them significant, as described in this proxy statement/prospectus.

Key Similarities

        A shareholder of either UAC or White River will be entitled to the following basic privileges and conditions of share ownership:

o	shares will be in a single class of common stock, without par value

o	a shareholder will be entitled to cast one vote for each share of common stock standing in that shareholder’s name on the books of the corporation, on each matter voted on at a shareholder meeting

170

o	upon liquidation, dissolution or winding up of the corporation, holders will be entitled to share ratably with other holders of common stock in the net assets remaining after payment or provision for payment of the liabilities of the corporation

o	no shareholder has pre-emptive rights to subscribe to or purchase securities of the corporation or the right to cumulative voting in the election of directors

o	the relative rights and privileges as a holder of common stock can be impacted by an exercise of the board of directors’ authority to determine and state the designations and the relative preferences, limitations, voting rights and other rights of the authorized shares of preferred stock of the corporation

o	a vote of at least 80% of the outstanding voting power of the corporation will be necessary to amend or alter the provisions of the Articles governing the board of directors and director elections

o	shareholders must observe and comply with beneficial ownership disclosures (i) by acting affirmatively and giving notice containing certain information about the ownership of the shares when a person is the beneficial owner of more than 4.5% of the outstanding shares; and (ii) by responding to good faith requests for ownership information from the corporation, in both such cases, so the corporation can determine the corporation’s federal income tax characteristics (including ownership changes that have occurred or may occur for purposes of Section 382 of the Internal Revenue Code) or other corporate compliance matters. See “Preservation of Net Operating Loss Carryforwards–Summary of Transfer Restrictions and Related Provisions–Disclosure Procedures.”

Key Differences

        UAC has 140,000,000 authorized shares, without par value, divided into 10,000,000 shares of preferred stock and 130,000,000 shares of common stock. White River, on the other hand, has 23,000,000 authorized shares, without par value, divided into 3,000,000 shares of preferred stock and 20,000,000 shares of common stock.

        Shareholders of White River will be subject to certain different requirements under the White River Articles of Incorporation and Code of By-laws from those governing shareholders under the UAC Articles of Incorporation and Code of By-laws, including the following:

o	UAC’s Ownership Notice and Accumulation Limit. Pursuant to a recently adopted by-law provision, a copy of which appears in this proxy statement/prospectus at Annex G, UAC shareholders are subject to a notice requirement whenever a beneficial owner’s new acquisition of shares causes his or her ownership to exceed the greater of (i) 4.5% of the issued and outstanding shares of common stock; and (ii) the lowest percentage of beneficial ownership held by such beneficial owner on or after the date of UAC’s public announcement of the by-law requirement. Also, a beneficial owner that acquires outstanding shares and after the acquisition the owner’s aggregate holdings exceed 5% of the issued and outstanding shares of UAC must comply with certain mandatory disposition procedures. The information provided to UAC and the accumulation limit are steps UAC has taken to help prevent the kind of ownership shifts that can deprive the corporation and members of a consolidated group of the tax benefits of the NOLs. See “Preservation of Net Operating Loss Carryforwards.” For a more complete understanding of the UAC provisions, please read Annex G in its entirety.

o	White River’s Transfer and Ownership Restrictions.The White River Articles of Incorporation contain an Article addressing transfer and ownership restrictions. While the transfer restriction is similar in effect and provides for similar remedial measures to UAC’s by-law limiting share accumulation, it applies to transferors as well as transferees and is contained in White River’s Articles of Incorporation instead of its by-laws. The UAC Articles of Incorporation do not contain these transfer restrictions. These provisions are complex and detailed, but in general, they operate to provide White River with certain information and control over the creation of new 5% shareholders by acquisition or transfer. The provisions were adopted as the primary measure to ensure that White River and its consolidated group can avail themselves of the benefits of UAC’s substantial NOLs by avoiding a prohibited ownership shift. For a more complete understanding of the transfer and ownership restrictions, please refer to the more detailed discussion presented in the “Preservation of Net Operating Loss Carryforwards–Summary of Transfer Restrictions and Related Provisions–

Disclosure Procedures” and read Article 10 of the White River Articles of Incorporation, appearing at Annex E, in its entirety.

o	White River’s Opt-Out Provisions. As allowed by the Indiana Business Corporation Law, White River has made the Business Combinations Chapter and the Control Share Acquisitions Chapter of that law inapplicable to White River. The Business Combinations Chapter generally prohibits business combinations between a corporation having more than 100 shareholders and any shareholder beneficially owning 10% or more of the voting power of the outstanding voting shares for five years following the date on which the shareholder obtained 10% beneficial voting ownership, unless the business combination was approved prior to that date by the board of directors. The Control Share Acquisitions Chapter contains provisions designed to protect minority shareholders in the event that a person makes a tender offer for or otherwise acquires shares giving the acquiror more than certain levels of ownership of the outstanding voting securities of an Indiana corporation having 100 or more shareholders.

DILUTION

The Subscription Offering

        The UAC shareholders who become White River shareholders by virtue of the share exchange will experience substantial dilution of their percentage of equity ownership interest and voting power in White River if they do not subscribe to purchase their full Basic Subscription Amount. Even if these shareholders subscribe for their Basic Subscription Amounts in full, they will nevertheless still experience some dilution in their voting rights and in their proportional interest in future net earnings to the extent of any purchase of White River common stock by Standby Purchasers entitled to priority allocations to satisfy their minimum subscription rights. Also, to the extent shares of White River common stock remain available for oversubscriptions, a shareholder not participating in the oversubscription will be diluted by those shareholders electing to participate in the oversubscription.

Future Activities

        In addition, it is possible that it may be necessary or appropriate for White River to seek to raise additional equity capital in the future and shares of White River common stock may be offered for sale in the future. In that event, the relative voting power and equity interests of persons purchasing the White River common stock in this subscription offering could be reduced. No assurance can be given that such future sale will not occur, and, if it did, at what price or other terms.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
AND
DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION

        Under provisions of White River’s and UAC’s Articles of Incorporation, any person made a party to any lawsuit by reason of being a director or officer of the company, or of any parent or subsidiary thereof, may be indemnified by the company to the full extent authorized by the IBCL.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling White River pursuant to the foregoing provisions, White River has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

LEGAL MATTERS

        The validity of the White River common stock to be issued in the share exchange and the subscription offering has been passed upon for White River by Barnes & Thornburg LLP, Indianapolis, Indiana.

EXPERTS

        The financial statement of White River Capital, Inc. as of December 31, 2004, and the consolidated financial statements of Union Acceptance Corporation and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (which report related to Union Acceptance Corporation and subsidiaries expresses an unqualified opinion and includes explanatory paragraphs referring to Union Acceptance Corporation’s emergence from bankruptcy and a going concern uncertainty), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Coastal Credit, LLC as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included herein in reliance upon the report of KPMG LLP, independent public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2003 and 2002 financial statements refers to a restatement for those years.

        The discussions included under the heading “Meeting Proposal 1: The Share Exchange–Preservation of Net Operating Loss Carryforwards” were prepared for Union Acceptance Corporation by KPMG LLP, independent public accounting firm, and have been included herein upon the authority of said firm as experts in tax matters.

WHERE YOU CAN FIND MORE INFORMATION

        White River Capital, Inc. filed with the Securities and Exchange Commission a registration statement on Form S-4 and Form S-1 under the Securities Act of 1933 with respect to the White River common stock offered by this proxy statement/prospectus in the share exchange and the subscription offering. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules relating to the registration statement. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the Securities and Exchange Commission at (202) 551-8090 for further information on the public reference room. White River’s filings with the Securities and Exchange Commission are also available to the public from the Securities and Exchange Commission’s web site at http://www.sec.gov.

FINANCIAL STATEMENT INDEX

Union Acceptance
Corporation and
Subsidiaries

Consolidated Financial Statements
as of December 31, 2004 and 2003
and for Each of the Three Years in
the Period Ended December 31, 2004
and Report of Independent Registered
Public Accounting Firm

[Deloitte & Touche LLP Letterhead]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Union Acceptance Corporation
Indianapolis, Indiana

We have audited the accompanying consolidated balance sheets of Union Acceptance Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Union Acceptance Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, on August 8, 2003, the Bankruptcy Court for the Southern District of Indiana entered an order confirming the plan of reorganization which became effective on September 8, 2003. Under the plan of reorganization, the Company is required to comply with certain terms and conditions as more fully described in Notes 1, 2 and 8.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the performance of the receivables underlying the Company’s beneficial interest in master trust and shareholders’ deficit raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Notes 1 and 15. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
March 3, 2005
(March 9, 2005 as to Note 15)

UNION ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003
(Dollars in thousands)

ASSETS	2004	2003
CASH AND CASH EQUIVALENTS	$ 3,745	$ 8,661
RESTRICTED CASH	23,530	17,664
FINANCE RECEIVABLES--Net	115,165	93,089
BENEFICIAL INTEREST IN MASTER TRUST	3,677	4,619
OTHER ASSETS	4,179	6,060
TOTAL	$ 150,296	$ 130,093
LIABILITIES AND SHAREHOLDERS' DEFICIT
LIABILITIES:
Collateralized financings	$ 132,257	$ 102,234
Accrued interest payable	7,100	2,052
Amounts due to master trust	6,640	8,672
Creditor notes payable	11,445	17,087
Other payables and accrued expenses	1,156	3,031
Total liabilities	158,598	133,076
SHAREHOLDERS' DEFICIT:
Preferred stock, without par value--authorized 10,000,000 shares;
none issued and outstanding
Common stock, without par value--authorized 130,000,000 shares;
31,019,150 shares issued and outstanding	145,900	145,900
Accumulated other comprehensive income	1,943	-
Accumulated deficit	(156,145)	(148,883)
Total shareholders' deficit	(8,302)	(2,983)
TOTAL	$ 150,296	$ 130,093

See notes to consolidated financial statements.

UNION ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in thousands, except per share amounts)

	2004	2003	2002
INTEREST:
Interest on receivables	$ 12,985	$ 9,799	$ 34,782
Accretion and other interest	1,028	5,917	19,922
Total interest income	14,013	15,716	54,704
Interest expense	(13,108)	(15,171)	(20,555)
Net interest margin	905	545	34,149
Provision for estimated credit losses	(11,025)	(874)	(6,725)
Net interest margin after provision for estimated credit losses	(10,120)	(329)	27,424
OTHER REVENUES:
Servicing fee income	-	5,355	24,388
Gain on sale of servicing platform and equipment--net	-	6,582	-
Late charges and other fees	-	2,438	8,818
Credit (charge) to master trust--net	4,485	(178)	-
Gain on fair valuation of creditor liabilities	-	51,604	-
Other income	2,934	1,198	-
Total other revenues	7,419	66,999	33,206
OTHER EXPENSES:
Salaries and benefits	434	4,260	25,409
Operating expenses	1,126	7,768	23,429
Third party servicing expense	2,344	637	-
Impairment of retained interest/beneficial interest in master trust	-	39,154	173,009
Valuation loss on receivables held for sale, net	-	280	9,374
Realized loss on interest rate derivatives	-	-	17,588
Bankruptcy costs	657	8,897	2,001
Total other expenses	4,561	60,996	250,810
INCOME (LOSS) BEFORE INCOME TAX BENEFIT	(7,262)	5,674	(190,180)
INCOME TAX BENEFIT	-	-	8,426
INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS	(7,262)	5,674	(181,754)
LOSS FROM DISCONTINUED OPERATIONS	-	-	(1,679)
NET INCOME (LOSS)	$ (7,262)	$ 5,674	$ (183,433)
NET INCOME (LOSS) PER COMMON SHARE BEFORE
DISCONTINUED OPERATIONS (BASIC AND DILUTED)	$ (0.23)	$ 0.18	$ (5.87)
DISCONTINUED OPERATIONS (BASIC AND DILUTED)	-	-	(0.05)
NET INCOME (LOSS) PER COMMON SHARE (BASIC AND DILUTED)	$ (0.23)	$ 0.18	$ (5.92)
BASIC AND DILUTED WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING	31,019,150	31,019,150	30,986,872

See notes to consolidated financial statements.

UNION ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in thousands, except per share amounts)

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (7,262)	$ 5,674	$(183,433)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Accretion of discount	(756)	(4,630)	(19,150)
Provision for estimated credit losses	11,025	874	6,725
Valuation loss on receivables held for sale--net	-	281	9,374
Loss on discontinued operations	-	-	1,282
Gain on sale of servicing platform and equipment--net	-	(6,582)	-
Amortization and depreciation	28	1,967	5,944
Amortization of discount and accrued interest on creditor notes payable	7,793	5,200	-
Impairment of retained interest/beneficial interest in master trust	-	39,154	173,009
Gain on fair valuation of creditor liabilities	-	(51,604)	-
Changes in assets and liabilities:
Restricted cash	(5,866)	(10,644)	(2,370)
Purchases of receivables held for sale	-	-	(703,696)
Principal and recovery collections on receivables held for sale--net of	-	-	-
securitized receivables repurchased	-	24,716	61,814
Net dealer premiums paid on receivables held for sale	-	-	(14,276)
Proceeds from securitization of receivables held for sale and whole loan sales	-	278,190	497,942
Other assets and accrued interest receivable	2,725	8,582	9,306
Refundable and deferred income taxes	-	23,470	(14,269)
Amounts due to trusts	(2,032)	(6,939)	(2,999)
Increase in interest payable on prepetition liabilities	-	8,070	-
Other payables and accrued expenses	(1,706)	(18,743)	13,813
Net cash provided by (used in) operating activities	3,949	297,036	(160,984)
CASH FLOWS FROM INVESTING ACTIVITIES:
Collections on retained interest/beneficial interest in master trust	3,641	-	19,386
Purchase of finance receivables	(138,935)	(119,420)	-
Principal collections and recoveries on finance receivables	104,974	24,698	-
Changes in spread accounts	-	-	783
Proceeds from sale of car dealership	-	-	3,500
Proceeds from sale of servicing platform and equipment	-	8,111	-
Capital expenditures	(11)	(51)	(756)
Net cash (used in) provided by investing activities	(30,331)	(86,662)	22,913
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payment on term debt	-	-	(43,667)
Proceeds from collateralized financings	136,671	120,327	-
Principal payments on collateralized financings	(106,648)	(18,093)	-
Principal payments on creditor notes payable	(8,557)	(45,915)	-
Stock options exercised	-	-	421
Proceeds from issuance of term debt	-	-	11,000
Net change in warehouse credit facility	-	(294,780)	194,480
Payment of borrowing fees	-	-	(1,659)
Net cash provided by (used in) financing activities	21,466	(238,461)	160,575
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,916)	(28,087)	22,504

CASH AND CASH EQUIVALENTS--Beginning of year	8,661	36,748	14,244
CASH AND CASH EQUIVALENTS--End of year	$ 3,745	$ 8,661	$ 36,748
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax refund	$ 83	$ 22,906	$ 2,331
Interest paid	$ 4,906	$ 4,268	$ 17,446
Interest payable exchanged for creditor notes payable	$ -	$ 8,070	$ -

See notes to consolidated financial statements.

UNION ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in thousands, except per share data)

	Number of Common Stock Shares Outstanding	Common Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Shareholders' Equity (Deficit)

BALANCE--January 1, 2002	30,926,606	$ 145,374	$ 450	$ 28,876	$ 174,700

Comprehensive loss:
Net loss				(183,433	(183,433)
Net unrealized loss on retained
interest in securitized assets--
net of income taxes			(2,483)		(2,483)

Total comprehensive loss					(185,916)

Issuance of common stock

Grants of common stock	14,931	105			105

Stock options exercised	77,613	421			421

BALANCE--December 31, 2002	31,019,150	145,900	(2,033)	(154,557)	(10,690)

Comprehensive loss:
Net income				5,674	5,674
Net unrealized loss on retained
interest in securitized assets--
net of income taxes			2,033		2,033

Total comprehensive income					7,707

BALANCE--December 31, 2003	31,019,150	145,900	--	(148,883)	(2,983)

Comprehensive loss:
Net loss				(7,262)	(7,262)
Net unrealized gain on beneficial
interest in master trust			1,943		1,943

Total comprehensive loss					(5,319)

BALANCE--December 31, 2004	31,019,150	$ 145,900	$ 1,943	$(156,145)	$ (8,302)

See notes to consolidated financial statements.

UNION ACCEPTANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

1.     CHAPTER 11 BANKRUPTCY HISTORY AND CONFIRMED PLAN OF REORGANIZATION

Union Acceptance Corporation (“UAC”), an Indiana corporation, and its subsidiaries (collectively, the “Company”) have historically been engaged primarily in the business of acquiring, securitizing and servicing retail automobile installment sales contracts originated by dealerships.

The Company has historically operated as a specialized finance company, engaged in (1) acquiring receivables in the form of retail installment sales contracts and installment loan agreements for the purchase of automobiles primarily from automobile dealerships and used car superstores (the “Receivables Acquisitions”) and (2) the servicing of such receivables by collecting payments due, remitting those payments to appropriate entities and collecting delinquent and defaulted accounts (“Servicing”).

On October 31, 2002, Union Acceptance Corporation filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division (the “Court”). This proceeding did not include UAC’s wholly owned subsidiaries. On November 7, 2002, the Company announced it would discontinue receivable acquisitions because it was not able to establish timely arrangements for further acquisition funding. The Company continued to manage its business as a debtor-in-possession as it prepared for reorganization under bankruptcy law.

On January 14, 2003, the Company implemented, with the Court’s approval, an Employee Retention Plan (“ERP”). This plan covered all remaining full time employees. Under the provisions of the ERP, the Company was authorized to compensate all full time employees based on respective classifications of job importance.

On March 19, 2003, the Company made the requisite filings with the SEC to deregister its securities under the Securities Exchange Act of 1934. The Company is no longer obligated to file periodic reports under such Act.

In March and April 2003, the Company sold, with the Court’s approval, the majority of its receivables held for sale. The principal payments received and proceeds from these sales of receivables were utilized to extinguish the outstanding amounts of the credit facilities and related derivative liability that was approximately $14.3 million as of December 31, 2002.

Effective April 17, 2003, the Company, with the Court’s approval, sold its servicing platform and related assets to Systems & Services Technologies, Inc. (“SST”), a subsidiary of J.P. Morgan Chase & Co. for approximately $8.1 million, which resulted in a net gain of approximately $6.6 million. SST retained substantially all of the Company’s remaining employees and continued operations at the Company’s existing facility in Indianapolis through May 28, 2004.

In connection with the sale of the servicing platform and related assets to SST, the Company and its subsidiaries entered into various amendments to the trust and servicing agreements, indentures and various other agreements related to the Company’s outstanding securitizations. In addition, the

F-8

Company entered into an agreement with the surety provider to establish a Master Trust Account and to effectively cross collateralize the outstanding securitizations (“Master Trust Agreement”). These agreements generally provided for the following:

o	UAC resigned, and SST was appointed, as servicer, and standards for SST's performance and provisions for SST's compensation were established

o	UAC was released from performance trigger obligations related to the securitizations, including the release of claims against UAC by the securitization trusts and MBIA

o	A Master Trust Account was created pursuant to the Master Trust Agreement. The Master Trust Account serves effectively to cross-collateralize the securitization trusts, as more specifically described below (“Master Trust Account”). The residual cash flows from the securitizations are to be paid through the Master Trust Account

o	Funds in excess of the cash collateral requirements of specific securitizations are remitted to the Master Trust Account

o	Funds in a particular securitization’s spread account in excess of the amount required for the immediately following distribution date may be drawn by the master trustee to the Master Trust Account to make distributions to other securitization trusts or otherwise as provided in the Master Trust Agreement

o	Amounts held in the Master Trust Account are available to pay certain fees and expenses of the servicer, the securitization trustees, MBIA, the master trustee, and to make distributions to securitization trusts to meet cash distribution obligations of those trusts to security holders of a securitization trust, to the extent cash otherwise available to that trust is insufficient for such purpose

o	Cash deposited to the Master Trust Account, to the extent not used for the foregoing purposes, will accumulate and, to the extent it exceeds prescribed levels, will be available for distribution to the Company (for the benefit of holders of Allowed Claims in the Bankruptcy Case).

With the establishment of the Master Trust Agreement in 2003, all excess cash from securitizations are required to be deposited in the Master Trust Account. Once prescribed cash reserve levels are met, cash will be released to the Company from the Master Trust Account. This future cash flow is reported as Beneficial Interest in Master Trust. Based upon this agreement, the Company’s retained interest was exchanged for the Beneficial Interest in Master Trust.

The Company filed its original Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code on June 5, 2003. After additional modification and negotiations with the creditors of the Company, the Second Amended Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the “Plan”) was filed and confirmed by the Court on August 8, 2003. The Plan became effective and was consummated by the Company on September 8, 2003 along with the first distribution to creditors.

The Plan has facilitated the distribution of proceeds to holders of the Company’s pre-petition claims allowed by the Court (“Allowed Claims”). The Plan does this by providing for payments on an approximate quarterly basis to the Company’s creditors (the “Creditors”) from cash on hand or cash equivalents, realized tax refunds, repayment of servicer advances under the Master Trust Agreement, refunds from dealer premium rebates, payments received in connection with the Beneficial Interest in

F-9

Master Trust and other miscellaneous sources, net of amounts set aside for future disputes and operating purposes (the “Net Estate Proceeds”). The Plan also provides that the Company continue its operations, collect on the Beneficial Interest in Master Trust, and preserve the value of the net operating loss carryforwards for the benefit of the Company’s shareholders (the “Equity Interests”).

The Net Estate Proceeds available to the Creditors exclude assets that are not within the definition above. In particular Net Estate Proceeds available to the Creditors do not include: (a) potential tax benefits of net operating loss carryforwards (“NOLs”) and (b) any amounts received by the Company after emergence in connection with any new investments made by Equity Interests, any new permitted indebtedness, and any value created thereby (collectively, the “Excluded Assets”). The Plan provides that these amounts will accrue only to the Equity Interests, will be maintained in separate accounts (i.e., not commingled with funds designated as Net Estate Proceeds), and will not be used to make distributions to the Creditors unless otherwise agreed by the Company and approved by a majority in voting power of the holders of the Equity Interests.

Under SOP 90-7, paragraph 41 specifies that entities emerging from Chapter 11 (that do not meet the criteria to qualify for fresh-start accounting) should state liabilities at the “present value of amounts to be paid, determined at appropriate current interest rates.” Based on this present value calculation, the Company recognized the gain on fair valuation of creditor liabilities. In addition, the Company will accrete the fair value to the face value of the creditor notes over their estimated life.

Costs related to the reorganization under the provisions of Chapter 11 protection are reported in the Consolidated Statement of Operations separately as Bankruptcy Costs in accordance with SOP 90-7. Approximately $0.7 million, $8.9 million and $2.0 million of professional fees and other expenses have been classified as Bankruptcy Costs for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company’s consolidated financial statements have been prepared on a “going concern” basis in accordance with accounting principles generally accepted in the United States of America. The “going concern” basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. Because of the performance of the portfolio following the confirmation of the Plan, the Company’s ability to continue as a “going concern” is subject to substantial doubt and is dependent upon, among other things, the Company’s ability to generate sufficient cash flows from operations to meet its obligations and the receipt of additional capital to commence normal business operations. There can be no assurances that this can be accomplished and because of the performance of the portfolio, the carrying values of its assets and liabilities have been significantly reduced.

Management recognizes that the Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flows to allow the Company to satisfy its obligations. Management’s plan to generate sufficient cash flows includes raising additional debt or equity capital and the acquisition of a profitable business as further discussed in Note 15.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation—The 2002 consolidated financial statements include the accounts of UAC, as a debtor-in-possession, and its wholly owned subsidiaries as follows:
o	Circle City Car Company
o	Performance Securitization Corporation
o	UAC Finance Corporation

F-10
o	UAC Securitization Corporation
o	UAFC Corporation (formerly known as Union Acceptance Funding Corporation)
o	UAFC-1 Corporation
o	UAFC-2 Corporation
o	Union Acceptance Funding Corporation
o	Union Acceptance Receivables Corporation
o	Union Acceptance Insurance Services
o	Union Acceptance Funding Facility.

The 2004 and 2003 consolidated financial statements include the accounts of UAC and its wholly owned subsidiaries:

o	UAC Securitization Corporation
o	UAC-1, LLC
o	UAC-2, LLC.

UAC-1, LLC and UAC-2, LLC were created as new subsidiaries of UAC to consolidate the various unnecessary UAC subsidiaries while preserving the net operating losses of these unnecessary subsidiaries for the benefit of the Company’s shareholders.

On June 30, 2003, the following former subsidiaries were merged into UAC-1, LLC:

o	Circle City Car Company
o	Union Acceptance Insurance Services
o	UAC Finance Corporation
o	Union Acceptance Funding Corporation.

On June 30, 2003, the following subsidiaries were merged into UAC-2, LLC:

o	UAFC Corporation
o	UAFC-1 Corporation
o	UAFC-2 Corporation
o	Union Acceptance Receivables Corporation
o	Union Acceptance Funding Facility.

Also on October 31, 2004, Performance Securitization Corporation was merged into UAC-2, LLC.

All significant inter-company balances and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and with the general practices of those in the consumer finance industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the valuation of the Beneficial Interest in Master Trust, the valuation of post-emergence creditor liabilities, the valuation for receivables held for sale, net, and the allowance for credit losses.

Cash and Cash Equivalents—The Company considers all investments with maturity of three months or less when purchased to be cash equivalents.

F-11

Restricted Cash—Restricted cash consists of funds held in reserve accounts in compliance with the terms of the collateralized financing agreements.

Finance Receivables—net—The Company has repurchased receivables from outstanding securitizations and is using these receivables as collateral for new securitization debt that is recorded on the Company’s balance sheet as collateralized financings. The receivables are carried at their principal amount plus interest receivable, less an allowance for credit losses.

Retained Interest/Beneficial Interest in Master Trust—The Company acquired receivables with the intention of reselling them through securitizations prior to November 7, 2002. In the securitization transactions, the Company sold a portfolio of receivables to a wholly owned special purpose subsidiary (“SPS”) that was established for the limited purpose of buying and reselling the Company’s receivables. The SPS transferred the same receivables to a trust vehicle (the “Trust”), which issued interest-bearing asset-backed securities. “Asset-backed securities” is a general reference to securities that are backed by financial assets such as automobile receivables. The securities were generally sold to investors in the public market. The Company provided credit enhancement for the benefit of the investors in various forms. The credit enhancement utilized in the securitization transactions completed through March 2002 were in the form of a specific cash account (“Spread Account”) held by the Trust along with a surety bond. The Spread Accounts were required by the applicable servicing agreement to be maintained at specified levels.

At the closing of each securitization, the Company allocated its basis in the receivables between the portion of the receivables sold through the securities and the portion of the receivables retained from the securitizations (“Retained Interest”) based on the relative fair values of those portions at the date of the sale. The fair value was based upon the cash proceeds received for the receivables sold and the estimated fair value of the Retained Interest. The Retained Interest consists of the discounted estimated cash flows to be received by the Company. The excess of the cash received over the basis allocated to the receivables sold, less transaction costs equals the gain on sale of receivables that was recorded by the Company.

As previously discussed in Note 1, the Company entered into the Master Trust Agreement and exchanged its Retained Interest for the Beneficial Interest in Master Trust during 2003. The Master Trust Agreement established that all excess cash from securitizations is to be deposited in the Master Trust Account. Once prescribed cash reserve levels are met, cash will be released to the Company from the Master Trust Account. This future cash flow is reported as Beneficial Interest in Master Trust. The Company determines the estimated fair value of its Beneficial Interest in Master Trust by discounting the expected cash flows released from the Master Trust Account (the cash out method) using a discount rate that the Company believes is commensurate with the risks involved. Increases in the estimated future value of the cash flows from the Master Trust Account are recorded as other comprehensive income and accreted over time as interest income in accordance with EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interest in Securitized Financial Assets.

When UAC filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, the securitization trusts provided that the cash amount required to be held in the applicable spread account must be increased to equal the surety’s obligation (generally the outstanding note balance) until the Company emerged from bankruptcy, or a replacement servicer was put in place. Accordingly, cash residual distributions by the trusts were restricted until the sale of the servicing business and related assets to SST. The Beneficial Interest in Master Trust was valued as of December 31, 2004 and 2003 utilizing the provisions within the trust documents that provide for the distribution of additional cash flows in accordance with the Master Trust Agreement. The Master Trust

F-12

Agreement requires the collection of excess cash released from the securitized trusts up to prescribed levels to be available to fund obligations of the other securitized trusts in the event of a short fall. In this arrangement, all of the individual spread accounts pass any excess cash flows to the Master Trust Account and cash flows are subsequently released on tiered levels from the Master Trust Account once certain collateralization levels are met. In determining the fair value of the Beneficial Interest in Master Trust, the Company must estimate the future prepayments and rates of gross credit losses and credit loss severity, as they impact the amount and timing of the estimated cash flows. Significant factors in the determination of the fair value of the Beneficial Interest in Master Trust include the following assumptions and are more fully described in Note 6:

o	Credit loss
o	Prepayment
o	Discount rate

The Company records Beneficial Interest in Master Trust as an “available for sale” security at fair value. Any associated unrealized gains and losses attributable to changes in fair value net of income taxes are recorded as a separate component of shareholders’ equity (“accumulated other comprehensive income”).

Receivables Held for Sale—net—Certain receivables were held for sale and include automobile, light-truck, van, and other receivables and are included in other assets. The receivables were carried at their principal amount outstanding plus interest receivables less the allowance for credit losses and unearned discount and fees that approximate the lower of cost or market. Interest on these receivables is accrued and credited to interest income based upon the daily principal amount outstanding.

Through the first quarter of 2002, such receivables were packaged and sold through asset-backed securitization transactions. Dealer premiums were capitalized and included as basis in the receivables and were charged to gain on sale of receivables at the time of sale. A portion of the dealer premiums is refundable by the dealer to the Company in the event of receivable prepayment or default. During 2003, the Company sold the majority of its remaining receivables held for sale.

Property, Equipment, and Leasehold Improvements—net—Property, equipment, and leasehold improvements are recorded at cost and included in other assets. Depreciation is determined primarily on accelerated methods over the estimated useful lives of the respective assets, ranging from 5 to 10 years. In April 2003, the Company sold its servicing platform and related assets. In August 2003, the Company liquidated, through an auction, the majority of its remaining property and equipment.

Collateralized Financings—Collateralized financings are non-recourse debt obligations that were used to purchase finance receivables from previous securitization trusts. This debt is secured by the finance receivables that were purchased by the Company in addition to cash collateral “Spread Accounts” that are recorded as restricted cash and the Master Trust Account. Principal payments are required to correspond to the principal reduction of the finance receivables on a monthly basis.

Amounts Due to Master Trust—Amounts due to Master Trust represents excess cash from finance receivables and restricted cash that are to be deposited in the Master Trust Account in accordance with the Master Trust Agreement that was established in April 2003. Amounts due to Master Trust will be paid as cash is released from restricted cash accounts to the Master Trust Account.

Creditor Notes Payable—Creditor notes payable represents the liability to creditors upon the Company’s emergence from bankruptcy in 2003. In accordance with paragraph 41 of SOP 90-7, the Company recorded the liabilities at fair value at the confirmation date. As a result, the restructured principal amount of the debt exceeded the recorded fair value of the debt by $51.6 million. This

F-13

difference or discount was recorded as gain on fair valuation of creditor liabilities and will be amortized over the expected life of the liabilities. Although there is no stated maturity for the creditor notes payable, the discount is being accreted, using the effective interest method, over the period ending on the date on which the last contractual payment on the receivables underlying the Beneficial Interest in Master Trust is expected.

Servicing Fee Income—Servicing fee income is the contractual fee, typically one percent of receivables serviced, earned from each trust. Until April 2003, the Company received base servicing fees and related ancillary fees such as late fees for the servicing of retail automobile installment sales contracts, which had been securitized. Effective April 17, 2003, in connection with the sale of its servicing business and related assets, the Company no longer receives this servicing fee income or the ancillary fees.

Other Income—Other income represents refunds of dealer rebates and monies collected on previously charged-off balances in the securitization trusts.

Common Stock—In November 2001, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of the Company’s Common Stock. The Rights were distributed to shareholders of record as of December 1, 2001, entitling the holder to purchase one share of the Company’s Common Stock at a purchase price of $30.00 under circumstances described in the Plan. The Rights were not initially to be exercisable. Upon acquisition by a person (other than certain related persons) of shares representing more than 20% of the voting power of the Company, or an announcement of a tender offer or exchange offer that would result in the acquisition of 30% or more of the outstanding common stock of the Company (without the Board of Directors advance approval), the Rights would have begun to trade separately and become exercisable by holders other than such acquiring person. The terms would also be automatically adjusted in certain events to permit independent shareholders to acquire shares at a discount. Prior to the acquisition by a person or group of 10% or more of the outstanding Common Stock, the Board of Directors could have redeemed the Rights for $0.01 per Right. The Rights would have expired on November 12, 2011. The plan was intended to provide an incentive for a party seeking to acquire a controlling interest in the Company to negotiate with the Board of Directors, rather than attempt a disruptive hostile transaction that would not have been in the Company’s best interest. The Shareholder Rights Plan was terminated by the Company on the same date as the Plan was confirmed.

The Company has amended its by-laws to provide that the Indiana Control Share Acquisitions Statute applies to control share acquisitions of the Company’s shares. This statute provides generally that any shares acquired by a holder in a transaction or series of transactions in which such holder exceeds the thresholds of 20%, 33% or 50% of the Company’s voting securities will have no voting rights unless those rights are conferred by action of disinterested shareholders.

Income Taxes—Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The ultimate realization of the deferred tax asset depends on the Company’s ability to generate sufficient taxable income in the future. If the Company is able to generate sufficient taxable income in the future, the Company will reduce the valuation allowance through a reduction of income tax expense.

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Derivative Financial Instruments—The Company historically used derivative financial instruments as a means of managing the interest rate exposure of its fixed-rate receivables held for sale and forecasted receivable production through the anticipated maturity of the receivable and does not use them for trading purposes. The Company utilized a hedging strategy that primarily consisted of forward interest rate derivatives having a maturity approximating the average maturity of the receivable production during the relevant period. At such time as a securitization was committed, the interest rate derivatives were terminated.

In periods where the Company anticipated a rising interest rate environment, the Company primarily utilized interest rate swaps. In contrast, when a falling interest rate environment was anticipated, interest rate caps were utilized. These interest rate caps effectively limited the Company’s exposure to falling interest rates to the amount of the cap premiums payable. The Company terminated its remaining outstanding interest rate derivatives in December 2002.

Earnings Per Share—Options to purchase shares of common stock are excluded from the calculation of earnings per share (“EPS”) assuming dilution when the exercise prices of these options are greater than the average market price of the common share during the period or when the shares are considered to be anti-dilutive as a result of a net loss. Excluded from the calculation of EPS assuming dilution for the years ended December 31, 2004 and 2003 is 476,233 shares and for the year ended December 31, 2002 is 583,658 shares.

Segment information—The Company has a single reportable segment, which is based on management’s approach to operating decisions, assessing performance, and reporting financial information.

Stock Based Compensation—The Company has three stock-based compensation plans, which are described in Note 12. The Company applies Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations, in accounting for the plans. If compensation cost had been determined based on the fair value at the grant date for awards under those plans consistent with the method of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, the effect on the Company’s net loss and loss per share for the years ended December 31, 2004, 2003 and 2002 would have been immaterial.

New Accounting Pronouncements—In December 2004, SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”) was issued, which eliminates the intrinsic value method under APB 25 as an alternative method of accounting for stock-based awards. SFAS No. 123R also revises the fair-value-based method of accounting for share-based payment liabilities, forfeitures, and modifications of stock-based awards and clarifies SFAS No. 123‘s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods. In addition, SFAS No. 123R amends SFAS No. 95, Statement of Cash Flows, to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid, which is included within operating cash flows. The Company will be required to adopt SFAS No. 123R in 2005 and believes the impact will not be material.

3. NET ASSETS OF COLLATERALIZED FINANCINGS

On October 8, 2003, UAC Securitization Corporation (“UACSC”), in conjunction with a conduit provider and its surety provider, purchased $126.3 million of receivables from seven outstanding securitizations that were eligible for “clean up” calls. These receivables were re-securitized through a $120.3 million asset backed note issuance named UAC Securitization Corporation Fixed Rate Asset Backed Notes, Series 2003-A. The associated future cash flows from these receivables are subject to the

F-15

same Master Trust Account provisions as the securitizations called. During 2004, the Company purchased additional receivables totaling $141.4 million.

To finance the receivable acquisitions, the Company used collateralized financings, secured by the respective portfolios of the acquired receivables and related restricted cash accounts. Timely payments of principal and interest on the non-recourse collateralized financings are insured by surety policies. Such obligations are also cross-collateralized through the Master Trust Agreement. Any cash flows in excess of the principal and interest on the collateralized financings are payable to the Master Trust Account.

The following table represents the restricted net assets and liabilities related to non-recourse collateralized financings as of December 31 (in millions):

	2004	2003

Finance receivables--net	$ 115.2	$ 93.1
Restricted cash	23.5	17.7
Receivable from servicer included in other assets	1.2	0.8
Collateralized financings	(132.3)	(102.2)
Accrued interest payable	(0.5)	(0.3)
Other payables and accrued expenses	(0.5)	(0.4)

Amounts due to master trust	$ 6.6	$ 8.7

4. FINANCE RECEIVABLES—NET

The following table summarizes the principal balance of the securitizations called (in thousands):

Note Series	Purchase Date	Principal Amount Purchased

Series 2003-A	October 8, 2003	$126,280
Series 2004-A1	April 8, 2004	34,250
Series 2004-A2	June 8, 2004	29,297
Series 2004-B	August 9, 2004	25,895
Series 2004-C	December 8, 2004	51,991

Finance receivables are recorded at the outstanding principal balance of the receivables plus accrued interest receivable, net of an allowance for credit losses. The following table represents components of Finance Receivables—net as of December 31 (in thousands):

	2004	2003

Principal balance of finance receivables	$ 125,866	$ 97,304
Accrued interest receivable	1,021	791
Allowance for credit losses	(11,722)	(5,006)

Finance receivables--net	$ 115,165	$ 93,089

F-16

Activity in the allowance for credit losses on finance receivables is as follows for the years ended December 31 (in thousands):

	2004	2003

Balance at the beginning of the year	$ 5,006	$ -
Allowance at purchase	3,604	7,870
Charge-offs	(17,453)	(5,855)
Recoveries	9,540	2,117
Provision for estimated credit losses	11,025	874

Balance at the end of the year	$ 11,722	$ 5,006

5. COLLATERALIZED FINANCINGS

On October 8, 2003, the Company completed a $120.3 million debt financing consisting of an asset backed note issuance. The notes were issued by UACSC, a wholly owned special purpose subsidiary of Union Acceptance Corporation. During 2004, the Company completed additional asset backed debt financings totaling $136.7 million.

The note principal and interest is paid monthly based upon total cash received from the corresponding finance receivables collateralizing the notes. If the cash received within the month is insufficient to pay the note principal and interest, funds are drawn from restricted cash accounts or the Master Trust Account in accordance with the Master Trust Agreement. Interest expense, related to these collateralized financings, including the amortization of debt issuance costs, was $4.5 million and $1.1 million for 2004 and 2003, respectively.

The following table summarizes the collateralized financings at December 31 (in thousands):

Notes Series	Note Rate	Initial Note Amount	2004	2003

Series 2003-A	3.95%	$120,327	$ 28,098	$102,234
Series 2004-A1	4.15	29,485	14,911	-
Series 2004-A2	4.55	29,298	18,155	-
Series 2004-B	5.02	25,896	19,101	-
Series 2004-C	4.89	51,992	51,992	-
			$132,257	$102,234

F-17 6. BENEFICIAL INTEREST IN MASTER TRUST

With the establishment of the Master Trust Agreement in 2003, the Company’s Retained Interest was exchanged for the Beneficial Interest in Master Trust. All excess cash flows, as defined, from retained interest in securitized assets, finance receivables, and restricted cash accounts are to be deposited in the Master Trust Account. Once prescribed cash reserve levels are met, cash will be released to the Company from the Master Trust Account. This estimated future discounted cash flow is reported as Beneficial Interest in Master Trust. The assumptions used to calculate the Beneficial Interest in Master Trust are as follows:

Credit Loss Assumptions—The Company estimates gross credit losses and credit loss severity using the loss to liquidation methodology for each securitized pool. The loss to liquidation methodology takes into account the current loss level of each securitized pool and its “pool factor,” which is the percentage remaining of the original pool balance. The current loss level is then adjusted to project the total net cumulative losses at the end of pool life. The weighted average net credit loss assumption as a percentage of the original principal balance over the life of the receivables to value Beneficial Interest in Master Trust was 9.42% and 9.47% at December 31, 2004 and 2003, respectively.

Prepayment Assumptions—The Company estimates prepayments by evaluating the historical prepayment performance of comparable receivables. The Company used annual prepayment rates ranging from 21.6% to 31.2% at December 31, 2004 and 2003.

Discount Rate Assumptions—The Company determines the estimated fair value of its Beneficial Interest in Master Trust by discounting the expected cash flows released from the Master Trust Account (the cash out method) using a discount rate that the Company believes is commensurate with the risks involved. The Company used a discount rate of 15% to value the Beneficial Interest in Master Trust at December 31, 2004 and 2003 to reflect current market conditions and the Company’s financial position.

At December 31, 2004, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in assumed economics is as follows (dollars in thousands):

	Expected Cumulative Net Credit Losses (pool life rate)	Discount Rate (annual rate)	Prepayment Speed (curve)
Impact on fair value of
10% adverse change	$(3,564)	$ (50)	$(463)
20% adverse change	$(3,677)	$(100)	$(908)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, any change in fair value based on a particular percentage variation in assumptions cannot be extrapolated because the relationship of the change in fair value is not linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the Beneficial Interest in Master Trust is calculated independent from any change in another assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

F-18

The following table summarizes the cash flows from (paid to) the securitization trusts prior to formation of the Master Trust Agreement during April 2003 for the years ended December 31 (in thousands):

	2003	2002

Proceeds from new securitizations	$ -	$ 300,000
Purchase of modified receivables from Trusts	-	(7,953)
Servicing fees received from Trusts	5,997	24,332
Excess cash flows received from Trusts	-	14,664
Net interest advances to Trusts	5,168	(3,372)

Key economic assumptions used in measuring the fair value of Retained Interest at the date of securitization resulting from the securitization completed in March 2002 (the “2002-A Transaction”) were as follows:

Average discount rate used to determine expected
cash flows released from spread account	11.64%
Average estimated credit losses	4.50%
Prepayment assumptions	26.75% - 36.00%
Weighted average life (in months)	65.9

The Company recorded pre-tax charges of $39.2 million and $173.0 million, for the impairment of the Retained Interest/Beneficial Interest in Master Trust during the years ended December 31, 2003 and December 31, 2002, respectively. The majority of the impairment of the Retained Interest/Beneficial Interest in Master Trust is related to changes in the anticipated future credit losses. See Note 2 for additional discussion regarding the determination of the fair value of Retained Interest and Beneficial Interest in Master Trust.

7. OTHER ASSETS

Other assets are as follows for the years ended December 31 (in thousands):

	2004	2003

Dealer premium rebate receivable--net	$ 859	$1,202
Sales tax refund	-	1,677
Receivable from servicer	1,197	850
Receivables held for sale--net	499	805
Property plant and equipment	50	68
Other	1,574	1,458

Total	$4,179	$6,060

8. CREDITOR NOTES PAYABLE

The Plan provided for the following treatment of the various confirmed creditor classes:

Class 1 Secured Claims (“Class 1”)—Class 1 consisted of secured and priority claims against the Company. Class 1 claims have been paid in full and the amount paid was $196,000.

Class 2A General Unsecured Claims (“Class 2A”)—Class 2A consists of the general unsecured claims against the Company other than holders of general unsecured claims who elected treatment as Class 2B.

F-19

Class 2A included holders of Claims for executory contract and lease rejection damages and trade and dealer payables. On the effective date, the holders of Class 2A received a pro rata distribution of the available cash on par with the amounts that were distributed to holders of Class 3 Senior Notes Claims and Class 4 Subordinated Notes Claims. Provided that there was at least $1.0 million of cash on hand available for distribution, excluding the cash held as an operating reserve, the Company continued to make interim cash distributions to the holders of Class 2A claims on the same basis through 2004. Until such time as the Class 2A claims are satisfied in full, the outstanding principal balance of such claims shall earn interest at an annual rate of 8.0% commencing on the Plan effective date.

Class 2A1 General Unsecured Claims (“Class 2A1”)—This is a special class of claim subordinated to all other claims outstanding, is non-interest bearing and would be paid only after every other class of claim was paid principal and interest in full.

Class 2B General Unsecured Claims Paid In Full on the Effective Date (“Class 2B”)—Class 2B consisted of the general unsecured claims against the Company that elected treatment under Class 2B. Only holders of general unsecured claims in an amount up to $50,000, or who voluntarily reduced their claim to $50,000 or less, were able to elect to receive treatment under Class 2B. On the effective date, holders of Class 2B general unsecured claims received payment of cash equal to 87.5% of the amount of such holder’s claim (which is payment in full) and the amount paid was $542,000.

Class 3 Senior Notes Claims (“Class 3”)—Holders of Class 3 Senior Notes Claims received on the effective date: (a) a pro rata distribution of the available cash on par with amounts payable to the holders of Class 2A General Unsecured Claims and of Class 4 Subordinated Notes Claims, but also taking into account the subordination of the Class 4 Subordinated Notes Claims to Class 3 such that distributions otherwise payable to holders of Class 4 Subordinated Notes Claims were paid over to the holders of the Class 3, (b) the Restructured Senior Notes, and (c) the Senior Accrual Notes. Following is more detail regarding the Restructured Senior Notes and the Senior Accrual Notes:

Restructured Senior Notes—The Restructured Senior Notes were issued in exchange for the original outstanding Company senior notes less the cash distributed on the effective date. Restructured Senior Notes provide for interest at an annual rate of 8.0% and interest is paid prior to any payment of principal on the Restructured Senior Notes. Provided that there was at least $1.0 million of cash on hand available for distribution, excluding the cash held as an operating reserve, the Company continued to make interim cash distributions to the holders of Restructured Senior Notes through 2004.

Senior Accrual Notes—The Senior Accrual Notes represent the amount of interest accrued by the original Company senior notes from the bankruptcy filing date of October 31, 2002 through the Plan effective date of September 8, 2003. These notes accrue interest from the Plan effective date at an annual rate of 4.75%. Interest and principal will be paid out to holders of Senior Accrual Notes Claims and holders of Subordinated Accrual Notes Claims on a passu basis subsequent to payment in full of all interest and principal to both Restructured Senior Notes and Restructured Subordinated Notes.

Class 4 Subordinated Notes Claims (“Class 4”)—Holders of Class 4 Subordinated Notes Claims received on the effective date: (a) the Restructured Subordinated Notes and (b) the Subordinated Accrual Notes. Following is more detail regarding the Restructured Subordinated Notes and the Subordinated Accrual Notes:

Restructured Subordinated Notes—The Restructured Subordinated Notes were issued in exchange for the original Company subordinated notes and provide for an initial annual interest rate of 10.0%.

Interest payments on the Restructured Subordinated Notes are to be paid prior to the payment of principal. Adjustments to the Restructured Subordinated Notes interest rate will be made in increments of 50 basis points for each “step” of performance improvement. The steps will occur between actual cumulative weighted average loss rates determined by schedules developed from projections for portfolio lifetime loss rates of between 8.13% and 8.53% and would go up by a maximum additional 2.0%, to 12.0%. Detailed schedules exist which set forth the targets for performance improvement steps for each calendar quarter against which the actual results reflected in the portfolio servicing reports can be tested to determine if any adjustment in the Restructured Subordinated Notes interest rate is required. Based upon the performance of the portfolio following the confirmation of the Plan, management has determined that it is highly unlikely that portfolio lifetime loss rates will ever be below 8.53% and thus that the interest rate will ever rise above its initial rate of 10.0%.

Subordinated Accrual Notes—The Subordinated Accrual Notes represent the amount of interest accrued by the original Company subordinated notes from the bankruptcy filing date of October 31, 2002 through the Plan effective date of September 8, 2003. These notes accrue interest from the Plan effective date at an annual rate of 4.75%. Interest and principal will be paid out to holders of Senior Accrual Notes Claims and holders of Subordinated Accrual Notes Claims on a pari passu basis subsequent to payment in full of all interest and principal to both Restructured Senior Notes and Restructured Subordinated Notes.

Class 5 Equity Interests (“Class 5”)—Class 5 consisted of the Equity Interests in the Company. On the Plan effective date, the Class 5 Equity Interests retained their full equity interests in the Company.

Under SOP 90-7, paragraph 41 specifies that entities emerging from Chapter 11 (that do not meet the criteria to qualify for fresh-start accounting) should state liabilities at the “present value of amounts to be paid, determined at appropriate current interest rates.” Therefore, in measuring its liabilities as of the Confirmation Date the Company determined that the fair values of its liabilities were as follows (in millions):

	Fair Value	Restructured Principal Amount	Discount

Class 2A	$ 2.0	$ 3.1	$ 1.1

Class 3:
Senior Notes Series A	33.7	33.7	-
Senior Notes Series B	10.1	10.1	-
Unsecured Senior Notes	11.5	11.5	-
Senior Accrual Notes	-	4.1	4.1

Subtotal	55.3	59.4	4.1

Class 4:
Subordinated Notes	4.0	46.4	42.4
Subordinated Accrual Notes	-	4.0	4.0

Subtotal	4.0	50.4	46.4

Total debt	$ 61.3	$ 112.9	$ 51.6

F-21

For creditor liabilities other than the various Senior Notes, the fair value of the debt was determined to be significantly less than the restructured principal amounts because the Company experienced higher credit losses than anticipated thereby reducing the estimated cash collections to be received on its Beneficial Interest in Master Trust between the date of the Plan’s submission and the Confirmation Date. Accordingly, the fair values of the liabilities (other than the Senior Notes) upon confirmation were less than the restructured principal amounts. This difference or discount of $51.6 million was recorded as gain on fair valuation of creditor liabilities and will be amortized over the expected life of the liabilities. Accretion of the discount was $2.9 million and $0.8 million for the years ended December 31, 2004 and 2003. Outstanding creditor note interest payable was $6.6 million as of December 31, 2004 and $1.6 million as of December 31, 2003 and is included in accrued interest payable.

In connection with the Company’s Plan and distributions, creditor notes payable are as follows at December 31 (in thousands):

	2004		2003
	Carrying Value	Contractual Remaining Debt	Carrying Value	Contractual Remaining Debt
Restructured debt:
Class 2A General Unsecured Claims	$ 656	$ 1,599	$ 861	$ 1,958
Class 2A1 General Unsecured Claims	1	125	1	125
Restructured Senior Notes	3,206	3,207	11,404	11,405
Restructured Subordinated Notes	7,580	46,383	4,819	46,383
Senior Accrual Notes	1	4,106	1	4,106
Subordinated Accrual Notes	1	3,964	1	3,964

Total creditor notes payable	$11,445	$59,384	$17,087	$67,941

9. INCOME TAXES

During 2001, the Company changed its financial reporting year-end to December 31 but retained its tax year-end of June 30. The Company carried back the net loss incurred for federal income tax purposes for the year ended June 30, 2003 to prior tax periods and received an income tax refund of $10.2 million related to this carry back. The Company will carry forward any remaining tax losses to future periods. As of December 31, 2004, these net operating losses totaled approximately $154 million and begin to expire in 2023.

F-22

As a result of the events which resulted in the Company’s decision to cease originating receivables on November 7, 2002, the Company deemed it necessary to provide a valuation allowance for its deferred tax assets as of December 31, 2002 since it is more likely than not that the Company will be unable to realize these assets as realization is contingent upon achieving taxable income in future years. The valuation allowance at December 31, 2004 and 2003 is $54.6 million and 53.7 million, respectively.

The composition of income tax benefit is as follows for the years ended December 31 (in thousands):

	2004	2003	2002

Current tax expense (benefit)	$ -	$ -	$(22,524)
Deferred tax expense (benefit)	(884)	1,838	(42,363)
Valuation allowance	884	(1,838)	55,566

Net income tax expense (benefit)	$ -	$ -	$(9,321)

The effective income tax rate differs from the statutory federal corporate tax rate as follows for the years ended December 31:

	2004	2003	2002

Statutory rate	35.0%	35.0%	35.0%
State income taxes	1.5	1.5	1.5
Valuation allowance and other	(34.0)	(65.0)	(31.7)
Bankruptcy costs not deductible	(2.5)	28.5	0.0

Effective rate	-%	-%	4.8%

The composition of deferred income taxes is as follows as of December 31 (in thousands):

	2004	2003

Deferred tax assets:
Net operating loss carryforward	$ 56,450	$ 47,083
Basis difference in retained interest/beneficial interest in master trust	15,426	25,098
Basis difference in creditor notes payable	(17,315)	(18,518)
Other	51	65

Total deferred tax assets	54,612	53,728

Valuation allowance	(54,612)	(53,728)

Net deferred tax assets	$ -	$ -

10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value approximates the fair value due to the nature of the following accounts:

o	Cash and cash equivalents
o	Restricted cash

F-23
The fair value of the creditor notes payable and related accrued interest was determined by discounting estimated future cash payments at appropriate discount rates. The following table represents the estimated fair value for creditor notes payable and related accrued interest at December 31:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Creditor notes payable and related
accrued interest	$18,040	$3,912	$18,803	$10,215

The fair value of finance receivables—net, was estimated by discounting the future cash flows, which were reduced by estimated credit losses for the life of the receivables, using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities and were approximately $2.3 million and $0.9 million less than the carrying amounts as of December 31, 2004 and 2003, respectively.

The fair value of collateralized financings was determined by discounting estimated future cash payments at appropriate discount rates and was $0.2 million less than the carrying amount at December 31, 2004. The fair value approximated the carrying amount as of December 31, 2003.

The fair value of Beneficial Interest in Master Trust is calculated by discounting the estimated cash flows released from the Master Trust Account using a discount rate that the Company believes is commensurate with the risks involved. An allowance for estimated credit losses is established and applied. Discount rates utilized are based upon current market conditions and prepayment assumptions are based on historical performance experience. See Notes 2 and 6 for a detailed discussion of each of the components of the fair value of Beneficial Interest in Master Trust.

11.     COMMITMENTS AND CONTINGENCIES

The Company is subject to litigation arising from time to time in the ordinary course of business and of a type and scope common for participants in the consumer finance industry. In the past, the Company has been named a defendant in a number of civil suits. The majority of these cases have involved circumstances in which an automobile purchaser has alleged a problem with the vehicle that secures the vehicle purchaser’s obligations under the retail installment sales contract acquired by the Company. Although the Company does not make any representation or warranty respecting the vehicle nor is it deemed to have made any implied warranties as a result of it being the holder of the contract, it is, under applicable FTC rules and most state laws, subject to all claims and defenses which the debtor could assert against the seller of the vehicle. Therefore, the vehicle purchaser typically names the dealer and the Company in such actions. Any pre-bankruptcy matters were settled by the Court and no matters are currently outstanding against the Company.

12. STOCK-BASED COMPENSATION

The Company has three stock-based compensation plans, which are described below. The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations, in accounting for the plans.

The Union Acceptance Corporation 1994 Incentive Stock Plan (“1994 Plan”) and the Union Acceptance Corporation 1999 Incentive Stock Plan (“1999 Plan”) are the Company’s long-term incentive plans for

F-24
executive officers, directors and other key employees. The Plans authorize the Company’s Compensation Committee to award executive officers, directors and other key employees incentive and non-qualified stock options and restricted shares of Common Stock. A total of 500,000 shares of Common Stock have been reserved for issuance under the 1994 Plan. A total of 300,000 shares of Common Stock were reserved for issuance under the 1999 Plan when adopted. The shareholders approved amendments increasing the shares authorized for issuance under the 1999 Plan from 300,000 shares to 900,000 shares.

In March 2001, the Company’s Compensation Committee approved an amendment to the 1994 Plan to provide for a modification of certain stock option awards such that those awards shall not terminate following cessation of employment status and shall become immediately exercisable. A total of 474,583 option shares have been amended pursuant to this amendment.

Options or other grants to be received by executive officers or other employees in the future are within the discretion of the Company’s Compensation Committee, although options under the 1999 Plan may be granted by the full board of directors. Stock options granted under the Plans are exercisable at such times (up to five or ten years from the date of grant, depending on the terms of the option grant) and at such exercise prices (not less than 85% of the fair market value of the Common Stock at date of grant) as the Committee determines and will, except in limited circumstances, terminate if the grantee’s employment terminates prior to exercise. The vesting schedules vary with some option grants vesting immediately and other grants vesting over a period of five years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model. Effective January 7, 2003, the Company re-priced 50,000 options with an original exercise option price of $5.58 per share to $0.50 per share. Compensation cost recorded was immaterial. No options were granted for the year ended December 31, 2004.

The following weighted average assumptions were used for the years ended December 31:

	2003	2002

Dividend yield	None	None
Expected volatility	61.25%	61.25%
Risk-free interest rate	1.78	4.08
Expected lives	4 years	5 years

F-25
A summary of the status of the Company’s stock option plans and changes during the year is presented below for the years ended December 31:

	2004		2003		2002
	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price

Options outstanding
at beginning of year	476,233	$4.99	583,658	$5.49	905,026	$5.60
Options granted	-	-	50,000	0.50	70,000	4.77
Options exercised	-	-	-	-	(77,613)	5.42
Options canceled	-	-	(157,425)	5.42	(313,755)	5.67

Options outstanding
at end of year	476,233	$4.99	476,233	$4.99	583,658	$5.49

Weighted average fair
value of options
granted, per share,
during the period	N/A		$ 0.01		$ 2.66

The following table summarizes information about stock options outstanding at December 31, 2004:

Options Outstanding			Options Exercisable
Average Exercise Price	Weighted Average Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Number Exercisable	Weighted Average Exercisable Price

$ 0.50	50,000	1.70	50,000	$ 0.50
5.31	25,350	3.90	25,350	5.31
5.38	300,000	1.10	300,000	5.38
5.47	85,633	0.60	85,633	5.47
7.00	5,250	4.60	5,250	7.00
9.69	10,000	2.60	10,000	9.69

	476,233	1.29	476,233	$ 4.99

In addition to the options outstanding at December 31, 2004, there were 329,138 shares in the 1994 Plan and 375,479 shares in the 1999 Plan of Common Stock available for future grants or awards.

The 1994 Plan and 1999 Plan also provide that each director of the Company who is not an executive officer is automatically granted shares of Common Stock with a fair market value of $15,000 following each annual meeting of shareholders. Shares granted under the 1994 Plan have a six-month period of restriction during which they may not be transferred; shares granted under the 1999 Plan are not subject to the restriction.

F-26

Shares were not granted for the years ended December 31, 2004 and 2003 to the directors due to the bankruptcy filing during October 2002 and the overall uncertainty of the Company. Information regarding shares granted for the year ended December 31, 2002 to the directors is presented in the following table:

1994 Plan shares granted	14,931

Compensation cost	$104,965

In February 2000, the Company’s directors approved the Union Acceptance Corporation Employee Stock Purchase Plan (“Stock Purchase Plan”). The Stock Purchase Plan provides a means for employees to purchase shares of Common Stock at market prices current at the time of purchase through regular payroll deductions. As an additional benefit, the Company contributes an amount equal to 10% (subject to change at the discretion of the Company’s directors) of the employee’s stock purchase plan payroll deductions. A total of 26,298 shares were purchased through the Stock Purchase Plan prior to the Stock Purchase Plan being terminated in November 2002.

13. DISCONTINUED OPERATIONS

During 2002, the Company recorded a charge of $2.6 million ($1.7 million after taxes) related to the sale and disposal of the assets of the Company’s car dealership in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

The results of discontinued operations for the Company’s car dealership for the year ended December 31, 2002 (in thousands) are:

Loss from operations of discontinued car dealership	$ 1,292
Loss on disposal	1,282
Income tax benefit	(895)

Net loss from discontinued operations	$ 1,679

14. RELATED PARTY ACTIVITY

Since August 13, 2003, a significant shareholder has provided management services to the Company to direct the Company in fulfilling its obligations under the Plan. The fee for these services is $175,000 per year, paid on a monthly basis. This same shareholder has paid certain accounting, legal, and audit expenses incurred in connection with a planned recapitalization of the Company.

15. SUBSEQUENT EVENTS

During February 2005, UACSC repurchased receivables with outstanding principal amount of $47.7 million from outstanding securitizations that were eligible for “clean up” calls. UACSC Fixed Rate Asset Backed Notes were issued as Series 2005-A. After the effective date of this transaction, these receivables and associated debt were recorded on the Company’s balance sheet. The associated future cash flows from these receivables will be subject to the same Master Trust Account provisions as the called securitizations.

F-27

The following table summarizes the terms of this note:

Notes Series	Note Rate	Initial Note Amount	Issue Date	Final Maturity Date

Series 2005A	4.49%	$47,742,148	February 8, 2005	August 10, 2009

As discussed in Note 1, since management believes that it is unlikely that any cash flows will remain from its bankruptcy estate to benefit UAC common shareholders after payments to the creditors of UAC have been completed. UAC’s management has developed a plan for a series of transactions that it believes will enable it to combine with another auto finance company, acquire or resolve substantially all remaining claims under the Plan, and operate under a new holding company structure. White River Capital, Inc., (“White River”), an Indiana company was formed December 30, 2004 with the intention of becoming the holding company for UAC upon completion of a series of proposed transactions which include:

o	a share exchange for White River common shares by UAC common shareholders;
o	a $35 million subscription rights equity offering by White River;
o	a $15 million note issuance by White River;
o	the acquisition of an auto finance company by White River for $50 million and;
o	the buyout of substantially all of the Restructured Senior and Subordinated Notes, and their accompanying Accrual Notes by White River.

On February 15, 2005, UAC, White River, and the Plan Committee representing the Creditors entered into a Memorandum of Understanding providing for the proposed buyout of the remaining outstanding Creditor Notes Payable. This agreement stipulates that White River, the parent of UAC, will pay 100% of the principal value of the Restructured Senior Notes and 13% of the principal value of the Restructured Subordinated Notes for the tender of these notes and their accompanying Accrual Notes to White River. Additional funds would be distributed to the former Restructured Subordinated Note holders in the future if certain prescribed events occurred including but not limited to the passing of federal legislation which would allow UAC to carry back federal income tax net operating loss carryforwards to recover income taxes previously paid in 2000. This tender offer has been accepted by 100% of the Restructured Senior Note holders and approximately 89% of the Restructured Subordinated Note holders of UAC. General unsecured claim holders of UAC will also be offered a buyout for an amount that is not less than the estimated aggregate amount that such holders would receive in subsequent distributions under the Plan assuming holders of Restructured Senior Notes were paid in full and holders of Restructured Subordinated Notes received a total amount equal to 13% of their original principal. This amount will be approximately 6% of their original claim amount.

On March 8, 2005, the board of directors of UAC reviewed and considered the series of transactions outlined above. UAC’s board of directors approved the following actions subject to UAC shareholder approval:

1.	the share exchange agreement between UAC and White River;
2.	the acquisition of the auto finance company by White River;
3.	the issuance of a warrant to purchase White River common stock to a certain large shareholder of UAC who has advanced funds to White River in connection with the described transactions and has assisted in developing, structuring and implementing the transactions and;
4.	the $15 million note placement agreement by White River.

F-28
The share exchange agreement was executed on March 9, 2005 by UAC. A purchase agreement (to effect the acquisition), the note purchase agreement and the warrant issuance agreement were also executed on March 9, 2005 by White River.

The $15 million secured note to be issued by White River will bear interest at a fixed rate of 10.75%. Interest will be payable in arrears quarterly beginning July 1, 2005. Principal will be payable in sixteen quarterly installments of $937,500 commencing July 1, 2006.

The warrant to be issued by White River to a large shareholder of UAC is to purchase 132,500 shares of White River common stock at an exercise price of $10 per share. The term of the warrant will be three years and 90 days and will be first exercisable three years after issuance.

There are several conditions that must be met in order for the above transactions to occur including UAC shareholder approval.
***************

Union Acceptance
Corporation and
Subsidiaries

Condensed Consolidated Financial Statements
as of March 31, 2005 and December 31, 2004
and for Each of the Quarters in the Periods
Ended March 31, 2005 and 2004

UNION ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

ASSETS	March 31, 2005	December 31, 2004

CASH AND CASH EQUIVALENTS	$ 3,072	$ 3,745

RESTRICTED CASH	30,006	23,530

FINANCE RECEIVABLES—Net	122,338	115,165

BENEFICIAL INTEREST IN MASTER TRUST	5,027	3,677

OTHER ASSETS	3,751	4,179

TOTAL	$ 164,194	$ 150,296

LIABILITIES AND SHAREHOLDERS' DEFICIT

LIABILITIES:
Collateralized financings	$ 143,804	$ 132,257
Accrued interest payable	8,396	7,100
Amounts due to master trust	8,306	6,640
Creditor notes payable	9,606	11,445
Other payables and accrued expenses	1,177	1,156

Total liabilities	171,289	158,598

SHAREHOLDERS' DEFICIT:
Preferred stock, without par value—authorized 10,000,000 shares;
none issued and outstanding
Common stock, without par value—authorized 130,000,000 shares;
31,019,150 shares issued and outstanding	145,900	145,900
Accumulated other comprehensive income	4,358	1,943
Accumulated deficit	(157,353)	(156,145)

Total shareholders' deficit	(7,095)	(8,302)

TOTAL	$ 164,194	$ 150,296

See notes to condensed consolidated financial statements.

UNION ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Quarter Ended March 31,
	2005	2004
INTEREST:
Interest on receivables	$ 4,480	$ 2,669
Accretion and other interest	1,550	212

Total interest income	6,030	2,881

Interest expense	(4,023)	(2,996)

Net interest margin (deficiency)	2,007	(115)

Provision for estimated credit losses	(449)	(942)

Net interest margin (deficiency) after provision for estimated credit losses	1,558	(1,057)

OTHER REVENUES:
(Charge) credit to master trust—net	(1,623)	(419)
Other income	258	869

Total other revenues	(1,365)	450

OTHER EXPENSES:
Salaries and benefits	92	125
Operating expenses	390	221
Third party servicing expense	810	499
Bankruptcy costs	109	183

Total other expenses	1,401	1,028

LOSS BEFORE INCOME TAX BENEFIT	(1,208)	(1,635)

INCOME TAX BENEFIT	—	—

NET LOSS	$ (1,208)	$ (1,635)

NET LOSS PER COMMON SHARE (BASIC AND DILUTED)	$ (0.04)	$ (0.05)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING	31,019,150	31,019,150

See notes to condensed consolidated financial statements. F-32 UNION ACCEPTANCE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)

	Quarter Ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,208)	$(1,635)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Accretion of discount	(1,425)	(159)
Provision for estimated credit losses	449	942
Amortization and depreciation	6	6
Amortization of discount and accrued interest on creditor notes payable	2,203	1,890
Changes in assets and liabilities:
Restricted cash	(6,476)	(306)
Other assets and accrued interest receivable	839	916
Amounts due to master trust	1,666	392
Other payables and accrued expenses	64	767

Net cash provided by (used in) operating activities	(3,882)	2,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Collections on retained interest/beneficial interest in master trust	2,491	—
Purchase of finance receivables	(45,436)	—
Principal collections and recoveries on finance receivables	37,396	22,376

Net cash (used in) provided by investing activities	(5,549)	22,376

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from collateralized financings	47,742	—
Principal payments on collateralized financings	(36,197)	(23,715)
Principal payments on creditor notes payable	(2,787)	(2,490)

Net cash provided by (used in) financing activities	8,758	(26,205)

DECREASE IN CASH AND CASH EQUIVALENTS	(673)	(1,016)

CASH AND CASH EQUIVALENTS—Beginning of year	3,745	8,661

CASH AND CASH EQUIVALENTS—End of year	$ 3,072	$ 7,645

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$ 1,683	$ 1,145

See notes to condensed consolidated financial statements.

UNION ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
FOR THE QUARTER ENDED MARCH 31, 2005
(Dollars in thousands, except per share data)

	Number of Common Stock Shares Outstanding	Common Stock	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders' Deficit

BALANCE—December 31, 2004	31,019,150	$145,900	$1,943	$(156,145)	$(8,302)

Comprehensive gain (loss):
Net loss				(1,208)	(1,208)
Net unrealized gain on beneficial
interest in master trust			2,415		2,415

Total comprehensive income					1,207

BALANCE—March 31, 2005	31,019,150	$ 145,900	$4,358	$(157,353)	$(7,095)

See notes to condensed consolidated financial statements.

UNION ACCEPTANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTERS ENDED MARCH 31, 2005 AND 2004

1.	BASIS OF PRESENTATION

The foregoing condensed consolidated financial statements are unaudited. However, in the opinion of management, all adjustments necessary for a fair presentation of the results of the interim period presented have been included. All adjustments are of a normal and recurring nature. Results for any interim period are not necessarily indicative of results to be expected for the year ending December 31, 2005. The condensed consolidated financial statements include the accounts of Union Acceptance Corporation (“UAC”) and its subsidiaries (collectively, the “Company”). All intercompany balances and transactions have been eliminated.

The condensed consolidated interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and therefore do not include all information and footnotes normally shown in annual financial statements. The condensed consolidated balance sheet as of December 31, 2004 has been derived from the December 31, 2004 audited balance sheet. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004.

2.	GENERAL DISCUSSION

White River Capital, Inc., (“White River”), an Indiana company was formed December 30, 2004 with the intention of becoming the holding company for UAC upon completion of a series of transactions which include:

a share exchange for White River common shares by UAC common shareholders;
a $35 million subscription rights equity offering by White River;
a $15 million note issuance by White River;
the acquisition of an auto finance company for $50 million; and
the buyout of substantially all of the restructured senior and subordinated notes of UAC.

On February 15, 2005, UAC, White River, and the committee representing the Creditors entered into a memorandum of understanding providing for the proposed buyout of the remaining outstanding Creditor notes payable. This agreement stipulates that White River, the parent of UAC, will pay 100% of the principal value of the Senior Notes and 13% of the principal value of the Subordinated Notes for the tender of these notes and their accompanying accrual notes to White River. Additional funds would be distributed to the former Subordinated Note holders in the future if certain prescribed events occurred including but not limited to the passing of federal legislation which would allow UAC to carry back federal income tax net operating loss carryforwards to recover income taxes previously paid in 2000. This tender offer has been accepted by 100% of the senior note holders and approximately 89% of the subordinated note holders of UAC. General unsecured claim holders of UAC will also be offered a buyout for an amount that is not less than the estimated aggregate amount that such holders would receive in subsequent distributions under the Plan assuming holders of restructured senior notes were paid in full and holders or restructured subordinated notes received a total amount equal to 13% of their original principal. This amount will be approximately 6% of their original claim amount.

F-35

On March 8, 2005, the board of directors of UAC reviewed and considered the series of transactions outlined above. UAC’s board of directors approved the following actions subject to shareholder approval:

1.	the share exchange agreement between UAC and White River;
2.	the acquisition of the auto finance company;
3.	the issuance of a warrant to purchase White River common stock to a certain large shareholder of UAC who has advanced funds in connection with the above transactions and has assisted in developing, structuring and implementing the transactions.

The share exchange agreement was executed on March 9, 2005 by UAC. A purchase agreement (to effect the acquisition), the note purchase agreement and the warrant issuance agreement were also executed on March 9, 2005 by White River.

The $15 million secured note to be issued will bear interest at a fixed rate of 10.75%. Interest will be payable in arrears quarterly beginning July 1, 2005, Principal will be payable in sixteen quarterly installments of $937,500 commencing July 1, 2006.

The warrant to be issued to a large shareholder of UAC is to purchase 132,500 shares of White River common stock at an exercise price of $10 per share. The term of the warrant will be three years and 90 days and will be first exercisable three years after issuance. On May 31, 2005, an amendment to the warrant issuance agreement was issued that increases the number of shares to 150,000 that can be purchased subject to the warrant.

3.	NET ASSETS OF COLLATERALIZED FINANCINGS

On February 8, 2005, UAC Securitization Corporation (“UACSC”), in conjunction with a conduit provider and its surety provider, purchased $47.7 million of receivables from an outstanding securitization that was eligible for a “clean up” call. A “clean up”call allows UAC to repurchase the receivables from a securitization once the current note balance is equivalent to 10% or less of the original note balance. In some instances, the interest rates increase if UAC does not affect the “clean up” call. These receivables were re-securitized through a $47.7 million asset backed note issuance named UAC Securitization Corporation Fixed Rate Asset Backed Notes, Series 2005-A. The associated future cash flows from these receivables are subject to the same Master Trust Account provisions as the securitizations called.

To finance the receivable acquisitions, the Company used collateralized financings, secured by the respective portfolio of the acquired receivables and related restricted cash accounts. Timely payments of principal and interest on the non-recourse collateralized financings are insured by surety policies. Such obligations are also cross-collateralized through the Master Trust Agreement. Any cash flows in excess of the principal and interest on the collateralized financings are payable to the Master Trust Account.

F-36

The following table represents the restricted net assets and liabilities related to non-recourse collateralized financings (in millions) as of:

	March 31, 2005	December 31, 2004

Finance receivables—net	$ 122.3	$ 115.2
Restricted cash	30.0	23.5
Receivable from servicer included in other assets	0.9	1.2
Collateralized financings	(143.8)	(132.3)
Accrued interest payable	(0.5)	(0.5)
Other payables and accrued expenses	(0.6)	(0.5)

Amounts due to master trust	$ 8.3	$ 6.6

4.	FINANCE RECEIVABLES—NET

Finance receivables are recorded at the outstanding principal balance of the receivables plus accrued interest receivable, net of an allowance for credit losses. The following table represents components of Finance Receivables—net (in thousands) as of:

	March 31, 2004	December 31, 2004

Principal balance of finance receivables	$ 134,074	$ 125,866
Accrued interest receivable	1,022	1,021
Allowance for credit losses	(12,758)	(11,722)

Finance receivables—net	$ 122,338	$ 115,165

Activity in the allowance for credit losses on finance receivables is as follows for the quarters ended (in thousands):

	March 31,
	2005	2004

Balance at the beginning of period	$ 11,722	$ 5,006
Allowance at purchase	2,669	—
Charge-offs	(5,697)	(4,349)
Recoveries	3,615	1,970
Provision for estimated credit losses	449	942

Balance at the end of the period	$ 12,758	$ 3,569

5.	COLLATERALIZED FINANCINGS

On February 8, 2005, the Company completed a $47.7 million debt financing consisting of an asset backed note issuance. The notes were issued by UACSC, a wholly owned special purpose subsidiary of Union Acceptance Corporation.

F-37

The note principal and interest is paid monthly based upon total cash received from the corresponding finance receivables collateralizing the notes. If the cash received within the month is insufficient to pay the note principal and interest, funds are drawn from restricted cash accounts or the Master Trust Account in accordance with the Master Trust Agreement. Interest expense, related to these collateralized financings, including the amortization of debt issuance costs, was $1.7 million and $0.9 million for three months ended March 31, 2005 and 2004, respectively.

The following table summarizes the collateralized financings (in thousands) at:

Notes Series	Note Rate	Initial Note Amount	March 31, 2005	December 31, 2004

Series 2003-A	3.95%	$120,327	$ 18,080	$ 28,098
Series 2004-A1	4.15	29,485	11,164	14,911
Series 2004-A2	4.55	29,298	13,957	18,155
Series 2004-B	5.02	25,896	14,815	19,101
Series 2004-C	4.89	51,992	41,359	51,992
Series 2005-A	4.49	47,742	44,429	—

			$143,804	$132,257

6.	BENEFICIAL INTEREST IN MASTER TRUST

With the establishment of the Master Trust Agreement in 2003, all excess cash flows, as defined, from retained interest in securitized assets, finance receivables, and restricted cash accounts are to be deposited in the Master Trust Account. Once prescribed cash reserve levels are met, cash will be released to the Company from the Master Trust Account. This estimated future discounted cash flow is reported as Beneficial Interest in Master Trust. The assumptions used to calculate the Beneficial Interest in Master Trust are as follows:

Credit Loss Assumptions—The Company estimates gross credit losses and credit loss severity using the loss to liquidation methodology for each securitized pool. The loss to liquidation methodology takes into account the current loss level of each securitized pool and its “pool factor,” which is the percentage remaining of the original pool balance. The current loss level is then adjusted to project the total net cumulative losses at the end of pool life. The weighted average net credit loss assumption as a percentage of the original principal balance over the life of the receivables to value Beneficial Interest in Master Trust was 9.35% and 9.42% at March 31, 2005 and December 31, 2004, respectively.

Prepayment Assumptions—The Company estimates prepayments by evaluating the historical prepayment performance of comparable receivables. The Company used annual prepayment rates ranging from 23.4% to 34.9% at March 31, 2005 as compared to 21.6% to 31.2% at December 31, 2004.

Discount Rate Assumptions—The Company determines the estimated fair value of its Beneficial Interest in Master Trust by discounting the expected cash flows released from the Master Trust Account (the cash out method) using a discount rate that the Company believes is commensurate with the risks involved. The Company used a discount rate of 15% to value the Beneficial Interest in Master Trust at March 31, 2005 and December 31, 2004 to reflect current market conditions and the Company’s financial position.

F-38

7.	CREDITOR NOTES PAYABLE

In connection with the Company’s Plan and distributions, creditor notes payable (in thousands) are as follows at:

	March 31, 2005		December 31, 2004
	Carrying Value	Contractual Remaining Debt	Carrying Value	Contractual Remaining Debt
Restructured debt:
Class 2A General Unsecured Claims	$ 608	$ 1,513	$ 656	$ 1,599
Class 2A1 General Unsecured Claims	1	125	1	125
Restructured Senior Notes	506	507	3,206	3,207
Restructured Subordinated Notes	8,489	46,383	7,580	46,383
Senior Accrual Notes	1	4,106	1	4,106
Subordinated Accrual Notes	1	3,964	1	3,964

Total creditor notes payable	$9,606	$56,598	$11,445	$59,384

8.	INCOME TAXES

Any income tax benefit in the quarter is offset by an increase in the valuation allowance against deferred tax assets.

9.	RELATED PARTY ACTIVITY

Since August 13, 2003, a significant shareholder has provided management services to the Company to direct the Company in fulfilling its obligations under the Plan. The fee for these services is $175,000 per year, paid on a monthly basis. This same shareholder has paid or has agreed to pay approximately $1.2 million of certain accounting, legal, and audit expenses incurred as of March 31, 2005 in connection with a planned recapitalization of the Company.

10.	SUBSEQUENT EVENTS

During April 2005, UACSC repurchased receivables with outstanding principal amount of $50.7 million from an outstanding securitization that was eligible for a “clean up”call. UACSC Fixed Rate Asset Backed Notes were issued in Series 2005-B. After the effective date of this transaction, these receivables and associated debt were recorded on the Company’s balance sheet. The associated future cash flows from these receivables will be subject to the same Master Trust Account provisions as the called securitizations.

The following table summarizes the terms of this note:

Notes Series	Note Rate	Initial Note Amount	Issue Date	Final Maturity Date

Series 2005B	4.69%	$50,683,947	April 8, 2005	October 8, 2009

During May 2005, UAC and its subsidiary have executed a commitment letter with its lender and surety provider for the repurchase of UACSC 2001-A Owner Trust. UAC expects the repurchase date to be July 8, 2005 and the note rate to be 5.40%.

*******

COASTAL CREDIT, LLC

Consolidated Financial Statements

December 31, 2004, 2003 (Restated) and 2002 (Restated)

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Members
Coastal Credit, LLC:

We have audited the accompanying consolidated balance sheets of Coastal Credit, LLC and subsidiaries (the Company) as of December 31, 2004 and 2003 and the related consolidated statements of operations, members’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coastal Credit, LLC and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2, the Company restated its 2003 and 2002 consolidated financial statements.

/s/ KPMG LLP

Norfolk, Virginia
March 11, 2005

COASTAL CREDIT, LLC
Consolidated Balance Sheets
December 31, 2004 and 2003

	2004	2003
		Restated
Assets (Note 5)

Finance receivables, net (note 4)	$63,055,220	64,093,146
Cash	973,262	1,921,976
Vehicle inventory	252,154	151,731
Property and equipment, net	650,682	787,944
Prepaid expenses and other assets, net	147,801	186,492
Goodwill, net	2,666,206	2,666,206

Total assets	$67,745,325	69,807,495

Liabilities and Members' Equity
Liabilities:
Accounts payable and accrued liabilities	$ 2,076,937	2,173,371
Line of credit (note 5)	46,000,000	43,000,000
Subordinated debentures (note 6)	3,700,000	10,250,000

Total liabilities	51,776,937	55,423,371

Members' equity	15,968,388	14,384,124
Commitments, contingencies and subsequent event
(notes 5, 7, 9 and 11)

Total liabilities and members' equity	$67,745,325	69,807,495

See accompanying notes to consolidated financial statements.

COASTAL CREDIT, LLC
Consolidated Statements of Operations
Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
		Restated	Restated
Revenues:
Interest income:
Finance charge income	$15,157,568	15,746,260	15,365,027
Accretion of acquisition discounts and fees	7,717,134	7,297,472	6,023,024

Total interest income	22,874,702	23,043,732	21,388,051
Other income	878,172	238,741	208,229

Total revenues	23,752,874	23,282,473	21,596,280

Expenses:
Interest expense	2,906,390	3,071,067	3,372,800
Provision for loan losses (note 4)	4,917,300	5,739,409	6,103,611
Salaries and fringe benefits	5,312,381	5,350,506	5,174,099
Other operating expenses (note 7)	3,965,744	3,002,606	3,014,518

Total expenses	17,101,815	17,163,588	17,665,028

Net income	$ 6,651,059	6,118,885	3,931,252

See accompanying notes to consolidated financial statements.

COASTAL CREDIT, LLC
Consolidated Statements of Members’ Equity
Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
		Restated	Restated

Members' equity, beginning of year	$ 14,384,124	10,287,130	8,181,780
Distributions to members	(5,066,795)	(2,021,891)	(1,825,902)
Net income for the year	6,651,059	6,118,885	3,931,252

Members' equity, end of year	$ 15,968,388	14,384,124	10,287,130

See accompanying notes to consolidated financial statements.

COASTAL CREDIT, LLC
Consolidated Statements of Cash Flows
Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
		Restated	Restated

Cash flows from operating activities:
Net income	$ 6,651,059	6,118,885	3,931,252
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	4,917,300	5,739,409	6,103,611
Loss on sale of assets	--	--	4,594
Depreciation and amortization	285,649	294,469	305,519
Changes in assets and liabilities:
Vehicle inventory	(100,423)	(151,731)	--
Prepaid expenses and other assets	38,691	(31,299)	197
Accounts payable and accrued liabilities	(96,434)	461,393	283,540

Net cash provided by operating
activities	11,695,842	12,431,126	10,628,713

Cash flows from investing activities:
Cash collections on retail installment contracts	34,377,970	31,272,999	28,740,550
Retail installment contracts purchased	(39,610,512)	(40,860,824)	(37,364,612)
Recoveries on charged off contracts	1,353,168	1,338,897	1,313,243
Property and equipment expenditures	(176,031)	(195,716)	(235,639)
Proceeds from sale of assets	27,644	--	10,200

Net cash used in investing activities	(4,027,761)	(8,444,644)	(7,536,258)

Cash flows from financing activities:
Net borrowings (repayments) on line of credit	3,000,000	(1,200,000)	(1,258,990)
Repayments of subordinated debentures	(6,550,000)	--	--
Distributions to members	(5,066,795)	(2,021,891)	(1,825,902)

Net cash used in financing activities	(8,616,795)	(3,221,891)	(3,084,892)

Net increase (decrease) in cash	(948,714)	764,591	7,563
Cash, beginning of year	1,921,976	1,157,385	1,149,822

Cash, end of year	$ 973,262	1,921,976	1,157,385

Supplemental disclosure of cash flow information -
Cash paid during the year for interest	$ 3,037,321	3,078,468	3,409,928

See accompanying notes to consolidated financial statements.

COASTAL CREDIT, LLC
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

(1)     Organization, Business and Principles of Consolidation

Coastal Credit, LLC (Coastal Credit), a Virginia limited liability company, was formed on July 21, 1997, for the purpose of purchasing and servicing retail installment contracts on used and, to a much lesser extent, new vehicles. Operations effectively commenced on April 1, 1998, when Coastal Credit acquired substantially all the finance-related assets from several corporations, collectively referred to as the Coastal Group.

Coastal Credit was established under a Limited Liability Agreement, as amended (the Agreement), between William McKnight, Regions First Financial, Castle Creek Capital Partners Fund IIa, Castle Creek Capital Partners Fund IIb and EDP Irrevocable Trust. The members shall have no individual liability whatsoever, whether to Coastal Credit, to any other members or the creditors of the Company, for the debts of Coastal Credit or any other losses or liabilities. The duration of Coastal Credit is perpetual. Pursuant to the terms of the Agreement, allocations of net income (loss) and distributions will be to and among the members in accordance with their percentage of ownership interest.

The consolidated financial statements include the accounts of Coastal Credit, LLC and Bayshore Auto Sales, a wholly owned subsidiary, collectively referred to as the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

(2)     Restatement of Consolidated Financial Statements

As a result of a review of the Company’s accounting for finance receivables under the provisions of American Institute of Certified Public Accounts (AICPA) Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans, and the impending effective date of AICPA Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, the Company determined that its historical accounting treatment for purchase discounts and the Company’s allowance for loan losses was not in accordance with generally accepted accounting principles. Historically, the Company had treated the majority of the purchase or acquisition discount on acquired loans as a non-accretable discount, which was used as a reserve for credit losses. In addition, the Company had historically charged off loans due to credit losses to non-accretable discounts and recorded recoveries as other income. The Company should have accounted for the entire acquisition discount as accretable discount and as an adjustment to yield over the life of the loan in accordance with Financial Accounting Standards Board (FASB) Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. In addition, the Company should have recorded an allowance for loan losses in the Company’s balance sheet and recorded a provision for loan losses in the Company’s statement of operations to provide for estimated credit losses at each reporting date in accordance with FASB Statement No. 5, Accounting for Contingencies. As a result, the Company has restated its consolidated financial statements for the years ended December 31, 2003 and 2002 to reflect these adjustments. The Company also restated depreciation and amortization expense for 2003 and 2002 and made other reclassification entries in the course of preparing the restated consolidated financial statements in order to conform to the current year presentation.

COASTAL CREDIT, LLC
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

        The effects of the restatement and reclassification entries are summarized below:

Changes to Consolidated Balance Sheet Accounts
As of December 31, 2003

	Previously reported	Effect of restatement entries	Restated

Finance receivables, net:
Finance receivables, net of unearned
finance charge income	$ 79,245,280	--	79,245,280
Accretable unearned acquisition discounts
and fees	(1,222,605)	(8,429,529)	(9,652,134)
Non-accretable discount reserve for credit
losses	(7,459,095)	7,459,095	--
Allowance for loan losses	--	(5,500,000)	(5,500,000)

Finance receivables, net	70,563,580	(6,470,434)	64,093,146
Property and equipment, net	869,304	(81,360)	787,944
Total assets	76,359,289	(6,551,794)	69,807,495
Members' equity	20,935,918	(6,551,794)	14,384,124
Total liabilities and members' equity	76,359,289	(6,551,794)	69,807,495

Changes to Consolidated Statements of Operations
For the Year ended December 31, 2003

	Previously reported	Effect of reclass entries	Effect of restatement entries	Restated

Total revenues:
Interest, discount and
fee income	$17,478,085	(17,478,085)	--	--
Interest income:
Finance charge income	--	15,746,260	--	15,746,260
Accretion of acquisition
discounts and fees	--	1,430,418	5,867,054	7,297,472

Total interest income	--	17,176,678	5,867,054	23,043,732
Other income	1,276,231	301,407	(1,338,897)	238,741

Total revenues	18,754,316	--	4,528,157	23,282,473
Provision for loan losses	--	--	5,739,409	5,739,409
Salaries and fringe benefits	5,848,416	--	(497,910)	5,350,506
Other operating expenses	2,979,800	--	22,806	3,002,606
Total expenses	11,899,283	--	5,264,305	17,163,588
Net income	6,855,033	--	(736,148)	6,118,885

COASTAL CREDIT, LLC
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

Changes to Consolidated Statements of Operations
For the Year ended December 31, 2002

	Previously reported	Effect of reclass entries	Effect of restatement entries	Restated

Total revenues:
Interest, discount and
fee income	$15,653,830	(15,653,830)	--	--
Interest income:
Finance charge income	--	15,365,027	--	15,365,027
Accretion of acquisition
discounts and fees	--	26,623	5,996,401	6,023,024

Total interest income	--	15,391,650	5,996,401	21,388,051
Other income	1,259,292	262,180	(1,313,243)	208,229

Total revenues	16,913,122	--	4,683,158	21,596,280
Provision for loan losses	--	--	6,103,611	6,103,611
Salaries and fringe benefits	5,633,763	--	(459,664)	5,174,099
Other operating expenses	2,991,712	--	22,806	3,014,518
Total expenses	11,998,275	--	5,666,753	17,665,028
Net income	4,914,847	--	(983,595)	3,931,252

Changes to Consolidated Statements of Members’ Equity

	Year ended December 31, 2003			Year ended December 31, 2002
	Previously reported	Effect of restatement entries	Restated	Previously reported	Effect of restatement entries	Restated

Members' equity, beginning of year	$ 16,102,776	(5,815,646)	10,287,130	13,013,831	(4,832,051)	8,181,780
Distributions to members	(2,021,891)	--	(2,021,891)	(1,825,902)	--	(1,825,902)
Net income for the year	6,855,033	(736,148)	6,118,885	4,914,847	(983,595)	3,931,252

Members' equity, end of year	20,935,918	(6,551,794)	14,384,124	16,102,776	(5,815,646)	10,287,130

Changes to the Consolidated Statements of Cash Flows
For the Year ended December 31, 2003

	Previously reported	Effect of restatement entries	Restated

Net income	$ 6,855,033	(736,148)	6,118,885
Provision for loan losses	--	5,739,409	5,739,409
Depreciation and amortization	271,663	22,806	294,469
Net cash provided by operating			--
activities	7,405,059	5,026,067	12,431,126
Cash collections on retail installment
contracts	37,637,963	(6,364,964)	31,272,999
Recoveries on charged off contracts	--	1,338,897	1,338,897
Net cash used in investing activities	(3,418,577)	(5,026,067)	(8,444,644)

COASTAL CREDIT, LLC
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

Changes to the Consolidated Statements of Cash Flows
For the Year ended December 31, 2002

	Previously reported	Effect of restatement entries	Restated

Net income	$ 4,914,847	(983,595)	3,931,252
Provision for loan losses	--	6,103,611	6,103,611
Depreciation and amortization	282,713	22,806	305,519
Net cash provided by operating
activities	5,485,891	5,142,822	10,628,713
Cash collections on retail installment
contracts	35,196,615	(6,456,065)	28,740,550
Recoveries on charged off contracts	--	1,313,243	1,313,243
Net cash used in investing activities	(2,393,436)	(5,142,822)	(7,536,258)

(a)	Changes to Consolidated Balance Sheet Accounts

1)	Non-accretable discount reserve for credit losses of $7,459,095 in 2003 was restated as accretable unearned acquisition discounts and fees in order to adjust yield over the life of the loans.

2)	Accretable unearned acquisition discounts and fees were increased by $8,429,529 in 2003 to restate all acquisition discounts as accretable.

3)	An allowance for loan losses of $5,500,000 in 2003 was established for estimated credit losses.

4)	Property and equipment, net was decreased by $81,360 in 2003 to increase accumulated amortization on leasehold improvements.

(b)	Changes to Consolidated Statements of Operations

1)	Reclassification entries were made to present all revenues as components of total interest income or other income.

2)	Other income was decreased by $1,338,897 in 2003 and $1,313,243 in 2002 to apply recoveries as a credit to the allowance for loan losses.

3)	Accretion of acquisition discounts and fees was increased by $6,364,964 in 2003 and $6,456,065 in 2002 in order to account for all acquisition discounts as a yield adjustment over the life of the loans.

4)	A provision for loan losses of $5,739,409 in 2003 and $6,103,611 in 2002 was recorded to provide for estimated credit losses.

5)	Salaries and fringe benefits expense was decreased and accretion of acquisition discounts and fees was decreased by $497,910 in 2003 and $459,664 in 2002 to reflect the amortization of contract origination costs as a reduction of interest income rather than as a debit to salaries and fringe benefits.

6)	Other operating expenses were decreased $22,806 in 2003 and 2002 to increase amortization on leasehold improvements.

COASTAL CREDIT, LLC
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

(c)	Changes to Consolidated Statements of Cash Flows

1)	Restatement entries were made to increase net cash provided by operating activities and increase net cash used in investing activities by $5,026,067 in 2003 and $5,142,822 in 2002 in order to reflect recoveries on charged off loans of $1,338,897 in 2003 and $1,313,243 in 2002 as an investing activity and to reflect all cash payments received attributable to discount accretion income of $6,364,964 in 2003 and $6,456,065 in 2002 as operating activities.

(3)	Summary of Significant Accounting Policies

(a)	Finance Receivables

Finance receivables are recorded at cost, net of unearned finance charges, discounts and fees. The Company purchases finance contracts from auto dealers without recourse, and accordingly, the dealer usually has no liability to the Company if the consumer defaults on the contract.

Coastal Credit does not have any off-balance-sheet credit exposure related to its contract portfolio.

(b)	Income Recognition

Finance charge income is recognized for financial reporting purposes using the interest method. Initial fees earned on “add-on” products such as collateral protection insurance, credit life insurance, road service plans and warranty products are recorded in income using the interest method. Late charges and deferment charges on contracts are recorded in income as collected. Cash received from loans that have previously been charged off are applied directly to the allowance for loan losses in the accompanying consolidated balance sheets. Discounts and fees, which consist primarily of non-refundable dealer acquisition discounts, and direct costs of originating loans are deferred and amortized over the term of the related finance receivables using the interest method and are removed from the balance sheet when the related finance receivables are charged off or paid in full prior to contractual maturity.

(c)	Acquisition Discounts and Fees

Coastal Credit acquires contracts from automobile dealers at a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. Dealer acquisition discounts and fees reduce the carrying value of finance receivables and are accreted into earnings as an adjustment to yield over the life of the loans in accordance with FASB Statement No. 91.

(d)	Allowance for Loan Losses

Provisions for loan losses are charged to operations in amounts sufficient to maintain the allowance for loan losses at a level considered adequate to cover probable credit losses inherent in the Company’s finance receivables.

The allowance for loan losses is established systematically by management based on the determination of the amount of probable credit losses inherent in the finance receivables as of the reporting date. The Company reviews charge off experience factors, delinquency reports, historical collection rates and other information in order to make the necessary judgments as to probable credit losses inherent in the portfolio as of the reporting date. Assumptions regarding probable credit losses are reviewed quarterly and may be impacted by actual performance of finance receivables and changes in any of the factors discussed above. Should the credit loss assumptions increase, there

COASTAL CREDIT, LLC
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

could be an increase in the amount of allowance for loan losses required, which could decrease the net carrying value of finance receivables and increase the provision for loan losses recorded in the accompanying consolidated financial statements.

(e)	Charge Off Policy

The Company’s policy is to charge off finance receivables against the allowance for loan losses in the month in which the installment contract becomes 60 days delinquent under recency terms and 180 days delinquent under contractual terms, if the Company has not repossessed the vehicle. If the Company has repossessed the vehicle, the receivable is charged off in the month the repossessed automobile is disposed of at public auction unless the Company foresees cash collections on the receivable in the near future. Receivables, which are deemed uncollectible prior to the maximum charge off period, are charged off immediately.

If the Company is not able to make contact with a delinquent borrower or if the borrower is unable to make payment arrangements acceptable to Coastal Credit, a repossession firm repossesses the vehicle and delivers it to a secure location specified by Coastal Credit. As required by applicable state law, Coastal Credit notifies the borrower by certified letter that the vehicle has been repossessed and that, to regain the vehicle, he or she must make arrangements satisfactory to Coastal Credit and pay the amount owed under the contract within the statutory redemption period allowed by the applicable state law after delivery of the letter. If satisfactory arrangements for return of the vehicle are not made within the statutory period, Coastal Credit then sends the title to the vehicle to the applicable state title transfer department, which then registers the vehicle in Coastal Credit’s name. Coastal Credit then sells the vehicle by public auction. On average, approximately 45 days lapse between the time Coastal Credit takes possession of a vehicle and the time it is sold at auction.

All charged off loans are transferred to a Profit and Loss (P&L) Department. The P&L Department attempts to collect the contract until the borrower has paid the contract or all legal remedies have been exhausted.

(f)	Vehicle Inventory

Vehicle inventory consists of vehicles available for sale and is stated at the lower of estimated wholesale value or cost.

(g)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. Total accumulated depreciation and amortization at December 31, 2004 and 2003 was $1,443,750 and $1,197,438, respectively. Coastal Credit uses the following periods for depreciation or amortization:

Office equipment	5-7 years
Computer equipment	3-5 years
Transportation equipment	5 years
Furniture and fixtures	5-7 years
Leasehold improvements	7-10 years

COASTAL CREDIT, LLC
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

(h)	Impairment or Disposal of Long-Lived Assets

Coastal Credit accounts for long-lived assets in accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, the impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The Company adopted Statement No. 144 on January 1, 2002. The adoption of Statement No. 144 did not affect the Company’s consolidated financial statements.

(i)	Goodwill

Prior to January 1, 2002, goodwill, which represents the excess of purchase price over fair value of net assets acquired, was amortized on a straight-line basis over 15 years. Effective January 1, 2002, the Company adopted the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets. As a result, goodwill is no longer amortized; rather,the Company annually tests the goodwill for impairment. The amount of goodwill impairment, if any, is measured as the excess of the carrying value over the fair value. No impairment charges have been recorded for 2004, 2003 or 2002. Accordingly, accumulated amortization at December 31, 2004 and 2003 was $888,702.

(j)	Income Taxes

The Company is a limited liability company; therefore, the individual members report income or loss on their income tax returns rather than the Company.

(k)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions included in the Company’s consolidated financial statements relate to the allowance for loan losses. Actual results could differ from those estimates.

(l)	Current Accounting Pronouncements

In December 2003, the Accounting Standards Executive Committee issued SOP No. 03-3, which addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 clarified that credit-related discounts only apply when there is deterioration in credit quality between the time the loan is originated and when it is acquired. The Company’s loans are acquired shortly after origination and there is no credit deterioration during the time between origination of loans and
F-52 COASTAL CREDIT, LLC Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

purchase of loans by the Company. Therefore, the Company’s loans are not within the scope of SOP No. 03-3.

(4)	Finance Receivables

Finance receivables generally have original terms ranging from 32 to 48 months and are secured by the related vehicles. Finance receivables outstanding at December 31, 2004 and 2003 were as follows:

	2004	2003
		Restated

Interest bearing finance receivables	$ 41,862,244	33,366,560
Pre-computed finance receivables	35,124,428	45,102,168
Contract origination costs	770,911	776,552

Finance receivables, net
of unearned finance
charge income	77,757,583	79,245,280
Accretable unearned acquisition discounts
and fees	(9,502,363)	(9,652,134)

Finance receivables, net
of discounts and fees	68,255,220	69,593,146
Allowance for loan losses	(5,200,000)	(5,500,000)

Finance receivables, net	$ 63,055,220	64,093,146

A summary of the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004	2003	2002
		Restated	Restated

Balance at beginning of year	$(5,500,000)	(5,250,000)	(4,400,000)
Provision for loan losses	(4,917,300)	(5,739,409)	(6,103,611)
Less charge offs, net of recoveries:
Charge offs	6,570,468	6,828,306	6,566,854
Recoveries on charged off contracts	(1,353,168)	(1,338,897)	(1,313,243)

Net charge offs	5,217,300	5,489,409	5,253,611

Balance at end of year	$(5,200,000)	(5,500,000)	(5,250,000)

F-53 COASTAL CREDIT, LLC Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

Cash collections (excluding discounts, fees and finance charges earned) for the years ended December 31, 2004, 2003 and 2002 were as follows:

	2004	2003	2002
		Restated	Restated

Cash collections on retail installment
contracts	$34,377,970	31,272,999	28,740,550
Percent of average finance receivables,
net of discounts and fees	50%	46%	42%

(5)	Line of Credit

In March 2004, the Companynegotiated a $20,000,000 increase in its line of credit with its existing lending institution, bringing the total available credit line to $80,000,000, of which $46,000,000 was utilized at December 31, 2004. At December 31, 2003, the line of credit was $60,000,000, of which $43,000,000 was utilized. Additionally, the maturity date on the line of credit was extended to December 31, 2007. The credit facility is secured by substantially all assets of the Company. The Company must maintain specified financial ratios within guidelines established by the lender. Interest is paid monthly at a variable rate, based on meeting certain financial criteria. At December 31, 2004 and 2003, the rate was the London Interbank Offered Rate (LIBOR) plus 2.85% (5.14% at December 31, 2004 and 4.02% at December 31, 2003). The Company must pay an annual commitment fee of 1/8 of 1% on the average daily unused commitment. In the event of a significant pay down or an earlier retirement of the revolver commitment, the Company would sustain certain prepayment penalties.

(6)	Subordinated Debentures

In March 2004, the Company redeemed $4,050,000 and re-issued the remaining $6,200,000 to holders of existing subordinated debentures, which had reached contractual maturity. In August 2004, the Company redeemed an additional $2,500,000 of subordinated debentures. Interest on the notes is payable quarterly at a fixed rate of interest ranging from 11.13% to 12.0% per annum. At December 31, 2004 and 2003, the holders of $2,850,000 and $8,875,000, respectively, of subordinated debt were related parties.

All of the subordinated debt matures in 2007 and is subordinate to the line of credit.

(7)	Leases and Related Party Transactions
The Company maintains operating leases for various offices and vehicles in Virginia, Florida, Delaware, Louisiana, Nevada, Oklahoma, Mississippi, Ohio, Pennsylvania and Georgia. The leases have expiration dates ranging from January 2005 to September 2008. McKnight Family Partnership, a related party, owns the Virginia and one of the Florida office buildings and for the years ending December 31, 2004, 2003 and 2002, the McKnight Family Partnership received lease payments of $260,057, $252,904 and $243,582, respectively.

Total rental expense related to operating leases during 2004, 2003 and 2002 was $619,019, $578,626 and $520,275, respectively, and is included in other operating expenses.

F-54 COASTAL CREDIT, LLC Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

Future minimum lease payments under operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2004 are:

	Total payments	Payments to related parties

Year ending December 31,
2005	$498,543	269,391
2006	356,643	235,658
2007	58,024	28,677
2008 and thereafter	26,902	--

The Company has an agreement with respect to use of an aircraft owned by McKnight L.L.C., an entity controlled by a related party. The agreement provides that Coastal Credit will pay McKnight L.L.C. $14,000 per month to defray expenses associated with ownership of the aircraft in consideration for McKnight L.L.C.‘s willingness to make the aircraft available for business use by key employees of Coastal Credit. Coastal Credit is required to pay additional amounts in any month in which its aircraft usage exceeds prescribed amounts. Payments by Coastal Credit to McKnight L.L.C. under this arrangement were $210,755, $176,441 and $187,455 for the years ended December 31, 2004, 2003 and 2002, respectively.

As discussed in note 6, certain of the subordinated debt holders are related parties.

(8)	Retirement Plan

The Company has a 401(k) plan for full-time employees. Under the plan, the Company matches employee contributions at the rate of 50%, up to 3% of salary for those electing to participate. The related expense for 2004, 2003 and 2002 was $77,493, $62,184 and $62,458, respectively.

(9)	Subsequent Event (Unaudited)

On March 9, 2005, the members of the Company agreed to sell all of their interests to White River Capital, Inc. for an aggregate price of approximately $45,000,000 in cash plus $5,000,000 in one-year notes. Under the terms of the agreement, each selling member will receive a portion of the consideration based on his or her percentage ownership interests in the Company. The transaction is expected to close by June 30, 2005.

(10)	Fair Value of Financial Instruments

FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether recognized or not in the Company’s consolidated balance sheets. Fair values are based on estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of future cash flows. Therefore, the estimates of fair value may differ substantially from amounts that ultimately may be realized or paid at settlement or maturity of the financial instruments and those differences may be material. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

F-55 COASTAL CREDIT, LLC Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

Estimated fair values, carrying values and various methods and assumptions used in valuing the Company’s financial instruments are set forth below:

		As of December 31, 2004		As of December 31, 2003
				Restated
		Carrying value	Estimated fair value	Carrying value	Estimated fair value

Financial assets:
Finance receivables, net	(a)	$63,055,220	63,055,220	64,093,146	64,093,146
Cash	(b)	973,262	973,262	1,921,976	1,921,976
Financial liabilities:
Line of credit	(c)	46,000,000	46,000,000	43,000,000	43,000,000
Subordinated debentures	(d)	3,700,000	3,700,000	10,250,000	10,250,000

(a)	The carrying value of finance receivables is considered to be a reasonable estimate of fair value because portfolio interest rates are equivalent to present market interest rates and due to the short-term maturity of finance receivables.

(b)	The carrying value of cash approximates the fair value since these investments bear interest at market rates and have maturities of less than 90 days.

(c)	The line of credit facility has a variable rate of interest and maturity of three years or less. Therefore, the carrying value approximates the fair value.

(d)	The fair value of subordinated debentures is estimated based on rates currently available for debt with similar terms and remaining maturities.

(11)	Commitments and Contingencies

(a)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily finance receivables. The Company provides credit during the normal course of business and performs ongoing credit evaluations of its customers. The Company maintains an allowance for loan losses which, when realized, has been within the range of management’s expectations. The Company perfects a primary security interest in all vehicles financed as a form of collateral.

Finance receivables represent contracts with consumers residing in various states throughout the United States with borrowers located in Virginia and Florida, each accounting for 24% and 10%, respectively, of the finance receivables portfolio as of December 31, 2004. No other state accounted for more than 10% of finance receivables.

(b)	Legal Proceedings

As a consumer finance company, the Company is subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things, usury, disclosure inaccuracies, wrongful repossession, violations of bankruptcy stay provisions, certificate of title disputes, fraud, breach of contract and discriminatory treatment of credit applicants. Some litigation against the Company could take the form of class action complaints by consumers. As the assignee of finance contracts originated by dealers, the Company may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. The relief requested by the plaintiffs varies
F-56 COASTAL CREDIT, LLC Notes to Consolidated Financial Statements December 31, 2004, 2003 and 2002

but includes requests for compensatory, statutory and punitive damages. The Company believes that it has taken prudent steps to address and mitigate the litigation risks associated with its business activities.

Coastal Credit currently is not a party to any pending legal proceedings other than ordinary routine litigation incidental to its business. Coastal Credit’s management believes that none of the pending legal proceedings, if decided adversely to Coastal Credit, would have a material adverse effect on its financial position.

COASTAL CREDIT, LLC

Condensed Consolidated Financial Statements (Unaudited) March 31, 2005 F-58

COASTAL CREDIT, LLC

Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2005	December 31, 2004

Finance receivables, net (note 3)	$64,659,479	63,055,220
Cash	1,553,568	973,262
Vehicle inventory	185,694	252,154
Property and equipment, net	647,148	650,682
Prepaid expenses and other assets, net	164,574	147,801
Goodwill, net	2,666,206	2,666,206

Total assets	$69,876,669	67,745,325

Liabilities and Members' Equity
Liabilities:
Accounts payable and accrued liabilities	$ 1,509,278	2,076,937
Line of credit	47,000,000	46,000,000
Subordinated debentures	3,700,000	3,700,000

Total liabilities	52,209,278	51,776,937

Members' equity	17,667,391	15,968,388

Commitments, contingencies and subsequent event (note 4)
Total liabilities and members' equity	$69,876,669	67,745,325

See accompanying notes to condensed consolidated financial statements (unaudited). F-59

COASTAL CREDIT, LLC

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended March 31, 2005	Three months ended March 31, 2004

Revenues:
Interest income:
Finance charge income	$3,737,736	3,717,145
Accretion of acquisition discounts and fees	1,838,762	1,861,825

Total interest income	5,576,498	5,578,970
Other income	186,516	265,714

Total revenues	5,763,014	5,844,684

Expenses:
Interest expense	750,011	757,016
Provision for loan losses (note 3)	999,803	1,195,944
Salaries and fringe benefits	1,309,464	1,369,004
Other operating expenses	1,004,733	895,040

Total expenses	4,064,011	4,217,004

Net income	$1,699,003	1,627,680

See accompanying notes to condensed consolidated financial statements (unaudited). F-60

COASTAL CREDIT, LLC

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended March 31, 2005	Three months ended March 31, 2004

Cash flows from operating activities:
Net income	$ 1,699,003	1,627,680
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	999,803	1,195,944
Gain on sale of assets	—	(245)
Depreciation and amortization	55,169	68,252
Changes in assets and liabilities:
Vehicle inventory	66,460	(97,777)
Prepaid expenses and other assets	(26,725)	(87,120)
Accounts payable and accrued liabilities	(567,658)	(798,822)

Net cash provided by operating activities	2,226,052	1,907,912

Cash flows from investing activities:
Cash collections on retail installment contracts	9,200,146	9,075,692
Retail installment contracts purchased	(12,202,456)	(10,263,819)
Recoveries on charged off contracts	398,247	395,223
Property and equipment expenditures	(41,683)	(43,846)
Proceeds from sale of assets	—	17,738

Net cash used in investing activities	(2,645,746)	(819,012)

Cash flows from financing activities:
Net borrowings (repayments) on line of credit	1,000,000	7,000,000
Repayments of subordinated debentures	—	(4,050,000)
Distributions to members	—	(5,050,285)

Net cash provided (used) in financing activities	1,000,000	(2,100,285)

Net increase (decrease) in cash	580,306	(1,011,385)
Cash, beginning of period	973,262	1,921,976

Cash, end of period	$ 1,553,568	910,591

Supplemental disclosure of cash flow information -
Cash paid during the period for interest	$ 736,606	864,191

See accompanying notes to condensed consolidated financial statements (unaudited).

COASTAL CREDIT, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

March 31, 2005

Basis of Presentation

The accompanying condensed consolidated financial statements of Coastal Credit, LLC (Coastal Credit) have been prepared in accordance with accounting principles generally accepted in the United States. These accounting principles were applied on a basis consistent with those of the audited consolidated financial statements of Coastal Credit for the year ended December 31, 2004, contained in the Proxy Statement/Prospectus of White River Capital, Inc. filed with the Securities and Exchange Commission on April 6, 2005 (the “White River Proxy Statement/Prospectus”). In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly Coastal Credit’s financial position as of March 31, 2005, its results of operations for the three months ended March 31, 2005 and 2004, and its cash flows for the three months ended March 31, 2005 and 2004. The consolidated balance sheet of Coastal Credit at December 31, 2004 was derived from the audited financial statements of Coastal Credit for the year ended December 31, 2004 as filed in the White River Proxy Statement/Prospectus. The results of operations for the interim period are not necessarily indicative of the results of operations to be expected for the full year or any future period.

The accompanying condensed consolidated financial statements have been prepared with the assumption that users of the interim financial information have either read or have access to Coastal Credit’s consolidated financial statements for the year ended December 31, 2004 contained in the White River Proxy Statement/Prospectus. Accordingly, footnote disclosures that would substantially duplicate the disclosures contained in Coastal Credit’s audited consolidated financial statements as of and for the year ended December 31, 2004 have been omitted from these condensed consolidated financial statements. These condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such instructions, rules and regulations. The accompanying condensed consolidated financial statements should be read in conjunction with the Coastal Credit’s audited consolidated financial statements for the year ended December 31, 2004 contained in the White River Proxy Statement/Prospectus.

(1)	Organization, Business and Principles of Consolidation

Coastal Credit, LLC (Coastal Credit), a Virginia limited liability company, was formed on July 21, 1997, for the purpose of purchasing and servicing retail installment contracts on used and, to a much lesser extent, new vehicles. Operations effectively commenced on April 1, 1998, when Coastal Credit acquired substantially all the finance-related assets from several corporations, collectively referred to as the Coastal Group.

Coastal Credit is the result of a Limited Liability Agreement, as amended (the Agreement), between William McKnight, Regions First Financial, Castle Creek Capital Partners Fund IIa, Castle Creek Capital Partners Fund IIb and EDP Irrevocable Trust. The members shall have no individual liability whatsoever, whether to Coastal Credit, to any other members or the creditors of the Company, for the debts of Coastal Credit or any other losses or liabilities. The duration of Coastal Credit is perpetual. Pursuant to the terms of the Agreement, allocations of net income (loss) will be to and among the members in accordance with their percentage of ownership interest.

On March 9, 2005, the members of the Company agreed to sell all of their interests to White River Capital, Inc. for an aggregate price of approximately $45,000,000 in cash plus $5,000,000 in one-year notes. Under

F-62

the terms of the agreement, each selling member will receive a portion of the consideration based on his or her percentage ownership interests in the Company. The transaction is expected to close by June 30, 2005.

(2)	Summary of Significant Accounting Policies

(a)	Finance Receivables

Finance receivables are recorded at cost, net of unearned finance charges, discounts and fees. The Company purchases finance contracts from auto dealers without recourse, and accordingly, the dealer usually has no liability to the Company if the consumer defaults on the contract.

Coastal Credit does not have any off-balance-sheet credit exposure related to its contract portfolio.

(b)	Income Recognition

Finance charge income is recognized for financial reporting purposes using the interest method. Initial fees earned on “add-on” products such as collateral protection insurance and warranty products are recorded in income using the interest method. Late charges and deferment charges on contracts are recorded in income as collected. Cash received from loans that have previously been charged off are applied directly to the allowance for loan losses in the accompanying consolidated balance sheets. Discounts and fees, which consist primarily of non-refundable dealer acquisition discounts, and direct costs of originating loans are deferred and amortized over the term of the related finance receivables using the interest method and are removed from the balance sheet when the related finance receivables are charged off or paid in full prior to contractual maturity.

(c)	Acquisition Fees

Coastal Credit acquires contracts from automobile dealers at a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. Dealer acquisition discounts and fees reduce the carrying value of finance receivables and are accreted into earnings as an adjustment to yield over the life of the loans in accordance with FASB Statement No. 91.

(d)	Allowance for Loan Losses

Provisions for loan losses are charged to operations in amounts sufficient to maintain the allowance for loan losses at a level considered adequate to cover probable credit losses inherent in the Company’s finance receivables.

The allowance for loan losses is established systematically by management based on the determination of the amount of probable credit losses inherent in the finance receivables as of the reporting date. The Company reviews charge-off experience factors, delinquency reports, historical collection rates and other information in order to make the necessary judgments as to probable credit losses inherent in the portfolio as of the reporting date. Assumptions regarding probable credit losses are reviewed quarterly and may be impacted by actual performance of finance receivables and changes in any of the factors discussed above. Should the credit loss assumptions increase, there could be an increase in the amount of allowance for loan losses required, which could decrease the net carrying value of finance receivables and increase the provision for loan losses recorded on the accompanying consolidated financial statements.

(e)	Charge off Policy

The Company’s policy is to charge off finance receivables against the allowance for loan losses in the month in which the installment contract becomes 60 days delinquent under recency terms and 180 days delinquent under contractual terms, if the Company has not repossessed the vehicle. If the Company has repossessed the vehicle, the receivable is charged off in the month the repossessed automobile is disposed of at public auction unless the Company foresees cash collections on the

F-63

receivable in the near future. Receivables, which are deemed uncollectible prior to the maximum charge off period, are charged off immediately.

If the Company is not able to make contact with a delinquent borrower or if the borrower is unable to make payment arrangements acceptable to Coastal Credit, a repossession firm repossesses the vehicle and delivers it to a secure location specified by Coastal Credit. As required by applicable state law, Coastal Credit notifies the borrower by certified letter that the vehicle has been repossessed and that, to regain the vehicle, he or she must make arrangements satisfactory to Coastal Credit and pay the amount owed under the contract within the statutory redemption period allowed by the applicable state law after delivery of the letter. If satisfactory arrangements for return of the vehicle are not made within the statutory period, Coastal Credit then sends the title to the vehicle to the applicable state title transfer department, which then registers the vehicle in Coastal Credit’s name. Coastal Credit then sells the vehicle by public auction. On average, approximately 45 days lapse between the time Coastal Credit takes possession of a vehicle and the time it is sold at auction.

All charged off loans are transferred to a Profit and Loss (P&L) Department. The P&L Department attempts to collect the contract until the borrower has paid the contract or all legal remedies have been exhausted.

(f)	Vehicle Inventory

Vehicle inventory consists of vehicles available for sale and is stated at the lower of estimated wholesale value or cost.

(g)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized straight line over the shorter of the lease term or the estimated useful life of the asset. Total accumulated depreciation and amortization at March 31, 2005 and December 31, 2004 was $1,512,262 and $1,443,750, respectively. Coastal Credit uses the following periods for depreciation:

Office equipment	5-7 years
Computer equipment	3-5 years
Transportation equipment	5 years
Furniture and fixtures	5-7 years
Leasehold improvements	7-10 years

(h)	Income Taxes

The Company is a limited liability company; therefore, the individual members report income or loss on their income tax returns rather than by the Company.

F-64

(3)	Finance Receivables

Finance receivables generally have original terms ranging from 32 to 48 months and are secured by the related vehicles. Finance receivables outstanding at March 31, 2005 and December 31, 2004 were as follows:

	March 31, 2005	December 31, 2004

Interest-bearing finance receivables	$ 49,209,311	41,862,244
Pre-computed finance receivables	29,657,114	35,124,428
Contract origination costs	773,815	770,911

Finance receivables, net
of unearned finance charge income	79,640,240	77,757,583
Accretable unearned acquisition discounts and fees	(9,905,761)	(9,502,363)

Finance receivables, net of discounts
and fees	69,734,479	68,255,220
Allowance for loan losses	(5,075,000)	(5,200,000)

Finance receivables, net	$ 64,659,479	63,055,220

A summary of the allowance for loan losses for the three months ended March 31, 2005 is as follows:

Balance at beginning of period	$(5,200,000)
Provision for loan losses	(999,803)
Less charge offs, net of recoveries:
Charge offs	1,523,050
Recoveries on charged off accounts	(398,247)

Net charge offs	1,124,803

Balance at end of period	$(5,075,000)

Cash collections (excluding discounts, fees and finance charges earned) for the three months ended March 31, 2005 and 2004 were as follows:

	March 31, 2005	March 31, 2004
Cash collections on retail installment
contracts	$9,200,146	9,075,692
Percent of average finance receivables,
net of discounts and fees	13%	13%

White River
Capital, Inc.

Balance Sheet as of December 31, 2004
and Report of Independent Registered
Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
White River Capital, Inc.
Indianapolis, Indiana

We have audited the accompanying balance sheet of White River Capital, Inc. (“White River”) as of December 31, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of White River Capital, Inc. as of December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, White River was formed for the purpose of acting as a holding company and effecting a recapitalization transaction proposed by the board of directors of Union Acceptance Corporation. White River has not issued any shares of its common stock.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Indianapolis, Indiana
March 15, 2005

WHITE RIVER CAPITAL, INC.

BALANCE SHEET
DECEMBER 31, 2004

ASSETS

DEFERRED COSTS	$633,809

TOTAL	$633,809

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Due to Castle Creek	$633,809

Total liabilities	633,809

SHAREHOLDERS' EQUITY:
Preferred Stock, without par value, authorized
3,000,000 shares; none issued and outstanding	-
Common Stock, without par value, authorized
20,000,000 shares; none issued and outstanding	-

Total shareholders' equity	-

TOTAL	$633,809

See notes to balance sheet. F-68 WHITE RIVER CAPITAL, INC. NOTE TO BALANCE SHEET DECEMBER 31, 2004

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business—White River Capital, Inc. (“White River”) is an Indiana corporation incorporated on December 30, 2004, for the purpose of acting as a holding company and effecting a recapitalization transaction proposed by the board of directors of Union Acceptance Corporation (“UAC”), another Indiana corporation. White River has not conducted any business other than activities directed toward the completion of the transactions described below. White River has not issued any shares of its common stock.

For financial reporting purposes, White River reported its formation as if it was effective December 31, 2004 since there was no operations or cash flows for the period December 30, 2004 to December 31, 2004.

Deferred Costs—As of December 31, 2004, White River had incurred deferred costs totaling $633,809. These deferred costs consist of professional fees paid for tax advisory services, legal counsel, accounting due diligence and UAC financial statement audit expenses to effect the transactions described below.

Due to Castle Creek—As of December 31, 2004, White River had amounts due to Castle Creek Capital Partners Fund IIa, LP and Castle Creek Capital Partners Fund IIb, LP through these funds’ general partner, Castle Creek Capital LLC (“Castle Creek”) of $633,809. Upon the completion of the transactions described below. White River has agreed to reimburse Castle Creek for all costs paid on its behalf. Castle Creek is considered a related party since it is a significant shareholder of UAC.

Subsequent Events—UAC’s management believes that it is unlikely that any cash flows will remain from its bankruptcy estate to benefit UAC common shareholders after payments to the creditors of UAC have been completed. UAC’s management has developed a plan for a series of transactions that it believes will enable it to combine with another auto finance company, acquire or resolve substantially all remaining claims under its bankruptcy plan of reorganization (the “Plan”), and carry the combined company forward under a new holding company structure. White River was formed with the intention of becoming the holding company for UAC upon completion of a series of proposed transactions which include:

o	a share exchange for White River common shares by UAC common shareholders;
o	a $35 million subscription rights equity offering by White River;
o	a $15 million note issuance by White River;
o	the acquisition of an auto finance company by White River for $50 million and;
o	the buyout of substantially all of the UAC restructured senior notes (“Senior Notes”), restructured subordinated notes (“Subordinated Notes”), and their accompanying accrual notes (“Accrual Notes”) by White River.

On February 15, 2005, UAC, White River, and the Plan Committee representing the UAC creditors entered into a memorandum of understanding providing for the proposed buyout of the remaining outstanding Senior Notes, Subordinated Notes and Accrual Notes payable of UAC. This agreement stipulates that White River, as the eventual parent of UAC, will pay 100% of the principal value of the

Senior Notes and 13% of the principal value of the Subordinated Notes for the tender of these notes and their accompanying Accrual Notes to White River. Additional funds would be distributed to the former Subordinated Note holders in the future if certain prescribed events occurred including but not limited to the passing of federal legislation which would allow UAC to carry back federal income tax net operating loss carryforwards to recover income taxes previously paid in 2000. This tender offer has been accepted by 100% of the Senior Note holders and approximately 89% of the Subordinated Note holders of UAC. General unsecured claim holders of UAC will also be offered a buyout for an amount that is not less than the estimated aggregate amount that such holders would receive in subsequent distributions under the Plan assuming holders of Senior Notes were paid in full and holders of Subordinated Notes received a total amount equal to 13% of their original principal. This amount will be approximately 6% of their original claim amount.

On March 8, 2005, the board of directors of UAC reviewed and considered the series of transactions outlined above. UAC’s board of directors approved the following actions subject to UAC shareholder approval:

o	the share exchange agreement between UAC and White River;
o	the acquisition of the auto finance company by White River;
o	the issuance of a warrant to purchase White River common stock to Castle Creek, who has advanced funds in connection with the described transactions and has assisted in developing, structuring and implementing the transactions and;
o	the $15 million note placement agreement by White River.

The share exchange agreement was executed on March 9, 2005 by UAC. A purchase agreement (to effect the acquisition), the note purchase agreement and the warrant issuance agreement were also executed on March 9, 2005 by White River.

The $15 million secured note to be issued will bear interest at a fixed rate of 10.75%. Interest will be payable in arrears quarterly beginning July 1, 2005. Principal will be payable in sixteen quarterly installments of $937,500 commencing July 1, 2006.

The warrant to be issued by White River to Castle Creek is to purchase 132,500 shares of White River common stock at an exercise price of $10 per share. The term of the warrant will be three years and 90 days and will be exercisable three years after issuance.

There are several conditions that must be met in order for the above transactions to occur including UAC shareholder approval.

********** F-70 White River Capital, Inc. Condensed Balance Sheets as of March 31, 2005 and December 31, 2004 F-71 WHITE RIVER CAPITAL, INC. CONDENSED BALANCE SHEETS

ASSETS	March 31, 2005	December 31, 2004

DEFERRED COSTS	$1,195,163	$633,809

TOTAL	$1,195,163	$633,809

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Due to Castle Creek	$1,195,163	$633,809

Total liabilities	1,195,163	633,809

SHAREHOLDERS' EQUITY:
Preferred Stock, without par value, authorized
3,000,000 shares; none issued and outstanding	—	—
Common Stock, without par value, authorized
20,000,000 shares; none issued and outstanding	—	—

Total shareholders' equity	—	—

TOTAL	$1,195,163	$633,809

See notes to balance sheet. F-72 WHITE RIVER CAPITAL, INC. NOTES TO CONDENSED BALANCE SHEETS MARCH 31, 2005 AND DECEMBER 31, 2004

1.	BASIS OF PRESENTATION

The foregoing condensed balance sheets are unaudited. However, in the opinion of management, all adjustments necessary for a fair presentation of the results of the interim period presented have been included. All adjustments are of a normal and recurring nature. Results for any interim period are not necessarily indicative of results to be expected for the year ending December 31, 2005. There were no operations or cash flows for the period December 30, 2004 to March 31, 2005.

The condensed interim financial statement has been prepared in accordance with Form 10-Q specifications and therefore do not include all information and footnotes normally shown in annual financial statements. A summary of the White River Capital, Inc. (“White River”) significant accounting policies is set forth in “Note 1” of the “Notes to Consolidated Financial Statements” in the White River’s Annual Report for the year ended December 31, 2004.

2.	GENERAL DISCUSSION

White River was formed with the intention of becoming the holding company for UAC upon completion of a series of transactions which include:

•	a share exchange for White River common shares by UAC common shareholders;
•	a $35 million subscription rights equity offering by White River;
•	a $15 million note issuance by White River;
•	the acquisition of an auto finance company for $50 million and;
•	the buyout of substantially all of the UAC restructured senior notes (“Senior Notes”), restructured subordinated notes (“Subordinated Notes”), and their accompanying accrual notes (“Accrual Notes”).

On February 15, 2005, UAC, White River, and the Plan Committee representing the UAC creditors entered into a memorandum of understanding providing for the proposed buyout of the remaining outstanding Senior Notes, Subordinated Notes and Accrual Notes payable. This agreement stipulates that White River, as the eventual parent of UAC, will pay 100% of the principal value of the Senior Notes and 13% of the principal value of the Subordinated Notes for the tender of these notes and their accompanying Accrual Notes to White River. Additional funds would be distributed to the former Subordinated Note holders in the future if certain prescribed events occurred including but not limited to the passing of federal legislation which would allow UAC to carry back federal income tax net operating loss carryforwards to recover income taxes previously paid in 2000. This tender offer has been accepted by 100% of the Senior Note holders and approximately 89% of the Subordinated Note holders of UAC. General unsecured claim holders of UAC will also be offered a buyout for an amount that is not less than the estimated aggregate amount that such holders would receive in subsequent distributions under the Plan assuming holders of Senior Notes were paid in full and holders of Subordinated Notes received a total amount equal to 13% of their original principal. This amount will be approximately 6% of their original claim amount.

F-73

On March 8, 2005, the board of directors of UAC reviewed and considered the series of transactions outlined above. UAC’s board of directors approved the following actions subject to shareholder approval:

1.	the share exchange agreement between UAC and White River;
2.	the acquisition of the auto finance company;
3.	the issuance of a warrant to purchase White River common stock to Castle Creek, who has advanced funds in connection with the described transactions and has assisted in developing, structuring and implementing the transactions and;
4.	the $15 million note placement agreement.

The share exchange agreement was executed on March 9, 2005 by UAC. A purchase agreement (to effect the acquisition), the note purchase agreement and the warrant issuance agreement were also executed on March 9, 2005 by White River.

The $15 million secured note to be issued will bear interest at a fixed rate of 10.75%. Interest will be payable in arrears quarterly beginning July 1, 2005. Principal will be payable in sixteen quarterly installments of $937,500 commencing July 1, 2006.

The warrant to be issued by White River to Castle Creek is to purchase 132,500 shares of White River common stock at an exercise price of $10 per share. The term of the warrant will be three years and 90 days and will be exercisable three years after issuance. On May 31, 2005, an amendment to the warrant issuance agreement was approved that increases the number of shares to 150,000 that can be purchased subject to the warrant.

3.	DEFERRED COSTS

At March 31, 2005, White River had incurred deferred costs totaling $1,195,163 compared to $633,809 at December 31, 2004. These deferred costs consist of professional fees paid for tax advisory services, legal counsel, accounting due diligence and UAC financial statement audit expenses to effect the transactions described in Note 2.

4.	DUE TO CASTLE CREEK

White River had amounts due to Castle Creek Capital Partners Fund IIa, LP and Castle Creek Capital Partners Fund IIb, LP through these funds’ general partner, Castle Creek Capital LLC (“Castle Creek”) of $1,195,163 and $633,809 at March 31, 2005 and December 31, 2004, respectively. Upon the completion of the transactions described in Note 2. White River has agreed to reimburse Castle Creek for all costs paid on its behalf. Castle Creek is considered a related party since it is a significant shareholder of UAC.

5.	SUBSEQUENT EVENTS

On April 22, 2005, White River entered into a Revolving Note agreement with Castle Creek Capital Partners Fund IIa, LP and Castle Creek Capital Partners Fund IIb, LP (the “Lender”) for the purpose of funding operating expenses of White River. This agreement allows White River to borrow from the Lender up to $120,000 at a rate of 10% per annum. The outstanding principal and interest are payable on August 16, 2005, or, if earlier, the date three business days following consummation of the subscription offering described in Borrower’s registration statement filed with the Securities and Exchange Commission

During May 2005, Castle Creek funds have undertaken to advance up to approximately $2.5 million as an interest bearing bridge loan to White River, if requested by White River, to facilitate consummation of the buyout of the UAC restructured subordinated notes in advance of June 30, 2005. Such advance will bear interest at 10.75% per annum and would be secured by the purchased notes.

***** F-74

ANNEX INDEX

Annex A	Agreement and Plan of Share Exchange
Annex B	Coastal Credit Purchase Agreement
Annex C	Piper Jaffray Opinion
Annex D	KPMG Section 382 Opinion
Annex E	Certain Provisions of White River's Articles of Incorporation
Annex F	Certain Provisions of White River's By-laws
Annex G	Certain Provisions of UAC's By-laws
Annex H	Chapter 44 of the IBCL - Dissenters' Rights

ANNEX A

AGREEMENT AND PLAN OF SHARE EXCHANGE

        AGREEMENT AND PLAN OF SHARE EXCHANGE, dated as of March 9, 2005, by and between White River Capital, Inc., an Indiana corporation (“Parent”), and Union Acceptance Corporation, an Indiana corporation (the “Company”).

WITNESSETH:

        WHEREAS, the respective Boards of Directors of Parent and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the respective Boards of Directors of Parent and the Company have approved a statutory share exchange (the “Exchange”) whereby all of the issued and outstanding shares of Common Stock, no par value, of the Company (“Company Common Stock”) shall be acquired by Parent in exchange for shares of validly issued, fully paid and nonassessable Common Stock, no par value, of Parent (“Parent Common Stock”) on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, for United States federal income tax purposes, it is intended that the transactions contemplated hereby qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

        WHEREAS, Parent and the Company desire to make certain agreements in connection with the Exchange and also to prescribe various conditions to the Exchange.

AGREEMENT:

        NOW, THEREFORE, in consideration of the premises and the agreements contained herein the parties hereto agree as follows:

ARTICLE I
The Exchange

        Section 1.1 The Exchange. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the “BCL”), at the Effective Time (as defined in Section 1.3), (i) Parent and the Company shall effect the Exchange, and (ii) the Company shall become a wholly owned subsidiary of Parent.

        Section 1.2 Closing. The closing (the “Closing”) of the Exchange shall take place at the Indianapolis office of Barnes & Thornburg, 11 South Meridian, Indianapolis, IN 46204 at 1:00 p.m., local time on April 15, 2005, or as promptly thereafter as all conditions precedent to the Closing have been satisfied or waived, subject to Section 5.2.

        Section 1.3 Effective Time. Prior to the Closing, Parent and the Company shall prepare and, on the Closing date, shall file with the Secretary of State of the State of Indiana, the articles of share exchange or other appropriate documents (in any such case, the “Articles of Share Exchange”) executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL. The Exchange shall become effective at such time as the Articles of Share Exchange are duly filed with the Secretary of State of the State of Indiana, or at such later time as Parent shall specify in the Articles of Share Exchange (the time the Exchange becomes effective being the “Effective Time”).

        Section 1.4 Effects. The Exchange shall have the effects of a share exchange set forth in Section 23-1-40-6 of the BCL.

        Section 1.5 Articles of Incorporation and By-laws of the Company. The Articles of Incorporation and By-laws of the Company as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and By-laws of the Company until thereafter changed or amended as provided therein or by applicable law.

        Section 1.6 Directors and Officers of the Company. All of the directors and officers of the Company as of immediately prior to the Effective Time shall continue in office until expiration of their current terms of office or their earlier resignation, removal or incapacity.

ARTICLE II
Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

        Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Exchange and without any action on the part of the holder of any shares of Company Common Stock:

    (a)        Exchange of Outstanding Shares. The issued shares of Company Common Stock (and all related rights and interests) outstanding immediately prior to the Effective Time shall be exchanged for shares of Parent Common Stock at the ratio of 100 to 1, such that a holder of one hundred (100) shares of Company Common Stock shall become entitled to one (1) share of Parent Common Stock.

    (b)        Shares Held by Parent. Parent shall acquire and become the sole holder and owner of each issued and outstanding share of Company Common Stock (and all related rights and interests).

    (c)        Cancellation of Treasury Shares. Each share of Company Common Stock, if any, that is owned immediately prior to the Effective Time by the Company or Parent shall automatically be canceled and retired.

        Section 2.2 Exchange of Certificates.

    (a)        Exchange Agent. Prior to the Effective Time, Parent shall select an agent which shall be reasonably satisfactory to the Company, to act as exchange agent (the “Exchange Agent”) for exchange in accordance with this Article II of the Parent Common Stock upon surrender of certificates representing Company Common Stock. Immediately prior to or at the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, (i) certificates representing the shares of Parent Common Stock, issuable upon consummation of the Exchange and (ii) cash funds estimated to be sufficient to make payment for any fractional shares pursuant to Section 2.2(h) (such shares of Parent Common Stock and cash funds together being hereinafter referred to as the “Exchange Fund”).

    (b)        Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were exchanged for Parent Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificate representing the Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, exchange may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and shall be accompanied by evidence satisfactory to the Exchange Agent that any transfer or other taxes required by reason of such payment in a name other than that of the registered holder of such Certificate or instrument either has been paid or is not payable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the shares of Parent Common Stock provided for in Section 2.1.

    (c)        No Further Ownership Rights in Company Common Stock. The Parent Common Stock delivered in accordance with the terms of this Article II upon exchange of any shares of Company Common Stock shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Company or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

    (d)        Termination of Exchange Fund. Promptly after the date which is six months after the Effective Time, the Exchange Agent shall deliver to Parent certificates, cash and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to applicable abandoned property, escheat and similar laws) for payment of its claim for the Exchange consideration but only as a general creditor of the Parent.

    (e)        No Liability. None of Parent, the Company or the Exchange Agent shall be liable to any person in respect of any shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f)        Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

    (g)        Withholding Rights. Parent, the Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Company or the Exchange Agent.

    (h)        No Fractional Shares. No fractional shares of Parent Common Stock will be issued to holders of record of Company Common Stock upon surrender of shares of Company Common Stock in exchange for the Parent Common Stock and any such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. In lieu thereof, Parent shall pay to such holders of record otherwise entitled to a fractional share cash in an amount equal to the product of such fraction and $10.00. For purposes of this Section 2.2(h), all fractional shares to which a single record holder would be entitled shall be aggregated.

ARTICLE III
Dissenter’s Rights

        Section 3.1 Dissenters’ Rights. Holders of Company Common Stock shall be entitled to dissenters’ rights under Section 23-1-44 of the BCL, subject to any pre-existing covenant binding on any such holder not to exercise such rights. Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the BCL and has not effectively withdrawn or lost such rights as of the Effective Time shall not be converted into or represent a right to receive Parent Common Stock, and the holder thereof shall be entitled only to such rights as are granted by the BCL (except to the extent such dissenters’ rights are subsequently lost or waived). (Any shareholder duly making demand for payment of the fair value of Company Common Stock is referred to herein as a “Dissenting Shareholder” and such shareholders shares covered by such demand are referred to herein as “Dissenting Shares”.) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder’s shares of Company Common Stock shall be converted into a right to receive Parent Common Stock in accordance with the applicable provisions of this Agreement.

ARTICLE IV
Additional Agreements

        Section 4.1 Payment for Dissenting Shares. Parent shall indemnify and hold harmless the Company in respect of any obligation of the Company arising by virtue of the Exchange or this Agreement to pay any amount in respect of Dissenting Shares, and all costs and expenses related thereto.

        Section 4.3 Expenses. All fees and expenses incurred in connection with the Exchange by Company or Parent shall be paid by Parent, whether or not the Exchange is consummated.

ARTICLE V
Conditions Precedent

        Section 5.1 Conditions Precedent to Closing. The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

    (a)        The shareholders of the Company shall have duly approved the Exchange and the terms of this Agreement, by the affirmative vote of a majority of the issued and outstanding shares of Common Stock in accordance with and as required by law and in accordance with the Company’s Articles of Incorporation and By-laws.

    (b)        Dissenting Shares as to which dissenters’ rights have not been lost or waived shall represent no more than 5% of the issued and outstanding shares of Company Common Stock.

    (c)        All required consents, approvals and authorizations shall have been obtained from all Governmental Entities.

    (d)        The Registration Statement of Parent, to be filed with the Securities and Exchange Commission, registering the shares of Parent Common Stock to be issued in the Exchange, shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

        Section 5.2 Deferral and Termination. Even if the conditions set forth in Section 5.1 shall be satisfied, the Board of Directors of Parent may delay the filing of Articles of Share Exchange or, in its discretion, may terminate this Agreement at any time prior to the Effective Time.

ARTICLE VI

Miscellaneous

        Section 6.1 Governing Law; Construction. This Agreement shall be governed in all respects by the internal laws of the State of Indiana without giving effect to its choice of laws provisions. This Agreement shall be construed and applied in such a way so as not to conflict with Company’s Second Amended and Restated Plan of Reorganization as approved by the U.S. Bankruptcy Court for the Southern District of Indiana and the IBCL.

        Section 6.2 Successors and Assigns. The parties agree that the rights and obligations contained in this Agreement may not be assigned or transferred without the prior written consent of the other party, duly authorized by its board of directors. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Parent Common Stock issued in the Exchange from time to time.

        Section 6.3 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants, and agreements except as specifically set forth herein.

        Section 6.4 Separability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 6.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Share Exchange as of the date set forth in the first paragraph hereof.

COMPANY: UNION ACCEPTANCE CORPORATION, an Indiana corporation By: /s/ John Eggemeyer —————————————— Name: John Eggemeyer —————————————— Title: Chairman &CEO ——————————————	PARENT: WHITE RIVER CAPITAL, INC. an Indiana corporation By: /s/ Mark R. Ruh —————————————— Name: Mark R. Ruh —————————————— Title: President & CFO ——————————————

A-8 ANNEX B

LIMITED LIABILITY COMPANY INTERESTS

PURCHASE AGREEMENT

by and among

WHITE RIVER CAPITAL, INC.

COASTAL CREDIT, LLC

and

THE MEMBERS OF

COASTAL CREDIT, LLC

Dated as of March 9, 2005 A-9

TABLE OF CONTENTS

1.		DEFINITIONS	5

2.		SALE AND TRANSFER OF INTERESTS; CLOSING	12
	2.1	INTERESTS	12
	2.2	PURCHASE PRICE	12
	2.3	CLOSING	13
	2.4	CLOSING OBLIGATIONS	13
	2.5	INCOME TAX CHARACTERIZATION; PURCHASE PRICE ALLOCATION	15

3.		REPRESENTATIONS AND WARRANTIES OF THE COMPANY	15
	3.1	ORGANIZATION AND GOOD STANDING	15
	3.2	AUTHORITY; NO CONFLICT	16
	3.3	CAPITALIZATION	17
	3.4	FINANCIAL STATEMENTS	17
	3.5	OFFICES AND OTHER PROPERTIES; ENCUMBRANCES	18
	3.6	NO UNDISCLOSED LIABILITIES	19
	3.7	TAXES	19
	3.8	NO MATERIAL ADVERSE EFFECT	20
	3.9	EMPLOYEE BENEFITS	20
	3.10	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS	22
	3.11	LEGAL PROCEEDINGS; ORDERS	23
	3.12	ABSENCE OF CERTAIN CHANGES AND EVENTS	23
	3.13	CONTRACTS	24
	3.14	INSURANCE	26
	3.15	ENVIRONMENTAL MATTERS	27
	3.16	EMPLOYEES	27
	3.17	LABOR RELATIONS; COMPLIANCE	27
	3.18	INTELLECTUAL PROPERTY	28
	3.19	PAYMENT OF INTERCOMPANY ACCOUNTS	28
	3.20	AFFILIATE TRANSACTIONS	28
	3.21	BROKERS OR FINDERS	29
	3.22	BOOKS AND RECORDS	29
	3.23	RELATIONSHIPS WITH RELATED PERSONS	29

4.		REPRESENTATIONS AND WARRANTIES OF THE SELLERS	29
	4.1	SELLER'S INTEREST	29
	4.2	PAYMENT OF INTERCOMPANY ACCOUNTS	29
	4.3	AFFILIATE TRANSACTIONS	29
	4.4	BROKERS OR FINDERS	30
	4.5	RELATIONSHIPS WITH RELATED PERSONS	30

5.		REPRESENTATIONS AND WARRANTIES OF THE BUYER	30
	5.1	ORGANIZATION AND GOOD STANDING	30
	5.2	AUTHORITY; NO CONFLICT	31
	5.3	INVESTMENT INTENT	32
	5.4	CERTAIN PROCEEDINGS	32
	5.5	BROKERS OR FINDERS	32

6.		CONDUCT OF BUSINESS PENDING CLOSING	32
	6.1	COVENANTS OF THE COMPANY	32
	6.2	COVENANTS OF THE BUYER	34
	6.3	NO SOLICITATION; CONFIDENTIALITY	35

7.		ADDITIONAL AGREEMENTS	36
	7.1	ACCESS TO COMPANY INFORMATION	36
	7.2	ACCESS TO BUYER INFORMATION	36
	7.3	NO TRANSFER OR ENCUMBRANCES	36
	7.4	TAX MATTERS	36
	7.5	FILING OF REGISTRATION STATEMENT	39
	7.6	ARRANGEMENTS FOR FUNDING OF CONTEMPLATED TRANSACTIONS	37

8.		CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES	37
	8.1	THE BUYER	37
	8.2	THE COMPANY	39
	8.3	EACH SELLER	39

9.		SELLERS' REPRESENTATIVE	40

10.		TERMINATION	40

11.		TAX MATTERS	41
	11.1	PREPARATION AND FILING OF TAX RETURNS	42
	11.2	COOPERATION ON TAX MATTERS; TAX AUDITS	43

12.		COVENANTS SUBSEQUENT TO THE CLOSING DATE	43
	12.1	FURTHER ASSURANCES	43
	12.2	INSPECTION AND PRESERVATION OF RECORDS	43

13.		INDEMNIFICATION; REMEDIES	45
	13.1	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS	45
	13.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER	46
	13.3	SURVIVAL AND TIME LIMITATIONS	46
	13.4	LIMITATIONS ON AMOUNT - SELLERS	47
	13.5	EXCLUSIVE REMEDY	47
	13.6	LOST PROFITS AND SPECIAL DAMAGES	47
	13.7	PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS	47
	13.8	PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS	48

14.		GENERAL PROVISIONS	48
	14.1	EXPENSES	48
	14.2	PUBLIC ANNOUNCEMENTS	49
	14.3	GOVERNING LAW	49
	14.4	DISPUTE RESOLUTION	49
	14.5	NOTICES	50
	14.6	WAIVER	51
	14.7	ENTIRE AGREEMENT AND MODIFICATION	52
	14.8	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	52
	14.9	SEVERABILITY	52
	14.10	SECTION HEADINGS, CONSTRUCTION	52
	14.11	TIME OF ESSENCE	53
	14.12	COUNTERPARTS	53
	14.13	DISCLOSURE LETTERS	53

Schedules
Schedule A	Interests Held in Coastal Credit, LLC

Exhibits
Exhibit 2	Form of Assignment Agreement
Exhibit 2.4(b)	Form of Company Counsel's Legal Opinion
Exhibit 2.4(c)	Form of Buyer's Counsel's Legal Opinion
Exhibit 2.5	Tax Purchase Price Allocation

LIMITED LIABILITY COMPANY INTERESTS PURCHASE AGREEMENT

        This Limited Liability Company Interests Purchase Agreement (“Agreement”) is made as of March 9, 2005, by and among White River Capital, Inc., an Indiana corporation (“Buyer”), Coastal Credit, LLC, a Virginia limited liability company (“Company”), and each of the holders of membership interests in the Company listed on the signature page of this Agreement (each referred to herein as a “Seller” and collectively as the “Sellers”).

RECITALS

        The Buyer has entered into a plan of share exchange, dated March 9, 2005 (the “Plan of Exchange”), with Union Acceptance Corporation, an Indiana corporation (“UAC”), pursuant to which the Buyer will issue shares of its common stock in exchange for all of the issued and outstanding shares of common stock of UAC.

        The Buyer intends to offer and sell additional shares of its common stock to the UAC shareholders and possibly to other new investors in a subscription offering (the “Subscription Offering”) and to use the proceeds of the Subscription Offering to pay the cash consideration to be paid pursuant to this Agreement.

        Subject to the consummation of the Plan of Exchange and the closing of the Subscription Offering and the proceeds of the Subscription Offering and a related placement of its secured notes being in an amount sufficient to pay the cash consideration, the Buyer desires to purchase all of the equity interests and all rights related thereto, including but not limited to, all voting rights, rights to participate in management and rights to all profits and losses (the “Interests”) of the Company, subject to the terms and conditions of this Agreement.

        Each Seller is a member of the Company and owns of record and beneficially the number and percentage of the Interests indicated on Schedule A to this Agreement (the “Seller’s Interest”).

        Each Seller desires to sell the Seller’s Interest to the Buyer, and the Buyer desires to purchase from each Seller all of such Seller’s Interest, subject to the terms and conditions of this Agreement.

        The Company desires for the Buyer to purchase the Interests.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Affiliate”— of a specified Person is a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement”— as defined in the first paragraph of this Agreement.

“Annual Financial Statements” — as defined in Section 3.4.

“Applicable Contract” — any Contract, including without limitation any Finance Contract, (a) under which the Company or the Buyer has or may acquire any rights, (b) under which the Company or the Buyer has or may become subject to any obligation or liability, or (c) by which the Company or the Buyer or any of the assets owned or used by it is or may become bound.

“Assignment Agreement” — as defined in Section 2.4.

“Business Employee” — as defined in Section 3.16.

“Buyer”— as defined in the first paragraph of this Agreement.

“Buyer Disclosure Letter”— the disclosure letter delivered by the Buyer to the Sellers concurrently with the execution and delivery of this Agreement.

“Buyer Indemnified Persons”–as defined in Section 13.1.

“Buyer Officer” — an incumbent officer of Buyer at the time of determination, including, without limitation, Mark R. Ruh or John M. Eggemeyer.

“Case”– shall mean the bankruptcy case of Union Acceptance Corporation pending in the United States Bankruptcy Court, Southern District of Indiana, Indianapolis Division, Case No.: 02-19213.

“Cash Consideration” — as defined in Section 2.2(a)

“Class 2A Claimants”– shall mean any general unsecured creditors of UAC who hold unpaid allowed claims under the Plan of Reorganization within Class 2A as described therein.

“Class 3 Claimants”– shall mean any holders of restructured senior notes (and related accrual notes) issued pursuant to the Plan of Reorganization.

“Class 4 Claimants”– shall mean any holders of restructured subordinated notes (and related accrual notes) issued pursuant to the Plan or Reorganization.

“Closing”— as defined in Section 2.3.

“Closing Date” — as defined in Section 2.3.

“Company”— as defined in the Recitals.

“Company Disclosure Letter”—the disclosure letter delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plans”—each Employee Benefit Plan in which the Business Employees participate or are eligible to participate.

“Company Manager” — an incumbent manager of the Company at the time of determination including, without limitation, William E. McKnight or M. Deborah Blaker.

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contract”—any agreement, contract, lease, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Contemplated Transactions”— all of the transactions contemplated by this Agreement, including without limitation, the purchase of the Interests and the performance by the Buyer, the Company and each Seller of their respective obligations under this Agreement and all other documents and agreements related to this Agreement. The “Contemplated Transactions” include the Plan of Exchange, the Subscription Offering, the Note Placement and the Noteholder Buyout.

“Copyrights”— all copyrights in both published and unpublished works owned, used, or licensed by a Company as licensee or licensor.

“Damages”— as defined in Section 13.1.

“Employee Benefit Plan” — as defined in Section 3.9.

“Employee Retention Bonuses” – cash bonus compensation to be awarded, contingent on Closing of the Contemplated Transactions, in the aggregate of up to $1 million, to be allocated to management personnel (other than Mr. McKnight) and key employees of the Company as directed by the Company’s Board of Managers.

“Encumbrance”— any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, or right of first refusal or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”— soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Environmental Law”— any Legal Requirement that regulates any Hazardous Activity or Hazardous Material or prohibits any Hazardous Activity.

“ERISA”— the Employee Retirement Income Security Act of 1974 or any successor law and regulations and rules issued pursuant to that Act or any successor law.

“Facilities”— any real property, leaseholds or other interests owned or operated by the Company and any buildings, plants or structures owned or operated by the Company.

“Finance Contract” — a motor vehicle installment sales contract that is secured by title to, security interests in, or liens on a motor vehicle under applicable provisions of the motor vehicle or other similar law of the jurisdiction in which the motor vehicle is titled and registered by the purchaser at the time the contract is originated.

“GAAP”— generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Governmental Authorization” — any approval, consent, license, title, permit, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government; or

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, unit, official, or entity and any court or other tribunal).

“Hazardous Activity” — the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

“Hazardous Material”— any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof.

“Holdback Amount” — as defined in Section 2.2(c).

“Initial Notice”— as defined in Section 14.3(b).

“Intellectual Property Assets”— the Marks, Patents, Copyrights, Know-How, and Internet domain names or websites.

“Intercompany Accounts”— as defined in Section 3.19.

“Interests”—as defined in the Recitals of this Agreement.

“IRC”— the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”— the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Know-How”— all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blueprints owned, used, or licensed by the Company as licensee or licensor.

“Knowledge”— “Knowledge” means actual knowledge after reasonable investigation.

“Legal Requirement”— any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, statute, or treaty.

“Marks”— all fictional business names, trade names, registered and unregistered trademarks, service marks, and applications owned, used, or licensed by the Company as licensee or licensor.

“Material Adverse Effect”—a material adverse change in the business, operations or results thereof, properties, assets, or condition (financial or otherwise) of the subject person, considered as a whole.

“Most Recent Financial Statements” — as defined in Section 3.4.

“Noteholder Buyout”– The transactions contemplated in the Memorandum of Understanding dated, February 15, 2005, among Buyer, UAC and the Plan Committee established under the Plan of Reorganization, and the related Note Tender Agreements between Buyer and the Class 3 Claimants and Class 4 Claimants who hold UAC’s restructured senior, subordinated and accrual notes.

“Note Placement” – issuance and sale of up to approximately $15.0 million in principal amount of Buyer’s secured senior notes pursuant to the Note Purchase Agreement dated March 9, 2005 with Richard M. DeVos Charitable Lead Annuity Trust No. 2.

“Order”— any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”— means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents”— (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the operating agreement and articles or organization of a limited liability company; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Patents”— all patents, patent applications, and inventions and discoveries that may be patentable, owned, used, or licensed by a person as licensee or licensor.

“Person”— any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan”— as defined in Section 3.9.

“Plan of Exchange” – as defined in the Recitals.

“Plan of Reorganization” – shall mean second amended plan of reorganization dated August 6, 2003 filed by UAC in the Case, as it may have been amended, clarified, and/or modified at or in connection with the hearing on confirmation.

“Proceeding”— any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” — as defined in Section 3.16(b).

“Proposed Acquisition Transaction” — as defined in Section 6.3(a).

“Purchase Price”— as defined in Section 2.2.

“Qualified Plans”— as defined in Section 3.9(f).

“Release”— any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing of Hazardous Materials into the Environment.

“Registration Statement” — as defined in Section 7.5.

“Related Security” — all security documents, including without limitation, Uniform Commercial Code Financing Statements, evidencing a security interest in a Finance Contract.

“Representative”— with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consents” — as defined in Section 3.2.

“Securities Act” — the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller”and “Sellers”—as defined in the first paragraph of this Agreement.

“Seller Indemnified Persons” — as defined in Section 13.2.

“Seller Tax Return”— shall mean any federal income tax return, or any state income or franchise tax or other Tax Return measured in whole or in part by reference to the income of the Company determined on a pass-through basis (i.e., whereby the Members of the Company, and not the Company itself, are responsible for the remittance of the Tax associated with such return), attributable to periods ending on or before the Closing Date.

“Seller’s Disclosure Letter” — the disclosure letter delivered by each of the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.

“Seller’s Interest” — as defined in the Recitals of this Agreement.

“Seller’s Percentage Interest” — for each Seller, the percentage calculated by dividing (a) such Seller’s Interest by (b) the total Interests held by all holders of Interests in the Company.

“Seller’s Representative” — John W. Rose or his successor in such capacity appointed by Sellers who, at Closing, held a majority of the outstanding Company Interests, such appointment to be effected by written notice given by such Sellers to Buyer, all other Sellers and the incumbent Seller’s Representative.

“Settlement Agent”— as defined in Section 14.3(b).

“Subscription Offering”—as defined in the Recitals.

“Subsidiary”– means any corporation, trust, association, partnership or other business entity of which more than 50% of the total voting power of shares of stock or other interests entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Buyer or one or more of the other Subsidiaries or a combination thereof.

“Taxes”— any federal, state, local, provincial, territorial and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment, including without limitation, property, transfer (other than all transfer or similar taxes payable in connection with the transactions to be consummated pursuant to this Agreement), occupation, service, license, payroll, franchise, excise, goods and services, health, withholding, ad valorem, severance, documentary stamp, gains, premium, bulk transfer, windfall profit, employment, rent or other tax (including any amount in respect of, or attributable to, Taxes imposed under Treasury Regulations 1.1502-6 or similar provisions of state, local or foreign law, by contract or otherwise), governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine, or penalty thereon, addition to tax, additional amount, deficiency, assessment or government charge imposed by any federal, state, provincial, territorial, local or foreign taxing authority.

“Tax Audit”— as defined in Section 11.2(b).

“Tax Notice”— as defined in Section 12.2(c).

“Tax Package” — as defined in Section 11.2(c).

“Tax Return”— any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority”— as defined in Section 11.2(a).

“Threshold”— as defined in Section 13.4.

“UAC”— as defined in the first paragraph of the Recitals.

2. SALE AND TRANSFER OF INTERESTS; CLOSING

        2.1 INTERESTS

        Subject to the terms and conditions of this Agreement, at the Closing, each Seller agrees to sell, assign, convey, transfer and deliver such Seller’s Interest, free and clear of any and all Encumbrances, to the Buyer, and the Buyer agrees to purchase and acquire each Seller’s Interest from such Seller and all rights, title and interest in, to or relating thereto or arising therefrom, for the consideration specified in Section 2.2.

        2.2 PURCHASE PRICE

        In consideration of the purchase of each Seller’s Interest by the Buyer pursuant to this Agreement and the representations and warranties made by each Seller and the covenants and provisions to be performed by each Seller, the Buyer agrees to pay the Sellers in the aggregate the following (the “Purchase Price”):

(a) cash, payable by wire transfer or delivery of other immediately available funds, in the amount of $45,000,000 (the “Cash Consideration”); and

(b) a deferred payment in cash in the aggregate amount of $5,000,000 (the “Holdback Amount”), to be paid in accordance with Section 13.4(c), subject to potential offset for claims as contemplated in Article 13.

        The Purchase Price shall be allocated and paid to each Seller, respectively, based on such Seller’s Percentage Interest as set forth on Schedule A.

        2.3 CLOSING

        The closing of the purchase and sale (the “Closing”) of all of the outstanding Interests of the Company pursuant to this Agreement will take place at the offices of the Buyer’s counsel at 11 South Meridian Street, Indianapolis, Indiana, at 10:00 a.m. (local time), on the second business day immediately following the date on which the last of the conditions set forth in Section 8 is fulfilled or waived (except for those conditions that by their nature can only be fulfilled at the Closing) or at such other time, date and place as the Buyer, each Seller and the Company shall mutually agree (the “Closing Date”).

        2.4 CLOSING OBLIGATIONS

        At the Closing:

(a) Each Seller shall deliver to the Buyer:

(i) a duly authorized and executed assignment in the form attached as Exhibit 2 (the “Assignment Agreement”) evidencing the assignment and transfer by such Seller of the related Seller’s Interest being sold to the Buyer pursuant to this Agreement;

(ii) the endorsed certificate(s) or other document(s) evidencing such Seller’s Interest as identified on Schedule A;

(iii) a certificate signed by the Seller, or if the Seller is not a natural person, by the manager, officer or other Representative of the Seller, stating that the Seller’s representations and warranties in Section 4 are true and correct in all material respects as of the Closing and that all terms, agreements, covenants and conditions of this Agreement and any agreements relating to the Contemplated Transactions required to be performed or complied with or satisfied by the Seller have been performed, complied with or satisfied in all material respects;

(iv) if the Seller is not a natural person, a certificate of a secretary, officer or other Representative certifying the resolutions adopted or other actions taken by the Seller’s board or directors, board of managers, partners or trustee and the shareholders, members or other parties whose approval is required, authorizing the Seller to enter into and execute and deliver this Agreement, the guarantees and the other agreements relating to the Contemplated Transactions to which the Seller is a party; and

(v) such other documents as reasonably requested by, and in form and substance reasonably satisfactory to, the Buyer to give effect to the Contemplated Transactions.

(b) The Company shall deliver to the Buyer:

(i) a secretary’s certificate certifying the resolutions adopted by or other actions taken by the Company’s manager or board of managers and the members authorizing the Company to enter into and execute and deliver this Agreement, the guarantees and the other agreements relating to the Contemplated Transactions to which the Company is a party;

(ii) a certificate signed by the Company’s manager or other executive officer stating that the Company’s representations and warranties in Section 3 are true and correct in all material respects as of the Closing and that all terms, agreements, covenants and conditions of this Agreement and any agreements relating to the Contemplated Transactions required to be performed or complied with or satisfied by the Company have been performed, complied with or satisfied in all material respects.

(iii) an opinion of the Company’s counsel in the form attached hereto as Exhibit 2.4(b);

(iv) a certificate of the Company’s good standing under the laws of the State of Virginia as of a date within five (5) days before the Closing; and

(v) such other documents as reasonably requested by, and in form and substance reasonably satisfactory to, the Buyer to give effect to the Contemplated Transactions.

(c) The Buyer shall deliver to each Seller, as applicable:

(i) the Cash Consideration payable to such Seller pursuant to Section 2.2(a); and

(ii) an opinion of the Buyer’s counsel in the form attached hereto as Exhibit 2.4(c).

(iii) a certificate signed by the Buyer’s president or chief executive officer stating that the Buyer’s representations and warranties in Section 5 are true and correct in all material respects as of the Closing and that all terms, agreements, covenants and conditions of this Agreement and any agreements relating to the Contemplated Transactions required to be performed or complied with or satisfied by the Buyer have been performed, complied with or satisfied in all material respects.

(d) The Buyer shall deliver to the Company:

(i) a secretary’s certificate certifying the resolutions adopted by the Company’s board of directors and shareholders authorizing the Company to enter into and execute and deliver this Agreement, the guarantees and the other agreements relating to the Contemplated Transactions to which the Buyer is a party;

(ii) an opinion of the Buyer’s counsel in the form attached hereto as Exhibit 2.4(c).

(iii) a certificate signed by the Buyer’s president or chief executive officer stating that the Buyer’s representations and warranties in Section 5 are true and correct in all material respects as of the Closing and that all terms, agreements, covenants and conditions of this Agreement and any agreements relating to the Contemplated Transactions required to be performed or complied with or satisfied by the Buyer have been performed, complied with or satisfied in all material respects; and

(iv) a certificate issued by the Indiana Secretary of State regarding the Buyer’s valid existence as of a date within five (5) days before the closing.

        2.5 INCOME TAX CHARACTERIZATION; PURCHASE PRICE ALLOCATION

        Buyer and Sellers agree that, under the authority of Rev. Rul. 99-6, 1999-1 CB 432, for federal income tax purposes (and for purposes of state or local income taxes which follow federal entity classification principles) the Sellers shall be deemed to have sold the interests in a transaction as to which Sections 741 and 751 of the IRC shall be applicable, and that Buyer shall be deemed to have acquired the assets of the Company for a purchase price equal to the sum of the Cash Consideration, the Holdback Amount and the sum of the liabilities of the Company as of the Closing Date (the “Tax Purchase Price”). Moreover the taxable year of the Company shall terminate as of the Closing Date under the authority of Section 708 of the IRC and thereafter the Company’s businesses assets and operations shall be accounted for as a mere division of Buyer, and not as a separately regarded entity.

        Buyer and Sellers agree that the Tax Purchase Price shall be allocated among the assets of the Company in accordance with the principles of Section 1060 of the IRC, and more particularly, in the manner set forth in Exhibit 2.5 hereof.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company and Sellers each represent and warrant to the Buyer as follows. Obligations of the Sellers to indemnify Buyer in respect of breaches of this Article 3 are set forth in Article 13.

        3.1 ORGANIZATION AND GOOD STANDING

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Company Applicable Contracts. Section 3.1 of the Company Disclosure Letter contains a complete and accurate list of the other jurisdictions in which the Company is authorized to do business. The Company is duly qualified to do business as a foreign legal entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) The Company has delivered to the Buyer true and complete copies of the Organizational Documents of the Company, as currently in effect.

        3.2 AUTHORITY; NO CONFLICT

(a) The Company has the full power and authority to execute and deliver this Agreement and to perform the Contemplated Transactions. The execution and delivery by Company of this Agreement has been duly authorized by all necessary limited liability company actions on the part of Company. This Agreement and all other documents and agreements contemplated by this Agreement to be executed and delivered by the Company constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors, managers or members of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy, or obtain any relief, under any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Company Applicable Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company, except as otherwise expressly agreed under the terms of this Agreement or in connection with financing arrangements entered into by the Buyer or its Affiliates.

(c) The Company has obtained each Consent set forth on Section 3.2(c) of the Disclosure Letter (the “Required Consents”) and, other than the Required Consents, no notice is required to be given and no Consent is required in connection with the execution and delivery by the Company of this Agreement or the consummation of the Contemplated Transactions by the Company other than any consent, the failure of which to obtain would not have a Material Adverse Effect on the Company or the consummation of the Contemplated Transactions by the Company.

        3.3 CAPITALIZATION

(a) The Interests represent all of the membership interests or other equity ownership interests in the Company. All of the Interests have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.3 of the Company Disclosure Letter, there are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any additional membership or equity ownership interests in the Company or other securities or to purchase, redeem or otherwise acquire any membership or equity interests in the Company or other securities or to make any distribution in respect thereof.

(b) Except for its interest in Bayshore Auto Sales, LLC, a wholly-owned subsidiary of the Company, the Company has no direct or indirect equity interest in any other Person.

(c) Each Seller owns of record the related Seller’s Interest set forth on Schedule A.

(d) The Sellers are the sole record and beneficial owners and holders of the Interests, free and clear of all Encumbrances.

        3.4 FINANCIAL STATEMENTS

        The Company has delivered to the Buyer: financial statements of the Company as of December 31, 2004 and 2003 and the related statements of operations, members’ equity and cash flows for the years then ended (“Annual Financial Statements”). The Annual Financial Statements present fairly in all material respects the financial position of the Company as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with (x) the Company’s accounting policies and practices consistently applied throughout the periods included therein and (y) GAAP consistently applied throughout the periods included therein. The December 31, 2004 Annual Financial Statements (the “Most Recent Financial Statements”) present fairly in all material respects the financial position of the Company as of, and results of its operations through, such date in accordance with (x) the Company’s accounting policies and practices consistently applied to the periods included therein and (y) GAAP consistently applied throughout the periods included therein. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company. Audit procedures have been conducted with respect to the Annual Financial Statements and delivery of a final audit report thereon is subject to completion of SEC compliance review within KPMG LLP.

        3.5 OFFICES AND OTHER PROPERTIES; ENCUMBRANCES

(a) Section 3.5 of the Company Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests in real property owned by the Company. Except as described in Section 3.5 of the Company Disclosure Letter, the Company owns (with good and marketable title in the case of real property, subject only to matters that would not reasonably be expected to have a Material Adverse Effect and to the matters permitted by the following sentence) all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Most Recent Financial Statements (except for personal property sold since the date of the Most Recent Financial Statements, as the case may be, in the Ordinary Course of Business). All material properties and assets reflected in the Most Recent Financial Statements are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances or, reservations or limitations of any nature, except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Most Recent Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Most Recent Financial Statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (c) liens for current taxes not yet due; and (d) with respect to real property, (i) real estate taxes, assessments, and other governmental levies, fees, or charges imposed that are not due and payable as of the Closing Date or being contested by appropriate proceedings; (ii) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such real property incurred in the Ordinary Course of Business for amounts that are not delinquent and that would not, in the aggregate have a Material Adverse Effect or are not being contested by appropriate proceedings; (iii) zoning, building codes, and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such real property; and (iv) easements, covenants, conditions, restrictions, and other similar matters affecting title to such real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the business of the Company taken as a whole.

(b) Each of the Company’s offices is and has been operated as a licensed location in any jurisdiction requiring such license in conformity with all such licensing and other laws applicable to the purchase of the Finance Contracts, and the sale of insurance coverage related thereto, including, without limitation, motor vehicle retail installment sales acts, sales finance agency acts, or any other law regulating the business of acquiring Finance Contracts, the collection or servicing thereof, and the sale of insurance coverage related thereto, except where any failure would not have Material Adverse Effect.

        3.6 NO UNDISCLOSED LIABILITIES

        Except as set forth in Section 3.6 of the Company Disclosure Letter, to the Company’s Knowledge, the Company has no material liabilities or obligations of any nature that are required to be reflected on a balance sheet in accordance with GAAP or in accordance with the Company’s accounting policies and practices consistently applied by the Company, except for liabilities or obligations reflected or reserved against in the Most Recent Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date thereof.

        3.7 TAXES

(a) The Company has timely filed or caused to be filed all Tax Returns required to be filed on or prior to the date hereof and all such Tax Returns were correct and complete in all material respects. The Company has paid all Taxes that are shown to be due from the Company on any such Tax Returns.

(b) No outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company have been given by or on behalf of the Company.

(c) All Taxes payable by the Company have been fully accrued or provided for in the Most Recent Financial Statements and the books and accounts of the Company.

(d) Except as disclosed in Section 3.7 of the Company Disclosure Letter, to the Knowledge of the Company, there is no suit, audit, claim or assessment pending or proposed in writing with respect to Taxes payable by the Company.

(e) Except as disclosed in Section 3.7 of the Company Disclosure Letter, there are no Encumbrances for Taxes upon the assets of the Company.

(f) There are no written assessments of Taxes from any Taxing Authority against the Company except for those reflected on the financial statements of the Company.

(g) All Tax deficiencies which have been claimed, proposed, asserted against the Company have been fully paid and finally settled, and no issue has been raised in any examination by any Taxing Authority, which by application of similar principles may be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

(h) There are no Tax sharing agreements or similar arrangements with respect to or involving the Company.

(i) The Company has withheld, collected or otherwise accrued all Taxes or amounts they were required to withhold or collect under any applicable federal, state or local law in connection with the business and operations of the Company, including, without limitation, any amounts required to be withheld or collected with respect to employee state and federal income tax withholding, social security, unemployment compensation, sales or use taxes or workmen’s compensation, and all such amounts have been timely remitted to the proper authorities.

(j) The Company has not elected to be taxed as an association under Treas. Reg. § 301.7701-3.

        3.8 NO MATERIAL ADVERSE EFFECT

        Since December 31, 2004, to the Knowledge of the Company, there has not been any Material Adverse Effect.

        3.9 EMPLOYEE BENEFITS

(a) Section 3.9 of the Company Disclosure Letter lists all employee benefit plans and compensation plans or programs (the “Plans”) maintained by, contributed to or with respect to which there is or would be any obligation or liability of the Company, including all employment agreements and other agreements or arrangements containing “golden parachute” or other similar provisions, incentive compensation agreements, and deferred compensation agreements together with true, complete and correct copies of such plans, agreements and any trusts related thereto, as of the date of the Most Recent Financial Statements and as of the date of this Agreement. Except for such Plans so listed the Company does not sponsor, maintain, contribute, or have liability with respect to any plan program, fund or arrangement that constitutes an “employee benefit plan,” and the Company does not have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement arrangement on behalf of any current or former employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of ERISA). For the purposes of this Agreement, the term “employee benefit plan” shall have the same meaning as is given that term in Section 3(3) of ERISA. The Company is not required to contribute to any Plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company’s employees.

(b) Except as set forth on Section 3.9 of the Disclosure Letter, no plans provide post retirement medical or life insurance benefits, except as required under Section 4980B of the IRC.

(c) All Plans listed on Section 3.9 of the Company Disclosure Letter and the administration thereof are in compliance in all material respects with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

(d) All accrued contribution obligations of the Company as of the date of the Most Recent Financial Statements with respect to any Plan listed on Section 3.9 of the Company Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the Most Recent Financial Statements.

(e) Except as set forth on Section 3.9 of the Disclosure Letter, the consummation of the Contemplated Transactions will not constitute a default or a triggering event under any of the Company’s Plans that (either alone or upon the occurrence of any additional or subsequent event) will result in any liability, payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any person or entity.

(f) All such Plans listed on Section 3.9 of the Company Disclosure Letter that are intended to qualify under Section 401(a) of the Code (the “Qualified Plans”) have been determined by the Internal Revenue Service to be qualified in form, and copies of such determination letters have been provided to the Buyer. All material reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed. To the knowledge of the Company or the Sellers, neither the Seller, any such Plan, nor the Company or any other person has engaged in any transaction with any Plan which is prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA that would subject the Price or the Company to a material tax or penalty under the Code or ERISA. No such Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(l) of ERISA, whether or not waived; and neither the Company nor, to the Knowledge of the Company or the Sellers, any other person has incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation with respect to any Plan or breached any fiduciary duty with respect to any Plan.

(g) There have been no terminations, partial terminations or discontinuations of contributions to any Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service.

(h) No Plan listed in Section 3.9 of the Company Disclosure Letter is subject to the provisions of Title IV of ERISA and the Company has no current or contingent obligation to contribute to any multi-employer plan (as defined in Section 3(37) of ERISA).

(i) No circumstances exist pursuant to which the Company could have any direct or indirect material liability (including, but not limited to, any liability to the Internal Revenue Service for any excise tax or penalty) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a “controlled group” (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

(j) Each Plan may be unilaterally terminated at any time by the Company without a Material Adverse Effect upon the Company.

        3.10 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in Section 3.10 of the Company Disclosure Letter and except where the failure to comply would not have a Material Adverse Effect on the Company: (i) the Company is, and at all times since December 31, 2002, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; (ii) no event has occurred that (A) constitutes or results in a material violation by the Company of, or a failure on the part of the Company to materially comply in any respect with any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) the Company has not received, at any time since December 31, 2002, any written notice or written communication from any Governmental Body or any other Person regarding (A) any actual or alleged material violation of or failure to materially comply with, any Legal Requirement, or (B) any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

(b) Section 3.10 of the Company Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Company. Each material Governmental Authorization listed in Section 3.10 of the Company Disclosure Letter is valid and in full force and effect. Except as set forth in Section 3.10 of the Company Disclosure Letter: (i) the Company is, and at all times since December 31, 2002, has been in material compliance with all of the terms and requirements of each Governmental Authorization identified in Section 3.10 of the Company Disclosure Letter; (ii) no event has occurred or circumstance exists that (A) constitutes or results directly or indirectly in a material violation of, or a material failure to comply with any term or requirement of any Governmental Authorization listed in Section 3.10 of the Company Disclosure Letter, or (B) may result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Governmental Authorization listed in Section 3.10 to the Company Disclosure Letter; (iii) the Company has not received, at any time since December 31, 2002, any written notice from any Governmental Body regarding (A) any actual or alleged material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or material modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorization listed or required to be listed in Section 3.10 of the Company Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such

Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The Governmental Authorizations listed in Section 3.10 in the Company Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in substantially the same manner it currently conducts and operates such business and to permit the Company to own and use its assets in the same manner in which it currently owns and uses such assets.

        3.11 LEGAL PROCEEDINGS; ORDERS

(a) Section 3.11 of the Company Disclosure Letter sets forth each Proceeding pending, and to the Knowledge of the Company, threatened against the Company. No Proceeding should interfere with the Contemplated Transactions.

(b) Except as set forth in Section 3.11 of the Company Disclosure Letter, (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject, and (ii) no officer, director, agent, member, manager or employee of the Company is subject to any Order that prohibits such officer, director, agent, member, manager or employee from engaging in any conduct, activity or practice relating to the business of the Company.

        3.12 ABSENCE OF CERTAIN CHANGES AND EVENTS

        Except as set forth in Section 3.12 of the Company Disclosure Letter, since September 30, 2004, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in the Company’s equity interests; grant of any option or right to purchase membership interests or other equity ownership interests of the Company; issuance of any security convertible into such membership or equity ownership interests; or grant of any registration rights, purchase, redemption, retirement or other acquisition by the Company of any portion of the equity interests of the Company;

(b) amendment to the Organizational Documents of the Company;

(c) action by the Company to (i) split, combine or reclassify its outstanding Interests; (ii) declare, set aside or pay any distribution payable in cash, stock or property in respect of any Interests; or (iii) repurchase, redeem or otherwise acquire any of its Interests or any securities convertible into or exchangeable or exercisable for any of its Interests.

(d) payment or increase by the Company of any bonuses, salaries, or other compensation to any director, officer, member, manager or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(e) adoption of, or increase in the payments to or benefits under, any Company Employee Benefit Plan;

(f) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, that has or could reasonably be expected to result, in a Material Adverse Effect;

(g) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar Contract, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;

(h) (other than in the Ordinary Course of Business) sale, lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property Assets;

(i) material change in the accounting methods used by the Company;

(j) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000; or

(k) agreement, whether written or oral, by the Company to do any of the foregoing.

        3.13 CONTRACTS

(a) Section 3.13 of the Company Disclosure Letter contains a complete and accurate list, and the Company has delivered to the Buyer true and complete copies, of:

(i) each Company Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $50,000;

(ii) each Company Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $50,000;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Company Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 or with terms of less than one year);

(iv) to the Knowledge of the Company, each licensing agreement or other Company Applicable Contract with respect to Intellectual Property Assets including agreements with current or former employees, consultants or contractors regarding the appropriation or non-disclosure of any of the Intellectual Property Assets (other than Contracts in respect of “off-the-shelf” software applications);

(v) each Company Applicable Contract to or with any labor union or other employee representative of a group of employees as well as any Contract between the Company and any employee, manager, officer or director;

(vi) each joint venture, partnership agreement and any other Company Applicable Contract involving a sharing of profits, bonus, costs or liabilities with any other Person;

(vii) each Company Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company, or any Affiliate of the Company or limit the freedom of the Company, or any Affiliate of the Company to engage in any line of business or compete with any Person;

(viii) each Company Applicable Contract for capital expenditures in excess of $50,000;

(ix) each material written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(x) each Company Applicable Contract that provides for financing or evidences indebtedness for money borrowed by the Company or which creates or purports to create a lien or security interest on assets of the Company;

(xi) each material Contract with any Person to service or collect any Finance Contract; and

(xii) each material written amendment in respect of any of the foregoing.

(b) Except insofar as the failure of one or more Finance Contracts to comply with the following representations would not have a Material Adverse Effect on the Company, each Finance Contract acquired by the Company:

(i) is valid and complies with Legal Requirements;

(ii) is an installment sale agreement or other deferred payment obligation providing for the retention of a security interest in favor of the Company in the underlying personal property to secure payment of the obligation evidenced thereby and such lien has been, or, in the case of Finance Contracts purchased in the last sixty

(60) days, is in the process (which process is being timely and properly pursued consistent with industry standards and legal requirements) of being duly perfected in accordance with applicable law;

(iii) is owned by the Company and the Company owns all rights to receive all amounts payable thereunder, except for the rights of the Company’s lenders disclosed in Section 3.13 of the Disclosure Letter; and

(iv) except as indicated in Section 3.13 of the Company’s Disclosure Schedule, requires the Company to be named as loss payee or beneficiary (as may be applicable) under any insurance policy with respect to such Finance Contract or Related Security, and entitles the Company to the benefits of such insurance policy;

(c) Since January 1, 2002 the Company has consistently followed and not materially changed its practices with respect waivers, modifications, payment deferrals and insurance tracking with respect to Finance Contracts. During such period, the Company’s policy has been not to permit payment deferrals without some simultaneous cash payment by the obligor.

(d) Except as set forth in Section 3.13 of the Disclosure Letter, with respect to each Company Applicable Contract identified or required to be identified in Section 3.13 of the Disclosure Letter, to the Company’s knowledge, (i) such Company Applicable Contract is in full force and effect and is valid and enforceable, (ii) no event has occurred that may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Company Applicable Contract; (iii) the Company has not given to or received from any other Person, at any time since December 31, 2003, any written notice or other communication regarding any actual or alleged violation or breach of, or default under, any such Company Applicable Contract; and (iv) such Company Applicable Contract will not be subject to termination or any other remedy at the option of any Person upon a change in control of the Company or upon the consummation of the Contemplated Transactions.

        3.14 INSURANCE

(a) Section 3.14 of the Company Disclosure Letter sets forth a list of all policies of insurance to which the Company, or any member, manager, officer or director is or has been covered within the past three (3) years is a party or under which the Company is covered which will continue in force after the Closing.

(b) All policies that are listed on Section 3.14 of the Company Disclosure Letter will continue in full force and effect following the consummation of the Contemplated Transactions.

(c) To the Knowledge of the Company, there is no threatened termination of, or premium increase, with respect to any such policies.

(d) The Company has delivered to the Buyer true and complete copies of all said policies of insurance.

        3.15 ENVIRONMENTAL MATTERS

        Except as set forth in Section 3.15 of the Company Disclosure Letter:

(a) The Company is in compliance with applicable Environmental Laws except for failures to comply that would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2001, the Company has not received any written notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law.

(b) There are no pending or, to the Knowledge of the Company, threatened Proceedings, Encumbrances, or other restrictions of any nature, resulting from any Environmental Law, with respect to or affecting any of the Facilities, except for such claims, Encumbrances or other restrictions that would not reasonably be expected to have a Material Adverse Effect.

(c) Notwithstanding the generality of any other representation or warranty in this Agreement, the representations and warranties contained in this Section 3.15 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Activity and Hazardous Materials.

        3.16 EMPLOYEES

(a) Section 3.16 of the Company Disclosure Letter contains a complete and accurate list of the following information for each employee or manager of the Company who is employed by the Company immediately prior to Closing (each, a “Business Employee”): name; job title; current compensation paid or payable and any change in compensation since December 31, 2003; and service credited for purposes of vesting and eligibility to participate under any Company Employee Benefit Plan.

(b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreements, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director.

        3.17 LABOR RELATIONS; COMPLIANCE

        The Company has not been and is not a party to any collective bargaining or other labor Contract. Except as set forth in Section 3.17 of the Company Disclosure Letter, since December 31, 2003, there has not been, there is not presently existing, and, to the Company’s Knowledge, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any written charge or written complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. Except as set forth in Section 3.17 of the Company Disclosure Letter, to the Knowledge of the Company, the Company has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other material amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements.

        3.18 INTELLECTUAL PROPERTY

        The Company does not own any registered Patents, Marks or Copyrights and there are no registered Patents, Marks or Copyrights that are material to the operation of the business of Company, other than commercially available licenses of software that have been purchased by UAC and are adequate for its present needs and operations.

        3.19 PAYMENT OF INTERCOMPANY ACCOUNTS

        Except as disclosed in Section 4.2 of the Seller’s Disclosure Letter, all intercompany receivables, payables and loans (“Intercompany Accounts”) between the Company on the one hand, and any of the Sellers or any of their Affiliates, on the other hand, have been cancelled and settled by way of a cash payment, as more particularly described in Section 3.19 of the Company Disclosure Letter.

        3.20 AFFILIATE TRANSACTIONS

        Section 3.20 of the Company Disclosure Letter sets forth a complete and correct list as of all material Contracts, agreements or undertakings to which the Company, on the one hand, and any of the Sellers or their Affiliates on the other hand, are a party that are in effect as of the date hereof and any services or goods provided to or by the Company pursuant thereto.

        3.21 BROKERS OR FINDERS

        The Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

        3.22 BOOKS AND RECORDS

        The Company’s minute books and records of membership interests and other equity ownership interests, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company contain accurate and complete records of all meetings held of, and actions taken by, the members, managers, board of manager or directors and officers of the Company, and no official meeting of any such members, managers, board of managers or directors or officers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company and will be delivered to Buyer.

        3.23 RELATIONSHIPS WITH RELATED PERSONS

        Except as disclosed in Section 3.23 or Section 4.5 the Disclosure Letter, none of the Sellers, the Sellers’ Affiliates or the Company’s Affiliates has, or (since December 31, 2002) has had, any interest in any material property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. None of the Sellers or the Sellers’ Affiliates owns, or (since December 31, 2002) has owned (as of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any services of the Company in any market presently served by the Company. None of the Sellers or the Sellers’ Affiliates is a party to any Applicable Contract with or has any claim or right against, the Company.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        Each Seller represents and warrants to the Buyer (solely with respect to itself) as follows:

        4.1 SELLER’S INTEREST

        The Seller has and, at the Closing, will convey to the Buyer, good and valid title to the Seller’s Interest, free and clear of any Encumbrance.

        4.2 PAYMENT OF INTERCOMPANY ACCOUNTS

        Except as disclosed in Section 4.2 of the Sellers’ Disclosure Letter, all Intercompany Accounts other than Seller’s Subordinated Debt between the Company on the one hand, and the Seller or any of the Seller’s Affiliates, on the other hand, have been cancelled and settled by way of a cash payment, as more particularly described in Section 4.2 of the Sellers’ Disclosure Letter.

        4.3 AFFILIATE TRANSACTIONS

        Section 4.3 of the Sellers’ Disclosure Letter sets forth a complete and correct list as of all material Contracts, agreements or undertakings to which the Company, on the one hand, and the Seller or any of the Seller’s Affiliates on the other hand, are a party that are in effect as of the date hereof and any services or goods provided to or by the Company pursuant thereto.

        4.4 BROKERS OR FINDERS

        The Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

        4.5 RELATIONSHIPS WITH RELATED PERSONS

        Except as disclosed in Section 3.23 of the Company Disclosure Letter or 4.5 of the Sellers’ Disclosure Letter, neither the Seller nor any of the Seller’s Affiliates has, or (since December 31, 2002) has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. Neither the Seller nor any of the Seller’s Affiliates owns, or (since December 31, 2002) has owned (as of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any services of the Company in any market presently served by the Company. Neither the Seller nor any of the Seller’s Affiliates is a party to any Company Applicable Contract with or has any claim or right against the Company.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to the Company and each Seller as follows:

        5.1 ORGANIZATION AND GOOD STANDING

        The Buyer is a corporation duly formed, validly existing, and in good standing under the laws of the State of Indiana with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform the business described in the Subscription Offering. Indiana is the only jurisdiction in which the Buyer is currently authorized to do business and in which it intends to become authorized to do business at or before the Closing. The Buyer is duly qualified to do business as a foreign legal entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership nor use of the properties owned or used by Buyer, or the nature of the activities conducted by it, requires such qualification qualified to do business as a foreign legal entity. Notwithstanding the foregoing, Buyer has conducted no business operations since its incorporation on December 30, 2004, other than activities associated with the planning, negotiation and consummation of the Contemplated Transactions, the Plan of Exchange, the Subscription Offering, the Note Placement and the Noteholder Buyer. The Buyer has delivered the Company and the Sellers true and complete copies of the Organizational Documents of the Buyer, as currently in effect.

        5.2 AUTHORITY; NO CONFLICT

(a) The Buyer has full power and authority to execute and deliver this Agreement and the other documents and agreements contemplated by this Agreement to be executed and delivered by the Buyer, and to perform the Contemplated Transactions.

(b) The execution and delivery by the Buyer of this Agreement has been duly authorized by all necessary action on the part of the Buyer. This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(c) Neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the Contemplated Transactions by the Buyer of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Buyer, or (B) any resolution adopted by the board of directors of the Buyer;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy, or obtain any relief, under any Legal Requirement or any Order to which the Buyer, or any of the assets owned or used by the Buyer, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Buyer or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Buyer Applicable Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Buyer, except as otherwise expressly agreed under the terms of this Agreement or in connection with financing arrangements entered into by the Buyer or its Affiliates.

(d) No consent is required in connection with the execution and delivery by the Buyer of this Agreement or the consummation or performance of any of the Contemplated Transactions (other than regulatory clearance and investments by subscribers in connection with the Subscription Offering). All Class 3 Claimants and approximately [81%] in principal amount of Class 4 Claimants have agreed in writing to tender their UAC restructured and accrual notes to Buyer for purchase pursuant to the Noteholder Buyout following the Closing.

        5.3 INVESTMENT INTENT

        The Buyer is acquiring the Interests for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

        5.4 CERTAIN PROCEEDINGS

        There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, and to the Buyer’s Knowledge, no such Proceeding has been threatened.

        5.5 BROKERS OR FINDERS

        Except as described in the Registration Statement, the Buyer has no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

6. CONDUCT OF BUSINESS PENDING CLOSING

        6.1 COVENANTS OF THE COMPANY

        After the date hereof and prior to the Closing or earlier termination of this Agreement, the Company agrees that, except as set forth in Section 6.1 of the Company Disclosure Schedule and except as contemplated in or permitted by this Agreement or in connection with the Contemplated Transactions, or to the extent the Buyer shall otherwise consent:

(a) The business of the Company shall be conducted in the Ordinary Course of Business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, creditors, lessors and business associates.

(b) The Company shall not (i) amend its operating agreement other than amendments that are ministerial in nature or otherwise immaterial; (ii) split, combine or reclassify its outstanding Interests; (iii) declare, set aside or pay any distribution payable in cash, stock or property in respect of any Interests; or (iv) repurchase, redeem or otherwise acquire any of its Interests or any securities convertible into or exchangeable or exercisable for any of its Interests. Notwithstanding the foregoing, Company may make regular tax distributions to Sellers; provided that such distributions (i) for 2004 taxable income shall not exceed the lesser of 47.5% of the Company’s 2004 net taxable income, and (ii) for the portion of 2005 prior to closing shall not exceed 47.5% of proforma net taxable income as determined through the closing date by Company’s Chief Financial Officer after taking into account the full amount of special or bonus compensation to be paid to employees for 2005 (whether in the normal course, or as a result of the Contemplated Transactions) prorated for the 2005 year to date prior to the Closing.

(c) The Company shall not issue, sell, or dispose of any Interests, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Interests or any other property or assets.

(d) Except for indebtedness incurred in accordance with the terms of this Agreement, the Company shall not incur any indebtedness except for indebtedness that is incurred in the Ordinary Course of Business. The Company shall guaranty Buyer’s senior secured notes to be issued in connection with the Closing in the manner contemplated in the Note Placement.

(e) The Company shall not repay principal on existing indebtedness except in accordance with the amortization schedule of such debt;

(f) The Company shall not make any acquisition of, or investment in, assets or stock of any other Person or entity, other than in the Ordinary Course of Business.

(g) The Company shall not sell, lease, license, encumber or otherwise dispose of any of its assets, other than in the Ordinary Course of Business.

(h) The Company shall not terminate, establish, adopt, enter into, make any new grants or awards of unit-based compensation or other benefits under, amend or otherwise materially modify any Company Employee Benefit Plan or increase the salary, wage, bonus or other compensation of any managers, officers or employees except (i) for grants or awards to managers, officers and employees under any existing Company Employee Benefit Plan in such amounts and on such terms as are consistent with past practice, (ii) in the Ordinary Course of Business (which shall include normal periodic performance reviews and related plans and the provision of any individual Company Employee Benefit Plan consistent with past practice for newly hired, appointed or promoted officers and employees), (iii) for actions necessary to satisfy existing contractual obligations under any Company Employee Benefit Plan existing as of the date hereof or to comply with applicable law, or (iv) the Employee Retention Bonuses.

(i) The Company shall maintain insurance with financially responsible or nationally recognized insurers in such amounts and against such risks and losses as are consistent with the insurance maintained by the Company in the Ordinary Course of Business.

(j) The Company shall not change any material financial or tax accounting method, policies, practices or election, except as required by GAAP or applicable law.

(k) The Company shall promptly provide the Buyer with copies of all filings made by the Company with, and inform the Buyer of any communications received from, any state or federal court, administrative agency, commission or other Governmental Body in connection with this Agreement and the Contemplated Transactions.

(l) The Company shall use its best efforts to promptly obtain any Required Consents. The Company shall promptly notify the Buyer of any failure or anticipated failure to obtain any such Required Consents and, if requested by the Buyer, shall provide copies of all of the Required Consents obtained by the Company to the Buyer.

(m) The Company shall not enter into any Contract with any other Person that, directly or indirectly, controls or is under common control with or is controlled by the Company on terms to the Company less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis.

(n) The Company shall use commercially reasonable efforts to maintain in effect or renew all existing Governmental Authorizations pursuant to which the Company operates.

(o) The Company shall not transfer or assign any Contracts to which the Company is a party to any of the Company’s Affiliates.

        6.2 COVENANTS OF THE BUYER

After the date hereof and prior to the Closing or earlier termination of this Agreement, the Buyer agrees that, except as set forth in Section 6.2 of the Buyer Disclosure Schedule and except as contemplated in or permitted by this Agreement or in connection with the Contemplated Transactions, or to the extent the Company shall otherwise consent:

(a) Buyer shall conduct only such business as is reasonably related, necessary and appropriate to accomplish the Contemplated Transactions. After the Plan of Exchange is effected, Buyer shall cause UAC to conduct its business only as contemplated in the Plan of Reorganization and the Noteholder Buyout.

(b) Except for indebtedness incurred in accordance with the terms of this Agreement, or in connection with the Contemplated Transactions (including the Note Placement, reimbursement obligations for expenses incurred in connection with Contemplated Transactions and obligations incurred in connection with the Creditor Buyout) the Buyer shall not incur any material indebtedness except for indebtedness that is incurred in the Ordinary Course of Business.

(c) The Buyer shall not make any material acquisition of, or investment in, assets or stock of any other Person or entity, other than in the Ordinary Course of Business and in connection with the Contemplated Transactions (including the Plan of Exchange).

(d) The Buyer shall not sell, lease, license, encumber or otherwise dispose of any material portion of its assets, other than in the Ordinary Course of Business.

(e) The Buyer shall promptly provide the Company with copies of all filings made by the Buyer with, and inform the Company of any communications received from, any state or federal court, administrative agency, commission or other Governmental Body in connection with this Agreement and the Contemplated Transactions.

(f) The Buyer shall use its reasonable best efforts to accomplish the Contemplated Transactions as promptly as practicable, and to assist the Company to promptly obtain any Required Consents.

(g) The Buyer shall not enter into any Contract with any other Person that, directly or indirectly, controls or is under common control with or is controlled by the Buyer on terms to the Buyer less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis.

(h) Prior to Closing, Buyer’s Board of Directors shall have adopted a stock incentive plan under which stock options and restricted shares may be awarded to officers and key employees of Buyer and its subsidiaries (including the Company after the Closing) and at least 125,000 shares shall be available under such plan for awards to officers and employees of the Company.

        6.3 NO SOLICITATION; CONFIDENTIALITY

(a) From the date hereof through the Closing, none of the parties nor their representatives (including, without limitation, investment bankers, attorneys and accountants) shall, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any person or other entity or group, concerning any sale of all or a portion of the Company, or of any Interests of the Company or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a “Proposed Acquisition Transaction”) other than with (i) the Buyer and its Representatives, or (ii) as required by law. The Company and Sellers shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer for a Proposed Acquisition Transaction from any Person.

(b) The Company and each Seller shall promptly notify the Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify the Buyer of the identity of the prospective purchaser or soliciting party and any other information relating to such inquiry or proposal known to the Company or such Seller.

7. ADDITIONAL AGREEMENTS

        7.1 ACCESS TO COMPANY INFORMATION

        Upon reasonable notice, the Company shall afford to the Representatives of the Buyer reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of the Company’s properties, books, records and Contracts and, during such period, the Company shall furnish promptly to the Buyer and its Representatives, (i) access to each report, schedule and other document the Company files with or receive from any federal or state regulatory agency or commission and (ii) access to all information concerning the Company and its managers and officers and such other matters as may be reasonably requested by the Buyer or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall, and shall cause its Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the Contemplated Transactions except as required by law or as provided herein.

        7.2 ACCESS TO BUYER INFORMATION

        Upon reasonable notice, the Buyer shall afford to the Representatives of the Company, reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of the Buyer’s properties, books, records and Contracts and, during such period, the Buyer shall furnish promptly to the Buyer and its Representatives, (i) access to each report, schedule and other document the Buyer files with or receive from any federal or state regulatory agency or commission and (ii) access to all information concerning the Buyer and its managers and officers and such other matters as may be reasonably requested by the Company or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall, and shall cause it Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the Contemplated Transactions except as required by law or as provided herein (including such disclosures as shall be appropriate to include in the Registration Statement).

        7.3 NO TRANSFER OR ENCUMBRANCES

        Each Seller agrees that the Seller will not transfer, or incur any Encumbrance on, the Seller’s Interest prior to the Closing.

        7.4 TAX MATTERS

        The Company, each Seller and the Buyer each agree that it will cooperate with the other parties to this Agreement in the reporting of the Contemplated Transactions and all other Tax Matters relating to the Contemplated Transactions. The Company shall prepare Form 1065 with respect to the transaction and provide same to the other parties within 120 days after Closing.

        7.5 FILING OF REGISTRATION STATEMENT

        The Buyer agrees to use its best efforts to file with the Securities and Exchange Commission as promptly as practicable after the date of this Agreement one or more registration statements (“Registration Statement”) to register the shares of the Buyer’s common stock to be issued pursuant to the Plan of Exchange and in the Subscription Offering. Buyer shall keep Company informed of the progress of the registration and provide copies of all SEC staff comment letters to the Company regarding each Registration Statement.

        7.6 ARRANGEMENTS FOR FUNDING OF CONTEMPLATED TRANSACTIONS

        The Company shall advance to Buyer $6.0 million (or such lesser amount approved by Buyer) immediately prior to the Closing to facilitate completion of the Contemplated Transactions, provided, that Buyer shall repay such funds to the Company if the Closing does not occur with three (3) business days of the date of such advance. Buyer shall not disburse such funds except in connection with and for the purpose of consummating the closing of the Contemplated Transactions, including the Noteholder Buyout.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

        8.1 THE BUYER

        The obligation of the Buyer to complete the Closing is subject to the fulfillment as of the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

(a) The Registration Statement for the shares of the Buyer’s common stock to be issued pursuant to the Plan of Exchange shall have been declared effective and the exchange of shares pursuant to the Plan of Exchange shall have been consummated.

(b) The Registration Statement for the shares of the Buyer’s common stock to be issued in the Subscription Offering shall have been declared effective, the Subscription Offering and Note Placement shall have closed, and Buyer’s Board of Directors shall have determined (in its reasonable discretion) that the proceeds of the Subscription Offering and Note Placement are sufficient in amount to pay the amount of the Cash Consideration, effect the Noteholder Buyout and pay reasonable expenses incurred in connection with the Contemplated Transactions.

(c) The representations and warranties of the Company and each Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date, and each Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date.

(d) The Company shall have obtained, at its sole expense, all Required Consents and undertaken all actions required pursuant to the Required Consents.

(e) All conditions precedent to the obligations of UAC restructured noteholders to deliver and sell their UAC restructured and accrual notes to Buyer in connection with the Noteholder Buyout pursuant to the noteholder tender agreements in effect on the date hereof shall have been met.

(f) The Buyer shall have received an opinion dated as of the Closing Date of counsel to the Company in substantially the form of Exhibit 2.4(c).

(g) There shall not be pending by any Governmental Body any suit, action or proceeding challenging or seeking to restrain or prohibit, or to obtain material damages or a discovery order in respect of, this Agreement or the consummation of the Contemplated Transactions (including, without limitation, the purchase and sale of the Interests) or that has had or may have, in the reasonable judgment of the Buyer, a Material Adverse Effect on the Buyer or the Company.

(h) There shall have been no Material Adverse Change in the Company between the date of execution of this Agreement and the Closing. Without limiting the foregoing, the Company’s consolidated net worth shall not be less than $13.5 million and its loan loss reserves as a percentage of loans shall not be less than 6.0%.

(i) The Buyer shall have received an executed Assignment Agreement from each Seller.

(j) The Company and each Seller shall have furnished the Buyer with such other documents reasonably requested by the Buyer to evidence compliance with the conditions set forth in this Agreement.

(k) The Company shall have advanced funds to Buyer in the amount required under Section 7.6.

(l) Provision shall have been made by the Company, by amendment of its existing subordinated debt or issuance of new subordinated debt, such that no less than $7.7 million of subordinated debt of the Company will remain outstanding following the Closing with a final maturity date of at least two years and sixth months after the Closing and all such subordinated indebtedness shall be subordinated to the Company’s guaranty obligation to RDV Corporation as contemplated in the Note Placement.

(m) The dividend limitation covenant contained in Section 7.2 of the Company’s principal credit facility with Wells Fargo Financial Preferred Capital, Inc. (“WFFPC”) shall have been amended in a manner reasonably satisfactory to Buyer and WFFPC shall have agreed to such further waivers or modifications as shall be necessary to permit the Contemplated Transactions to be consummated without violating such agreement.

(n) Buyer shall have received an opinion of KPMG LLP in form and substance acceptable to Buyer to the effect that, for purposes of assessing the continued availability under Section 382 of the IRC of net operating loss carryforwards of UAC, UAC should not have experienced an “ownership change” after giving effect to the Contemplated Transactions.

        8.2 THE COMPANY

(a) The Company shall have received all required approvals of its lenders to the Contemplated Transactions.

(b) The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made as of the Closing Date. The Buyer shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer prior to the Closing Date.

(c) There shall not be pending by any Governmental Body any suit, action or proceeding challenging or seeking to restrain or prohibit the purchase and sale of the Interests or any of the Contemplated Transactions.

(d) All conditions precedent to the obligations of UAC restructured noteholders to deliver and sell their UAC restructured and accrual notes to Buyer in connection with the Noteholder Buyout pursuant to the noteholder tender agreements in effect or the date hereof shall have been met.

(e) The Company shall have received an opinion dated as of the Closing Date of counsel to the Buyer in substantially the form of Exhibit 2.4(c).

        8.3 EACH SELLER

(a) The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made as of the Closing Date. The Buyer shall have performed or complied in all material respects all covenants and agreements required by this Agreement to be performed or complied with by the Buyer prior to the Closing Date.

(b) No Order shall have been entered, promulgated, issued or enforced by a Governmental Body preventing the purchase and sale of Seller’s Interests pursuant to this Agreement.

(c) There shall not be pending by any Governmental Body any suit, action or proceeding challenging or seeking to restrain or prohibit the purchase and sale of the Interests or any of the Contemplated Transactions.

(d) All conditions precedent to the obligations of UAC restructured noteholders to deliver and sell their UAC restructured and accrual notes to Buyer in connection with the Noteholder Buyout pursuant to the noteholder tender agreements in effect or the date hereof shall have been met.

(e) The Sellers shall have received an opinion dated as of the Closing Date of counsel to the Buyer in substantially the form of Exhibit 2.4(c).

(f) Buyer shall have taken any corporate action necessary to cause John W. Rose and William E. McKnight to be elected or appointed to the Board of Directors of Buyer effective upon the Closing.

9. SELLERS’ REPRESENTATIVE

        Each Seller hereby authorizes and empowers, John W. Rose, the initial Sellers’ Representative and his duly appointed successors in such capacity, as its agent, hereunder, to receive notices and to take such actions on the Seller’s behalf as expressly provided for in this agreement.  Such authorization includes authority to amend this Agreement or related documents and waive rights or conditions, and to negotiate and resolve disputes arising under this Agreement (including matters arising under Article 13) and the Contemplated Transactions between the Sellers, on the one hand, and the Buyer, on the other; provided, that the Sellers’ Representative shall only be empowered to effect amendments, waivers or settlements in respect of matters affecting the Sellers’ interests collectively in the same manner.  Each Seller reserves the right to effectuate amendments, waivers and settlements in respect of matters that affect it in a manner significantly disproportionately and differently from other Sellers.  Each Seller acknowledges that this appointment is irrevocable and coupled with an interest and authorizes Buyer to rely upon this appointment in accepting actions taken by the Sellers’ Representative on behalf of Sellers as authorized herein.

10. TERMINATION

        Notwithstanding anything to the contrary contained in any other Section of this Agreement, this Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Buyer and the Company;

(b) by the Buyer if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment and shall not have been waived by the Buyer;

(c) by the Company if any of the conditions set forth in Section 8.2 shall have become incapable of fulfillment and shall not have been waived by the Company;

(d) by all of the Sellers if any of the conditions set forth in Section 8.3 shall have become incapable of fulfillment and shall not have been waived all of the Sellers;

(e) by the Buyer or the Company, by written notice to the other party, if the Closing Date shall not have occurred on or before August 15, 2005.

Provided, however, that the right to terminate pursuant to this Section 10 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have proximately contributed to the incapability of fulfillment of the condition pursuant to which termination is sought or the failure of the Closing Date to occur on or before a specified date.

(f) In the event of termination of this Agreement by the Buyer, the Company or the Sellers, there shall be no liability on the part of either any Seller, Company or the Buyer or their respective officers or directors hereunder, except (a) that nothing herein shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement and (b) that this Section and Sections 13, 14.1, the last sentence of Section 14.2, Sections 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, and 14.12 shall survive the termination.

11. TAX MATTERS

        11.1 PREPARATION AND FILING OF TAX RETURNS

(a) The Sellers shall cause the Company to prepare and timely file or shall cause to be prepared and timely file and shall remit or cause to be remitted any taxes due in respect of the following Tax Returns with respect to the Company or in respect of its businesses, assets or operations:

(i) all Tax Returns having a due date on or before to the Closing Date for any taxable period ending on or before the Closing Date; and

(ii) all Tax Returns having a due date following the Closing Date for any taxable period beginning before and ending on or before the Closing Date, but only if such Tax Returns constitute Seller Tax Returns.

(b) The Buyer shall prepare and timely file or shall cause to be prepared and timely file all Tax Returns and shall remit or cause to be remitted any Taxes due in respect of the following Tax Returns with respect to the Company or in respect of its businesses, assets or operations:

(i) all Tax Returns having a due date following the Closing Date for any taxable period beginning on or after the Closing Date;

(ii) all Tax Returns having a due date following the Closing Date for any taxable period beginning before and ending after the Closing Date; and

(iii) all Tax Returns having a due date following the Closing Date for any taxable period beginning before and ending on or before the Closing Date, unless such Tax Returns constitute Seller Tax Returns.

(c) For purposes of this Section 11.1:

(i) “due date” shall take into account any valid extension of the filing date, and

(ii) “Seller Tax Return” shall have the meaning set forth in Section 1.

(d) Each Seller hereby releases the Company and shall hold Company harmless in respect of any loss, cost, liability or expense arising from any inaccuracy or error in any Seller Tax Return.

        11.2 COOPERATION ON TAX MATTERS; TAX AUDITS

(a) The parties and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include, but not be limited to, (i) timely signing and delivering such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, transfer taxes, (ii) furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Company’s illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and (iii) furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation, and the provision of other records and information reasonably relevant to any audit, litigation or other proceeding. Such cooperation and information also shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable Governmental Body responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Company, and providing copies of all relevant Tax Returns to the extent related to the Company together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which the requested party may possess. The parties and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) The Sellers (through Sellers’ Representative) shall have the sole right to represent the Company’s interests in any audit or examination by any Taxing Authority (“Tax Audit”) relating to taxable periods ending on or before the Closing Date and to employ counsel of their choice at their expense. None of the Buyer, any of its Affiliates or the Company may settle or otherwise dispose of any Tax Audit for which the Sellers may have a liability under this Agreement, or which may result in an increase in Sellers’ liability under this Agreement, without the prior written consent of the Sellers’ Representative, which consent may be withheld in the sole discretion of the Sellers’ Representative, unless the Buyer fully indemnifies the Sellers in writing with respect to such liability in a manner satisfactory to the Sellers.

(c) The Buyer shall, and shall cause the Company to, prepare and provide to Sellers a package of all Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by the Sellers to enable the Sellers to prepare and file (or merely prepare) all Tax Returns required to be prepared and filed (or merely prepared) by them pursuant to this Section 11.

(d) The Sellers’ Representative may, in its sole and absolute discretion, amend any Seller Tax Return of the Company filed or required to be filed for any taxable periods ending on or before the Closing Date.

(e) Nothing in this Agreement purports to assign to Buyer the right of any Seller to receive any refund of Taxes paid by a Seller in respect of net taxable income of the Company reported to Seller and paid by Seller by virtue of being a Company owner for any Tax period or portion thereof ending on or before the Closing Date, should any such refund become available.

Notwithstanding the foregoing or any other provision in this Agreement, neither the Buyer nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes of the Sellers, any of their Affiliates, or any of their predecessors other than information relating solely to the Company.

12. COVENANTS SUBSEQUENT TO THE CLOSING DATE

        12.1 FURTHER ASSURANCES

        The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. Following the Closing, the Sellers shall refer to Buyer or Company, as promptly as practicable, any telephone calls, letters, orders, notices, requests, inquiries, and other communications relating to the Company, Applicable Contracts and the Company’s business.

        12.2 INSPECTION AND PRESERVATION OF RECORDS

(a) The Company, each Seller and the Buyer shall cooperate with each other fully with respect to reasonable actions required or requested to be undertaken with respect to Tax Audits and Tax Returns, administrative actions or Proceedings, litigation, employee records and any other like or unlike matters relating to the Company that may occur after the Closing.

(b) Without limiting the generality of the foregoing, from and after the Closing

Date, the Buyer will permit, without any disruption to, or interference with, the Company’s business in any material respects, each of the Sellers and their Representatives, upon reasonable prior written notice, at all reasonable times during regular business hours, to inspect and copy, at such Seller’s expense, the books, files, records and accounts of the Company relating to periods prior to the Closing Date, in connection with the preparation, review or audit of any financial statements or Tax Returns, providing appropriate verification of documents, or preparing for, responding to, conducting or defending an actual or threatened legal action or other Proceeding. The Buyer shall maintain and preserve all of such books, files, records and accounts of the Company for the later of seven (7) years or the expiration of all statutes of limitations for Taxes for periods prior to the Closing Date.

(c) Upon Buyer’s or the Company’s receipt of any written notice or other written communication from any Governmental Body with respect to any Tax attributable to the income of the Company relating to periods prior to and through the Closing Date (a “Tax Notice”), the Buyer shall, and shall cause the Company to, provide prompt notice within seven (7) days to the Sellers’ Representative of the Tax Notice.

(d) On and after the Closing Date, each of the Sellers will permit the Buyer and its Representatives at all reasonable times during regular business hours, to inspect and copy at Buyer’s expense the books, files, records and accounts of the Sellers insofar as they relate directly to the Company, for the purpose of preparing, reviewing or auditing of any financial statement or Tax Returns of the Company. Each of the Sellers shall maintain and preserve (or cause to be maintained and preserved) all such books, records, files and accounts for the later of seven (7) years or the expiration of all statutes of limitations for Taxes for periods to the Closing Date; provided, however, a Seller may dispose of any thereof at any time and from time to time if they first shall have afforded the Buyer the opportunity, upon ninety (90) days’ notice and at Buyer’s expense, to take possession thereof.

(e) The Buyer and each Seller agrees to render such reasonable assistance to the other, including permitting each other to have access to its employees, as may be reasonably requested in connection with obtaining information for the purposes set forth in the four preceding sentences. The Buyer and the Sellers will treat all information obtained pursuant to this Section 12.2 as confidential except to the extent that disclosure thereof (a) is necessary for attainment of the purpose or purposes for which such information was obtained or (b) is required by any Legal Requirement. In addition, Sellers and Buyer agree to provide each other with such reasonable further assistance and cooperation as may be reasonably requested by the other party for any proper purpose relating to the matters described in this Section 12.2, including, by way of illustration, assisting the other in preparing for, conducting or defending any Proceeding, and in connection therewith providing such documentary or physical evidence and expert or other testimony of employees or others as may be reasonably requested; provided, however, that in each such case, the requesting party shall pay, or reimburse the other party for, any out-of-pocket expenses incurred by such other party in providing such assistance. The rights and obligations of the parties under this Section 12.2 shall be in addition to, and this Section 12.2 shall not be construed or interpreted to limit, the rights and obligations of the parties elsewhere in this Agreement.

        Notwithstanding the foregoing or any other provision in this Agreement, neither the Buyer nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes of the Sellers, any of their Affiliates, or any of their predecessors other than information relating solely to the Company.

13. INDEMNIFICATION; REMEDIES

        13.1 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

        Subject to the limitations set forth in this Article 13, each of the Sellers, severally (but not jointly), will indemnify and hold harmless the Buyer, the Company, and their respective Representatives, stockholders, members (including RDV Corporation or its affiliate as pledgee of Company membership interests), managers, directors, officers, controlling persons, and Affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (i) any misrepresentation, breach of any representation or warranty or non-fulfillment of any covenant, agreement or other obligation of such Seller set forth in this Agreement or any other certificate or document delivered by such Seller pursuant to this Agreement; (ii) any misrepresentation, breach of any representation or warranty or non-fulfillment at or prior to Closing of any covenant, agreement or other obligation of the Company set forth in this Agreement or any other certificate or document delivered by the Company pursuant to this Agreement; and (iii) any Tax attributable to the Company or a Seller in respect of all periods prior to the Closing Date (except to the extent of any reserve established expressly for such tax on the books of the Company as of the Closing consistent with the Company’s past practice in the Ordinary Course of Business). For avoidance of doubt, the rights of Buyer Indemnified Persons for indemnification under this Article 13 shall include any Damages incurred or suffered by the Company even though such Damages may not be suffered directly by the Buyer Indemnified Person.

        13.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

        The Buyer will indemnify and hold harmless each of the Sellers, and their Representatives, stockholders, controlling persons and Affiliates (collectively the “Seller Indemnified Persons”) and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (i) any misrepresentation, breach of any representation or warranty or non-fulfillment of any covenant, agreement or other obligation of the Buyer set forth in this Agreement, and (ii) any Tax attributable to the income of the Company in respect of all periods from and after the Closing Date.

        13.3 SURVIVAL AND TIME LIMITATIONS

        The Sellers will have no liability (for indemnification or otherwise) with respect to any breach of representation or warranty of the Company (other than those in Section 3.3) or of the Sellers (other than those in Sections 4.1 and 4.4) or based upon breach of any covenant or obligation of Seller or the Company to be performed and complied with prior to the Closing Date unless on or before March 31, 2006, the Buyer Indemnified Person notifies the Sellers’ Representative in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to any breach of representation or warranty of the Company set forth in Section 3.3 or a claim by Buyer Indemnified Persons for a breach of a Seller’s representations or warranties set forth in Sections 4.1 and 4.4, or for indemnification or reimbursement pursuant to Article 13.1 (assuming such claim for indemnification or reimbursement has been timely made) may be made at any time after the Closing Date (provided it is in written form). The Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty (other than those in Section 5.1, 5.2(a), 5.2(b), 5.3, and 5.4), or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before March 31, 2006, the Sellers’ Representative notifies Buyer in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Sellers. A claim by the Sellers with respect to a breach of representation in Section 5.1, 5.2(a), 5.2(b), 5.3, and 5.4, for reimbursement or indemnification pursuant to Section 13.2 (assuming such claim for indemnification or reimbursement has been timely made) or based upon any covenant or obligation of Buyer to a Seller may be made at any time (provided it is in written form).

        13.4 LIMITATIONS ON AMOUNT – SELLERS

(a) The Buyer Indemnified Persons may not assert any claim for Damages under clause (i) and (ii) of Section 13.1 until the aggregate amount of such claims under this Agreement exceeds $250,000.00 (the “Threshold”), and then Buyer Indemnified Persons may only assert claims for the excess of such aggregate claims over the Threshold. Except in the case of breach of Section 3.3 or in the case of fraud, the aggregate liability of the Sellers for all claims for Damages under Section 13.1 shall not exceed $5,000,000.00. Each Seller’s obligations to indemnify the Buyer Indemnified Persons under Section 13.1 with respect to breaches of the representations, warranties and covenants and agreements of the Company, shall be several and not joint and shall be an obligation of such Seller only to the extent of such Seller’s Percentage Interest in the Company sold by such Seller to the Buyer at the Closing; and no Seller shall be obligated to indemnify the Buyer Indemnified Persons in amounts in excess of such Seller’s ratable percentage of such indemnity obligation that relate to the Company’s representations and agreements.

(b) The Buyer and its Affiliates shall be entitled to set off against its obligation to pay the Holdback Amount (and interest thereon) any obligation under this Agreement to the Buyer or its Affiliates of the Seller. Such right of set off shall be exercised ratably as to Sellers proportionally based or their respective Percentage Interests in the Holdback Amount (and interest thereon). Such right of set off shall be effected by notice of the amount of set off, together with explanation of the basis for such set off, in reasonable detail, given to the Sellers’ Representative.

(c) On March 31, 2006, Buyer shall make payment to the Sellers in respect of the Holdback Amount, in an amount equal to the balance of the Holdback Amount (plus interest from the Closing at the rate of 10.0% per annum) less any amounts set off in respect of claims (or subject to set off in respect of timely submitted unresolved claims against a Seller or Sellers pursuant to Section 13.4(b)). Such amounts shall be paid to Sellers based on their Percentage Interests (subject to appropriate adjustment in the event that a claim or unresolved claim does not or did not apply ratably to all Sellers).

        13.5 EXCLUSIVE REMEDY

        Each of the Sellers and the Buyer hereby acknowledge and agree that, from and after the Closing, their sole remedy with respect to any and all claims arising under this Agreement, respectively, shall be pursuant to the indemnification provisions set forth in this Article 13.

        13.6 LOST PROFITS AND SPECIAL DAMAGES

        Neither the Buyer nor any Sellers shall be required to indemnify, hold harmless or otherwise protect another party or any of their respective Affiliates or related persons for damage to reputation, lost business opportunities, lost profits, mental or emotional distress, incidental, special, consequential, exemplary or indirect damages, or interference with business operations, except to the extent such claims (i) are recovered by a third party, or (ii) result from any breach of any representation or warranty made in this Agreement.

        13.7 PROCEDURE FOR INDEMNIFICATION – THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 13.1 or Section 13.2 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability or obligation that it may have to any indemnified party, except to the extent that the indemnifying party establishes that the defense of such action is unduly prejudiced by the indemnifying party’s failure to give such notice. Any notice to Sellers as indemnifying parties shall be given to the Sellers’ Representative.

(b) If any Proceeding referred to in Section 13.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (1) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (2) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such

Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 13.7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; (ii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent; and (iii) it will be conclusively established for the purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

        13.8 PROCEDURE FOR INDEMNIFICATION – OTHER CLAIMS

        A claim for indemnification for any matter not involving a third-party claim may be asserted by prompt notice to the party from whom indemnification is sought. Any notice to Sellers as indemnifying parties shall be given to the Sellers’ Representative.

14. GENERAL PROVISIONS

        14.1 EXPENSES

        Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

        14.2 PUBLIC ANNOUNCEMENTS

        The parties’ acknowledge that the Buyer’s registration statements filed with respect to the Plan of Exchange and Subscription Offering and any required amendments or supplements thereto will contain detailed information concerning the Company and the Contemplated Transaction that will be publicly available and circulated and publicly. Buyer is authorized to make such public disclosures respecting the Company and the Contemplated Transactions as it deems necessary to effect the Plan of Exchange, the Subscription Offering and the Contemplated Transactions.

        14.3 GOVERNING LAW

        This agreement will be governed by the laws of the State of Indiana without regard to conflicts of laws principles.

        14.4 DISPUTE RESOLUTION

(a) Agreement to Arbitrate. Except where injunctive or other equitable relief is reasonably necessary to prevent or mitigate immediate damage to the aggrieved party, in a dispute between the parties relating to this Agreement, the parties agree to utilize the arbitration procedure specified in this Section; provided, however, that in the event of a purported breach of the Agreement, the injured party shall provide notice to the breaching party and allow a period of 20 business days to cure the breach prior to initiating arbitration.

(b) Initial Notice; Attempted Settlement. A party seeking to initiate an arbitration proceeding shall give written notice (the “Initial Notice”) to the other party describing briefly the nature of its dispute and its claim and identifying an individual with authority to settle such dispute on its behalf (the “Settlement Agent”). The party receiving such notice shall have 10 days within which to designate its own Settlement Agent. The Settlement Agent of each Seller shall be the Sellers’ Representative. The Settlement Agents shall make such investigations as they deem appropriate and thereafter promptly shall commence discussions concerning resolution of such dispute.

(c) Arbitration Procedure. If the dispute has not been resolved within the later of (i) 30 days from the date of designation of a Settlement Agent by the party receiving the Initial Notice or (ii) 45 days from the giving of the Initial Notice, it shall be submitted to arbitration, as follows. The arbitration required by this provision shall be conducted expeditiously in accordance with the then current rules of the Center for Public Resources (CPR) Rules for Non-Administered Arbitration of Business Disputes (the CPR Rules), by a sole arbitrator. The sole arbitrator shall be a lawyer admitted to practice in Indiana from the approved list maintained by CPR who is willing to serve as arbitrator. The arbitrator shall be mutually selected. If the parties cannot agree upon a sole arbitrator, then one shall be chosen pursuant to the CPR Rules. The arbitration shall be governed by the Uniform Arbitration Act, Indiana Code § 34-4-2-1 et seq., and judgment upon the award and/or other relief rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitration shall take place in the City of Indianapolis, Indiana. In deciding the dispute(s) and/or issue(s), the arbitrator shall be bound by, and shall faithfully apply, the laws of the State of Indiana, including the laws of evidence but excepting the rules of procedure. Notwithstanding any contrary provision in this Agreement or otherwise the arbitrator is not empowered to award consequential, punitive, treble damages, damages for mental or emotional distress or exemplary damages, whether in common law or statutory in source.

(d) Costs; Cure of Breach. Costs of the arbitration shall be shared equally by the parties, but each party shall pay its own attorney fees incurred in connection with the arbitration. The parties agree to be bound by the decision of the arbitration tribunal. For purposes of this Section, if a dispute is based on the breach of any representation, warranty, covenant, obligation or any other agreement contained herein, and such breach is cured to the actual knowledge of the party giving the Initial Notice within 15 days from the date of designation of a Settlement Agent by the party receiving the Initial Notice, the party giving the Initial Notice shall withdraw or shall be liable for the costs of any arbitration that results in a finding that such cure has occurred.

(e) Arbitrator’s Award. The opinions and recommendations of the arbitrator shall be binding on the parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that expenses and attorney fees may only be awarded to a party upon a finding of bad faith by the other party. In no event may the Arbitrators award exceed any applicable limits of liability set forth in Section 13.

(f) Enforcement of Agreement. Buyer and Sellers acknowledge and agree that Buyer would be irreparably damaged if the provisions of this Agreement are not performed by Sellers in accordance with their specific terms and that any breach of this Agreement by a Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each party consents to the jurisdiction of the courts in Marion County, Indiana for this purpose and WAIVES ANY RIGHT TO TRIAL BY JURY.

        14.5 NOTICES

        All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

THE COMPANY:	Coastal Credit, LLC 3852 Virginia Beach Blvd Virginia Beach, Virginia 23452 Attn: William E. McKnight, President Telephone: 757-340-6000 Fax: 757-983-3515

SELLERS' REPRESENTATIVE:	John W. Rose FNB Corporation One FNB Boulevard Hermitage, PA 16148 Telephone: 724-983-3767 Fax: 724-983-3515

WITH A COPY TO:	Williams Mullen 222 Central Park Ave. Suite 1700 Virginia Beach, Virginia 23462 Attn: Thomas R. Frantz. Esq

BUYER:	White River Capital, Inc. 6051 El Tordo P.O. Box 1329 Rancho Santa Fe, CA 92067 Attn: Mark R. Ruh, President Telephone: 858-759-6042 Fax: 858-756-8301

WITH A COPY TO:	Eric R. Moy Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204 Telephone: 317-231-7298 Fax: 317-231-7433

        Notice of any matter that the party giving notice reasonably believes affects the Sellers collectively may be duly given by giving such notice only to the Sellers’ Representative. Notice affecting one Seller and not others shall be given to such Seller at the address for such Seller given on Schedule A. Any party may change the address to which notices, consents, waivers and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

        14.6 WAIVER

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

        14.7 ENTIRE AGREEMENT AND MODIFICATION

        This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. Any amendment or waiver required to be provided by any Seller may be provided on behalf of each Seller by the Sellers’ Representative, unless such waiver or amendment would modify the amount of the Cash Consideration or Holdback Amount to be received by the Seller in a manner that would materially and adversely affect the economic interest of the Seller in the Contemplated Transactions.

        14.8 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

        No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        14.9 SEVERABILITY

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        14.10 SECTION HEADINGS, CONSTRUCTION

        The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

        14.11 TIME OF ESSENCE

        With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        14.12 COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        14.13 DISCLOSURE LETTERS

        Notwithstanding any specific reference to a section of this Agreement in any of the disclosures set forth in the Company, Buyer and Sellers’ Disclosure Letters and in any supplement thereto, such disclosures relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation and warranty in this Agreement. Terms used in the Company, the Buyer and Sellers’ Disclosure Letters and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Purchase Agreement as of the date first written above.

BUYER: WHITE RIVER CAPITAL, INC. By: /s/ Mark R. Ruh —————————————— Mark R. Ruh, President	SELLERS: /s/ William E. McKnight —————————————— William E. McKnight

COMPANY: COASTAL CREDIT LLC By: /s/ William E. McKnight —————————————— William E. McKnight Manager and Chief Executive Officer	CASTLE CREEK CAPITAL PARTNERS FUND IIA, LP By: Castle Creek Capital LLC Its: General Partner By: /s/ William J. Ruh —————————————— William J. Ruh —————————————— Executive Vice President ——————————————

CASTLE CREEK CAPITAL PARTNERS FUND IIB, LP By: Castle Creek Capital LLC Its: General Partner By: /s/ William J. Ruh —————————————— William J. Ruh —————————————— Executive Vice President ——————————————

REGIONS FIRST FINANCIAL, LLC By: /s/ John W. Rose —————————————— John W. Rose —————————————— Vice President ——————————————

ELSA D. PRINCE LIVING TRUST By: /a/ Elsa D. Prince Broekhuizen —————————————— Elsa D. Prince Broekhuizen —————————————— Trustee ——————————————

[schedules and exhibits omitted]

ANNEX C

March 8, 2005

Personal and Confidential

Transaction Committee of the Board of Directors
c/o Union Acceptance Corporation
250 North Shadeland Avenue
Indianapolis, IN 46219

Members of the Transaction Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the Existing Shareholders (as defined below) of Union Acceptance Corporation (“UAC”) of the Purchase Price (as defined) to be paid by White River Capital, Inc. (“Buyer”) to the members of Coastal Credit, LLC (“Company”), pursuant to a Limited Liability Company Interests Purchase Agreement (the “Purchase Agreement”) to be entered into by and among Buyer, Company and the members of Company. The Purchase Agreement provides for, among other things, the acquisition (the “Acquisition”) by Buyer of all of the outstanding membership interests of Company in exchange for cash (the “Purchase Price”) in the aggregate amount of $50.0 million, $45.0 million of which is to be paid at the closing of the Acquisition and $5.0 million of which is to be held back and paid on March 31, 2006, subject to potential claims of Buyer as described in the Purchase Agreement.

The terms and conditions of the Acquisition are more fully set forth in the Purchase Agreement. Capitalized terms used, but not defined herein, have the meanings set forth in the Purchase Agreement.

In connection with the Acquisition (a) UAC and Buyer will effect a statutory share exchange (the “Share Exchange”) in which the shareholders of UAC will exchange every 100 shares of common stock of UAC for one share of common stock of Buyer, (b) Buyer will conduct a subscription offering, registered with the Securities and Exchange Commission, to its shareholders (and others) of up to 3.5 million shares of Buyer common stock (the “Subscription Offering”), the proceeds of which will be used to pay a portion of the Purchase Price, (c) Buyer will issue $15.0 million in aggregate principal amount of its secured notes to Richard M. DeVos Charitable Lead Annuity Trust No. 2 (the “Debt Issuance”),

pursuant to a note purchase agreement to be dated on or about the date of the Purchase Agreement (the “Note Purchase Agreement”), at the closing of the Acquisition, the proceeds of which will be used to pay a portion of the Purchase Price, (d) Buyer will issue to limited partnership private equity funds managed by Castle Creek Capital LLC, affiliates of Company, warrants (the “Warrants”) to purchase 132,500 shares of common stock of Buyer (the “Warrant Issuance”), pursuant to a warrant issuance agreement to be dated on or about the date of the Purchase Agreement (the “Warrant Issuance Agreement”) and (e) Buyer will purchase from UAC’s creditors the outstanding restructured notes and accrual notes (excluding those held by one noteholder holding a subordinated restructured note with an original face amount of approximately $5.0 million) and will subsequently offer to purchase claims of UAC’s other general unsecured creditors under UAC’s Plan of Reorganization (the “Creditor Buyout”) for approximately $7.8 million in cash in the aggregate (before giving effect to creditor distributions that may be made by UAC in advance of the closing), and thereby acquire all rights represented by such purchased notes and claims. The transactions set forth in paragraphs (a) through (e) above are herein referred to as the “Related Transactions.” The Acquisition and the Related Transactions are herein referred to as the “Transactions.”

The terms and conditions of (v) the Share Exchange are more fully set forth in the Agreement and Plan of Share Exchange (the “Plan of Exchange”) to be entered into between Buyer and UAC, (w) the Subscription Offering are more fully set forth in the Registration Statement on Form S-1/S-4 and related proxy statement/prospectus (the “Registration Statement”) to be filed with respect to the Subscription Offering, (x) the terms of the Debt Issuance are more fully set forth in the Note Purchase Agreement, (y) the Warrant Issuance are more fully set forth in the Warrant Issuance Agreement, and (z) the Creditor Buyout is more fully described in the Memorandum of Understanding entered into among UAC, Buyer and the Plan Committee under the Plan of Reorganization (the “Memorandum”) and the related Agreements to Tender. The Plan of Exchange, the Registration Statement, the Note Purchase Agreement, the Warrant Issuance Agreement, Memorandum and the Agreements to Tender are herein collectively referred to as the Related Transaction Documents. The Purchase Agreement and the Related Transaction Documents are herein collectively referred to as the “Transaction Documents.”

“Existing Shareholders” means the holders (other than Castle Creek Capital LLC and its affiliates in their capacity as shareholders of UAC, and after giving effect to the Share Exchange of Buyer) of common stock of UAC, solely with reference to their status as current shareholders of UAC (and, giving effect to the Share Exchange, of Buyer) and not as offerees in the Subscription Offering and not as Sellers (directly or indirectly) of interests in Company.

Piper Jaffray & Co. (“Piper Jaffray” or “we”), as a customary part of our investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee, which Castle Creek Capital LLC, an affiliate of Company, and Buyer have agreed to pay, for providing this opinion. This opinion fee is not contingent upon the consummation of the Acquisition or any other portion of the Transactions. Castle Creek Capital LLC and Buyer have agreed to indemnify us against certain liabilities in connection with our services.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

(i)	a draft dated March 7, 2005 of the Purchase Agreement,

(ii)	a draft dated March 4, 2005 of the Plan of Share Exchange,

(iii)	a draft dated February 25, 2005 of the Registration Statement on Form S-1/S-4 and related proxy statement/prospectus,

(iv)	a draft dated February 18, 2005 of the Note Purchase Agreement,

(v)	the Memorandum, dated February 15, 2005,

(vi)	forms dated February 15, 2005 of the Agreements to Tender,

(vii)	a draft dated March 4, 2005 of the Warrant Issuance Agreement,

(viii)	certain financial, operating and business information related to UAC, Buyer and Company provided by representatives of UAC and Company management,

(ix)	an analysis prepared by KPMG LLP, and reviewed by management of UAC, relating to the preservation of NOLs under Section 382 of the Internal Revenue Code notwithstanding pro forma ownership changes, and KPMG’s estimates relating to NOL carryforwards (the “KPMG NOL Analysis”),

(x)	to the extent publicly available, financial terms of certain acquisition transactions involving companies deemed similar to Company,

(xi)	certain internal financial information and projections of Company on a stand-alone basis, prepared by Company management, and as a combined company with Buyer prepared by Company and UAC management for financial purposes,

(xii)	to the extent publicly available, market, financial and other data for publicly traded companies deemed comparable to Company,

(xiii)	discounted cash flow analyses of Target on a stand-alone basis and on a combined basis with Buyer, and

(xiv)	an analysis of the pro forma effect of the Transactions on the earnings per share of Buyer.

We had discussions with members of the management of (a) UAC concerning the financial condition, current operating results and business outlook for both UAC and Company on a stand-alone basis and the combined company resulting from the Transactions and Buyer’s plans relating to such combined company, and (b) Company concerning the financial condition, current operating results and business outlook for Company on a stand-alone basis and combined with Buyer and UAC in the Transactions.

We have relied upon and assumed the accuracy and completeness of the financial statements, other information provided by UAC and Company or otherwise made available to us and information which is publicly available and have not assumed responsibility independently to verify such information. Without limiting the generality of the foregoing, we note that management of UAC and Buyer with whom we have had the sole direct interactions as to UAC and Buyer, and upon whom we have relied with your consent on information relating to the Transactions, was Mark R. Ruh, the President and Chief Financial Officer and a director of both Buyer and UAC. Mr. Ruh is also a Vice President at Castle Creek Capital, LLC, which controls indirectly a 14.8% equity interest in UAC and a 51% membership interest in Company. We have further relied upon the assurances of UAC and Company’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of UAC’s and Company’s managements and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion regarding such financial planning data or the assumptions on which it is based.

For the purpose of this opinion, we have assumed that none of UAC, Buyer nor Company is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than as part of the Transactions and pursuant to the Transaction Documents.

We have assumed that the executed Transaction Documents will be in all material respects identical to the last draft reviewed by us. We have also assumed the Transactions will be consummated pursuant to the terms of the Transaction Documents without material modification thereto and without waiver by any party of any material conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transactions will be obtained in a manner that will not adversely affect Buyer, UAC or Company or alter the terms of the Transactions.

Our analysis of each of Buyer and Company is as a going concern. Our analysis of UAC is as a company in liquidation. We have made no physical inspection of the properties or assets of Buyer, UAC or Company. We have not performed any appraisals or valuations of any specific assets or liabilities of Buyer, UAC or Company, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which UAC, Buyer or Company or any of their respective affiliates is a party or may be subject and, with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Nor have we undertaken any independent analysis of the remaining assets and liabilities of UAC, including the NOLs, and have relied for purposes hereof on the KPMG NOL Analysis and on representations of management of UAC, and assumed with your consent, that under UAC’s current ownership structure, no cash flows from assets of the bankruptcy estate created under the Plan of Reorganization will inure to the benefit of UAC shareholders.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Transaction Committee of the Board of Directors of UAC in connection with its consideration and approval of the Acquisition. This opinion shall not be relied upon, published or otherwise used, nor shall any public references to us be made, without our prior written approval, except that it may also be furnished and relied upon by the Board of Directors of UAC. Further, subject to our review and approval of related contents of the Registration Statement, this opinion may be included in the Registration Statement.

This opinion addresses solely the fairness, from a financial point of view, to the Existing Shareholders of the proposed Purchase Price set forth in the Purchase Agreement and does not address the Related Transactions, the Related Transaction Documents, or any other terms or agreements relating to the Transactions; provided, however, that we understand the Related Transactions and the Acquisition to be integral to one another, and, accordingly, our pro forma analyses relating to this opinion gave effect to the Related Transactions in evaluating the fairness to Existing Shareholders of the Purchase Price paid in the Acquisition. Our opinion does not constitute a recommendation to any shareholder of UAC as to how to vote in respect of the Transactions or whether to subscribe for shares in the Subscription Offering. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transactions or any part thereof, or Buyer’s, UAC’s or the Company’s ability to complete successfully any of the Transactions. We express no opinion as to whether any alternative transaction might produce superior benefits to UAC or its shareholders. In addition, we are not expressing any opinion herein as to the price at which shares of common stock of UAC have traded or at which shares of common stock of UAC or Buyer may trade following announcement or consummation of the Transactions or at any future time.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Purchase Price to be paid by Buyer in the Acquisition is fair, from a financial point of view, to the Existing Shareholders as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

/s/ PIPER JAFFRAY & CO.

ANNEX D

[KPMG Letterhead]

April 5, 2005

Ladies and Gentlemen:

We were engaged by Union Acceptance Corporation (“UAC”) to provide U.S. federal income tax advice and issue this opinion concerning certain transactions described within this Securities and Exchange Commission Registration Statement on Form S-4 and S-1 (the “Registration Statement”).

Specifically, we were asked by UAC to review certain completed and proposed transactions that already have or will occur. As described and defined within this Registration Statement, UAC proposes to enter into a number of corporate restructuring transactions. These transactions include a share exchange in which the shareholders of record of UAC will exchange their shares of UAC stock for shares of stock of White River Capital, Inc. (“White River”) (the “Share Exchange”); the conversion of UAC into an Indiana limited liability company that will be a subsidiary of White River; and a subsequent subscription offering of additional shares of White River to certain subscribers (the “Subscription Offering”).

As part of our engagement, we have examined originals or copies, both in draft and executed form, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Articles of Incorporation of White River; (b) the Bylaws of White River; (c) Share Exchange agreement; (d) forms of Subscription Offering agreements; (e) the Registration Statement; and (f) the form of a preliminary prospectus forming part of the Registration Statement (the “Prospectus”), each relating to the formation of White River, the Share Exchange, and the Subscription Offering.

We have also requested that UAC make and verify certain representations to us. These representations are critical to our opinions and if there is any change or modification to these representations, our opinions could change.

Based on our current understanding of the certain completed and proposed transactions described above and the representations made to us, it is our opinion that the U.S. federal income tax consequences described below should prevail (i.e., there is a 70 percent or greater likelihood that those consequences will prevail) if challenged by the Internal Revenue Service (and, therefore, that there also is substantial authority for those consequences within the meaning of Treas. Reg. § 1.6662-4(d)).

o	The Share Exchange should qualify as a reorganization under Section 368(a)(1) and generally should be tax free to the parties to the reorganization except for those shareholders receiving cash, if any, in lieu of fractional shares.

o	UAC (and White River as UAC’s successor for federal income tax purposes) should not experience an ownership change that would cause UAC’s net operating losses to be limited as a result of closing the Share Exchange and the Subscription Offering under Section 382.

o	As a result of the Share Exchange and the Subscription Offering, White River should be considered a continuation of UAC as the common parent of the consolidated group as described in Treas. Reg. § 1.1502-75(d)(2). As a result of this, the UAC group’s net operating losses should not be considered to have resulted from a separate return limitation year (“SRLY”).

The opinions contained in this letter are based on the facts, assumptions and representations stated herein. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinions.

Our advice in this opinion letter is limited to the conclusions specifically set forth herein. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically opined on above.

In rendering our opinions, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof-all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinion. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

Individual shareholders of UAC and any other subscribers of stock of White River should consult their own tax counsel or advisor about how these transactions should be reported to the Internal Revenue Service (in addition to any state and local tax authority) and any other consequences of the formation of White River, the Share Exchange, and the Subscription Offering.

Very truly yours,

/s/ KPMG LLP

ANNEX E

ARTICLE 10

Transfer and Ownership Restrictions

Section 10.01. General. In order to preserve the net operating loss carryforwards (including any “net unrealized built-in loss,” as defined under applicable law), capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and other tax benefits (collectively, the “Tax Benefits”) to which the Corporation or any member of the Corporation’s “affiliated group” as that term is used in Section 1504 of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (collectively, the “Code”), is or becomes entitled prior to the Expiration Date (as hereinafter defined) pursuant to the Code and the Treasury Regulations promulgated thereunder, as amended from time to time (“Treasury Regulations”) or any applicable state statute, the following restrictions shall apply until the earlier of (x) the repeal of Section 382 of the Code if the Board determines that the restrictions in this Article 10 are no longer necessary for the preservation of the Tax Benefits, and (y) the beginning of a taxable year of the Corporation to which the Board determines that no Tax Benefits may be carried forward, unless the Board shall fix an earlier or later date in accordance with Section 10.05 of this Article 10 (the date on which the restrictions of this Article 10 expire hereunder is sometimes referred to herein as the “Expiration Date.”)

Clause 10.011. Definitions. For purposes of this Article 10:

1. “Agent” shall have the meaning set forth in Clause 10.021 of this Article 10;

2. “Controlled Person” shall have the meaning set forth in Clause 10.024 of this Article 10;

3. “Option” shall have the meaning set forth in Treasury Regulation Section 1.382-4;

4. a “Person” shall mean any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization (including the Corporation), or any other entity described in Treasury Regulation Section 1.382-3(a)(1)(i);

5. “Prohibited Distributions” shall have the meaning set forth in Clause 10.021 of this Article 10;

6. a “Prohibited Ownership Percentage” shall mean any Stock ownership that would cause a Person or Public Group to be a “5-percent shareholder” of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1)(i) or (ii); for this purpose, whether a Person or Public Group would be a “5-percent shareholder” shall be determined (A) without giving effect to the following provisions: Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii), (B) by treating every Person or Public Group which owns Stock, whether directly or by attribution, as directly owning such Stock notwithstanding any further attribution of such Stock to other Persons and notwithstanding Treasury Regulation Section 1.382-2T(h)(2)(i)(A), (C) by substituting the term “Person” in place of “individual” in Treasury Regulation Section 1.382-2T(g)(1), (D) by taking into account ownership of Stock at any time during the “testing period” as defined in Treasury Regulation Section 1.382-2T(d)(1), and (E) by treating each day during the testing period as if it were a “testing date” as defined in Treasury Regulation Section 1.382-2T(a)(2)(i); in addition, for the purpose of determining whether any Person or Public Group has a Prohibited Ownership Percentage as of any date, the definition of Stock set forth in Clause 10.011.14 shall be applied in lieu of the definition in Treasury Regulation Section 1.382-2T(f)(18), except that any Option shall be treated as Stock only to the extent treating it as Stock would cause an increase in ownership of Stock by such Person and such Option would be deemed exercised pursuant to Treasury Regulations in effect from time to time (disregarding whether treating such Option as exercised would cause an ownership change);

7. “Prohibited Party” shall have the meaning set forth in Clause 10.026 of this Article 10;

8. “Prohibited Party Group” shall have the meaning set forth in Clause 10.026 of this Article 10;

9. “Prohibited Shares” shall have the meaning set forth in Section 10.02 of this Article 10;

10. a “Public Group” shall have the meaning set forth in Treasury Regulation Section 1.382-2T(f)(13), excluding any “direct public group” with respect to the Corporation, as that term is used in Treasury Regulation Section 1.382-2T(j)(2)(ii);

11. “Purported Acquiror “shall have the meaning set forth in Section 10.02 of this Article 10;

12. “Resale Proceeds” shall have the meaning set forth in Clause 10.021 of this Article 10;

13. “Securities” shall have the meaning set forth in Clause 10.026 of this Article 10;

14. “Stock” refers to all classes of stock or shares of the Corporation, all options to acquire stock or shares of the Corporation and all other interests that would be treated as stock or shares in the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18)(iii), other than (x) stock described in Section 1504(a)(4) of the Code and (y) stock that would be described in such Section 1504(a)(4) but is not so described solely because it is entitled to vote as a result of dividend arrearages;

15. “Subject Amounts” shall have the meaning set forth in Clause 10.022 of this Article 10;

16. “Transfer” shall mean any conveyance, by any means, of legal or beneficial ownership (direct or indirect) of issued and outstanding shares of Stock, whether such means are direct or indirect, voluntary or involuntary, including, without limitation, the transfer of any ownership interest in any entity that owns (directly or indirectly) shares of Stock (and any reference in this Article 10 to a Transfer of Stock shall include any Transfer of any interest in any such entity and references to the Persons to whom Stock is Transferred shall include Persons to whom any interest in any such entity shall have been Transferred); and

17. “Transferee” means any Person to whom Stock is Transferred.

Clause 10.012. Prohibited Transfers. No Person shall Transfer any Stock to any other Person to the extent that such Transfer, if effected: (i) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; (ii) would increase the Stock ownership percentage (determined in accordance with Section 382 of the Code and the Treasury Regulations thereunder) of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage; or (iii) would create, under Treasury Regulation Section 1.382-2T(j)(3)(i), a new “public group” as that term is used in Treasury Regulation Section 1.382-2T(f)(13).

Clause 10.013. Board of Director Consent to Certain Transfers. The Board may permit any Transfer of Stock that would otherwise be prohibited pursuant to Clause 10.012 of this Article 10 if information relating to a specific proposed transaction is presented to the Board and the Board determines that, based on the facts in existence at the time of such determination, such transaction will not delay, reduce, prevent or otherwise jeopardize the Corporation’s full utilization of the Tax Benefits. The Board may impose any conditions that it deems reasonable and appropriate in connection with such a Transfer, including without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through such Transfer; provided, however, that any such restrictions shall be consented to by such Transferee and the certificates representing such Stock shall include an appropriate legend.

Clause 10.014. Waiver of Restrictions. Notwithstanding anything herein to the contrary, the Board, in its sole discretion, may waive any of the restrictions contained in Clause 10.012 of this Article 10 in any instance in which the Board determines that a waiver would be in the best interests of the Corporation, notwithstanding the effect of such waiver on the Tax Benefits.

Section 10.02.Purported Transfer in Violation of Transfer Restrictions.Unless the approval or waiver of the Board is obtained as provided in Clauses 10.013 or 10.014 of this Article 10, any purported Transfer of Stock in excess of the shares that could be Transferred to the Transferee without restriction under Clause 10.012 of this Article 10 shall be null and void and shall not be effective to Transfer record, legal, beneficial or any other ownership of such excess shares (the “Prohibited Shares”) to the purported acquiror of any form of such ownership (the “Purported Acquiror”), who shall not be entitled to any rights as a Shareholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). Any purported record, beneficial, legal or other owner of Prohibited Shares shall be deemed to be a “Purported Acquiror” of such Prohibited Shares. If there is more than one Purported Acquiror with respect to certain Prohibited Shares (for example, if the Purported Acquiror of record ownership of such Prohibited Shares is not the Purported Acquiror of beneficial ownership of such Prohibited Shares), then references to “Purported Acquiror” shall include any or all of such Purported Acquirors, as appropriate. Clauses 10.021 and 10.022 below shall apply only in the case of violations of the restrictions contained in parts (i) and (ii) of Clause 10.012 of this Article 10.

Clause 10.021. Transfer of Prohibited Shares and Prohibited Distributions to Agent. Upon demand by the Corporation, the Purported Acquiror shall transfer or cause the transfer of any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror’s possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the “Prohibited Distributions”), to an agent designated by the Corporation (the “Agent”). The Agent shall sell in an arm’s-length transaction (through any exchange or system on which shares of the Corporation’s Common Stock are then listed or admitted to trading, if possible, but in any event consistent with applicable law) any Prohibited Shares transferred to the Agent by the Purported Acquiror. The proceeds of such sale shall be referred to as “Sales Proceeds.” If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arm’s-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares for the Agent, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to Clause 10.022 below if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Shares by the Purported Acquiror other than a transfer which (i) is described in the preceding sentences of this Clause 10.021 and (ii) does not itself violate the provisions of this Article 10 shall be null and void and shall not be effective to transfer any ownership of the Prohibited Shares.

Clause 10.022. Allocation of Sale Proceeds, Resale Proceeds and Prohibited Distributions. The Sale Proceeds or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (a) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (b) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Any Resale Proceeds or Sales Proceeds in excess of the Agent’s expenses incurred in performing its duties hereunder and the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions (such excess amount and Prohibited Distributions are collectively the “Subject Amounts”), shall be paid over to an entity described in Section 501(c)(3) of the Code that is designated by the Corporation in its uncontrolled discretion. In no event shall any such Prohibited Shares or Subject Amounts inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in performing its duties hereunder.

Clause 10.023. Prompt Enforcement Against Purported Acquiror. Within thirty (30) business days of learning of the purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock which would cause a Person or Public Group to become a Prohibited Party (as hereinafter defined), the Corporation through its Secretary shall demand that the Purported Acquiror or the Prohibited Party Group (as hereinafter defined) surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror or Prohibited Party Group within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this Clause 10.023 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided, further that failure of the Corporation to act within the time periods set out in this Clause 10.023 shall not constitute a waiver of any right of the Corporation to compel any transfer required by, or take any action permitted by, this Article 10. Upon a determination by the Board that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock which would cause a Person or Public Group to become a Prohibited Party or any other violation of Section 10.01 of this Article 10, the Board may authorize such additional action as it deems advisable to give effect to the provisions of this Article 10, including, without limitation, refusing to give effect on the books of the Corporation to any such purported Transfer or instituting proceedings to enjoin any such purported Transfer.

Clause 10.024. Other Remedies. In the event that the Board determines that a Person proposes to take any action in violation of Clause 10.012 of this Article 10, or in the event that the Board determines after the fact that an action has been taken in violation of Clause 10.012 of this Article 10, the Board, subject to Clause 10.025 of this Article 10, may take such action as it deems necessary, advisable or convenient to prevent or to refuse to give effect to any purported Transfer or other action which would result, or has resulted, in such violation, including, but not limited to, refusing to give effect to such purported Transfer or other action on the books of the Corporation or instituting proceedings to enjoin such purported Transfer or other action. If any Person shall knowingly violate, or knowingly cause any other Person under the control of such Person (“Controlled Person”) to violate, Clause 10.012 of this Article 10, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as well, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.

Clause 10.025. No Restriction on Settlement of Exchange Transactions. Nothing contained in this Article 10 shall preclude the settlement of any transaction involving Stock entered into through the facilities of the Nasdaq National Market or any other securities exchange or system on which shares of Corporation’s Common Stock are then listed or admitted to trading. The application of the provisions and remedies described in this Section 10.02 of this Article 10 shall be deemed not to so preclude any such settlement.

Clause 10.026. Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer of Stock or other event which does not involve a transfer of beneficial ownership of “shares” of the Corporation within the meaning of the Indiana Business Corporation Law, as amended (“Securities”), but which would cause a Person or Public Group (the “Prohibited Party”) to violate a restriction provided for in part (i) or (ii) of Clause 10.012 of this Article 10, the application of Clauses 10.021 and 10.022 shall be modified as described in this Clause 10.026. In such case, the Prohibited Party and/or any Person or Public Group whose ownership of the Corporation’s Securities is attributed to the Prohibited Party pursuant to Section 382 of the Code and the Treasury Regulations thereunder (collectively, the “Prohibited Party Group”) shall not be required to dispose of any interest which is not a Security, but shall be deemed to have disposed of, and shall be required to dispose of, sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group), to cause the Prohibited Party, following such disposition, not to be in violation of part (i) or (ii) of Clause 10.012 of this Article 10. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities which are deemed to be disposed of shall be considered Prohibited Shares and shall be disposed of through the Agent as provided in Clauses 10.021 and 10.022 of this Article 10, except that the maximum aggregate amount payable to the Prohibited Party Group in connection with such sale shall be the fair market value of the Prohibited Shares at the time of the Prohibited Transfer.

Section 10.03. Obligation to Provide Information. The Corporation may require as a condition to the registration of the Transfer of any Stock that the proposed Transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect beneficial or legal ownership of Stock or options to acquire Stock by the proposed Transferee and by Persons controlling, or controlled by or under common control with the proposed Transferee.

Section 10.04. Legends. All certificates issued by the Corporation evidencing ownership of shares of Stock of this Corporation that are subject to the restrictions on transfer and ownership contained in this Article 10 shall bear a conspicuous legend referencing the restrictions set forth in this Article 10.

Section 10.05. Further Actions. Subject to Clause 10.025 of this Article 10, nothing contained in this Article 10 shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary, advisable or convenient to protect the Corporation in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations) making one or more of the following actions necessary or desirable or in the event that the Board believes one or more of such actions is in the best interest of the Corporation, the Board may (1) accelerate or extend the Expiration Date, (2) modify the definitions of any terms set forth in this Article 10 or (3) conform any provisions of Section 10.01 of this Article 10 to the extent necessary to make such provisions consistent with the Code and Treasury Regulations following any changes therein; provided, that the Board shall determine in writing that such acceleration, extension, change or modification is reasonably necessary or desirable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, as the case may be, which determination may, but need not, be based upon an opinion or advice of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to the Shareholders of this Corporation within ten (10) days after the date of any such determination. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article 10 for purposes of determining whether any acquisition of Stock would jeopardize the Corporation’s ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Article 10. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its transfer agent and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of Stock. The Board of the Corporation shall have the exclusive power and authority to administer this Article 10 and to exercise all rights and powers specifically granted to the Board or the Corporation, or as may be necessary or advisable in the administration of this Article 10, including without limitation, the right and power to (1) interpret the provisions of this Article 10, and (2) make all calculations and determinations deemed necessary or advisable for the administration of this Article 10. All such actions, calculations, interpretations and determinations which are done or made by the Board in good faith shall be final, conclusive and binding on the Corporation, the Agent, all Shareholders and all other parties; provided, however, the Board may delegate all or any portion of its duties and powers under this Article 10 to a committee of the Board as it deems necessary or advisable.

Section 10.06. Benefits of this Article 10. Nothing in this Article 10 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 10. This Article 10 shall be for the sole and exclusive benefit of the Corporation and the Agent.

Section 10.07. Severability. If any provision of this Article 10 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 10.

ANNEX F

ARTICLE III

Shareholder Meetings

        Section 14. Shareholder Disclosure and Ownership Procedures.

Clause 14.1 Purpose. To preserve important characteristics of the Corporation for Federal income tax purposes, to protect the Corporation and its Shareholders against undisclosed efforts to assume or influence control of the Corporation, its operations and policies, and to facilitate communication among the Corporation and its Shareholders, these disclosure procedures and ownership procedures shall apply to all holders and Beneficial Owners of the Corporation’s Shares.

Clause 14.2 Definitions. As used in this Section 14, the following definitions apply:

(a) “Beneficial Ownership” shall generally be deemed to be held by a person to whom the economic value of shares ultimately inures and who has the power directly or indirectly to dispose of the subject Shares and shall be interpreted in a manner consistent with the use of “ownership” including “constructive ownership” under Section 382 of the Internal Revenue Code. Broker-dealers and investment advisers holding shares solely as nominee for clients in the ordinary course, and the Depository Trust Company, generally shall not be deemed to hold Beneficial Ownership.

(b) “Initiation Date” means the date shares are first issued by the Corporation.

Clause 14.3 Disclosure Procedures. Pursuant to Section 6.08 of the Articles and general authority of the Board, these procedures for disclosure of Beneficial Ownership of Shares are established.

(a) Owners Required To Provide Information. From the Initiation Date until December 31, 2015:

(i) Every Beneficial Owner of more than 4.5% of the outstanding Shares within thirty (30) days after the end of each fiscal quarter, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional Beneficial Ownership information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s Federal income tax characteristics (including ownership changes that have occurred or may occur for purposes of Section 382 of the Internal Revenue Code) or on control of the Corporation’s outstanding voting Shares or to ensure compliance with this Section 14;

(ii) Each Person who is a Beneficial Owner of Shares and (to the extent permitted by law) each Person (including the Shareholder of record) holding shares for a Beneficial Owner or as nominee shall provide or confirm to the Corporation such information relating to a Beneficial Owner’s present and past Beneficial Ownership of Shares or changes therein that is in such person’s possession or can be acquired without unreasonable expense and that the Corporation may request, in good faith, in order to determine the Corporation’s Federal income tax characteristics (including ownership changes that have occurred or may occur for purposes of Section 382 of the Internal Revenue Code) or on control of the Corporation’s outstanding voting shares and to comply with requirements of any taxing authority or governmental authority, to determine such compliance or to ensure compliance with this Section 14.

(iii) Paragraph (a) of this Clause does not require information to be reported that the Beneficial Owner has previously reported to the Corporation or that has been previously reported on the Beneficial Owner’s behalf. If there has been no change in information previously reported, it need not be reported again under paragraph (a), unless the Corporation requests confirmation under paragraph (a) or (b). This Section does not require the disclosure of the names of the beneficial owners of a private trust created in good faith and not for the purpose of circumventing this Section.

(iv) The Corporation may, from time to time, demand compliance with this Clause 14.3 by Beneficial Owners through their record holders or nominee holders who hold Share positions as to which the Beneficial Owner has not been disclosed and which position includes Shares as to which the Beneficial Owner has not been disclosed and such Shares exceed 4.5% of the issued and outstanding Shares. Any record holder or nominee holder that holds Shares for a Beneficial Owner who has not authorized disclosure of such Beneficial Owner’s identity, and which record holder or nominee determines that information is not required to be reported to the Corporation under paragraph (a) because no such undisclosed Beneficial Owner is the Beneficial Owner of more than 4.5% of the outstanding Shares, may comply with this Section on behalf of such Beneficial Owner by delivering a Compliance Certificate to the Corporation.

(b) Notice of Purported Acquisition of Prohibited Shares. Any Person who purports to acquire Beneficial Ownership of Prohibited Shares (as defined in the Articles) shall forthwith give written notice of such event to the Corporation.

Clause 14.4 Disclosure Compliance. To ensure compliance with the disclosure procedures set forth in Clause 14.3, the following sanctions shall apply.

(a) Distributions Withheld. The Corporation shall withhold payment of any dividend or distribution otherwise payable in respect of Shares (or property or securities into which such Shares may be converted or for which they may be exchanged in a merger or share exchange transaction) the Beneficial Owner of which has failed (or the Corporation reasonably believes has failed) to comply with these disclosure procedures, whether payable in cash, property, Shares, other securities or rights to subscribe for securities. Such distributions or property shall be payable only at such time as the Corporation determines the subject Beneficial Owner has complied with these disclosure procedures; provided that if such distribution is to be made with respect to subscription rights or similar time- sensitive rights that required action or exercise by the Beneficial Owner before a time that has passed or elapsed, such rights shall be deemed expired and the Beneficial Owner shall be deemed to have elected to forfeit such rights.

(b) Vote Disregarded. The Corporation shall disregard the affirmative vote on any action by Shareholders on any matter, whether at a Meeting or by written consent, purported to be cast in respect of Shares the holder or Beneficial Owner of which has failed (or the Corporation reasonably believes has failed) to comply with these disclosure procedures, unless such vote is cast in a manner consistent with a recommendation of the Board in respect of such matter; provided, that if such Shares are represented in person or by proxy at a Meeting of Shareholders, such Shares shall be counted in determining the presence of a quorum.

(c) Remedial Transfer. At or before the close of business on the date ten (10) business days following delivery by the Corporation of a compliance demand notice to the nominee or holder of record of Shares the Beneficial Owner of which has failed to comply with these disclosure procedures to the effect that a remedial transfer will be effected under this provision, the nominee or holder of record shall effect the disposition of Beneficial Ownership by the non-compliant Beneficial Owner of the Shares and deliver a Disposition Certificate to the Corporation. If the disposition of Shares is not effected or a Disposition Certificate is not timely delivered, then the nominee or record holder of such Shares to whom the compliance demand notice is delivered shall forthwith transfer or cause the certificate or other evidence of ownership of the subject Shares to be transferred to the agent (“Agent”) identified by the Corporation in such notice for further disposition in accordance with Clause 14.6.

Clause 14.5 Certifications.

(a) “Disposition Certificate” is a certificate of a person known to the Corporation to be the record holder, nominee holder or Beneficial Owner of Shares, executed by such person or, if an entity, a duly authorized representative of such person, subject to penalties for perjury, or a written opinion of counsel acceptable to the Corporation in its reasonable discretion, to the effect that Beneficial Ownership of the Shares the holder or Beneficial Owner of which has failed to comply with this Section, have been effectively transferred such that no Beneficial Owner whose Shares are included within the position of such nominee or record holder is required to report information to the Corporation under this Section 14 that has not been disclosed.

(b) “Compliance Certificate” is a certificate of a person known to the Corporation to be the record holder or nominee holder of Shares, executed by such person or, if an entity, a duly authorized representative of such person, subject to penalties for perjury, or a written opinion of counsel acceptable to the Corporation in its reasonable discretion, to the effect that no Beneficial Owner whose Shares are included within the position of such nominee or record holder is required to report information to the Corporation under this Section 14 that has not been disclosed.

Clause 14.6 Remedial Transfer Procedures. If the Agent acquires Shares for remedial transfer under Clause 14.4 the Agent shall sell such shares in an arm’s-length transaction consistent with applicable law as promptly as practicable. The proceeds of such sale shall be referred to as “Sales Proceeds.” Upon such sale, the Agent shall pay to the transferring Beneficial Owner an amount equal to the Sales Proceeds of such shares, less transaction expenses, such as brokerage fees, and any expenses incurred by the Corporation or the Agent (including the reasonable fees and expenses of counsel) incurred in enforcing this Section against such Beneficial Owner (“Transaction and Enforcement Expenses”).

Clause 14.7 Prompt Enforcement Against Acquiror. Within thirty (30) business days of learning that a Beneficial Owner, record holder or nominee has failed to effect a remedial transfer required by Clause 14.4 the Corporation through its Secretary shall demand by delivering notice to the Beneficial Owner, record holder or nominee, that the Beneficial Owner, record holder or nominee surrender to the Agent the certificates representing the Shares required to be transferred, duly endorsed for transfer (or effect a transfer of such Shares to the Agent by a book entry transaction), and if such surrender or transfer is not made within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this Clause 14.7 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without prior demand; and provided, further, that failure of the Corporation to act within the time periods set out in this Clause 14.7 shall not constitute a waiver of any right of the Corporation to compel any transfer required by, or take any action permitted by, this Section 14.

Clause 14.8 Remedies Not Limited. Nothing contained in this Section 14 shall limit the authority of the Board of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Shareholders including actions to protect and preserve the Corporation’s status under Section 382 of the Internal Revenue Code. Without limiting the foregoing, the Board may exclude any Shareholder whom it reasonably believes has failed to comply with this Section 14 from any offering of Corporation securities that is otherwise made available to Shareholders.

Clause 14.9 Severability. In the event that a court of competent jurisdiction shall determine in a final non-appealable order that any provision of this Section 14 is unenforceable or illegal in any respect, the unenforceable or illegal provision shall be severed from the remaining provisions of this Section 14 and such remaining provisions shall remain in full force and effect.

ANNEX G

AMENDMENT OF THE CODE OF BY-LAWS OF

UNION ACCEPTANCE CORPORATION

        A new Article XII is hereby added to the end of the Code of By-Laws of Union Acceptance Corporation, as follows:

Article XII
SHAREHOLDER DISCLOSURE AND OWNERSHIP PROCEDURES

        Section 12.1. Purpose. To preserve important characteristics of the Corporation for Federal income tax purposes, to protect the Corporation and its Shareholders against undisclosed efforts to assume or influence control of the Corporation, its operations and policies, and to facilitate communication among the Corporation and its Shareholders, these disclosure procedures and ownership procedures shall apply to all holders and Beneficial Owners of the Corporation’s Shares.

        Section 12.2   Definitions.  As used in this Article, the following definitions apply:

    (a)   “Beneficial Ownership” shall generally be deemed to be held by a person to whom the economic value of shares ultimately inures and who has the power directly or indirectly to dispose of the subject Shares and shall be interpreted in a manner consistent with the use of “ownership” including “constructive ownership” under Section 382 of the Internal Revenue Code. Broker-dealers and investment advisers holding shares solely as nominee for clients in the ordinary course, and the Depository Trust Company, generally shall not be deemed to hold Beneficial Ownership.

(b) “Initiation Date” means the date of the first public notice of the adoption of this Article XII to Shareholders, on or about March 18, 2005.

    (c)   “Excess Shares” are Shares acquired by a Beneficial Owner after the Initiation Date, the Beneficial Ownership of which, when added to other Shares Beneficially Owned by such Beneficial Owner exceed the greater of (i) 4.9% of the issued and outstanding Shares; and (ii) the lowest percentage of Beneficial Ownership held by such Beneficial Owner of the Corporation’s issued and outstanding Shares on or after the Initiation Date.

        Section 12.3.   Disclosure Procedures.   Pursuant to Section 6.08 of the Articles and general authority of the board of directors, these procedures for disclosure of Beneficial Ownership of Shares are established.

Section 12.3.1 Owners Required To Provide Information. From the Initiation Date until December 31, 2008:

(a) Every Beneficial Owner of more than 4.5 percent of the outstanding Shares within 30 days after the end of each fiscal quarter, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional Beneficial Ownership information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s Federal income tax characteristics (including ownership changes that have occurred or may occur for purposes of Section 382 of the Internal Revenue Code) or on control of the Corporation’s outstanding voting Sharesor to ensure compliance with this Article;

(b) Each Person who is a Beneficial Owner of Shares and (to the extent permitted by law) each Person (including the shareholder of record) holding shares for a Beneficial Owner or as nominee shall provide or confirm to the Corporation such information relating to a Beneficial Owner’s present and past Beneficial Ownership of Shares or changes therein that is in such person’s possession or can be acquired without unreasonable expense and that the Corporation may request, in good faith, in order to determine the Corporation’s Federal income tax characteristics (including ownership changes that have occurred or may occur for purposes of Section 382 of the Internal Revenue Code) or on control of the Corporation’s outstanding voting shares and to comply with requirements of any taxing authority or governmental authority, to determine such compliance or to ensure compliance with this Article.

(c) Paragraph (a) of this Section does not require information to be reported that the Beneficial Owner has previously reported to the Corporation or that has been previously reported on the Beneficial Owner’s behalf. If there has been no change in information previously reported, it need not be reported again under paragraph (a), unless the Corporation requests confirmation under paragraph (a) or (b). This Article does not require the disclosure of the names of the beneficial owners of a private trust created in good faith and not for the purpose of circumventing this Article.

(d) The Corporation may, from time to time, demand compliance with this Section 12.3 by Beneficial Owners through their record holders or nominee holders who hold Share positions as to which the Beneficial Owner has not been disclosed and which position includes Shares as to which the Beneficial Owner has not been disclosed and such Shares exceed 4.5% of the issued and outstanding Shares. Any record holder or nominee holder holding Shares for a Beneficial Owner who has not authorized disclosure of his, her or its identity which record holder or nominee determines that information is not required to be reported to the Corporation under paragraph (a) because no such undisclosed Beneficial Owner is the Beneficial Owner of more than 4.5% of the outstanding Shares, may comply with this Article on behalf of such Beneficial Owner by delivering a Compliance Certificate to the Corporation.

Section 12.3.2 Notice of Acquisition of Excess Shares. Any Person who acquires Beneficial Ownership of Excess Shares shall forthwith give written notice to the Corporation of such event and shall provide to the Corporation such other Beneficial Ownership information as the Corporation may reasonably request in order to determine the effect, if any, of such acquisition on the Corporation’s Federal income tax characteristics (including ownership changes that have occurred or may occur for purposes of Section 382 of the Internal Revenue Code) or on control of the Corporation’s outstanding voting Shares.

        Section 12.4   Disclosure Compliance.   To ensure compliance with the disclosure procedures set forth in Section 12.3, the following sanctions shall apply.

Section 12.4.1 Distributions Withheld. The Corporation shall withhold payment of any dividend or distribution otherwise payable in respect of Shares (or property or securities into which such Shares may be converted or for which they may be exchanged in a merger or share exchange transaction) the Beneficial Owner of which has failed (or the Corporation reasonably believes has failed) to comply with these disclosure procedures, whether payable in cash, property, Shares, other securities or rights to subscribe for securities. Such distributions or property shall be payable only at such time as the Corporation determines the subject Beneficial Owner has complied with these disclosure procedures; provided that if subscription rights or similar time sensitive rights that required action or exercise by the Beneficial Owner before a time that has passed or elapsed, such rights shall be deemed expired and the Beneficial Owner shall be deemed to have elected to forfeit such rights.

Section 12.4.2 Vote Disregarded. The Corporation shall disregard the affirmative vote on any action by Shareholders on any matter, whether at a meeting or by written consent, purported to be cast in respect of Shares the holder or Beneficial Owner of which has failed (or the Corporation reasonably believes has failed) to comply with these disclosure procedures, unless such vote is cast in a manner consistent with a recommendation of the Board of Directors in respect of such matter; provided, that if such Shares are represented in person or by proxy at a meeting of Shareholders such Shares shall be counted in determining the presence of a quorum.

Section 12.4.3 Remedial Transfer. At or before the close of business on the date ten (10) business days following delivery by the Corporation of a compliance demand notice to the nominee or holder of record of Shares the Beneficial Owner of which has failed to comply with these disclosure procedures to the effect that a remedial transfer will be effected under this provision, the nominee or holder of record shall effect the disposition of Beneficial Ownership by the non-compliant Beneficial Owner of the Shares and deliver a Disposition Certificate to the Corporation. If the disposition of Shares is not effected or a Disposition
Certificate is not timely delivered, then the nominee or record holder of such Shares to whom the compliance demand notice is delivered shall forthwith transfer or cause the certificate or other evidence of ownership of the subject Shares to be transferred to the agent (“Agent”) identified by the Corporation in such notice for further disposition in accordance with Section 12.8.

        Section 12.5   Shareholder Limitation.   If any person acquires Beneficial Ownership of issued and outstanding Shares and, after such acquisition, such person is the Beneficial Owner (or such person’s acquisition causes another person to become a Beneficial Owner) of shares representing greater than 5% of the issued and outstanding Shares such person shall timely comply with Section 12.6.

        Section 12.6   Limitation Compliance.   Any Beneficial Owner required to comply with this Section 12.6 shall, within ten (10) business days of becoming subject to Section 12.5, (i) obtain formal approval by the Board of Directors of the Corporation of such Beneficial Owner’s Beneficial Ownership of Excess Shares (which the Board of Directors may provide or withhold in its discretion), or (ii) dispose of Beneficial Ownership of his Excess Shares and deliver a Disposition Certificate (which shall include a report of such person’s total Beneficial Ownership of Shares after such disposition) to the Corporation.

Section 12.6.1 Distributions Withheld. The Corporation shall withhold payment of any dividend or distribution otherwise payable in respect of all Shares (or property or securities into which such Shares may be converted or for which they may be exchanged in a merger or share exchange transaction) the Beneficial Owner of which has failed (or the Corporation reasonably believes has failed) to comply with Section 12.6, whether payable in cash, property, Shares, other securities or rights to subscribe for securities. Such distributions shall be payable only at such time as the Corporation determines the subject Beneficial Owner has complied with Section 12.6; provided that if subscription rights or similar time sensitive rights that required action or exercise by the Beneficial Owner before a time that has passed or elapsed, such rights shall be deemed expired and the Beneficial Owner shall be deemed to have elected to forfeit such rights.

Section 12.6.2 Remedial Transfer. At or before the close of business on the date ten (10) business days following delivery by the Corporation of a compliance demand notice to the nominee, holder of record or Beneficial Owner of Shares the Beneficial Owner of which has failed to comply with Section 12.6 to the effect that a remedial transfer will be effected under this provision, the nominee, holder of record or Beneficial Owner shall effect the disposition of Beneficial Ownership by the non-compliant Beneficial Owner of the Excess Shares and deliver a Disposition Certificate to the Corporation. If the disposition of Excess Shares is not effected or a Disposition Certificate is not timely delivered, then the nominee, record holder or Beneficial Owner of such Excess Shares to whom the compliance demand notice is delivered shall forthwith transfer or cause the certificate or other evidence of ownership of the subject Excess Shares to be transferred to the Agent identified by the Corporation in such notice for further disposition in accordance with Section 12.8.

        Section 12.7  Certifications.

(a) “Disposition Certificate” is a certificate of a person known to the Corporation to be the record holder, nominee holder or Beneficial Owner of Shares, executed by such person or, if an entity, a duly authorized representative of such person, subject to penalties for perjury, or a written opinion of counsel acceptable to the Corporation in its reasonable discretion, to the effect that Beneficial Ownership of the Shares (or, in the case of a Disposition Certificate delivered under Section 12.6, Excess Shares) the holder or Beneficial Owner of which has failed to comply with this Article, have been effectively transferred such that:

(i)	in the case of a certificate under Section 12.4, no Beneficial Owner whose Shares are included within the position of such nominee or record holder is required to report information to the Corporation under this Article XII that has not been disclosed, or

(ii)	in the case of a certificate under Section 12.6, (A) such Beneficial Owner does not hold Excess Shares in violation of Section 12.6, and (B) proceeds of such transferred Excess Shares, if any, in excess of the non-compliant Beneficial Owner’s purchase price or other consideration paid for the Excess Shares or, if no consideration was paid, the fair market value of the Excess Shares on such Beneficial Owner’s acquisition date (the “Acquisition Value”), have been remitted to an organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, identified in the Disposition Certificate, and (C) if so applicable, a receipt from such 501(c)(3) organization accompanies the Disposition Certificate or will be provided upon demand.

(b) “Compliance Certificate” is a certificate of a person known to the Corporation to be the record holder or nominee holder of Shares, executed by such person or, if an entity, a duly authorized representative of such person, subject to penalties for perjury, or a written opinion of counsel acceptable to the Corporation in its reasonable discretion, to the effect that no Beneficial Owner whose Shares are included within the position of such nominee or record holder is required to report information to the Corporation under this Article XII that has not been disclosed.

        Section 12.8   Remedial Transfer Procedures.   If the Agent acquires Shares for remedial transfer under Section 12.4 or Section 12.6, the Agent shall sell such shares in an arms-length transaction consistent with applicable law as promptly as practicable. The proceeds of such sale shall be referred to as “Sales Proceeds.” Upon such sale, the Agent shall pay to the transferring Beneficial Owner an amount equal to the Sales Proceeds of such shares, less transaction expenses, such as brokerage fees, and any expenses incurred by the Corporation or the Agent (including the reasonable fees and expenses of counsel) incurred in enforcing this Article against such Beneficial Owner (“Transaction and Enforcement Expenses”). Notwithstanding the foregoing, to the extent Sales Proceeds of Excess Shares sold by the Agent pursuant to Section 12.6 exceed the sum of the Beneficial Owner’s Acquisition Value and Transaction and Enforcement Expenses, the Agent shall pay such excess Sales Proceeds to an organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, designated by the Corporation.

        Section 12.9   Prompt Enforcement Against Acquiror.   Within thirty (30) business days of learning that a Beneficial Owner, record holder or nominee has failed to effect a remedial transfer required by Section 12.4 or Section 12.6, the Corporation through its Secretary shall demand by delivering notice to any of the record holder, nominee or Beneficial Owner that the Beneficial Owner, record holder or nominee surrender to the Agent the certificates representing the Shares required to be transferred, duly endorsed for transfer (or effect a transfer of such Shares to the Agent by a book entry transaction), and if such surrender or transfer is not made within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this subsection 12.9 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without prior demand; and provided, further, that failure of the Corporation to act within the time periods set out in this subsection 12.9 shall not constitute a waiver of any right of the Corporation to compel any transfer required by, or take any action permitted by, this Article XII.

        Section 12.10   Remedies Not Limited.   Nothing contained in this Article XII shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the

Corporation and the interests of its Shareholders including actions to protect and preserve the Corporation’s status under Section 382 of the Internal Revenue Code. Without limiting the foregoing, the Board of Directors may exclude any shareholder whom it reasonably believes has failed to comply with this Article XII from any offering of Corporation securities that is otherwise made available to shareholders.

        Section 12.11   Severability.   In the event that a court of competent jurisdiction shall determine in a final non-appealable order that any provision of this Article XII is unenforceable or illegal in any respect, the unenforceable or illegal provision shall, first, be deemed revised and retroactively applicable to all Shares by replacing any percentage reference therein with “ten percent (10%)” and, second, if such provision, as so revised and retroactively applied would nevertheless remain unenforceable or illegal, such provision and only such provision, shall be severed from the remaining provisions of this Article XII and such remaining provisions shall remain in full force and effect.

        Section 12.12   No Restriction on Transferability.   This provision does not restrict the right of any Shareholder to transfer issued and outstanding Shares, and no transferring Shareholder need inquire as to the prospective compliance with this Article XII by a transferee to whom Beneficial Ownership of Shares will be transferred. Nothing contained in this Article XII shall preclude the settlement of any transaction involving Shares entered into through the facilities of any securities exchange or system on which Shares are then listed or traded.

ANNEX H

Title 23. Business and Other Associations
Article 1. Indiana Business Corporation Law
Chapter 44. Dissenters’ Rights

23-1-44-1 “Corporation” defined

    Sec.  1. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

23-1-44-2 “Dissenter” defined

    Sec.  2. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

23-1-44-3 “Fair value” defined

    Sec.  3. As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

23-1-44-4 “Interest” defined

    Sec.  4. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

23-1-44-5 “Record shareholder” defined

    Sec.  5. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

23-1-44-6 “Beneficial shareholder” defined

    Sec.  6. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

23-1-44-7 “Shareholder” defined

        Sec. 7. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

23-1-44-8 Right to dissent and obtain payment for shares

        Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if:

(A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

(B) the shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4) The approval of a control share acquisition under IC 23-1-42.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

(1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

(2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets — National Market Issues or a similar market.

        (c) A shareholder:

(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

23-1-44-9 Dissenters’ rights of beneficial shareholder

        Sec. 9. (a) A record shareholder may assert dissenters’rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

        (b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

23-1-44-10 Proposed action creating dissenters’ rights; notice

        Sec. 10.     (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

        (b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

23-1-44-11 Proposed action creating dissenters’ rights; assertion of dissenters’ rights

        Sec. 11. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) must not vote the shareholder’s shares in favor of the proposed action.

        (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

23-1-44-12 Dissenters’ notice; contents

        Sec. 12. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.

        (b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

23-1-44-13 Demand for payment and deposit of shares by shareholder

        Sec. 13. (a) A shareholder sent a dissenters’ notice described in IC 23- 1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

        (b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

        (c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

23-1-44-14 Uncertificated shares; restriction on transfer; dissenters’ rights

        Sec. 14. (a)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

        (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

23-1-44-15 Payment to dissenter

        Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

        (b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares; and

(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.

23-1-44-16 Failure to take action; return of certificates; new action by corporation

        Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

23-1-44-17 Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares

        Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

23-1-44-18 Dissenters’ estimate of fair value; demand for payment; waiver

        Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

        (b)     A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

23-1-44-19 Court proceeding to determine fair value; judicial appraisal

        Sec. 19. (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

23-1-44-20 Costs; fees; attorney fees

        Sec. 20. (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

        (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[PROSPECTUS SUPPLEMENT FOR STANDBY PURCHASERS IN THE SUBSCRIPTION OFFERING]

The information in this prospectus supplement may change. We may not issue these securities or sell securities in the subscription offering until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 10, 2005

WHITE RIVER CAPITAL, INC.

Prospectus Supplement for Standby Purchasers in the Subscription Offering

for up to 3,500,000 Common Shares of White River Capital, Inc.

Dated _______________, 2005

        This prospectus supplement is being provided, together with the proxy statement/prospectus, to certain prospective standby purchasers in connection with White River’s subscription offering to UAC shareholders described in the proxy statement/prospectus. White River is effecting the subscription offering to raise funds necessary for the following purposes, all as described in the proxy statement/prospectus –

o	to pay a portion of the purchase price for Coastal Credit;
o	to provide for the purchase by White River of outstanding notes and claims of UAC's creditors;
o	to pay or reimburse Castle Creek for transaction expenses; and
o	to capitalize White River.

This supplement contains additional information that is important for you as a prospective standby purchaser. If you agree to serve as a standby purchaser, you will be required to execute and deliver to White River a standby purchase agreement before White River and UAC deliver the final form of proxy statement/prospectus to the UAC shareholders. White River’s purpose in seeking advance commitments from standby purchasers is to provide assurance that a majority of White River’s subscription offering will be subscribed even if the UAC shareholders do not fully subscribe the offering. As described in greater detail in the proxy statement/prospectus, White River expects its affiliated shareholders, directors, director nominees and their affiliates to subscribe for approximately 1,600,000 shares in the subscription offering. It is White River’s intention that the maximum commitments of other standby purchasers in the offering, when added to the advance commitments White River expects will be received in the subscription offering from UAC’s affiliated shareholders, directors, director nominees and their affiliates, will provide for the purchase of approximately 3,200,000 shares in the aggregate.

STANDBY PURCHASE AGREEMENTS

        White River will identify certain institutional investors, high net worth individuals and large shareholders of UAC to act as standby purchasers. As a standby purchaser, in advance of UAC’s and White River’s mailing of a final proxy statement/prospectus to UAC shareholders, you will be required to execute and deliver a standby purchase agreement. In that agreement you will agree to purchase, at the subscription price offered to the UAC shareholders in the subscription offering, up to a maximum number of shares of White River common stock, if available after other allocations of shares in the subscription offering, including allocation of shares to satisfy Oversubscription Amounts subscribed for by UAC’s shareholders. The maximum commitments of the standby purchasers are expected to cover up to approximately 3,200,000 shares in the aggregate. In addition, the standby purchase agreement will provide that White River must allocate, if required by standby purchasers, a minimum number of shares. Your minimum share allocation will be determined by multiplying 50% times your maximum commitment (less, if you are already a shareholder, the portion of your maximum commitment represented by your Basic Subscription Amount). However, in no event will your minimum share allocation exceed your maximum commitment or your subscription limit.

S-1

        The manner in which White River will allocate shares in the offering is described in more detail in the proxy statement/prospectus under “The Offering–Maximum Offering” and “The Offering–Order of Allocation.” After all of the Basic Subscription Amounts have been subscribed for or declined, each standby purchaser will be allocated shares to assure that its respective minimum standby purchase commitment is satisfied. If the total shares subscribed for pursuant to shareholders’ Basic Subscription Amounts and shares required to satisfy the minimum purchase commitments of standby purchasers exceeds 3,500,000 shares, White River, in its discretion, will decrease, on a pro rata basis, the shares allocated to satisfy shareholders’ Basic Subscription Amounts. The minimum purchase commitments of the standby purchasers will be satisfied. After the conclusion of the subscription offering, if shares subscribed for by the UAC shareholders (who will become shareholders of White River upon completion of the share exchange) pursuant to their Basic Subscription Amounts and Oversubscription Amounts, and shares allocated to satisfy the minimum purchase commitments of the standby purchasers, in the aggregate do not exceed 3,500,000 shares, White River will allocate additional shares to you for purchase up to your maximum commitment. In such event, the shares remaining available will be allocated among the standby purchasers on a pro rata basis according to their respective maximum standby purchase commitments.

        The agreement will contain other representations, warranties and conditions customary for agreements of this nature. The terms and conditions of the agreement with each standby purchaser will be substantially similar. You will be obligated to purchase shares to satisfy your commitment in your agreement with White River, even if another standby purchaser breaches its obligation to purchase.

        At the closing, you will be required to pay to Computershare Trust Company of New York, as Subscription Agent, the subscription price for each share purchased. As soon as practicable after the closing, White River will deliver pursuant to your instructions certificates representing the shares of White River common stock that you purchase.

        Each standby purchase agreement will provide that it may be terminated only upon the occurrence of certain events. A standby purchaser may terminate a standby purchase agreement if it is not in material breach of its obligations under the standby purchase agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in the standby purchase agreement on White River’s part. In addition, each standby purchaser may terminate its standby purchase agreement without White River’s consent if the transactions contemplated by the standby purchase agreement are not completed by August 15, 2005, unless such failure to complete the transactions is a result of a breach of the standby purchase agreement by the standby purchaser seeking termination.

        Each standby purchase agreement will further provide that, from the date of execution of the agreement until the closing, you will not offer, sell, contract to sell or otherwise dispose of, or bid for, purchase, contract to purchase or otherwise acquire, any shares of UAC or White River common stock, without White River’s prior written consent. Further, each standby purchase agreement will provide that, unless you are registered under the Investment Company Act of 1940, as amended, the shares purchased by you pursuant to a standby purchase agreement may not be sold or transferred for a period of three months following the date upon which you purchased such shares. The agreement will also state that, except as expressly provided in standby purchase agreements, without the express permission of the White River board of directors, White River will not be obligated to issue any shares of its common stock to you in an amount which, when aggregated with other shares beneficially owned by you, would exceed the subscription limit, specifically, the greater of 4.9% of White River’s outstanding stock, or a percent equal to your ownership percentage in UAC common stock on the record date. Finally, the standby purchase agreement will provide that if, following the subscription offering, you will own greater than 5% of the outstanding common stock of White River, you will agree not to sell, at any time during the three-year period following completion of the subscription offering, a number of shares of White River common stock that would cause your ownership percentage to go below your lowest ownership percentage in the three-year testing period immediately preceding such proposed sale.

        You may obtain additional copies of the proposed form of standby purchase agreement without charge by contacting Mark Ruh at Castle Creek Capital LLC, at (858) 756-8300.

S-2

PART II
INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 13 (S-1). Other Expenses of Issuance and Distribution.

        The expenses expected to be incurred by the registrant in connection with the issuance and distribution of the securities being registered under this registration statement are estimated to be as follows:

SEC Registration Fee	$ 0
Printing, Engraving and Mailing Expenses	50,000
Accounting Fees and Expenses	895,000
Legal Fees and Expenses	650,000
Blue Sky Fees and Expenses	30,000
Fairness Opinion Fees and Expenses	325,000
Registrar and Transfer Agent Fees	5,000
Exchange Agent Fees	15,000
Subscription Agent Fees	20,000
Information Agent Fees	20,000
Miscellaneous	35,000

TOTAL	$2,045,000

        All of the fees set forth above are estimates except for the SEC Registration Fee.

Item 14 (S-1)/Item 20 (S-4). Indemnification of Directors and Officers.

        Chapter 37 of the Indiana Business Corporation Law, as amended (“IBCL”), authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made parties by reason of their relationships to the corporation. Officers and directors may be indemnified when they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

        White River’s Articles of Incorporation provide that White River shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (the “Action”), by reason of the fact that he is or was a director, officer, employee or agent of White River, or is or was serving at White River’s request as a director, officer, partner, member, manager, trustee, employee or agent of another entity against expenses, including attorneys’ fees, judgments, settlements, penalties and fines actually or reasonably incurred by him in connection with the Action if such person acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in White River’s best interests, and in all other cases, was not opposed to White River’s best interests and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

        White River maintains directors’ and officers’ liability insurance with an annual aggregate limit of $5 million for the current policy period, subject to a $100,000 retention at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or White River’s governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

        This provision has no effect on any non-monetary remedies that may be available to White River or its shareholders, nor does it relieve White River or its officers or directors from compliance with federal or state securities laws.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling White River pursuant to the foregoing provisions or otherwise, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15 (S-1). Recent Sales of Unregistered Securities.

        As of March 9, 2005, White River entered into a note purchase agreement providing for the private placement of $15 million of secured notes. The notes were placed with an accredited investor in a transaction exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) of the Securities Act, and Regulation D thereunder. Issuance of the notes is subject to closing of the acquisition by White River of Coastal Credit, LLC as described in this registration statement. The note will bear interest at 10.75% and mature in 2010 with quarterly interest payments payable commencing July 1, 2005 and quarterly principal installments payable commencing July 1, 2006.

Item 16 (S-1)/Item 21 (S-4). Exhibits and Financial Statement Schedules.

        (a) Exhibits

Exhibit Number	Document

2.1*	Agreement and Plan of Share Exchange dated March 9, 2005 between registrant and Union Acceptance Corporation
2.2*	Limited Liability Company Interests Purchase Agreement dated March 9, 2005 among registrant, Coastal Credit, LLC and the members of Coastal Credit, LLC
3.1*	Articles of Incorporation of registrant
3.2*	Code of By-laws of registrant
4.1*	Form of common stock certificate of registrant
4.2*	Article 5 - "Number of Shares," Article 6 - "Terms of Shares," Article 10 - "Transfer and Ownership Restrictions" and Article 11 - "Miscellaneous Provisions" (concerning the applicability of the Indiana Control Share Acquisitions Chapter and the Indiana Business Combinations Chapter) of registrant's Articles of Incorporation (contained in registrant's Articles of Incorporation filed with this registration statement as Exhibit 3.1)
4.3*	Article III - "Shareholder Meetings," Article VI - "Certificates for Shares" and Article VII, Section 3 - "Corporate Books and Records" of registrant's Code of By-laws (contained in registrant's Code of By-laws filed with this registration statement as Exhibit 3.2)
4.4(a)*	Note Purchase Agreement dated March 9, 2005, between registrant and the note purchaser named therein
4.4(b)*	Form of Secured Note of registrant due April 1, 2010
4.4(c)*	Form of Subordinated Guaranty between Coastal Credit, LLC and the note purchaser
4.4(d)*	Form of Pledge Agreement between the registrant and the note purchaser
4.5(a)*	Revolving Note of registrant dated April 21, 2005
4.5(b)*	Revolving Note of registrant dated April 21, 2005
4.6*	Second Amended and Restated Plan of Reorganization of Union Acceptance Corporation dated August 8, 2003
4.7(a)*	Note Purchase Agreement dated October 7, 2003, among UAC Securitization Corporation, Wachovia Capital Markets, LLC, the note purchasers named therein, Wachovia Bank, National Association and Variable Funding Capital Corporation
4.7(b)*	Indenture dated October 7, 2003 among UAC Securitization Corporation, Wilmington Trust Company and JPMorgan Chase Bank (related to UAC Securitization Corporation Asset-Backed Notes)
4.7(c)*	UAC Securitization Corporation Series 2003-A Asset Backed Note
4.7(d)*	UAC Securitization Corporation Series 2004-A, Class A-1 Asset Backed Note
4.7(e)*	UAC Securitization Corporation Series 2004-A, Class A-2 Asset Backed Note
4.7(f)*	UAC Securitization Corporation Series 2004-B Asset Backed Note
4.7(g)*	UAC Securitization Corporation Series 2004-C Asset Backed Note
4.7(h)*	UAC Securitization Corporation Series 2005-A Asset Backed Note
4.7(i)*	UAC Securitization Corporation Series 2005-B Asset Backed Note
4.8(a)*	Amended Finance Agreement dated April 16, 2001, between Coastal Credit, LLC and Wells Fargo Financial Preferred Capital, Inc.
4.8(b)*	First Amendment to Finance Agreement dated March 22, 2004, between Coastal Credit, LLC and Wells Fargo Financial Preferred Capital, Inc.
4.9*	Regulation S-K, Item 601(b)(4)(iii) undertaking to furnish debt instruments to the Commission upon request
5.1*	Opinion of Barnes & Thornburg LLP (legality)
8.1	Opinion of KPMG LLP (tax matters) (included as Annex D to proxy statement/prospectus included in this registration statement)
8.2	Opinion of Barnes & Thornburg LLP (tax matters)

10.1	Warrant Issuance Agreement dated March 9, 2005, between registrant, Union Acceptance Corporation, Castle Creek Capital, L.L.C., Castle Creek Capital Partners Fund IIa, LP and Castle Creek Capital Partners Fund IIb, LP, as amended
10.2*	Memorandum of Understanding dated February 15, 2005, among registrant, Union Acceptance Corporation and the Plan Committee under Union Acceptance Corporation's Second Amended and Restated Plan of Reorganization
10.3*	Form of Tender Agreement for Restructured Senior Noteholders of Union Acceptance Corporation
10.4*	Form of Tender Agreement for Restructured Subordinated Noteholders of Union Acceptance Corporation
10.5*	Summary of arrangement between Union Acceptance Corporation and Castle Creek Capital, LLC
10.6*	Employment Agreement dated April 1, 1998, between Coastal Credit, LLC and William E. McKnight
10.7(a)*	Master Trust Account Agreement dated April 17, 2003 among Union Acceptance Corporation, UAC Securitization Corporation, Performance Securitization Corporation, Official Committee of Unsecured Creditors of Union Acceptance Corporation, MBIA Insurance Corporation, BNY Midwest Trust Company, The Bank of New York, Systems & Services Technologies, Inc., JPMorgan Chase Bank and Wilmington Trust Company
10.7(b)*	Amendment No. 1 to Master Trust Account Agreement dated October 7, 2003
10.7(c)*	Amendment No. 2 to Master Trust Account Agreement dated May 21, 2004
10.7(d)*	Amendment No. 3 to Master Trust Account Agreement dated August 1, 2004
10.8*	Servicing Transfer Agreement dated April 17, 2003, among Union Acceptance Corporation, UAC Securitization Corporation, Performance Securitization Corporation, Systems & Services Technologies, Inc., MBIA Insurance Corporation and the Official Committee of Unsecured Creditors of Union Acceptance Corporation
10.9*	Form of Incentive Stock Plan of registrant
10.10*	Letter Agreement between registrant and Martin J. Szumski dated April 8, 2005
21.1*	Subsidiaries of White River Capital, Inc.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of KPMG LLP
23.3*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)
24.1*	Power of Attorney
99.1(a)*	Consent to be named as director appointee (William E. McKnight)
99.1(b)*	Consent to be named as director appointee (John W. Rose)
99.4*	Form of Standby Purchase Agreement between registrant and each standby purchaser
99.5	Form of Subscription Agreement
99.6	Form of Instructions for Subscribing for Shares of registrant
99.7	Form of Letter to Dealers and Other Nominees
99.8	Form of Letter from Brokers or Other Nominees to Beneficial Owners of Common Stock
99.9	Form of Instructions by Beneficial Owners to Brokers or Other Nominees
99.10	Form of Notice of Guaranteed Delivery
99.11	Form of Letter to UAC Shareholders of Record to accompany proxy materials
99.12	Form of Letter to UAC Shareholders of Record to accompany subscription materials
99.13	Form of UAC Proxy Card

* Previously filed.

(b) Financial Statement Schedules

None.

Item 17 (S-1)/Item 22 (S-4). Undertakings.

        1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        4. The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph 3 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.

        5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        7. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on June 10, 2005.

White River Capital, Inc. By: /s/ John M. Eggemeyer, III* ——————————————————— John M. Eggemeyer, III Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer /s/ John M. Eggemeyer, III* _____________________________________ John M. Eggemeyer, III	Chairman and Chief Executive Officer	June 10, 2005

Principal Financial Officer &
Principal Accounting Officer

/s/ Mark R. Ruh _____________________________________ Mark R. Ruh	President & Chief Financial Officer	June 10, 2005

Majority of the Board of Directors

/s/ John M. Eggemeyer* _____________________________________	Director	June 10, 2005
John M. Eggemeyer, III

/s/ Mark R. Ruh _____________________________________	Director	June 10, 2005
Mark R. Ruh

/s/ Donald A. Sherman* _____________________________________	Director	June 10, 2005
Donald A. Sherman

/s/ Richard D. Waterfield* _____________________________________	Director	June 10, 2005
Richard D. Waterfield

/s/ Mark R. Ruh _____________________________________
*By Mark R. Ruh as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Document

2.1*	Agreement and Plan of Share Exchange dated March 9, 2005 between registrant and Union Acceptance Corporation
2.2*	Limited Liability Company Interests Purchase Agreement dated March 9, 2005 among registrant, Coastal Credit, LLC and the members of Coastal Credit, LLC
3.1*	Articles of Incorporation of registrant
3.2*	Code of By-laws of registrant
4.1*	Form of common stock certificate of registrant
4.2*	Article 5 - "Number of Shares," Article 6 - "Terms of Shares," Article 10 - "Transfer and Ownership Restrictions" and Article 11 - "Miscellaneous Provisions" (concerning the applicability of the Indiana Control Share Acquisitions Chapter and the Indiana Business Combinations Chapter) of registrant's Articles of Incorporation (contained in registrant's Articles of Incorporation filed with this registration statement as Exhibit 3.1)
4.3*	Article III - "Shareholder Meetings," Article VI - "Certificates for Shares" and Article VII, Section 3 - "Corporate Books and Records" of registrant's Code of By-laws (contained in registrant's Code of By-laws filed with this registration statement as Exhibit 3.2)
4.4(a)*	Note Purchase Agreement dated March 9, 2005, between registrant and the note purchaser named therein
4.4(b)*	Form of Secured Note of registrant due April 1, 2010
4.4(c)*	Form of Subordinated Guaranty between Coastal Credit, LLC and the note purchaser
4.4(d)*	Form of Pledge Agreement between the registrant and the note purchaser
4.5(a)*	Revolving Note of registrant dated April 21, 2005
4.5(b)*	Revolving Note of registrant dated April 21, 2005
4.6*	Second Amended and Restated Plan of Reorganization of Union Acceptance Corporation dated August 8, 2003
4.7(a)*	Note Purchase Agreement dated October 7, 2003, among UAC Securitization Corporation, Wachovia Capital Markets, LLC, the note purchasers named therein, Wachovia Bank, National Association and Variable Funding Capital Corporation
4.7(b)*	Indenture dated October 7, 2003 among UAC Securitization Corporation, Wilmington Trust Company and JPMorgan Chase Bank (related to UAC Securitization Corporation Asset-Backed Notes)
4.7(c)*	UAC Securitization Corporation Series 2003-A Asset Backed Note
4.7(d)*	UAC Securitization Corporation Series 2004-A, Class A-1 Asset Backed Note
4.7(e)*	UAC Securitization Corporation Series 2004-A, Class A-2 Asset Backed Note
4.7(f)*	UAC Securitization Corporation Series 2004-B Asset Backed Note
4.7(g)*	UAC Securitization Corporation Series 2004-C Asset Backed Note
4.7(h)*	UAC Securitization Corporation Series 2005-A Asset Backed Note
4.7(i)*	UAC Securitization Corporation Series 2005-B Asset Backed Note
4.8(a)*	Amended Finance Agreement dated April 16, 2001, between Coastal Credit, LLC and Wells Fargo Financial Preferred Capital, Inc.
4.8(b)*	First Amendment to Finance Agreement dated March 22, 2004, between Coastal Credit, LLC and Wells Fargo Financial Preferred Capital, Inc.
4.9*	Regulation S-K, Item 601(b)(4)(iii) undertaking to furnish debt instruments to the Commission upon request
5.1*	Opinion of Barnes & Thornburg LLP (legality)
8.1	Opinion of KPMG LLP (tax matters) (included as Annex D to proxy statement/prospectus included in this registration statement)
8.2	Opinion of Barnes & Thornburg LLP (tax matters)

E-1

10.1	Warrant Issuance Agreement dated March 9, 2005, between registrant, Union Acceptance Corporation, Castle Creek Capital, L.L.C., Castle Creek Capital Partners Fund IIa, LP and Castle Creek Capital Partners Fund IIb, LP, as amended
10.2*	Memorandum of Understanding dated February 15, 2005, among registrant, Union Acceptance Corporation and the Plan Committee under Union Acceptance Corporation's Second Amended and Restated Plan of Reorganization
10.3*	Form of Tender Agreement for Restructured Senior Noteholders of Union Acceptance Corporation
10.4*	Form of Tender Agreement for Restructured Subordinated Noteholders of Union Acceptance Corporation
10.5*	Summary of arrangement between Union Acceptance Corporation and Castle Creek Capital, LLC
10.6*	Employment Agreement dated April 1, 1998, between Coastal Credit, LLC and William E. McKnight
10.7(a)*	Master Trust Account Agreement dated April 17, 2003 among Union Acceptance Corporation, UAC Securitization Corporation, Performance Securitization Corporation, Official Committee of Unsecured Creditors of Union Acceptance Corporation, MBIA Insurance Corporation, BNY Midwest Trust Company, The Bank of New York, Systems & Services Technologies, Inc., JPMorgan Chase Bank and Wilmington Trust Company
10.7(b)*	Amendment No. 1 to Master Trust Account Agreement dated October 7, 2003
10.7(c)*	Amendment No. 2 to Master Trust Account Agreement dated May 21, 2004
10.7(d)*	Amendment No. 3 to Master Trust Account Agreement dated August 1, 2004
10.8*	Servicing Transfer Agreement dated April 17, 2003, among Union Acceptance Corporation, UAC Securitization Corporation, Performance Securitization Corporation, Systems & Services Technologies, Inc., MBIA Insurance Corporation and the Official Committee of Unsecured Creditors of Union Acceptance Corporation
10.9*	Form of Incentive Stock Plan of registrant
10.10*	Letter Agreement between registrant and Martin J. Szumski dated April 8, 2005
21.1*	Subsidiaries of White River Capital, Inc.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of KPMG LLP
23.3*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)
24.1*	Power of Attorney
99.1(a)*	Consent to be named as director appointee (William E. McKnight)
99.1(b)*	Consent to be named as director appointee (John W. Rose)
99.4*	Form of Standby Purchase Agreement between registrant and each standby purchaser
99.5	Form of Subscription Agreement
99.6	Form of Instructions for Subscribing for Shares of registrant
99.7	Form of Letter to Dealers and Other Nominees
99.8	Form of Letter from Brokers or Other Nominees to Beneficial Owners of Common Stock
99.9	Form of Instructions by Beneficial Owners to Brokers or Other Nominees
99.10	Form of Notice of Guaranteed Delivery
99.11	Form of Letter to UAC Shareholders of Record to accompany proxy materials
99.12	Form of Letter to UAC Shareholders of Record to accompany subscription materials
99.13	Form of UAC Proxy Card

* Previously filed.

E-2